Reference Form – 2014 - BRF S.A.

Contents

1	Persons responsible for the form’s content	7
1.1	Declaration and Identification of the persons responsible	7
2	Independent Auditors	7
2.1/2.2	Identification and remuneration of the Auditors	7
2.3	Other significant information	8
3	Selected financial information	8
3.1	Financial information	8
3.2	Non-accounting measurements	8
3.3	Events subsequent to the last financial statements	10
3.4	Policy for use of the proceeds	11
3.5	Distribution of dividends and retained earnings	14
3.6	Dividends declared under retained earnings or reserves account	14
3.7	Level of debt	14
3.8	Liabilities according to type and maturity	14
3.9	Other significant information	14
4	Risk factors	15
4.1	Description of the risk factor	15
4.2	Comments on expected changes in exposure to risk factors	36
4.3	Significant and non-confidential legal, administrative and arbitration proceedings	36
4.4	Non-confidential legal, administrative and arbitration proceedings, the plaintiffs in which are administrators, ex-administrators, controllers, ex-controllers or investors	38
4.5	Significant confidential proceedings	38
4.6	Repetitive or related and non-confidential legal, administrative and arbitration proceedings which collectively are deemed significant	38

4.7	Other significant contingencies	41
4.8	Rules of the country of origin and of the country in which the securities are held in custody	41
5	Market risk
5.1	Description of the principal market risks	42
5.2	Description of the policy for management of market risks	62
5.3	Significant changes in the principal market risks	83
5.4	Other significant information	83
6	Issuer’s background
6.1/ 6.2/6.4	Constitution of the issuer, duration and date of registration with the CVM	83
6.3	Brief background information	83
6.5	Principal corporate events at the issuer, controlled or affiliated companies	87
6.6	Information of filing for bankruptcy based on a significant value or court or extra-court supervised recovery	92
6.7	Other significant information	92
7	Activities of the issuer
7.1	Description of the issuer’s and controlled companies’ activities	93
7.2	Information on operational segments	94
7.3	Information on products and services relative to the operational segments	99
7.4	Clients responsible for more than 10% of net operating revenue	114
7.5	Significant impacts of state regulation on the activities	114
7.6	Significant revenues generated overseas	115
7.7	Impact of foreign regulation on the activities	116
7.8	Significant long-term relations	116
7.9	Other significant information	120
8	Economic group
8.1	Description of the Economic Group	132
8.3	Restructuring operations	132
9	Significant assets	138
9.1	Significant non-current fixed assets - others	138

9.1	Significant non-current assets/ 9.1.a- Plant, property and equipment	138
9.1	Significant non-current assets/ 9.1.b- Patents, brands, licenses, concessions, franchises and transfer of technology agreements	139
9.1	Significant non-current assets/ 9.1.c – Corporate stakes	166
10	Directors’ comments
10.1	General financial and equity conditions	171
10.2	Operating and financial result	184
10.3	Relevant events which have occurred or are expected in the financial statements	217
10.4	Significant changes in accounting practices – Qualifications and emphases in the auditor’s opinion	218
10.5	Key accounting policies	219
10.6	Internal controls with respect to the preparation of the financial statements – Degree of efficiency and deficiency and current recommendations in the auditor’s report	230
10.7	Use of resources from distribution of public offerings and eventual deviations	230
10.8	Significant items not shown in the financial statements	231
10.9	Comments on items not shown in the financial statements	235
10.10	Business plan	238
10.11	Other factors with significant influence	242
11.	Forecasts
11.1	Disclosed forecasts and assumptions	242
11.2	Monitoring and changes to disclosed forecasts	246
12.	Meeting and management	249
12.1	Description of management structure	249
12.2	Rules, policies and practices relative to the general meetings	260
12.3	Dates and newspapers for publication of information required pursuant to Law 6.404/76	264
12.4	Rules, policies and practices with respect to the Board of Directors	265
12.5	Description of commitment clause for resolution of disputes through arbitration	266
12.6/8	Composition and professional experience of the management and fiscal council	267
12.7	Composition of the statutory committees and audit, financial and compensation committees	267
12.9	Experience of conjugal relations, common law marriage or family affinity up to 2 times removed in relation to members of management of the issuer, controlled and controlling companies	275

12.10	Relation of subordination, rendering of service or control between management and controlled and controlling companies and others	275
12.11	Agreements, including insurance policies, for payment or reimbursement of expenses borne by members of management	276
12.12	Other relevant information	276
13.	Compensation of members of the management
13.1	Description of the policy or practice of compensation including the non-executive directors	285
13.2	Total compensation of the board of directors, executive board and fiscal council	287
13.3	Variable compensation of the board of directors, executive board and fiscal council	289
13.4	Equities based compensation plan of the board of directors and executive board	291
13.5	Participation in shares, units and other convertible securities held by members of management and fiscal councilors- by corporate body	295
13.6	Equities based compensation of the board of directors and the executive board	296
13.7	Information on unexercised options held by the board of directors and by the executive board	297
13.8	Exercised options and shares delivered relative to equities-based compensation of the board of directors and the executive board	298
13.9	Information necessary for understanding data published in items 13.6 to 13.8 – Method for pricing the value of the shares and options	299
13.10	Information on pension plans granted to members of the board of directors and to the executive directors	301
13.11	Maximum, minimum and average individual compensation of the board of directors, the executive board and the fiscal council	302
13.12	Compensation or indemnification mechanisms for members of management in the event of removal from the retirement position	302
13.13	Percentage of total compensation held by management and members of the fiscal council who are parties related to the controllers	302
13.14	Compensation of the management and members of the fiscal council, grouped by corporate body, received for any reason other than for the post which they hold	303
13.15	Compensation of management and members of the fiscal council recognized in the result of controlling, either direct or indirect, of companies under common control and of companies controlled by the issuer.	303
13.16	Other significant information	303
14.	Human resources
14.1	Description of the human resources	303

14.2	Significant changes- Human resources	304
14.3	Description of employee compensation policy	304
14.4	Description of relations between the issuer and the labor unions	309
15.	Control
15.1/2	Shareholding position	306
15.3	Capital distribution	308
15.5	Shareholders’ agreement filed at the issuer’s head office or to which the controller is a party	308
15.6	Significant changes in the participations of members of the controlling group and the members of management of the issuer	308
15.7	Other significant information	310
16.	Transactions involving related parties
16.1	Description of the rules, policies and practices in relation to transactions with related parties	310
16.2	Information on transactions with related parties	311
16.3	Identification of the measures taken for handling conflicts of interest and statement of the strictly cumulative nature of the conditions agreed or of the appropriate compensatory payment	323
17.	Capital Stock
17.1	Information on capital stock	323
17.2	Increase in capital stock	323
17.3	Information on stock splits, reverse stock splits and stock dividends	324
17.4	Information on reductions in capital stock	324
18.	Securities
18.1	Share rights	324
18.2	Description of eventual statutory rules which limit the voting rights of significant shareholders or obliges them to hold a public offering	325
18.3	Description of exceptions and suspensive clauses relative to equity or political rights enshrined in the bylaws	331
18.4	Trading volume and highest and lowest prices of the traded securities	331
18.5	Description of other issued securities	333
18.6	Brazilian markets on which securities are eligible to trade	338
18.7	Information on class and type of security eligible to trade in overseas markets	338

18.8	Public offerings for distribution effected by the issuer or by third parties including controllers and affiliated and controlled companies relative to the issuer’s securities	339
18.9	Description of public offerings for acquisition made by the issuer with respect to shares issued by third parties	339
18.10	Other significant information	340
19.	Buyback/treasury plans
19.1	Information on plans for buyback of issuer’s shares	343
19.2	Movement of securities held as treasury stock	343
19.3	Information on securities held as treasury stock on the closing date of the last fiscal year	344

20.	Trading policy
20.1	Information on securities’ trading policy	344
20.2	Other significant information	345
21.	Disclosure policies
21.1	Description of internal norms, charters or procedures with respect to the disclosure of information	345
21.2	Description of the policy for disclosing a material act or fact and procedures for maintaining confidentiality of undisclosed material information	346
21.3	Members of management responsible for implementing, maintenance and supervision of the information disclosure policy	364
22.	Extraordinary business
22.1	Acquisition or sale of any significant asset which is not classified as a normal operation in the business of the issuer	364
22.2	Significant changes in the way the issuer’s businesses are conducted	364
22.3	Significant agreements signed by the issuer and its controlled companies not directly related to their operations	364
22.4	Other significant information	364

1.1.  Declaration and Identification of the persons responsible

Person in Charge of the Form’s Content:

Augusto Ribeiro Junior  -  CFO and Investor Relations Officer

Claudio Eugenio Stiller Galeazzi – Chief Executive Officer

The above qualified executive officers declare that:

a. they have reviewed the reference form;

b. all information contained in the form meets the provision in CVM Instruction 480, especially articles 14 and 19;

c. the information as a whole contained in the reference form is a true, precise and complete reflection of the economic-financial situation of the issuer and the risks inherent to its activities, and of the securities issued by it.

2. AUDITORS

2.1. As regards to the independent auditors

2.2. Report the total independent auditors' compensation for the last year, including the fees related to the audit services and those related to any other services rendered

Auditor CVM Code:

471-5

Auditor Corporate Denomination:

Ernst & Young  Terco Auditores Independentes S.S.

Auditor CNPJ:

61.366.936/0001-25

Service period:

04/03/2013 to 31/03/2014

Technical supervisor:

Antonio Humberto Barros dos Santos

CPF:

104.575.396-01

Address:

Avenue Presidente Juscelino Kubitschek nº 1830 – 8º floor – Itaim-BIbi, São Paulo, SP, Brazil, Zip Code 04543-470

Telephone 55 (11) 2573-3218, Fax 55 (11) 2571-3780, email humberto.b.santos@br.ey.com

Description of hired services:

Audit services, in order to issue an audit report according Brazilian and international audit rules to addressing the balance sheet, statements of income, statements of changes in shareholders’ equity, statements of cash flows and statements of value added.

Audit fees the amount R$4,380 thousand, represent the total aggregate fees billed and to billable by our independent auditors in connection with the audit of the Company’s annual consolidated financial statements and review of the Company’s quarterly financial information. Audit fees for the issuance of Bonds represent R$1,001 thousand. Fees related to tax compliance rules represent R$282 thousand.

2.3. Other material information

The Company’s Board of Directors has established pre-approval procedures for the engagement of its registered public accounting firm for audit and non audit services. Such services can only be hired if approved by the Board of Directors, and if the scope is in compliance with the restriction provided under applicable rules and they do not jeopardize the independence of our auditors.

3. SELECTED FINANCIAL INFORMATION

3.1. Accounting Information

                a. Shareholders’ Equity

                b. Total Assets

                c. Net Revenue

                d. Gross Result

                e. Net Result

                f. Number of Shares, except Treasury Shares

                g. Book Value per Share (R$)

                h. Net Result per Share (R$)

''	Reais	2013	2012	2011
a.	Shareholders' Equity	14,696,154,000.00	14,589,167,000.00	14,109,917,000.00
b.	Net Assets	32,374,569,000.00	30,765,486,000.00	29,983,456,000.00
c.	Net Revenue	30,521,246,000.00	28,517,383,000.00	25,706,238,000.00
d.	Gross Result	7,568,101,000.00	6,453,820,000.00	6,659,275,000.00
e.	Net Result	1,066,837,000.00	777,442,000.00	1,365,089,000.00
f.	Number of Shares, except Treasury Shares	870,687,739	870,073,911	869,453,804
g.	Book Value per share (R$)	16.878788	16.767733	16.228484
h.	Net Result per Share (R$)	1.225280835	0.893535584	1.57005

3.2. Non-Accounting Information:

a.      non-accounting measurements disclosed by the Company in the last fiscal year;

b.      reconciliations between the amounts disclosed and the amounts of the audited financial statements;

c.       explain the reason to believe that such measurement is more adequate for the proper understanding of its financial position and result of its operations.

Corporate Law - in millions of Brazilian Reais
2013	total
Net Income	1,062.4
(±) Income tax and social contribution	145.3
(±) Financial expenses, net	747.5
(+) Depreciation, amortization and deplention	1,176.1
= EBITDA	3,131.3
(±) Other operating income	505.0
(±) Equity Pick-Up	(13.3)
(±) Non-controlling shareholders	4.4
= Ajusted EBITDA	3,627.4

Corporate Law - in millions of Brazilian Reais
2012	total
Net Income	770.0
(±) Income tax and social contribution	(24.6)
(±) Financial expenses, net	570.6
(+) Depreciation, amortization and deplention	966.7
= EBITDA	2,282.6
(±) Other operating income	413.0
(±) Equity Pick-Up	(22.4)
(±) Non-controlling shareholders	7.4
= Ajusted EBITDA	2,680.6

EBITDA is defined as profit before financial income (expenses) net, income tax and social contribution, depreciation and amortization and other operation income, used as a performance measure by the Company. The Adjusted EBITDA is EBITDA plus other operating results, plus minority interest in income of subsidiaries, plus net income attributable to non-controlling interest.

The Company believes that EBITDA is practical form to measure its operational performance and allow and enable an effective comparison of reflections from different periods, as a measure of value.

3.3 - Events subsequent to the last financial statement

3.3. To identify and comment any subsequent event to the last financial statements of the fiscal year which were substantially changed

3.3.1 Acquisition of share equity of Federal Foods Limited (“Federal Foods”)

On January 16, 2013, the Company announced to market that had completed the acquisition of 49% of share equity of Federal Foods Limited (“Federal Foods”), a privately-held company headquartered in Abu Dhabi, in the United Arab Emirates (“EAU”), becoming the owner of 60% of the economic rights of that company, pursuant to a shareholders’ agreement between the parties at the time.

On February 17, 2014, the Company announced that signed a binding offer with Al Nowais Investments for, among with other provisions to acquire, through its subsidiary in Austria, additional economic rights of Federal Foods, in accordance with the limits stipulated by law and customary practice in the EAU, for a total amount of US$27,809. Nowais Investments will remain acting as the local partner of BRF in Federal Foods and others opportunities in the EAU.

Federal Foods is the food distribution leader in the EAU, covering a broad scope of clients from a retail, food service and wholesale. The Company has been the distributor of Sadia products in the EAU for over 20 years. On April 09, 2014, BRF announced the conclusion of this business at a final amount of USD 27,809. Nowais Investments will remain acting as the locaql partner of BRF in Federal Foods and other opportunities in the UAE.

3.3.2 Acquisition of share equity of Al Khan Foods LLC (“AKF”)

On February 19, 2013 the Company announced to market that signed a binding offer with the shareholders of Al Khan Foods LLC ("AKF"), its current products distributor in the Sultanate of Oman, to acquire corporate interest. If the conditions precedent provided are satisfied, the Company will acquire 40% of capital stock of the AKF, based on a total enterprise value of US$68,500.

Under the term of the offer, the Company will acquire the remaining interest of AKF between 36 and 90 months from the date of closing of the first acquisition, in accordance with the limits prescribed by law and customary practice in the Sultanate of Oman and depending of the future results of AKF.

AKF is the leader distributor of frozen foods in the Sultanate of Oman, covering a broad scope of clients from retail, food service and wholesale. AKF has been the main distributor of Sadia products in the Sultanate of Oman for 25 years, as a series of other brands and suppliers.

3.3.3 Assignment of obligation from Marfrig Alimentos S.A. ("Marfrig") to JBS S.A. ("JBS")

In October, 2013, JBS and Marfrig have announced through to the market, the completion of the sale by Marfrig business unit of Seara Brasil and Zenda to JBS throught a Agreement for Purchase and Sale of Equity Interests and Other Covenants Seara Brasil held equity interests, assets, rights and obligations related to the assets whose ownership was of BRF and which were transferred to Marfrig as disclosed in the a press release issued jointly by BRF and Marfrig on June 13, 2012, transferring to JBS the responsibility for the settlement of the liability assumed by Marfrig with the BRF.

3.4. Policy of Use of Proceeds for the last 3 fiscal years

        a. rules regarding retained earnings

According to the Company’s by-laws, section 30, “the net income for the year will be allocated successively as follows;

1) Five percent (5%) towards the establishment of the Legal Reserve, which shall not exceed twenty percent (20%) of the capital stock;

2) Twenty-five percent (25%) as a mandatory minimum dividend, as adjusted in accordance with Section 202 of Law No. 6,404/76, to be paid with respect to all shares of stock of the corporation;

3) Twenty percent (20%) towards the establishment of reserves for capital increase, which shall not exceed twenty percent (20%) of the capital stock;

4) up to 50% (fifty per cent) for the constitution of the reserve for expansion, this reserve not to exceed 80% (eighty per cent) of the Capital Stock, with the purpose of ensuring investments in fixed assets or increases in working capital, including through amortization of the Company’s debts, irrespective of retention of profit earmarked to the capital expenditures budget, and its balance being used, as may be the case, for: (i) absorbing losses whenever necessary; (ii) distribution of dividends at any time; (iii) operations of redemption, reimbursement or the authorized purchase of shares as permitted in the legislation; and (iv) for incorporation into the Capital Stock, including through new stock dividends.”

                b. rules regarding dividends distribution

For the 3 years ended from 2011 to 2013, the Company’s by-laws determined the distribution of a minimum dividend of 25% of the net income of the year for all Company’s’ shares, adjusted as specified in article 202 of Law No.6,404/76.

Our dividend policy has historically included the distribution of periodic dividends, based on quarterly balance sheets approved by our board of directors. When we pay dividends on an annual basis, they are declared at our annual shareholders’ meeting, which we are required by the Brazilian Corporation Law and our bylaws to hold by April 30 of each year. When we declare dividends, we are generally required to pay them within 60 days of declaring them unless the shareholders’ resolution establishes another payment date. In any event, if we declare dividends, we must pay them by the end of the fiscal year in which they are declared.

As permitted by the Brazilian Corporation Law, our bylaws specify that 25% of our adjusted net profits for each fiscal year must be distributed to shareholders as dividends or interest on shareholders’ equity. We refer to this amount as the mandatory distributable amount. Under the Brazilian Corporation Law, the amount by which the mandatory distributable amount exceeds the “realized” portion of net income for any particular year may be allocated to the unrealized income reserve, and the mandatory distribution may be limited to the “realized” portion of net income. The “realized” portion of net income is the amount by which our net income exceeds the sum of (1) our net positive results, if any, from the equity method of accounting for earnings and losses of our subsidiaries and certain associated companies, and (2) the profits, gains or income obtained on transactions maturing after the end of the following fiscal year. As amounts allocated to the unrealized income reserve are realized in subsequent years, such amounts must be added to the dividend payment relating to the year of realization.

While we are required under the Brazilian Corporation Law to pay a mandatory dividend each year, we may suspend the mandatory dividends if our administrative bodies report to our annual shareholders’ meeting that the distribution is incompatible with our financial condition. Our fiscal council, if in operation, must review any suspension of mandatory dividends recommended by our management. In such case, our management would be required to submit a report to the CVM setting forth the reasons for any suspension of dividends. Profits not distributed by virtue of such a suspension are allocated to a special reserve and, if not absorbed by any subsequent losses, are required to be distributed as dividends as soon as our financial condition permits their distribution.

                We are able to allocate mandatory dividends in the form of interest on shareholders’ equity, which is deductible when calculating our income tax and social contribution. We have done so in the past and expect to continue to do so in the foreseeable future.

We are required by the Brazilian Corporation Law and our bylaws to hold an annual Shareholders’ meeting no later than the fourth month following the end of each fiscal year at which, among other things, the shareholders must vote to declare an annual dividend. The annual dividend is calculated based on our audited financial statements prepared for the immediately preceding fiscal year.

Our bylaws do not require that we index the amount of any dividend payment to inflation.

                Since January 1, 2006, Brazilian companies are permitted to pay interest on shareholders’ equity and treat those payments as a deductible expense for purposes of calculating Brazilian income tax and social contribution tax. The amount of the deduction is limited to the greater of: (1) 50% of our net profits (after deduction of social contribution and before payment of any interest or any deduction for income taxes) relating to the period to which the payment is made; and (2) 50% of our accumulated profits. The payment of interest on shareholders’ equity is an alternative to the payment of mandatory dividends. The rate applied in calculating interest on shareholders’ equity cannot exceed the TJLP rate for the applicable period. The amount distributed to our shareholders as interest on shareholders’ equity, net of any income tax, may be included as part of the mandatory dividends. In accordance with applicable law, we are required to pay to shareholders an amount sufficient to ensure that the net amount they receive in respect of interest on shareholders’ equity, after payment of any applicable withholding tax plus the amount of declared dividends, is at least equivalent to the mandatory dividend amount.

                c. periodicity of dividend distribution

                Our board of directors may declare interim dividends or interest on shareholders’ equity based on realized profits reflected in semiannual financial statements. The board of directors may also declare dividends based on financial statements prepared for shorter periods, but they cannot exceed the amount of capital reserves. Any payment of interim dividends may be set off against the amount of mandatory dividends relating to the net profits earned in the year in which the interim dividends were paid.

                d. any restrictions on dividend distribution imposed by law or regulation applicable to the issuer, as well as contracts, court decisions, administrative or arbitral

There are no restrictions on our ability to distribute dividends that have been lawfully declared under Brazilian law. However, as with other types of remittances from Brazil, the Brazilian government may impose temporary restrictions on remittances to foreign investors of the proceeds of their investments in Brazil, as it did for approximately nine months in 1989 and early 1990, and on the conversion of Brazilian currency into foreign currencies, which could hinder or prevent the depositary from converting dividends into U.S. dollars and remitting these U.S. dollars abroad.

Prescription

Our shareholders have three years to claim dividend distributions made with respect to their shares, from the date that we distribute the dividends to our shareholders, after which any unclaimed dividend distributions legally revert to us. We are not required to adjust the amount of any distributions for inflation that occurs during the period from the date of declaration to the payment date.

3.5. Adjusted net income, payments of dividends and profit retentions

(Reais)	Fiscal Year 12/31/2013		Fiscal Year 12/31/2012		Fiscal Year 12/31/2011
Adjusted Net Income	1,062,430,000.00		770,002,000.00		1,367,409,109.01
Dividends paid in relation to adjusted net income	68.147438		35.681726		46.228594
Return on equity	4.967185		1.947212		4.635597
Interest on Shareholders Equity distributed	724,018,821.80		274,750,000.00		632,134,000.00
Dividends	-		45,300,000.00			-
Retained Net Income	338,411,178.20		495,252,000.00		735,275,109.01
Approval date	3/4/2013		4/9/2013		4/24/2012

	Amount	Dividend Payment	Amount	Dividend Payment	Amount	Dividend Payment
Interest on Shareholders Equity	359,000,000.00	8/15/2013	100,000,000.00	08/15/2012	292,343,997.00	08/29/2011
Interest on Shareholders Equity	365,018,821.80	2/14/2014	174,750,000.00	02/15/2013	339,790,000.00	02/15/2012
Dividends	-		45,300,000.00	04/30/2013	-

3.6. Dividends declared under retained earnings account and reserves accrued in prior fiscal years

In the year ended December 31, 2013, 2012 and 2011, dividends were distributed as interests on shareholders’ equity were entirely derived from profit generated in the year.

3.7. Level of debt

Year	Amount of Debt (million Reais)	Index type	Indebtedness Level	Description
2013	10,538	Debt Index	1.20290000

3.8. Liabilities according to the type and maturity

Year (thousand Reais)	2013
Type of Guarantee	Up to 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Secured Guarantee	293,658	575,388	275,773	133,535	1,278,354
Unsecured Guarantee	2,402,936	61,704	1,871,609	4,566,588	8,902,837
Total	2,696,594	637,092	2,147,382	4,700,123	10,181,191

3.9. Other material information

3.9. To provide other information which the issuer considers relevant

The total amount of debt under Item 3.7 is presented in millions of Brazilian Reais.

The financial statements for the year ended December 31, 2010 are the first statements prepared in accordance with the complete set of technical pronouncements, interpretations and guidelines issued by the Accounting Pronouncement Committee (CPC), are totally in convergence with international accounting standards “IFRS" issued by the International Accounting Standards Board “IASB”.

4.1 - Risk Factors

Risks Relating to Our Business and Industry

Our results of operations are subject to cyclicality and volatility affecting both our raw material prices and our selling prices.

Our business is largely dependent on the cost and supply of corn, soy meal, soybeans, hogs, cattle, milk and other raw materials, as well as the selling prices of our poultry, pork, beef and dairy products, all of which are determined by constantly changing market forces of supply and demand, which may fluctuate significantly, and other factors over which we have little or no control.

These other factors include, among others, fluctuations in local and global poultry, hog, cattle and milk production levels, environmental and conservation regulations, economic conditions, weather, animal and crop diseases, cost of international freight and exchange rate fluctuations, a particular concern given the recent significant depreciation of the Brazilian real  against the U.S. dollar.  Our industry, both in Brazil and abroad, is also characterized by cyclical periods of higher prices and profitability, followed by overproduction, leading to periods of lower prices and profitability. We are not able to mitigate these risks by entering into long-term contracts with our customers and most of suppliers because such contracts are not customary in our industry. Our financial performance is also affected by domestic and international freight costs, which are vulnerable to volatility in the price of oil.  We may not be successful in addressing the effects of cyclicality and volatility on costs and expenses or the pricing of our products, and our overall financial performance may be adversely affected. Natural disasters, pandemics or extreme weather, including floods, excessive cold or heat, hurricanes or other storms, as well as fires, such as a recent one we experienced at our plant in Toledo that required the temporary re-allocation of plant functions to other facilities, could impair the health or growth of livestock or interfere with our operations due to power outages, damage to our production and processing facilities or disruption in transportation channels or information systems, among other issues.

Our industry, both in Brazil and abroad, is also characterized by cyclical periods of higher prices and profitability, followed by overproduction, leading to periods of lower prices and profitability.  We are not able to mitigate these risks by entering into long-term contracts with our customers and most of suppliers because such contracts are not customary in our industry.  In 2013, the average corn price in Brazil was 11.2% lower than the average corn price in 2012, and prices were considerably lower throughout the year.  For example, corn prices in December 2013 were 23.8% lower than in December 2012.  In 2013, the average soybean meal price in Brazil was 3.7% higher than the average price in 2012, and comparing December 2012 to December 2013, soybean meal prices in Brazil were up by 10.6%.  The effect of decreases or increases in the price of raw materials on our gross margin is greater for our products that are similar to commodities in nature, rather than our value-added products. They are also affected by political and market conditions in the regions where suppliers are located.

Health risks related to the food industry could adversely affect our ability to sell our products.

We are subject to risks affecting the food industry generally, including risks posed by contamination or food spoilage, evolving nutritional and health-related concerns, consumer product liability claims, product tampering, the possible unavailability and expense of liability insurance and the potential cost and disruption of a product recall.  Among such risks are those related to raising animals, including disease and adverse weather conditions.  Meat is subject to contamination during processing and distribution.  Contamination during processing could affect a large number of our products and therefore could have a significant impact on our operations.

Our sales are dependent on consumer preferences and any actual or perceived health risks associated with our products, including any adverse publicity concerning these risks, could cause customers to lose confidence in the safety and quality of our products, reducing the level of consumption of those products.

Even if our own products are not affected by contamination, our industry may face adverse publicity if the products of other producers become contaminated, which could result in reduced consumer demand for our products in the affected category.  We maintain systems designed to monitor food safety risks throughout all stages of the production process (including the production of poultry, hogs, cattle and dairy products) but any product contamination could have a material adverse impact on our business, results of operations, financial condition and prospects.

Recent and future acquisitions may divert management resources or prove to be disruptive to our company.

We regularly review and pursue opportunities for strategic growth through acquisitions and other business ventures. We have completed several acquisitions in recent years, as described under “Item 4. Information on the Company—A. History and Development of the Company.” Acquisitions, especially involving sizeable enterprises, may present financial, managerial and operational challenges, including diversion of management attention from existing businesses, difficulty with integrating personnel and financial and other systems, increased compensation expenses for newly hired employees, assumption of unknown liabilities and potential disputes with the sellers. We could also experience financial or other challenges if any of the businesses that we have acquired or may acquire in the future give rise to liabilities or problems of which we are not aware. Acquisitions outside of Brazil may present additional difficulties, such as compliance with foreign legal and regulatory systems and integration of personnel to different managerial practices and would increase our exposure to risks associated with international operations.

In recent years, the size of our acquisitions has increased, which has increased the magnitude of the challenges described above. In 2009, we completed our business combination with Sadia, which was approved by the CADE in 2011. Since the Sadia transaction, we have continued to grow through acquisitions, in line with our strategy to increase the internationalization of the company. In 2011, we acquired two Argentine companies, Avex, a poultry producer, and Flora Dánica, a margarine producer and distributor, for R$188.3 million, and we acquired the remaining one-third of Avex in December 2012. In September 2011, we announced that we had exercised an option to purchase the industrial unit of Coopercampos located in the city of Campos Novos in the State of Santa Catarina, and we have invested a total amount of R$154.5 million in this project. In November 2011, we also acquired a Brazilian company named HeloÃsa Indústria e Comércio de Produtos Lácteos Ltda. for cash consideration of R$55.0 million (and total consideration, including assumption of indebtedness, of R$122.5 million), as a part of our strategy to increase our operations in the dairy business.  In June 2012, we acquired a 90.05% interest in Quickfood, an Argentine company, as part of our transaction with Marfrig.  We also acquired a 49% stake in Federal Foods Limited, a company headquartered in Abu Dhabi, United Arab Emirates, in January 2013 for U.S.$37.1 million.  We may not realize the benefits of the acquisitions we undertake, in the timeframe we anticipate or at all, because of integration or other challenges.

In addition, on May 7, 2013, BRF undertook to sell and JBS undertook to acquire the Ana Rech Industrial Unit located in the state of Rio Grande do Sul (pork processing plant and poultry farms), the biological assets (live animals) and the real estate located at Granja André da Rocha, in the municipality of Nova Prata, in the state of Rio Grande do Sul.

On November 1, 2013, BRF and Minerva S.A. entered into an investment agreement that lays out the terms and conditions of an operation through which BRF will allocate its beef slaughtering plants in Várzea Grande and Mirassol, as well as the BRF employees involved in these activities, to a closed capital company that will be incorporated within Minerva, in return for equity in Minerva. Closing is subject to unconditional approval by CADE.

We may be unable to realize synergies and efficiency gains from our recent acquisitions. In addition, we may be unable to identify, negotiate or finance future acquisitions, particularly as part of our international growth strategy and BRF 17 guidelines, successfully or at favorable valuations, or to effectively integrate these acquisitions with our current businesses. Any future acquisitions of businesses, technologies, services or products might require us to obtain additional equity or debt financing, which may not be available on favorable terms, or at all. Future acquisitions may results in unforeseen operating difficulties and expenditures, as well as strain on our organizational culture.

We may not be able to fully execute our business strategy.

Our ability to implement our business strategy depends on a number of factors, including our ability to:

·        Maximize operating efficiencies through economies of scale and synergies;

·        Identify and negotiate favorable terms for future acquisitions, joint ventures and divestitures;

·        Continue to expand and gain market share in new export markets; and

·        Implement our BRF 17 business strategy.

Our BRF 17 Strategic Plan is an important pillar of our growth strategy. It is guided by eleven key principles, demonstrating the cycle change and guiding our strategic planning. These include building a strong and unique culture, an orientation towards customers and clients, robust and flexible medium-term value chain planning, and ensuring service levels are a true element of differentiation from competitors, among others.

Deterioration of general economic conditions could negatively impact our business.

Our business may be adversely affected by changes in Brazilian and global economic conditions such as the recent global economic crisis, which resulted in increased volatility in our markets and contributed to net losses in the fourth quarter of 2008 and in the first half of 2009. Although Brazilian and global economic conditions generally improved in 2010, the European sovereign debt crisis led to a significant slowdown in economic activity in Europe in 2011, increasing unemployment rates and decreasing meat consumption.  After the challenging scenario in 2012, when exports of Brazilian chicken to Europe and certain areas of the Middle East continued to decline and oversupply in certain other markets undermined our profitability, we say gradual recovery on these issues in 2013, especially in markets such as Japan and the Middle East. Because of the global nature of our business, we remain subject to the risk of economic volatility worldwide, and economic and political disruptions around the world can have a material adverse effect on our business and results of operations.

Raising animals and meat processing involve animal health and disease control risks, which could have an adverse impact on our results of operations and financial condition.

Our operations involve raising poultry and hogs and processing meat from poultry, hogs and cattle, as well as the purchase of milk and the sale of milk and dairy products, which require us to maintain animal health and control disease.  We could be required to destroy animals or suspend the sale of some of our products to customers in Brazil and abroad in the event of an outbreak of disease affecting animals, such as the following: (1) in the case of poultry, avian influenza  and Newcastle disease; (2) in the case of hogs, cattle and certain other animals, foot-and-mouth disease and A(H1N1) influenza (discussed below); and (3) in the case of cattle, foot-and-mouth disease and bovine spongiform encephalopathy, or “BSE,” known as “mad cow disease.” Destruction of poultry, hogs or other animals would preclude recovery of costs incurred in raising or purchasing these animals and result in additional expense for the disposal of such animals. An outbreak of foot-and-mouth disease could have an effect on livestock we own, the availability of livestock for purchase, consumer perception of certain protein products or our ability to access certain markets, which would adversely impact our results of operations and financial condition. In addition, although Brazilian cattle is generally grass-fed and at less risk of contracting mad cow disease than cattle raised in some other countries, increases in Brazilian cattle production could lead to the use of cattle feed containing animal byproducts that could heighten the risk of an outbreak of mad cow disease.

Outbreaks, or fears of outbreaks, of any of these or other animal diseases may lead to cancellation of orders by our customers and, particularly if the disease has the potential to affect humans, create adverse publicity that may have a material adverse effect on consumer demand for our products.  Moreover, outbreaks of animal disease in Brazil may result in foreign governmental action to close export markets to some or all of our products, which may result in the destruction of some or all of these animals. Our poultry business in Brazilian and export markets could also be negatively affected by avian influenza.

Chicken and other birds in some countries, particularly in Asia but also in Europe and Africa, have become infected by highly pathogenic avian influenza (the H5N1 virus).  In a small number of cases, the avian influenza has been transmitted from birds to humans, resulting in illness and, on occasion, death.  Accordingly, health authorities in many countries have taken steps to prevent outbreaks of this viral disease, including destruction of afflicted poultry flocks.

Since 2003, there have been over 648 confirmed human cases of avian influenza and over 384 deaths, according to the World Health Organization, or “WHO,” and the Food and Agriculture Organization, or “FAO.” Various countries in Asia, the Middle East and Africa reported human cases in the past five years, and several countries in Europe reported cases of avian influenza in birds.  More recently, between March 31, 2013 and May 2, 2013, there have been at least 128 laboratory-confirmed cases of human infection with avian influenza A (H7N9), a variation of the avian influenza virus, including 26 deaths in China and Taiwan, according to the WHO. In addition, in Mexico the H7N3 virus has caused serious damage to the local poultry industry. From January to August 2013, OIE reported 64 outbreaks, with 695.6 thousand cases of bird infections and 550.3 thousand deaths in the country. See “Item 4: Information on the Company—Business Overview—Export Markets” for further details.

To date, Brazil has not had a documented case of avian influenza, although there are concerns that an outbreak of avian influenza may occur in the country in the future.  Any outbreak of avian influenza in Brazil could lead to required destruction of our poultry flocks, which would result in decreased sales of poultry by us, prevent recovery of costs incurred in raising or purchasing such poultry, and result in additional expense for the disposal of destroyed poultry.  In addition, any outbreak of avian influenza in Brazil would likely lead to immediate restrictions on the export of some of our products to key export markets.  Preventive actions adopted by Brazilian authorities, if any, may not be effective in precluding the spread of avian influenza within Brazil.

Whether or not an outbreak of avian influenza occurs in Brazil, further outbreaks of avian influenza anywhere in the world could have a negative impact on the consumption of poultry in our key export markets or in Brazil, and a significant outbreak would negatively affect our net sales and overall financial performance.  Any outbreak could lead to the imposition of costly preventive controls on poultry imports in our export markets.  Accordingly, any spread of avian influenza, or increasing concerns about this disease, may have a material and adverse effect on our company.

We may also be subject from time to time to additional outbreaks of animal-related diseases, such as Pork and Epidemic Diarrhea (PED) and foot-and-mouth disease affecting cattle.

More stringent trade barriers in key export markets may negatively affect our results of operations.

Because of the growing market share of Brazilian poultry, pork and beef products in the international markets, Brazilian exporters are increasingly being affected by measures taken by importing countries to protect local producers.  The competitiveness of Brazilian companies has led certain countries to establish trade barriers to limit the access of Brazilian companies to their markets.  Trade barriers can consist of both tariffs and non-tariff barriers.  In our industry, non-tariff barriers are a particular concern, especially sanitary and technical restrictions.

Moreover, the recent global crisis has led to a rise in protectionist measures around the world, as national governments have attempted to alleviate the pressures of global economic conditions on their citizens and local producers.

Some countries, such as Russia, have a history of erecting trade barriers to imports of food products.  In 2007, Russia reopened its market to Brazilian pork and beef from certain states, after having imposed restrictions in 2006. Again in June 2011, Russia imposed restrictions on imports of Brazilian poultry, pork and beef from about 100 producing units due to alleged sanitary concerns, including a complete ban on imports from the states of Rio Grande do Sul, Santa Catarina and Mato Grosso. There has been some progress toward the reopening of these units, but nothing has been agreed upon yet, despite several meetings between technical bodies from the two governments. Up to November 2013, 5 of our 20 pork producing units were authorized to export, 22 of our 56 bovine meat units were authorized to export, and 8 out of 38 of our poultry units were approved to export, one of which under enhanced control.

We have been affected by trade barriers imposed by a number of other countries from time to time.  In June 2011, South Africa initiated an anti-dumping investigation against Brazilian chicken.  In a preliminary determination, the South African government imposed substantial tariffs on these products (62.9% on whole chicken and 46.5% on boneless cuts), which temporarily interrupted Brazilian exports. The final resolution of the investigation, announced in December 2012 in favor of Brazil, with no application of anti-dumping penalties.

In March 2009, Ukraine initiated an anti-dumping investigation on imports of poultry meat originating in the U.S. and Brazil. In 2010, the investigation on Brazilian exports was halted when no evidence of dumping was found.

In Europe, another of our key markets, the European Union has adopted a quota system for certain chicken products and prohibitive tariffs for certain products that do not have quotas in order to mitigate the effects of Brazil’s lower production costs on local producers over European producers.  In addition, the European Union has a ban on certain types of Brazilian meat, including pork, fresh cuts and some premium cuts of frozen beef backs.

In addition, between late 2012 and early 2013, several countries (including Japan, South Africa, China, Saudi Arabia, Peru, Lebanon and others) suspended Brazilian bovine imports after a possible case of Bovine Spongiform Encephalopathy, or “BSE,” in the state of Paraná was reported. Throughout 2013, some countries have resumed imports from Brazil, but most embargoes remain.

In addition, many developed countries use direct and indirect subsidies to enhance the competitiveness of their producers in other markets. In addition, local producers in some markets may exert political pressure on their governments to prevent foreign producers from exporting to their market, particularly during unfavorable economic conditions. Any of the above restrictions could substantially affect our export volumes and, consequently, our export sales and financial performance. If new trade barriers arise in our key export markets, we may face difficulties in reallocating our products to other markets on favorable terms, and our business, financial condition and results of operations might be adversely affected.

We face significant competition from Brazilian and foreign producers, which could adversely affect our financial performance.

We face strong competition from other Brazilian producers in our domestic market and from Brazilian and foreign producers in our export markets.  The Brazilian market for whole poultry, poultry cuts and pork cuts is highly fragmented.  Small producers can also be important competitors, some of which operate in the informal economy and are able to offer lower prices by meeting lower quality standards. Competition from small producers is a primary reason why we sell most of our frozen (in natura) meat products in the export markets and is a barrier to expanding our sales of those products in the domestic market.  With respect to exports, we compete with other large, vertically integrated Brazilian producers that have the ability to produce quality products at low cost, as well as with foreign producers.

In addition, the potential growth of the Brazilian domestic market for processed food, poultry, pork and beef and Brazil’s low production costs are attractive to international competitors.  Although the main barrier to these companies has been the need to build a comprehensive distribution network and a network of outgrowers, international competitors with significant resources could undertake to build these networks or acquire and expand existing networks.

In the Brazilian dairy products markets, our main competitors are Nestlé Brasil Ltda., Danone Ltda., LBR (Lácteos Brasil S.A.) and Vigor Alimentos S.A., an affiliate of JBS S.A.  To varying degrees, our competitors may have strengths in specific product lines and regions as well as greater financial resources. In addition, our poultry and pork cuts, in particular, are highly price-competitive and sensitive to product substitution. Even if we remain a low-cost producer, customers may seek to diversify their sources of supply by purchasing a portion of the products they need from producers in other countries, as some of our customers in key export markets have begun to do. We expect that we will continue to face strong competition in all of our markets and anticipate that existing or new competitors may broaden their product lines and extend their geographic scope. Any failure by us to respond to product, pricing and other moves by competitors may negatively affect our financial performance.

Our export sales are subject to a broad range of risks associated with international operations.

Export sales account for a significant portion of our net sales, representing 40.0% in 2011, 41.6% in 2012, and 43.8% in 2013 . Our major export markets include the European Union, the Middle East (particularly Saudi Arabia) and the Far East (particularly Japan, China, Russia and Ukraine), where we are subject to many of the same risks described below in relation to Brazil. Our future financial performance will depend, to a significant extent, on economic, political and social conditions in our main export markets.

Our future ability to conduct business in our export markets could be adversely affected by factors beyond our control, such as the following:

·  exchange rate fluctuations;

·  deterioration in international economic conditions;

·  political risks, such as turmoil in the Middle East and North Africa, government policies in Argentina and political instability in Venezuela, particularly since the election of the most recent President, Nicolás Maduro;

·  decreases in demand, particularly from large markets such as China;

·  imposition of increased tariffs, anti-dumping duties or other trade barriers;

·  strikes or other events affecting ports and other transport facilities;

·  compliance with differing foreign legal and regulatory regimes; and

·  sabotage affecting our products.

We are parties to a 50-50 joint venture in China, and we may decide to enter into other joint ventures in the future. To the extent we operate internationally through joint ventures, we will be subject to the risks inherent in joint venture structures, including the risk of disagreements with our joint venture partners, limitations on our ability to manage our business independently under the terms of the applicable joint venture agreements and the risk or encountering difficulty in exiting from joint venture arrangements if we wish to do so.

The market dynamics of our important export markets can change quickly and unpredictably due to these factors, the imposition of trade barriers of the type described above and other factors, which together can significantly affect our export volumes, selling prices and results of operations.

Our export sales are highly dependent on conditions at a small number of ports in southern Brazil. We export our products primarily through ports in southern Brazil (Paraná, Santa Catarina and Rio Grande do Sul). We have been affected from time to time by strikes of port employees or customs agents, sanitary inspection agents and other government agents at the Brazilian ports from which we export our products. For example, in the third quarter of 2007 and in March 2008, Brazilian federal government sanitary inspectors went on strike for approximately one month. In August 2011, a strike at the ItajaÃ port affected exports for approximately two months. More recently, in the middle of 2012, a strike of Brazilian Sanitary Inspection Agency (Agência Nacional de Vigilância Sanitária, or Anvisa) and a nationwide strike of truckers also hampered our export operations. A widespread or protracted strike in the future could adversely affect our business and our results of operations.  In 2012, we had new strikes from Anvisa and employees of the federal government.

In addition, in the fourth quarter of 2008, flooding and damage at the ports of ItajaÃ and Navegantes damaged port infrastructure and required us to divert all our exports in the region of Santa Catarina to three other ports: Rio Grande in the State of Rio Grande do Sul, Paranaguá and São Francisco. These events resulted in reduced shipment levels in November 2008 and led to delays in exports that adversely affected our export revenues for the fourth quarter of 2008.  Any similar events in the future affecting the infrastructure necessary for the export of our products could adversely affect our revenues and our results of operations.

Our ability to complete construction of a new plant in the Middle East is subject to uncertainties, and our ability to expand our capacity in this region may be limited.

Two important components of our strategy involve strengthening our global distribution network and further developing our international customer base. In line with that strategy, in 2012 we began construction of a new plant in Abu Dhabi in the United Arab Emirates in the Middle East, the first time we have undertaken a construction project in the Middle East. In addition to being subject to the general risks of international operations described above under “— Our export sales are subject to a broad range of risks associated with international operations,” we are now subject to the specific risks associated with undertaking a major construction project in a region where our activities to date have been limited to sales, marketing and distribution. The production and distribution capacity we hope to achieve through the project could be limited, in each case for a variety of reasons, including (1) governmental inertia, (2) geopolitical risk, (3) potentially stringent localization requirements, (4) imposition of exchange or price controls, (5) impositions of restrictions on exports of our products or imports of raw materials necessary for our production and the construction of our plant, (6) fluctuation of local currencies against the real, (7) nationalization of our property, increase in export tax and income tax rates for our products, and (8) unilateral (governmental) institutional and contractual changes, including controls on investments and limitations on new projects. Due to the expectation of conclusion of this Project and begining of the plant’s operations in the third quarter 2014, these risks will be partially reduced.

As a result of these factors, the results of operations and financial conditions of our operations in the Middle East may be adversely affected, and we may experience in the future significant variability in our revenue on both an annual and a quarterly basis from those operations. The impact of these changes on our ability to deliver on our planned projects and execute our strategy cannot be ascertained with any degree of certainty, and these changes may, therefore, have an adverse effect on our operations and financial results.

Political and economic risks in Argentina could limit the profitability of our operations and our ability to execute our strategy in that country.

We have nine production facilities in Argentina, and we view growth of our business in Argentina as an important component of our strategy in South America.  In the fourth quarter of 2011, we acquired two Argentine companies, Avex and Flora Dánica, demonstrating our commitment to expanding in Argentina.  In June 2012, as part of our  transaction with Marfrig, we acquired 90.05% of Quickfood, a leading Argentine processor and packager of meat, especially in the hamburger market with the brand Paty.  We estimate that our integrated operations in the Argentine market represent over R$1 billion of sales per year.  However, executing our strategy in Argentina is subject to significant political and economic risks.  Political and economic conditions have been volatile in that country for more than a decade.  An economic crisis in 2001-2002 resulted in significant economic contraction and political and social unrest, as well as a sovereign debt default and a significant currency devaluation and subsequent inflation.  After a period of recovery and growth in the following years, Argentina suffered an economic decline in 2009, in part because of global conditions.  Economic uncertainty, inflation and other factors could lead to lower real salaries, lower consumption and unemployment, which could have an adverse effect on demand for our products.  In addition, Argentine government policies may adversely affect our ability to realize a return on our investment in Argentina.  For example, the government has imposed restrictions on the conversion of Argentine currency into foreign currencies and on the remittance to foreign investors of proceeds of their investments in Argentina.  In April 2012, the Argentine government’s effective nationalization of YPF S.A., Argentina’s leading energy company, led to a dramatic decline in the prices of Argentine securities and great concern among international investors.  Argentine government intervention, investor reactions and economic uncertainty in Argentina could adversely affect the profitability of our operations and our ability to execute our strategy in that country.

Increased regulation of food safety could increase our costs and adversely affect our results of operations.

Our manufacturing facilities and products are subject to regular Brazilian federal, state and local, as well as foreign, governmental inspections and extensive regulation in the food safety area, including governmental food processing controls. Changes in government regulations relating to food safety could require us to make additional investments or incur other costs to meet the necessary specifications for our products. Our products are often inspected by foreign food safety officials, and any failure to pass those inspections can result in our being required to return all or part of a shipment to Brazil, destroy all or part of a shipment or incur costs because of delays in delivering products to our customers. Any tightening of food safety regulations could result in increased costs and could have an adverse effect on our business and results of operations.

Our performance depends on favorable labor relations with our employees and our compliance with labor laws. Any deterioration of those relations or increase in labor costs could adversely affect our business.

As of December 31, 2013, we had a total of 110,138 employees worldwide. All of our production employees are represented by labor unions. Upon the expiration of existing collective bargaining agreements or other collective labor agreements, we may not reach new agreements without union action and any such agreements may not be on terms satisfactory to us, which could result in us paying higher wages or benefits to union workers. If we are unable to negotiate acceptable union agreements, we may become subject to work stoppages or strikes.

Labor costs is one of our most significant expenditures. In 2013, they represented 15.0% of our cost of goods sold, representing an increase of 4.2% compared to 2012.

Environmental laws and regulations require increasing expenditures for compliance.

We, like other Brazilian food producers, are subject to extensive Brazilian federal, state and local environmental laws, regulations, authorizations and licenses concerning, among other things, the handling and disposal of waste, discharges of pollutants into the air, water and soil, and clean-up of contamination, all of which affect our business. Any failure to comply with these laws and regulations or any lack of authorizations or licenses could result in administrative and criminal penalties, such as fines, cancellation of authorizations or revocation of licenses, in addition to negative publicity and civil liability for remediation or for environmental damage. We cannot operate a plant if the required environmental permit is not valid or updated.

We have incurred, and will continue to incur, capital and operating expenditures to comply with these laws and regulations. Because of the possibility of unanticipated regulatory measures or other developments, particularly as environmental laws become more stringent in Brazil, the amount and timing of future expenditures required to maintain compliance could increase from current levels and could adversely affect the availability of funds for capital expenditures and other purposes. Compliance with existing or new environmental laws and regulations, as well as obligations in agreements with public entities, could result in increased costs and expenses.

Our plants are subject to environmental licensing, based on their pollution potential and usage of natural resources. If, for example, one of our plants is built or expanded without an environmental license or if our environmental licenses expire, are not renewed or have their solicitation of renewal dismissed by the competent environmental authority, we may incur fines ranging between R$500 to R$10 million and other administrative penalties, suspension of operations or closing of the facilities in question. Those same penalties may also be applicable in the case of failure to fulfill the conditions of validity foreseen in the environmental licenses already held by us. Currently, some of our environmental licenses are being renewed, and we cannot guarantee that environmental agencies will approve our renewal requests within the required legal period.

Unfavorable outcomes in legal proceedings may reduce our liquidity and negatively affect us.

We are defendants in civil, labor and tax proceedings and are also subject to consent agreements (Termo de Ajustamento de Conduta). Under IFRS, we classify the risk of adverse results in these proceedings as “remote,” “possible” or “probable.” We disclose the aggregate amounts of these proceedings that we have judged possible or probable, to the extent the amounts are known or reasonably estimable, and we record provisions only for losses that we consider probable. These disclosures for 2013 are included in “Item 8. Financial Information—Legal Proceedings” and Note 25 to our consolidated financial statements. We may face risks arising from tax liabilities and the monetization of tax credits, which can negatively impact our results.

We are not required to disclose or record provisions for proceedings in which our management judges the risk of loss to be remote. However, the amounts involved in certain of the proceedings in which we believe our risk of loss is remote are substantial, and the losses to us could be significantly higher than the amounts for which we have recorded provisions.  Even for the amounts recorded as provisions for probable losses, a judgment against us would have an effect on our cash flow if we were required to pay those amounts.  Unfavorable decisions in our legal proceedings may, therefore, reduce our liquidity and adversely affect our business, financial condition and results of operations.

As of December 31, 2013, we had R$48.2 million in provisions for civil contingencies, R$141.5 million in provisions for tax contingencies and R$276.1 million in provisions for labor contingencies. See note 25 to our consolidated financial statements.

We cannot assure you that we will obtain favorable decisions in these proceedings or that our reserves will be sufficient to cover potential liabilities resulting from unfavorable decisions. In the ordinary course of business, we outsource labor to third parties.  See “Item 4. Information on the Company—B. Business Overview—Production Process.”  If it were to become necessary to revisit this contractual structure, we could incur additional operating expenses.

With regard to tax contingencies, we are currently defendants in tax cases that involves tax credit offsets. These cases have not yet reached a final ruling by the Brazilian courts. We expect the collection of evidence and materials for each lawsuit to take several years.

We depend on members of our senior management and on our ability to recruit and retain qualified professionals to implement our strategy.

We depend on members of our senior management and other qualified professionals to implement our business strategies. Efforts to recruit and retain professionals may result in significant additional expenses, which could adversely affect us. In addition, the loss of key professionals may adversely affect our ability to implement our strategy, as well as the expenses associated to this losses can impact our results.

We rely on our positive image and reputation in the marketplace.

BRF has a strong image related to solid corporate governance and is reviewed as aligned with values â€‹â€‹such as trust, ethics and transparency, which we wish to maintain. We have a clear image and reputation risk policy that supports all business segments and its commercial standards cover internal and external market relations. In cases of bad publicity or acts that may negatively affect our image, we have put a Crisis Committee in place to work with BRF stakeholders. Any negative reflection on our image or the strength of our brand could have a negative impact on our results of operations, as well as our ability to achieve our growth strategy.

Damages not covered by our insurance might result in losses for us, which could have an adverse effect on our business.

As is typical in our business, our plants, distribution centers, vehicles and our directors and officers, among others, are insured. However, certain kinds of losses cannot be insured against, and our insurance policies are subject to liability limits and exclusions. If an event that cannot be insured occurs, or the damages are higher than our policy limits, we may incur significant costs. In addition, we could be required to pay indemnification to parties affected by such an event.

In addition, even where we incur losses that are ultimately covered by insurance, we may incur additional expenses to mitigate the loss, such as shifting production to another facility. These costs may not be fully covered by our insurance. For example, in 2011, fires affected a part of the installations of our Nova Mutum, Mato Grosso unit and part of the installations of our BrasÃlia unit. Although the facilities are covered by fire insurance and the units’ production was temporarily absorbed by other BRF plants, we cannot assure you that all of our direct and indirect costs will be covered by our insurance. Any similar event at other facilities in the future could adversely affect our revenues, expenses and our business.

Risks Relating to Our Indebtedness

We have substantial indebtedness, especially since our business combination with Sadia, and our leverage could negatively affect our ability to refinance our indebtedness and grow our business.

At December 31, 2013, our total consolidated debt (comprised of short-term and long-term debt) was R$10,181.2 million (U.S.$4,346.1 million).

Our substantial indebtedness could have major consequences for us, including:

•         requiring that a substantial portion of our cash flows from operations be used for the payment of principal and interest on our debt, reducing the funds available for our operations or other capital needs;

•         limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate because our available cash flow after paying principal and interest on our debt might not be sufficient to make the capital and other expenditures necessary to address these changes;

•         increasing our vulnerability to general adverse economic and industry conditions because, during periods in which we experience lower earnings and cash flows, we would be required to devote a proportionally greater amount of our cash flows to paying principal and interest on debt;

•         limiting our ability to obtain additional financing in the future to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•         increasing our expenditures due to depreciations in the Brazilian real, which can lead to an increased amount of capital needed to service indebtedness that are denominated in U.S. dollars;

•         making it difficult for us to refinance our indebtedness or to refinance such indebtedness on terms favorable to us, including with respect to existing accounts receivable securitizations;

•         placing us at a competitive disadvantage compared to competitors that are relatively less leveraged and that may be better positioned to withstand economic downturns; and

•         exposing our current and future borrowings made at floating interest rates to increases in interest rates.

We have substantial debt that matures in each of the next several years.

As of December 31, 2013, we had R$2,696.6 million of debt that matures in 2014, R$356.9 million of debt that matures in 2015, R$280.2 million of debt that matures in 2016, R$947.2 million of debt that matures in 2017 and R$5,900.3 million of debt that matures in 2018 and thereafter.

A substantial portion of our outstanding debt is denominated in foreign currencies, primarily U.S. dollars. As of December 31, 2013, we had R$6,108.7 million of foreign currency debt, including R$281.4 million of short-term foreign currency debt. Our U.S. dollar-denominated debt must be serviced by funds generated from sales by our subsidiaries, the majority of which are not denominated in U.S. dollars. Consequently, when we do not generate sufficient U.S. dollar revenues to cover that debt service, we must use revenues generated in reais or other currencies to service our U.S. dollar-denominated debt. Depreciation in the value of the real or any of the other currencies of the countries in which we operate, compared to the U.S. dollar, could adversely affect our ability to service our debt. Foreign currency hedge agreements may not be effective in covering these currency-related risks.

The global stock and credit markets experienced extreme disruption in 2008 and 2009, including severely diminished liquidity, constrained credit availability and extreme volatility in securities prices. Any future uncertainty in the stock and credit markets could also negatively impact our ability to access additional short-term and long-term financing, which could negatively impact our liquidity and financial condition. If, in future years:

the pressures on credit return as a result of disruptions in the global stock and credit markets,

our operating results worsen significantly,

we are unable to complete any necessary divestitures of non-core assets and our cash flow or capital resources prove inadequate, or we are unable to refinance any of our debt that becomes due,

we could face liquidity problems and may not be able to pay our outstanding debt when due, which could have a material adverse effect on our consolidated business and financial condition.

The terms of our indebtedness impose significant restrictions on us.

The instruments governing our consolidated indebtedness impose significant restrictions on us. These restrictions may limit, directly or indirectly, our ability, among other things, to undertake the following actions:

·        borrow money;

·        make investments;

·        sell assets, including capital stock of subsidiaries;

·        guarantee indebtedness;

·        enter into agreements that restrict dividends or other distributions from certain subsidiaries;

·        enter into transactions with affiliates;

·        create or assume liens; and

·        engage in mergers or consolidations.

Although the covenants to which we are subject have exceptions and qualifications, the breach of any of these covenants could result in a default under the terms of other existing debt obligations. Upon the occurrence of such an event of default, all amounts outstanding under the applicable debt instruments and the debt issued under other debt instruments containing cross-default or cross-acceleration provisions, together with accrued and unpaid interest, if any, might become or be declared immediately due and payable. If such indebtedness were to be accelerated, we may have insufficient funds to repay in full any such indebtedness. In addition, in connection with the entry into new financings or amendments to existing financing arrangements, our subsidiaries’ financial and operational flexibility may be further reduced as a result of the imposition of covenants that are more restrictive, the requirements for additional security, and other terms.

Risks Relating to Brazil

Brazilian economic, political and other conditions, and Brazilian government policies or actions in response to these conditions, may negatively affect our business and results of operations.

The Brazilian economy has historically been characterized by interventions by the Brazilian government and unstable economic cycles. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies to influence the course of Brazil’s economy. For example, the government’s actions to control inflation have at times involved setting wage and price controls, blocking access to bank accounts, imposing exchange controls and limiting imports into Brazil. We have no control over, and cannot predict, what policies or actions the Brazilian government may take in the future.

Our business, results of operations, financial condition and prospects as well as the market prices of our common shares or the ADRs may be adversely affected by, among others, the following factors:

•         exchange rate movements;

•         exchange control policies;

•         expansion or contraction of the Brazilian economy, as measured by rates of growth in GDP;

•         inflation;

•         tax policies;

•         other economic political, diplomatic and social developments in or affecting Brazil;

•         interest rates;

•         energy shortages or rationalization;

•         liquidity of domestic capital and lending markets;

•         changes in environmental regulation; and

•         social and political instability, particularly in light of recent protests against public policy and related vandalism in major Brazilian cities.

These factors, as well as uncertainty over whether the Brazilian government may implement changes in policy or regulations relating to these factors, may adversely affect us and our business and financial performance and the market price of our common shares or the ADRs.

A presidential election will be held in Brazil in 2014. The President of Brazil has considerable power to determine governmental policies and actions that relate to the Brazilian economy and, consequently, affect the operations and financial performance of businesses, such as our company. The run-up to the presidential election may result in changes in existing governmental policies, and the post-election administration—even if incumbent Dilma Rouseff is re-elected—may seek to implement new policies. For example, the current administration or the post-election administration may face domestic pressure to retreat from the current macroeconomic policies in an attempt to achieve higher rates of economic growth. We cannot predict what policies will be adopted by the Brazilian government and whether these policies will negatively affect the economy or our business or financial performance. In addition, uncertainty leading up to and after the election over whether the Brazilian government may implement changes in policy or regulations may contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and securities issued abroad by Brazilian issuers.

Inflation, and government measures to curb inflation, may adversely affect the Brazilian economy, the Brazilian securities market, our business and operations, financial condition and the market prices of our common shares or the ADRs.

Brazil experienced high rates of inflation in the past. According to the General Market Price Index (Índice Geral de Preços do Mercado), or “IGP-M,” a general price inflation index, the inflation rates in Brazil were 9.8% in 2008, 1.7% in 2009, 11.3% in 2010, 5.1% in 2011, 7.82% in 2012 and 5.4% in 2013. In addition, according to the IPCA, published by the IBGE, Brazilian consumer price inflation rates were 5.9% in 2010, 6.5% in 2011, 5.8% in 2012 and 5.9% in 2013.  In 2010, 2011, 2012 and 2013 the actual inflation rate was significantly higher than the Central Bank’s target of 4.5% with a tolerance range of two percentage points above or below.

Brazil may continue experiencing high levels of inflation in 2014, above the Central Bank’s target. Periods of higher inflation like in 2013 slow the growth rate of the Brazilian economy, which may lead to lower growth in consumption of food products. Inflation also is likely to continue to put pressure on industry costs of production and expenses, which will force companies to search for innovative solutions in order to remain competitive. We may not be able to pass this cost onto our customers and, as a result, it may reduce our profit margins and net income. In addition, high inflation generally leads to higher domestic interest rates, and, as a result, the costs of servicing our debt may increase, resulting in lower net income. In addition, inflation and its effect on domestic interest rates can lead to reduced liquidity in the domestic capital and lending markets, which could affect our ability to refinance our indebtedness in those markets and may have an adverse effect on our business, results of operations, financial condition and the market prices of our common shares and the ADRs.

Exchange rate movements may adversely affect our financial condition and results of operations.

From time to time, there have been significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar and other currencies. In 2009 and 2010, the real  appreciated 25.5% and 4.3%, respectively, against the U.S. dollar.  In 2011, the real    depreciated 12.6% against the U.S. dollar. In 2012, the real  depreciated 8.9% against the U.S. dollar. In 2013, the real  depreciated 15.8% against the U.S. dollar.

Appreciation of Brazilian real against the U.S. dollar may lead to a dampening of export-driven growth. Our production costs are denominated in reais, but our export sales are mostly denominated in U.S. dollars. Financial revenues generated by exports are reduced when translated to reais in the periods in which the real appreciates in relation to the U.S. dollar. Any appreciation could reduce the competitiveness of our exports and adversely affect our net sales and our cash flows from exports. On the other hand, a depreciation of Brazilian real against the U.S. dollar may lead to higher exports and revenues, but costs may be higher.

Costs are also directly impacted by the exchange rate. Any depreciation of the real against the U.S. dollar could create additional inflationary pressures in Brazil by increasing the price of imported products and requiring deflationary government policies. In addition, the prices of soy meal and soybeans, important ingredients of our animal feedstock, are closely linked to the U.S. dollar, and many of the mineral nutrients added to our feedstock must be purchased in U.S. dollars. The price of corn, another important ingredient of our feedstock, is also linked to the U.S. dollar to a lesser degree. In addition to feedstock ingredients, we purchase sausage casings, breeder eggs, packaging and other raw materials, as well as equipment for use in our production facilities, from suppliers located outside Brazil whom we must pay in U.S. dollars or other foreign currencies. When the real depreciates against the U.S. dollar, the cost in reais of our U.S. dollar-linked raw materials and equipment increases, and these increases could materially adversely affect our results of operations.

We had total foreign currency-denominated debt obligations in an aggregate amount of R$6,108.7 million at December 31, 2013, representing approximately 60.0% of our total consolidated indebtedness at that date. Although we manage a portion of our exchange rate risk through foreign currency derivative instruments and future cash flows from exports in U.S. dollars and other foreign currencies, our foreign currency debt obligations are not completely hedged. A significant devaluation of the real  in relation to the U.S. dollar or other currencies would increase the amount of reais that we would need in order to meet debt service requirements of our foreign currency-denominated obligations.

Fluctuations in interest rates may have an adverse effect on our business, financial condition and the market prices of our common shares or the ADRs.

The interest rate is one of the instruments used by the Central Bank to keep inflation under control or to stimulate the economy. In 2013, inflation reached 5.91%, according to IBGE. If interest rates fall much, the population has greater access to credit and consume more. This increase in demand can push prices if the industry is not prepared to meet higher consumption. On the other hand, if interest rates go up, the monetary authority inhibits consumption and investment once they get more expensive. Brazilian government used the benchmark interest rate (SELIC), in 2013 to control the inflation impacting the credit.  Another consequence is the greater return paid by the government securities, impacting directly in the investments which became less attractive. Investment in debt absorbs money that would fund the productive sector.

At the end of former president Luiz Inacio da Silva’s administration, interest rates were lowered to stimulate economic growth. From 2008 to 2010, interest rates decreased from 13.75% to 10.75% and inflation was kept under 5.0%. With the transition to President Dilma Rousseff’s administration in January 2011, the Brazilian government has set a goal of cutting public expenditures and stabilizing the economy. The low interest rates from previous years resulted in high inflation rates of 6.5% in 2011, 5.8% in 2012, and 5.9% in 2013 leading to the Central Bank’s decision to increase interest rates to stabilize the economy.

At December 31, 2013, approximately 21.9% of our total liabilities with respect to indebtedness and derivative instruments of R$10,538.4 million was either (1) denominated in (or swapped into) reais  and bears interest based on Brazilian floating interest rates, such as the Long-Term Interest Rate (Taxa de Juros de Longo Prazo), or “TJLP,” the interest rate used in our financing agreements with Brazilian National Bank for Economic and Social Development (Banco Nacional de Desenvolvimento Econômico e Social), or “BNDES,” and the Interbank Deposit Certificate Rate (Certificado de Depósito Interbancário), or “CDI” rate, an interbank certificate of deposit rate that applies to our foreign currency swaps and some of our other real-denominated indebtedness, or (2) U.S. dollar-denominated and bears interest based on the London Interbank Offered Rate, or “LIBOR.” Any increase in the CDI, TJLP or LIBOR rates may have an adverse impact on our financial expenses and our results of operations.

Changes in tax laws may increase our tax burden and, as a result, negatively affect our profitability.

The Brazilian government regularly implements changes to tax regimes that may increase our and our customers’ tax burdens. These changes include modifications in the tax rates and, on occasion, enactment of temporary taxes, the proceeds of which are earmarked for designated governmental purposes. In the past, the Brazilian government has presented certain tax reform proposals, which have been mainly designed to simplify the Brazilian tax system, to avoid internal disputes within and between the Brazilian states and municipalities, and to redistribute tax revenues. The tax reform proposals provide for changes in the rules governing the federal PIS and COFINS taxes, the state Tax on the Circulation of Merchandise and Services (Imposto Sobre a Circulação de Mercadorias e Serviços), or “ICMS,” and some other taxes. These proposals may not be approved and passed into law. The effects of these proposed tax reform measures and any other changes that result from enactment of additional tax reforms have not been, and cannot be, quantified. However, some of these measures, if enacted, may result in increases in our overall tax burden, which could negatively affect our overall financial performance.

On November 11, 2013, Provisional Measure No. 627 was published which revokes the Transition Tax Regime (“RTT”) and introduces other measures, among them: (i) amendments in Decree-Law No. 1,598/77 which deals with the corporate income tax as well as amending the relevant legislation to social contribution on net income, (ii) provides that with respect to the amendment or adoption of accounting methods and criteria through administrative acts issued based on jurisdiction assigned by business law, which are subsequent to the publication of this Provisional Measure, there is no implication in the calculation of federal taxes until tax law regulates the subject; (iii) includes specific treatment on the potential taxation of profits or dividends; (iv) includes provisions concerning the calculation of interest on shareholders’ equity and (v) includes considerations on investments measured at equity method.

The provisions of the Provisional Measure are in force from 2015 onwards. The early adoption for 2014 may eliminate potential tax effects, especially related to payment of dividends and interest on shareholders’ equity that were effectively paid up to the date of publication of this Provisional Measure as well as equity pick. We understand that given the legislation published so far, its early adoption or not, would result in non-material adjustments in our consolidated financial statements regarding “RTT” matters. However, the proposed changes regarding profits earned abroad could result in an increase of our income tax burden. Our management awaits the evolution and negotiations of the amendments to the text of the Provisional Measure so that we can evaluate their impact on our business.

Risks Relating to Our Common Shares and the ADRs

Holders of ADRs may find it difficult to exercise voting rights at our shareholders’ meetings.

Holders of ADRs may exercise voting rights with respect to our common shares represented by ADSs and evidenced by ARSs only in accordance with the deposit agreement governing the ADRs. Holders of ADRs face practical limitations in exercising their voting rights because of the additional steps involved in our communications with ADRs holders. For example, we are required to publish a notice of our shareholders’ meetings in specified newspapers in Brazil. Holders of our common shares are able to exercise their voting rights by attending a shareholders’ meeting in person or voting by proxy. By contrast, holders of ADRs will receive notice of a shareholders’ meeting by mail from the ADR depositary if we give notice to the depositary requesting the depository to do so. To exercise their voting rights, holders of ADRs must instruct the ADR depositary on a timely basis. This voting process necessarily takes longer for holders of ADRs than for holders of our common shares. If the ADR depositary fails to receive timely voting instructions for all or part of the ADRs, the depositary will assume that the holders of those ADRs are instructing it to give a discretionary proxy to a person designated by us to vote their ADRs, to the extent permitted by the rules of the New York Stock Exchange.

Holders of ADRs also may not receive the voting materials in time to instruct the depositary to vote our common shares underlying the ADSs that are evidenced by their ADRs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions of the holders of ADRs or for the manner of carrying out those voting instructions. Accordingly, holders of ADRs may not be able to exercise voting rights, and they have little, if any, recourse if the common shares underlying the ADSs that are evidenced by their ADRs are not voted as requested.

Non-Brazilian holders of ADRs and common shares may face difficulties in protecting their interests because we are subject to different corporate rules and regulations as a Brazilian company, and our shareholders may have less extensive rights.

Holders of ADRs are not direct shareholders of our company and are unable to enforce the rights of shareholders under our bylaws and the Brazilian Corporation Law.

Our corporate affairs are governed by our bylaws and the Brazilian Corporation Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as the State of Delaware or New York, or elsewhere outside Brazil. Even if a holder of ADRs surrenders its ADRs and becomes a direct shareholder, its rights as a holder of our common shares under the Brazilian Corporation Law to protect its interests relative to actions by our board of directors or executive officers may be fewer and less well-defined than under the laws of those other jurisdictions.

Although insider trading and price manipulation are crimes under Brazilian law, the Brazilian securities markets are subject to different levels of regulations and supervision than the U.S. securities markets or the markets in some other jurisdictions. In addition, rules and policies against self-dealing or for preserving shareholder interests may be less well defined and enforced in Brazil than in the United States and certain other countries, which may put holders of our common shares and the ADRs at a potential disadvantage. Corporate disclosures also may be less complete or informative than for a public company in the United States or in certain other countries.

Non-Brazilian holders of ADRs and common shares may face difficulties in serving process on or enforcing judgments against us and other persons.

We are a corporation (sociedade anônima) organized under the laws of Brazil, and all of our directors and executive officers and our independent public accountants reside or are based in Brazil. Most of the assets of our company and of these other persons are located in Brazil. As a result, it may not be possible for non-Brazilian holders of ADRs and common shares to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, holders may face greater difficulties in protecting their interests in the case of actions by us or our directors or executive officers than would shareholders of a U.S. corporation.

Judgments of Brazilian courts with respect to our common shares may be payable only in reais.

If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of the common shares, we may not be required to discharge our obligations in a currency other than reais. Under Brazilian exchange control limitations, an obligation in Brazil to pay amounts denominated in a currency other than reais may only be satisfied in Brazilian currency at the exchange rate, as determined by the Central Bank, in effect on the date the judgment is obtained, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then prevailing exchange may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the common shares or the ADRs.

Holders of ADRs and non-Brazilian holders of our common shares may be unable to exercise preemptive rights and tag-along rights with respect to our common shares underlying the ADSs evidenced by their ADRs.

Holders of ADRs and non-Brazilian holders of our common shares may be unable to exercise the preemptive rights and tag-along rights relating to our common shares (including common shares underlying the ADSs evidenced by their ADRs) unless a registration statement under the U.S. Securities Act of 1933, as amended, or the “Securities Act,” is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights, and we cannot assure you that we will file any such registration statement. Unless we file a registration statement or an exemption from registration is available, a holder may receive only the net proceeds from the sale of his or her preemptive rights or tag-along rights, or if these rights cannot be sold, they will lapse and the holder will receive no value from them.

Provisions in our bylaws may prevent efforts by our shareholders to change our control or management.

Our bylaws contain provisions that may discourage, delay or make more difficult a change in control of our company or removal of our directors. Subject to limited exceptions, these provisions require any shareholder that acquires shares representing 20.0% or more of our share capital to, within 30 days from the date of such acquisition, commence a tender offer with respect to all of our share capital for a price per share equivalent to the greatest of: (1) the economic value of our company, which shall be equivalent to the arithmetic average of the mean points of the economic value ranges obtained in two appraisal reports prepared based on the discounted cash flow method, as long as the variation between these mean points shall not exceed 10.0%, in which case the economic value shall be determined through arbitration; (2) 135.0% of the issue price of the shares issued in any capital increase through a public offering that takes place within the 24-month period before the date on which the public offering shall become mandatory, duly adjusted in accordance with the IPCA variation up to the date of payment; and (3) 135.0% of the unit price of our shares within the 30-day period before the public offering. These provisions of our bylaws may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our shareholders.

Holders of ADRs could be subject to Brazilian income tax on capital gains from sales of ADRs.

Historically, any capital gain realized on a sale or other disposition of ADRs between non-Brazilian holders outside Brazil was not subject to Brazilian income tax. However, a December 2003 Brazilian law (Law No. 10,833, of December 29, 2003) provides that “the acquirer, individual or legal entity resident or domiciled in Brazil, or the acquirer’s attorney-in-fact, when such acquirer is resident or domiciled abroad, shall be responsible for the retention and payment of the income tax applicable to capital gains earned by the individual or legal entity resident or domiciled abroad who disposes of property located in Brazil.” The Brazilian tax authorities have issued a normative instruction confirming that they intend to assess income tax on capital gains earned by non-Brazilian residents whose assets are located in Brazil. It is unclear whether ADSs representing our common shares and evidenced by ADRs, which are issued by the ADR depositary outside Brazil, will be deemed to be “property located in Brazil” for purposes of this law. Accordingly, we cannot determine whether Brazilian tax authorities will attempt to tax any capital gains arising from the sale or other disposition of the ADRs, even when the transaction is consummated outside Brazil between non-Brazilian residents.

Brazilian taxes may apply to a gain realized by a non-Brazilian holder on the disposition of common shares to another non-Brazilian holder.

The gain realized by a non-Brazilian holder on the disposition of common shares to another non-Brazilian holder (other than a disposition of shares held pursuant to Resolution No. 2,689, as amended, of the Brazilian National Monetary Council (Conselho Monetário Nacional), or “CMN,” is generally viewed as being subject to taxation in Brazil. Pursuant to Article 26 of Law No. 10,833/03, Brazilian tax authorities may assess income tax on capital gains earned by non-Brazilian residents in transactions involving assets that are located in Brazil. In this case, the tax rate applicable on the gain would be 15.0% (or 25.0% in the case of a non-Brazilian holder organized under the laws of or a resident of a tax haven).

The relative volatility and limited liquidity of the Brazilian securities markets may negatively affect the liquidity and market prices of our common shares and the ADRs.

The Brazilian securities markets are substantially smaller, less liquid and more volatile than major securities markets in the United States.  The Brazilian Securities, Commodities and Futures Exchange, BM&FBOVESPA had a total traded volume of R$1.7 trillion, or U.S.$767.1 billion, at December 31, 2013 and an average daily trading volume of R$7.4 billion, or U.S.$3,459.5 million, in 2013. By contrast, the New York Stock Exchange had a market traded volume of U.S.$19.0 trillion at December 31, 2013 (U.S. domestic listed companies) and an average daily trading volume of U.S.$54.7 billion in 2013. The Brazilian securities markets are also characterized by considerable share concentration.

The ten largest companies in terms of market capitalization represented approximately 51.18% of the aggregate market capitalization of the São Paulo Stock Exchange at December 31, 2013. In addition, the ten most widely traded stocks in terms of trading volume accounted for approximately 41.3% of all shares traded on the São Paulo Stock Exchange in 2013. These market characteristics may substantially limit the ability of holders of the ADRs to sell common shares underlying ADSs evidenced by ADRs at a price and at a time when they wish to do so and, as a result, could negatively impact the market prices of these securities.

Developments and the perception of risks in other countries, especially emerging market countries, may adversely affect the market prices of our common shares and the ADRs.

The market for securities issued by Brazilian companies is influenced, to varying degrees, by economic and market conditions in other emerging market countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or adverse economic conditions in other emerging market countries have at times resulted in significant outflows of funds from, and declines in the amount of foreign currency invested in, Brazil. For example, in 2001, after a prolonged recession, followed by political instability, Argentina announced that it would no longer continue to service its public debt. The economic crisis in Argentina negatively affected, for several years, investors’ perceptions of Brazilian securities.  Economic or political crises in Latin America or other emerging markets may significantly affect perceptions of the risk inherent in investing in the region, including Brazil.

The Brazilian economy also is affected by international economic and market conditions generally, especially economic and market conditions in the United States.  Share prices on the São Paulo Stock Exchange, for example, have historically been sensitive to fluctuations in U.S. interest rates as well as movements of the major U.S. stock indexes.

Developments in other countries and securities markets could adversely affect the market prices of our common shares or the ADRs and could also make it more difficult for us to access the capital markets and finance our operations in the future on acceptable terms or at all.

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. investors.

Based on our financial statements, relevant market and shareholder data, and the projected composition of our income and valuation of our assets, including goodwill, we do not believe that we were a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes for 2013, and we do not expect to be a PFIC for 2014 or in the future, although we can provide no assurances in this regard.  If we become a PFIC, U.S. holders of our common shares or ADRs may become subject to increased tax liabilities under U.S. tax laws and regulations and will become subject to burdensome reporting requirements.  The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time.  Specifically, for any taxable year we will be classified as a PFIC for U.S. tax purposes if either (i) 75.0% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets (which includes cash) by value in that taxable year which produce or are held for the production of passive income is at least 50.0%.  The calculation of the value of our assets will be based, in part, on the quarterly market value of our common shares and ADRs, which is subject to change.

4.2. Comments on expected changes in exposure to risk factors.

                Currently, the Company does not visualize any changes in the risks mentioned under 4.1, other than those already specified in the descriptions of the principal risks.

4.3. Significant and non-confidential legal, administrative and arbitration proceedings.

Tax Cases:

1)      Subject: Industrialized Products Tax Credits – IPI - Sadia

a. Court: Judicial – Lower Federal Court – Joaçaba – SC
b. Level: 1st
c. Filing Date: 08/08/2007
d. Parties to the Case: Federal Government X SADIA
e. Amounts, goods or rigths involved: R$ 401.248.663,92 (31.12.2013)

f.          Main facts: Sadia used the IPI tax credit recognized in Ordinary Action n. 93.0017410-0 to offset debts of COFINS, PIS and social contribution. The amount of credit used by the company had not yet been definitely quantified, which motivated the Brazilian IRS to disagree the compensation. In 2007 tax foreclosure was filed against Sadia. In 2010 the tax foreclosure was moved to Brasilia, where it was appended to the main lawsuit for implementing the credit award.

g. Risk of loss: Possible

h.        Analysys of impact in the event of loss: In case of the entire credit of Sadia isn’t recognized by the final decision (after closed all instance in litigation), the company will be compelled to pay debts corresponding tax .

i. Amount provisioned, if there is a provision: Not provisioned. See explanatory notes.

2)      Industrialized Products Tax Credit IPI – BRF

a. Court: Judicial
b. Level: 2nd
c. Filing Date: 02.27.1987
d. Parties to the Case: State Government X BRF S/A
e. Amounts, goods or rigths involved: R$ 1.008.998.857,77 (31.12.2013)

f.          Main facts: Discusses the compensation of IPI premium credit on the exports from 1982. The case had a final decisional favorable to the BRF. The first level decision concluded ther wouldn’t be credit to be settled. In 2010, BRF filed an appeal to Federal Court of Rio Grande do Sul and the decision was revised, in order to maintain part of the credits. In 2011, new request for clarification regarding the decision were submitted. In 2013, BRF filed an appeal to the third judiciary level (STJ), which is pending of trial.

g. Risk of loss: Possible
h. Analysys of impact in the event of loss: There is no impact, as BRF is the plaintiff.
i. Amount provisioned, if there is a provision: Not provisioned.

3)      Tax violation Notice – Profits earned abroad.

a. Court: Administrative – Tax Appeal Council
b. Level: 2nd
c. Filing Date: 09.29.2008
d. Parties to the Case: Federal Government X BRF S/A
e. Amounts, goods or rigths involved: R$ 246.556.154,80 (31.12.2013)

f.          Main facts: The tax authorities issued this tax assessment demanding payment of Corporate Income Tax (IRPJ) and Social Contribution on Net Profits (CSLL) for the calendar years of 2003 and 2004, increased by interest and fine (of 75% for 2003 and 150% for 2004). In summary, the tax authorities allege that company should have included in the calculation of actual profits and in the calculation of CSLL profits earned abroad by the company Perdigão Overseas which headquarter is in Cayman Island, in view that the holding Crossban Holdings GMBH with headquarters in Austria is a disregarded entity. In 09.02.09 was issued the first administrative decision dismissing the notice of infraction and canceling all the tax assessment. An appeal was filed to the CARF – Administrative Council of Tax Appeals, where it is pending of trial. On march, 2014, the judge Edeli Bessa was chosen for judge the case.

g. Risk of loss: Possible

h.        Analysys of impact in the event of loss: In case the tax assessment notice is upheld at administrative level, the discussion may be brought before the judiciary, and only after the case runs its course can it have financial impact.

i. Amount provisioned, if there is a provision: Not provisioned. See explanatory notes.

4)      Tax Notice – Isolated tax fine

a. Court: Administrative – Tax Appeal Council
b. Level: 2nd
c. Filing Date: 09.28.2009
d. Parties to the Case: Federal Government X BRF S/A
e. Amounts, goods or rigths involved: R$ 203.358.803,45 (31.12.2013)

f.          Main facts: Concerns the regulatory fine equal to 0.02 per day in arreas up to 1% of gross revenue for the period based on allegation of failure/delay to deliver the magnetic tape to Brazilian IRS, in respect to the periods from 2003 to 2005. On 2013, October, the second level appeal was judged by CARF favorable to BRF. Waiting the decision’s issue.

g. Risk of loss: Possible / Remote

h.        Analysys of impact in the event of loss: In case the tax notice is upheld at administrative level, the discussion may be brought at the judiciary, and only after the case be judged definitely can it have financial impact.

i. Amount provisioned, if there is a provision: Not provisioned.

4.4. Non-confidential legal, administrative and arbitration proceedings, the plaintiffs in which are administrators, ex-administrators, controllers, ex-controllers or investors.

Not applicable.

4.5. Significant confidential proceedings

                We classify the risk of adverse decisions in the legal suits as “remote,” “possible” or “probable.” We record provisions for eventual losses in our financial statements in connection with these proceedings in an amount determined by our management on the basis of legal advice. We disclose the aggregate amounts of these proceedings that we have judged possible or probable, to the extent those amounts can be reasonably estimated, and we record provisions only for losses that we consider probable. However, the amounts involved in certain of the proceedings in which we believe our risk of loss is remote are substantial, and the losses to us could, therefore, be significantly higher than the amounts for which we have recorded provisions. Even for the amounts recorded as provisions for probable losses, a judgment against us would have an effect on our cash flow if we are required to pay those amounts.

4.6 Repetitive or related and non-confidential legal, administrative and arbitration proceedings which collectively are deemed significant

5)      State Aid Cases

a) Court: Administrative / Judicial
b) Level: 1st and 2nd
c) Filing Date: several dates
d) Parties to the Case: State Government X SADIA and BRF
e) Amounts, goods or rigths involved: R$ 1.720.984.796,83 (31.12.2013)
f) Main facts: State Aid Cases – Tax assessment filed to claim tax over goods which had presumed tax credit benefit granted by the origin State without National Council of Tax Politics endorsement.
g) Risk of loss: Possible
h) Analysys of impact in the event of loss: Discussions at the administrative and judicial court, may be financial impact after final decisions on each case.
i) Amount provisioned, if there is a provision: Not provisioned. See explanatory notes.

6)      Tax Credits granted over essential products (Cesta Básica)

a) Court: Administrative / Judicial
b) Level: 1st and 2nd
c) Filing Date: several dates
d) Parties to the Case: State Government X SADIA and BRF
e) Amounts, goods or rigths involved: R$ 513.196.823,33 (31.12.2013)

f) Main facts: Tax Assessment filed by States due to non-reversal of tax credit over the goods entries of the essential products whose output has occurred with reduced basis (reverse proportionally to the reduction). Currently, the leading case regarding the matter waiting the trial on Brazilian Supreme Court (STF).

g) Risk of loss: Possible
h) Analysys of impact in the event of loss: Discussions at the administrative federal court, may be financial impact after final decisions on each case.
a) Amount provisioned, if there is a provision: Not provisioned. See explanatory notes.

7)      Subject: Social Contribution - Pis e Cofins

a. Court: Administrative – Administrative Federal Tax Council
b. Level: 1st and 2nd
c. Filing Date: several dates
d. Parties to the Case: Federal Government X SADIA and BRF
e. Amounts, goods or rigths involved: R$ 1.681.248.969,89 (31.12.2013)

f.          Main facts: The Company discusses administratively the disallowance of PIS and COFINS credits on non-cumulative system used in payments for federal taxes through claims for offsetting statement and restitution.

g. Risk of loss: Possible
h. Analysys of impact in the event of loss: Discussions at the administrative federal court, may be financial impact after final decisions on each case.
i. Amount provisioned, if there is a provision: Not provisioned. See explanatory notes.

8)      Subject: Industrialized Products Tax Credits – IPI – Sadia

a. Court: Judicial – Lower Federal Court – Joaçaba – SC
b. Level: 1st
c. Filing Date: 08/08/2007
d. Parties to the Case: Federal Government X SADIA
e. Amounts, goods or rigths involved: R$ 401.248.663,92 (31.12.2013)

f.          Main facts: Sadia used the IPI tax credit recognized in Ordinary Action n. 93.0017410-0 to offset debts of COFINS, PIS and social contribution. The amount of credit used by the company had not yet been definitely quantified, which motivated the Brazilian IRS to disagree the compensation. In 2007 tax foreclosure was filed against Sadia. In 2010 the tax foreclosure was moved to Brasilia, where it was appended to the main lawsuit for implementing the credit award.

g. Risk of loss: Possible

h.        Analysys of impact in the event of loss: In case of the entire credit of Sadia isn’t recognized by the final decision (after closed all instance in litigation), the company will be compelled to pay debts corresponding tax .

i. Amount provisioned, if there is a provision: Not provisioned. See explanatory notes.

9)      Industrialized Products Tax Credit IPI – BRF

a. Court: Judicial
b. Level: 2nd
c. Filing Date: 02.27.1987
d. Parties to the Case: State Government X BRF S/A
e. Amounts, goods or rigths involved: R$ 1.008.998.857,77 (31.12.2013)

f.          Main facts: Discusses the compensation of IPI premium credit on the exports from 1982. The case had a final decisional favorable to the BRF. The first level decision concluded ther wouldn’t be credit to be settled. In 2010, BRF filed an appeal to Federal Court of Rio Grande do Sul and the decision was revised, in order to maintain part of the credits. In 2011, new request for clarification regarding the decision were submitted. In 2013, BRF filed an appeal to the third judiciary level (STJ), which is pending of trial.

g. Risk of loss: Possible
h. Analysys of impact in the event of loss: There is no impact, as BRF is the plaintiff.
i. Amount provisioned, if there is a provision: Not provisioned.

10)   Tax violation Notice – Profits earned abroad.

a. Court: Administrative – Tax Appeal Council
b. Level: 2nd
c. Filing Date: 09.29.2008
d. Parties to the Case: Federal Government X BRF S/A
e. Amounts, goods or rigths involved: R$ 246.556.154,80 (31.12.2013)

f.          Main facts: The tax authorities issued this tax assessment demanding payment of Corporate Income Tax (IRPJ) and Social Contribution on Net Profits (CSLL) for the calendar years of 2003 and 2004, increased by interest and fine (of 75% for 2003 and 150% for 2004). In summary, the tax authorities allege that company should have included in the calculation of actual profits and in the calculation of CSLL profits earned abroad by the company Perdigão Overseas which headquarter is in Cayman Island, in view that the holding Crossban Holdings GMBH with headquarters in Austria is a disregarded entity. In 09.02.09 was issued the first administrative decision dismissing the notice of infraction and canceling all the tax assessment. An appeal was filed to the CARF – Administrative Council of Tax Appeals, where it is pending of trial. On march, 2014, the judge Edeli Bessa was chosen for judge the case.

g. Risk of loss: Possible

h.        Analysys of impact in the event of loss: In case the tax assessment notice is upheld at administrative level, the discussion may be brought before the judiciary, and only after the case runs its course can it have financial impact.

i. Amount provisioned, if there is a provision: Not provisioned. See explanatory notes.

11)   Tax Notice – Isolated tax fine

a. Court: Administrative – Tax Appeal Council
b. Level: 2nd
c. Filing Date: 09.28.2009
d. Parties to the Case: Federal Government X BRF S/A
e. Amounts, goods or rigths involved: R$ 203.358.803,45 (31.12.2013)

f.          Main facts: Concerns the regulatory fine equal to 0.02 per day in arreas up to 1% of gross revenue for the period based on allegation of failure/delay to deliver the magnetic tape to Brazilian IRS, in respect to the periods from 2003 to 2005. On 2013, October, the second level appeal was judged by CARF favorable to BRF. Waiting the decision’s issue.

g. Risk of loss: Possible / Remote

h.        Analysys of impact in the event of loss: In case the tax notice is upheld at administrative level, the discussion may be brought at the judiciary, and only after the case be judged definitely can it have financial impact.

i. Amount provisioned, if there is a provision: Not provisioned.

4.7. Other significant contingencies

In the civil and tax area, there is none.

On December 31, 2013, we were involved in 14.678 labor, and the main elections are due to varying interpretations of the fulfillment of legal and regulatory provisions related to overtime, time spent by employees to exchange uniforms, breaks  related to the Article 253 of the labor Code, supposedly diseases contracted at work and accidents.

Based on past experience and legal counsel, provisions were made for losses in the amount of R$ 261.8 million, which we believe to be sufficient to cover potential losses.

4.8. Rules of the country of origin and of the country in which the securities are held in custody

Political and economic risks in Argentina could limit the profitability of our operations and our ability to execute our strategy in that country.

We have nine production facilities in Argentina, and we view growth of our business in Argentina as an important component of our strategy in South America.  In the fourth quarter of 2011, we acquired two Argentine companies, Avex and Flora Dánica, demonstrating our commitment to expanding in Argentina.  In June 2012, as part of our  transaction with Marfrig, we acquired 90.05% of Quickfood, a leading Argentine processor and packager of meat, especially in the hamburger market with the brand Paty.  We estimate that our integrated operations in the Argentine market represent over R$1 billion of sales per year.  However, executing our strategy in Argentina is subject to significant political and economic risks.  Political and economic conditions have been volatile in that country for more than a decade.

 An economic crisis in 2001-2002 resulted in significant economic contraction and political and social unrest, as well as a sovereign debt default and a significant currency devaluation and subsequent inflation.  After a period of recovery and growth in the following years, Argentina suffered an economic decline in 2009, in part because of global conditions.  Economic uncertainty, inflation and other factors could lead to lower real salaries, lower consumption and unemployment, which could have an adverse effect on demand for our products.

In addition, Argentine government policies may adversely affect our ability to realize a return on our investment in Argentina.  For example, the government has imposed restrictions on the conversion of Argentine currency into foreign currencies and on the remittance to foreign investors of proceeds of their investments in Argentina.

In April 2012, the Argentine government’s effective nationalization of YPF S.A., Argentina’s leading energy company, led to a dramatic decline in the prices of Argentine securities and great concern among international investors.  Argentine government intervention, investor reactions and economic uncertainty in Argentina could adversely affect the profitability of our operations and our ability to execute our strategy in that country.

5.1. Market Risks

Overview

In the regular course of its business, the Company is exposed to credit risks, liquidity risks and market risks, which are actively managed in conformity to the Risk Policy and internal guidelines subject to such policy.

The Risk Policy is under the management of the Financial Risk Management Committee, Board of Executive Officers and Board of Directors, with clear and defined roles and responsibilities, as follows:

•        The Board of Directors is responsible for approving the Risk Policy. Moreover, the Board of Directors defines the limits of tolerance of the different risks identified as acceptable for the Company on behalf of its shareholders;

•        The Financial Risk Management Committee is in charge of the execution of the Risk Policy, which comprises the supervision of the risk management process, planning and verification of the impacts of the decisions implemented, as well as the evaluation and approval of hedging strategies and monitoring the exposure levels to risks to ensure the compliance of the Risk Policy;

•        The Board of Executive Officers is in charge of the evaluation of the Company’s positioning for each identified risk, according to the guidelines enacted by the Board of Directors; and

•        The Risk Management area has as a crucial role monitoring, evaluating and reporting of financial risks taken by the Company.

The Risk Policy does not authorize the Company’s management to contract leveraged transactions in derivative markets, as well as determines that individual hedge operations (notional amount) must be limited to 2.5% of the Company’s shareholders’ equity.

a.                  Credit risk management

The Company is subject to the credit risk related to trade accounts receivable, financial investments and derivative contracts, as follows:

•        The credit risk associated with trade accounts receivable is actively managed by dedicated team, though specific systems. Furthermore, it should be noted the diversification of the customer portfolio and concession of credit to customers with good financial and operational conditions. The Company does not normally require collateral for credit sales, though it has a contracted credit insurance policy for specific markets; and

•        The credit risk associated with financial investments and derivative contracts are limited to the counterparties’ rating and concentration of the Company's portfolio.

On December 31, 2013, the Company had financial investments over R$10,000 at the following financial institutions: Banco Bradesco, Banco do Brasil, Banco do Nordeste, Banco HSBC, Banco Itaú, Banco Safra, Banco Santander and Caixa Econômica Federal.

The Company also held derivative contracts with the following financial institutions: Banco Bradesco, Banco do Brasil, Banco Itaú, Banco Santander, Banco Votorantim, Barclays, Citibank, Deutsche Bank, Banco HSBC, JP Morgan, Merrill Lynch, Rabobank, Standard Bank and Banco Safra.

b.                  Liquidity risk management

Liquidity risk management aims to reduce the impacts caused by events which may affect the Company’s cash flow perspective. Thus, the Company utilizes the following metrics:

•        Cash Flow at Risk (“CFaR”), which aims to statistically model the future cash flows for the next twelve months and how much its liquidity is exposed, given its projections. Allied to this metric, the Company determined that the minimum value of its cash availability should consider mainly the average monthly revenue and EBITDA for the last twelve-month period; and

•        Value at Risk ("VaR"), for derivative transactions, which may require payments of periodic adjustments. Currently, the Company holds only BM&F operations with daily adjustments and in order to control the adjustments, the VaR methodology is utilized, which statistically measures potential maximum adjustments to be paid at intervals of 1 to 21-days.

The Company maintains its leverage levels in a manner to not impact the ability to honor commitments and obligations. As a guideline, the majority of the debt should be in long term. On December 31, 2013, the long term debt portion accounted for 73.5% (74.3% as of December 31, 2012) of the total outstanding debt with an average term greater than 4.8 years.

The table below summarizes the commitments and contractual obligations that may impact the Company’s liquidity as of December 31, 2013:

	BR GAAP
	Parent company
	12.31.13
	Book value	Cash flow contracted	2014	2015	2016	2017	2018	After 5 years
Non derivative financial liabilities
Loans and financing	4,341,165	4,753,997	2,606,875	395,426	311,872	477,885	504,510	457,429
BRF bonds	3,334,136	4,919,531	188,237	188,237	188,237	188,237	668,862	3,497,721
Trade accounts payable	3,378,029	3,378,029	3,378,029	-	-	-	-	-
Capital lease (1)	187,856	304,958	51,454	41,335	24,393	20,485	20,485	146,806
Operational lease	-	341,311	65,395	42,548	38,951	38,224	34,631	121,562

Derivative financial liabilities
Designated as hedge accounting
Interest rate and exchange rate derivatives	237,111	194,468	153,609	12,532	12,601	12,437	3,289	-
Currency derivatives (NDF)	59,431	8,010	8,010	-	-	-	-	-
Fixed exchange rate	11,947	(6,277)	(6,277)	-	-	-	-	-
Currency derivatives (options)	2,970	(1,410)	(1,410)	-	-	-	-	-
Not designated as hedge accounting
Interest rate and exchange rate derivatives	6,104	5,375	4,182	1,193	-	-	-	-
Commodities derivatives	638	2,053	2,053	-	-	-	-	-

(1)        It does not include the capital leases contracted with financial institutions which are recorded as loans and financing above.

	BR GAAP and IFRS
	Consolidated
	12.31.13
	Book value	Cash flow contracted	2014	2015	2016	2017	2018	After 5 years
Non derivative financial liabilities
Loans and financing	4,769,877	5,208,847	2,785,693	402,206	332,520	488,733	742,266	457,429
BRF bonds	3,334,136	4,919,531	188,237	188,237	188,237	188,237	668,862	3,497,721
BFF bonds	1,501,982	2,168,850	106,876	106,876	106,876	106,876	106,876	1,634,470
Sadia bonds	520,609	641,469	35,547	35,547	35,547	534,828	-	-
Quickfood bonds	54,586	77,133	11,755	39,731	25,647	-	-	-
Trade accounts payable	3,674,705	3,674,705	3,674,705	-	-	-	-	-
Capital lease (1)	188,839	306,210	52,444	41,437	24,553	20,485	20,485	146,806
Operational lease	-	342,456	66,329	42,658	39,052	38,224	34,631	121,562

Derivative financial liabilities
Designated as hedge accounting
Interest rate and exchange rate derivatives	275,865	261,466	166,702	25,848	25,770	25,679	17,177	290
Currency derivatives (NDF)	59,431	8,010	8,010	-	-	-	-	-
Fixed exchange rate	11,947	(6,277)	(6,277)	-	-	-	-	-
Currency derivatives (options)	2,970	(1,410)	(1,410)	-	-	-	-	-
Not designated as hedge accounting
Currency derivatives (NDF)	227	(2,039)	(2,039)	-	-	-	-	-
Currency derivatives (Future)	-	-	-	-	-	-	-	-
Interest rate and exchange rate derivatives	6,104	5,375	4,182	1,193	-	-	-	-
Commodities derivatives	638	2,053	2,053	-	-	-	-	-

(1)        It does not include the capital leases contracted with financial institutions which are recorded as loans and financing above.

c.                   Interest rate risk management

The risk of interest rates is that one which the Company may suffer economic losses, arising from changes in these rates, which could affect assets and liabilities of the Company.

The Company’s Risk Policy does not restrict exposure to different interest rates, neither establishes limits for fixed or floating rates. However, the Company continually monitors the market interest rates, in order to evaluate any potential need to enter in hedging contracts to protect from the exposure to fluctuation of such rates and to manage the mismatch between its financial investments and debts. These transactions are basically characterized by contracts that exchange floating rate for fixed rate or vice-versa. Such transactions were designated by the Company as cash flow hedge.

The Company’s indebtedness is essentially tied to the London Interbank Offered rate ("LIBOR"), fixed coupon (“R$ and USD”), Long Term Interest Rate ("TJLP") and Currency of the Bank National Economic and Social Development ("UMBNDES") rates. In case of adverse changes in the market that result in LIBOR hikes, the cost of the floating indebtedness rises and on the other hand, the cost of the fixed indebtedness decreases in relative terms. The same consideration is also applicable to the TJLP and UMBNDES.

With regards to the Company's marketable securities, the main index is the Interbank Deposit Certificate ("CDI") for investments in the domestic market and fixed coupon (“USD”) for investments in the foreign market.

d.                  Foreign exchange risk management

Foreign exchange risk is the one related to variations of foreign exchange rates that may cause the Company to incur unexpected losses, leading to a reduction of assets or an increase in liabilities.

The Risk Policy is intended to protect the Company's results from these variations, in order to:

•        Protect operating revenues and costs that are related to transactions arising from commercial activities, such as estimated exports and purchase of raw materials, utilizing hedging instruments, that is, to protect its future cash flow denominated in foreign currency; and

•        Balance assets and liabilities denominated in foreign currencies, thus protecting the balance sheet of the Company, through the use of over-the-counter transactions and transactions on the futures exchange.

The Company’s financial statements are mainly impacted by the following currencies: (i) U.S. Dollar (“US$” or “USD”), (ii) Euro (“EUR”), (iii) Pound Sterling (“GBP”) and (iv) Argentine Peso (“ARS”). Assets and liabilities denominated in foreign currency are as follows:

	BR GAAP and IFRS
	Consolidated
	12.31.13	12.31.12
	Total exposure
Cash and cash equivalents and marketable securities	2,651,927	1,502,407
Trade accounts receivable	1,593,473	1,606,544
Accounts receivable from subsidiaries	146,223	-
Restricted cash	-	9,137
Future dollar agreements	480,233	204,350
Inventories	50,808	543,030
Exchange rate contracts (Swap)	(20,158)	(31,652)
Loans and financing	(6,108,727)	(5,628,401)
Bonds designated as cash-flow hedge	702,780	306,525
Exports pre-payment designated as cash-flow hedge	702,780	815,778
Trade accounts payable	(634,214)	(479,730)
Other assets and liabilities, net	231,459	310,829
	(203,416)	(841,183)

Foreign exchange exposure (in US$)	(86,833)	(411,638)

Foreign exchange exposure impacting the income (in US$)	28,747	(684,448)
Foreign exchange exposure impacting the shareholders' equity (in US$)	(115,580)	272,810

Foreign exchange exposure (in US$)	(86,833)	(411,638)

The Company's net foreign exchange exposure as of December 31, 2013, corresponds to a liability amounting to US$86,833. Due to the impacts of the functional currency, net foreign exchange exposure is composed of: (i) an asset totaling US$28,747, which variations are recorded in the statement of income and (ii) a liability totaling US$115,580, which variation are recognized in the shareholders’ equity. On December 31, 2013, the net foreign exchange exposure is within the limit set by the Company's Risk Policy.

e.                  Commodity price risk management

In the regular course of its operations, the Company purchases commodities, mainly corn, soymeal and oil and live hog, which are some of the individual components of production cost.

Corn and soymeal and oil prices are subject to volatility resulting from weather conditions, crop yield, transportation and storage costs, government’s agricultural policy, foreign exchange rates and the prices of these commodities on the international market, among others factors. The prices of hog acquired from third parties are subject to market conditions and are influenced by internal availability and levels of demand in the international market, and other aspects.

The Risk Policy establishes limits for hedging the corn and soymeal purchase flow, aiming to reduce the impact resulting from a price increase of these raw materials, and may utilize derivative instruments or inventory management for this purpose. Currently, the management of inventory levels is used as a hedging instrument.

During 2013, the Company utilized derivative instruments to mitigate the exposure to live cattle price variation. The contracts are recorded at their fair value through the statement of income, as financial result.

On December 31, 2013, the Company held a short position in the BM&F of 120 future contracts (636 contracts as of December 31, 2012) with maturity dates between January and June 2014.

Additionally, through the utilization of options, the Company held a short position of 100 allotments (450 allotments as of December 31, 2012).

f.                   Capital management

The Company’s definition of the ideal capital structure is essentially associated with (i) cash strength as a tolerance factor to liquidity volatility, (ii) financial leverage and (iii) maximization of the opportunity cost of capital.

The cash and liquidity strategy takes into consideration the historical scenarios of volatility of results as well as simulations of sectorial and systemic crises. In addition, is based on permitting the resilience in scenarios of restricted access to capital.

Financial leverage aims the balance between the different sources of funding and their conditions of allocation in order to maximize the opportunity cost of BRF in their business expansion initiatives. Moreover, the objective of maintaining the investment grade disciplines the weighting of equity and third party capital.

The Company monitors debt levels and net debt, as shown below

	BR GAAP and IFRS
	Consolidated
			12.31.13	12.31.12
	Current	Non-current	Total	Total
Foreign currency debt	(281,387)	(5,827,340)	(6,108,727)	(5,628,401)
Local currency debt	(2,415,207)	(1,657,256)	(4,072,463)	(3,889,920)
Other financial liabilities	(357,182)	-	(357,182)	(253,420)
Gross debt	(3,053,776)	(7,484,596)	(10,538,372)	(9,771,741)

Marketable securities and cash and cash equivalents	3,587,283	56,002	3,643,285	2,627,059
Other financial assets	11,572	-	11,572	33,200
Restricted cash	-	99,212	99,212	93,014
Net debt	545,079	(7,329,382)	(6,784,303)	(7,018,468)

Derivative and non-derivative financial instruments designated as hedge accounting

As permitted by CVM Deliberation No. 604/09, the Company applies hedge accounting rules to its derivative instruments classified as cash flow hedge, in accordance with its Risk Policy. The cash flow hedge consists of hedging the exposure to variations of the cash flow which is attributable to a particular risk associated with a recognized asset or liability, or a highly probable predicted transaction that could affect profit and loss.

The Risk Policy has also the purpose of determining parameters of use of financial instruments, including derivatives, which are designed to protect the operating and financial assets and liabilities, which are exposed to the variations of foreign exchange rates, the fluctuation of the interest rates and changes to the commodity prices. The Risk Management area is responsible for ensuring compliance to the requirements established by the Company’s Risk Policy.

The Company formally designated its operations for hedge accounting treatment for the derivative financial instruments to protect cash flows and export revenues by documenting:

•        The relationship of the hedge;

•        The objective and risk management strategy of the Company to enter into a hedge transaction;

•        The identification of the financial instrument;

•        The hedge object or transaction;

•        The nature of the risk to be hedged;

•        The description of the hedge relationship;

•        The demonstration of the correlation between the hedge transaction and the hedge object, when applicable; and

·        The prospective demonstration of the effectiveness of the hedge.

The transactions for which the Company has designated hedge accounting are highly probable, present an exposure to variation in cash flow that could affect profit and loss and are highly effective in protecting changes in fair value or cash flows attributable to hedged risk, consistent with the risk originally documented in the Risk Policy.

The effectiveness tests are prepared prospectively and retrospectively at each period end.

The prospective test is based on the comparison between the critical terms of derivative and non-derivative financial instruments and the hedged items. The hedged items (future monthly export sales) and the hedge instruments share the same critical terms, as follows:

·        Both fair value change due to the exchange rate variation (spot or forward rate method);

·        Their nominal values (notional) are similar; and

·        Their maturities are identical, in other words, both the hedged item (revenue) and the settlement of the financial instrument will occur at the same period.

The retrospective test is based on the analysis of the coverage ratio. This ratio compares the fair value variation accumulated since the inception of the hedged item (date of hedge designation) with the accumulated variation since the inception of the hedge of the financial instrument.

The effectiveness of the hedge is determined at the settlement date of the financial instrument, by comparing the cumulative changes in the expected revenue with the gains or losses effectively occurred from financial instruments, meaning that on a monthly basis the Company compares the realized sales with the hedged instruments at their maturity date.

According to the procedure for determining the highly probable amount adopted by the Company, it is unlikely that the amount of derivative and non-derivative financial instruments will be higher than the realized export sales at the same period. However, in case this happens, the derivatives exceeding export sales will be unqualified as hedge accounting.

The Company, within its hedge accounting strategy, utilizes the following financial instruments:

a.                  Non-deliverable forwards – NDF

Non-deliverable forward contract is the future commitment to purchase and to sell certain currencies on a certain date in the future for a predetermined price. By being a non-deliverable forward, this contract does not require physical settlement of contracted positions, but the financial settlement of the difference between the settlement price and the predetermined price of the contract.

b.                  Interest rate and currency swap

Similar to a non-deliverable forward contract, the swap is the future commitment to buy and sell certain interest rates or currency at a specified date in the future for a predetermined price. The particularity in this type of transaction is the possibility to exchange cash flows on various dates. The Company contracts swaps that do not require the physical settlement of contracted positions, but the financial settlement of the difference between the settlement price and the price established in the contract.

c.                   Options

A put option gives the holder (option holder) the right to buy an asset at a certain price (strike) at certain future date (the exercise date). A call option gives the holder the right to sell an asset at a certain price at a certain future date. In addition, there is a possibility of buying (premium disbursement, with rights) or selling (premium receiving, with obligations).

d.                  Fixed exchange rate

Fixed exchange rate is a non-derivative financial instrument contracted from financial institutions that allows the definition of a future rate to internalization of resources arising from foreign activities. Contractually, there is the requirement of submission of export invoices to prove the nature of resources which will be internalized trough closing of exchange rate. Such contract has similar characteristics to a non-deliverable forward derivative contract because it determines, at the time of their hiring, a future exchange rate. Nevertheless, the contract requires a physical settlement of the contracted positions.

e.                  Export prepayments – PPEs

The Company utilizes the exchange rates variation of export prepayments contracts (“PPEs”) as a hedge instrument for the highly probable future sales in foreign currency.

f.                   Senior unsecured notes – Bonds

The Company designates part of the transactions involving Senior Unsecured Notes (Bond BRF2022 and 2023) as hedge accounting.

4.2.1 Breakdown of the balances of derivative financial instruments

The positions of outstanding derivative financial instruments as of December 31, 2013 and December 31, 2012 are as follows:

BR GAAP
Parent company
12.31.13					12.31.12
Instrument	Hedge object	Reference currency (notional)	Reference value (notional)	Fair value (1)	Reference value (notional)	Fair value (1)
Financial instruments designated as hedge accounting
NDF - Dólar	Currency	USD	190,000	(21,349)	1,007,000	(20,044)
NDF - Euro	Currency	EUR	106,800	(25,193)	197,000	(11,268)
NDF - Libra	Currency	GBP	33,000	(12,088)	53,400	(6,425)
Currency swap - US$	Currency	BRL	572,990	(203,924)	408,700	(76,980)
Interest rate - US$	Interest	USD	200,000	(33,187)	256,428	(46,752)
Interest rate - R$	Interest	BRL	267,380	510	-	-
Interest rate - R$	Interest	BRL	50,000	80	-	-
Fixed exchange rate - US$	Currency	USD	160,000	(10,429)	65,000	2,080
Options (Collar) - US$	Currency	USD	120,000	(287)	-	-
				(305,867)		(159,389)
Financial instruments not designated as hedge accounting
Currency swap - US$	Currency	USD	13,992	(6,104)	15,489	(5,609)
Options	Live cattle	BRL	6,650	(154)	28,784	10
NDF	Live cattle	BRL	3,296	(484)	854	57
Future - BMF	Live cattle	BRL	4,400	18	20,309	(7)
Future - BMF	Currency	USD	205,000	3,247	100,000	(782)
				(3,477)		(6,331)
				(309,344)		(165,720)

(1)        The market value determination method used by the Company consists of calculating the future value based on the contracted conditions and determining the present value based on market curves, extracted from the data base of Bloomberg and BM&F.

BR GAAP and IFRS
Consolidated
12.31.13					12.31.12
Instrument	Hedge object	Reference currency (notional)	Reference value (notional)	Fair value (1)	Reference value (notional)	Fair value (1)
Financial instruments designated as hedge accounting
NDF - Dólar	Currency	USD	190,000	(21,349)	1,007,000	(20,044)
NDF - Euro	Currency	EUR	106,800	(25,193)	197,000	(11,268)
NDF - Libra	Currency	GBP	33,000	(12,088)	53,400	(6,425)
Currency swap - US$	Currency	BRL	572,990	(203,924)	408,700	(76,980)
interest rate - US$	Interest	USD	400,000	(71,941)	556,428	(101,648)
interest rate - R$	Interest	BRL	267,380	510	-	-
interest rate - R$	Interest	BRL	50,000	80	-	-
Fixed exchange rate - US$	Currency	USD	160,000	(10,429)	65,000	2,080
Options (Collar) - US$	Currency	USD	120,000	(287)	-	-
				(344,621)		(214,285)
Financial instruments not designated as hedge accounting
NDF - Euro	Currency	EUR	150,000	2,715	50,000	396
NDF - Libra	Currency	GBP	15,000	(227)	-	-
NDF	Live cattle	BRL	3,296	(484)	854	57
Currency swap - US$	Currency	BRL	13,992	(6,104)	15,489	(5,609)
Options	Live cattle	BRL	6,650	(154)	28,784	10
Future - BMF	Live cattle	BRL	4,400	18	20,309	(7)
Future - BMF	Currency	USD	205,000	3,247	100,000	(782)
				(989)		(5,935)
				(345,610)		(220,220)

(1)        The market value determination method used by the Company consists of calculating the future value based on the contracted conditions and determining the present value based on market curves, extracted from the database of Bloomberg and BM&F.

a.                  Non-deliverable forwards – NDF

The position of the outstanding non-deliverable forward – NDF as of December 31, 2013 and December 31, 2012, by maturity, as well as the weighted average exchange rates and the fair value, are presented as follows:

BR GAAP and IFRS
Parent company and Consolidated
12.31.13
	R$ x US$			R$ x EUR			R$ x GBP
Maturities	Notional (US$)	Average rate	Fair value	Notional (EUR)	Average rate	Fair value	Notional (GBP)	Average rate	Fair value
Financial instruments designated as hedge accounting
January 2014	-	-	-	13,000	2.8830	(4,762)	4,000	3.3259	(2,249)
February 2014	-	-	-	12,000	2.8740	(4,979)	3,500	3.2433	(2,410)
March 2014	-	-	-	10,300	2.9541	(3,654)	3,500	3.3944	(1,962)
April 2014	45,000	2.1418	(12,042)	11,500	2.9577	(4,211)	3,500	3.4718	(1,756)
May 2014	50,000	2.2665	(7,972)	11,000	3.0707	(3,037)	3,500	3.5797	(1,456)
June 2014	28,000	2.4017	(1,231)	14,000	3.2053	(2,348)	3,500	3.7152	(1,088)
July 2014	27,000	2.4653	89	11,000	3.3257	(761)	3,000	3.8463	(617)
August 2014	20,000	2.4694	(252)	7,000	3.3514	(523)	2,500	3.9988	(226)
September 2014	10,000	2.4884	(89)	6,000	3.3814	(403)	2,500	4.0628	(131)
October 2014	10,000	2.5309	148	5,000	3.4028	(353)	1,500	4.0629	(121)
November 2014	-	-	-	6,000	3.4759	(162)	2,000	4.1388	(72)
	190,000	2.3321	(21,349)	106,800	3.1204	(25,193)	33,000	3.6450	(12,088)

BR GAAP and IFRS
Parent company and Consolidated
12.31.13
	EUR x USD			GBP x USD
Maturities	Notional (EUR)	Average rate	Fair value	Notional (GBP)	Average rate	Fair value
Financial instruments not designated as hedge accounting
March 2014	150,000	1.3819	2,715	15,000	1.6481	(227)
	150,000	1.3819	2,715	15,000	1.6481	(227)

b.                  Interest rate and currency swap

The position of interest rate and currency swap is presented as follows:

BR GAAP
12.31.13
				Parent company		Consolidated
Instrument	Maturity date	Assets (Hedged object)	Liabilities (Protected risk)	Notional	Fair value	Notional	Fair value
Financial instruments designated as hedge accounting

Interest rate	01.22.18	LIBOR 6M + 2.82% p.a.	5.86% p.a.	100,000	(18,973)	100,000	(18,973)
Interest rate	06.18.18	LIBOR 3M + 2.60% p.a.	5.47% p.a.	100,000	(14,214)	100,000	(14,214)
Interest rate	02.01.19	LIBOR 6M + 2.70% p.a.	5.90% p.a.	-	-	100,000	(19,491)
Interest rate	02.01.19	LIBOR 6M + 2.70% p.a.	5.88% p.a.	-	-	100,000	(19,263)
				200,000	(33,187)	400,000	(71,941)

Interest rate	05.22.19	R$ (Pre of 7.75% p.a.)	68.84% CDI	50,000	80	50,000	80
				50,000	80	50,000	80

Interest rate	10.21.14	R$ (Pre of 8.10% p.a.)	78.30% CDI	126,534	242	126,534	242
Interest rate	10.21.14	R$ (Pre of 8.10% p.a.)	78.30% CDI	140,846	268	140,846	268
				267,380	510	267,380	510

Currency swap	03.17.14	R$ + 9.80%	US$ + 1.71%	65,440	(28,337)	65,440	(28,337)
Currency swap	03.17.14	R$ + 9.70%	US$ + 1.53%	47,910	(22,411)	47,910	(22,411)
Currency swap	03.17.14	R$ + 9.70%	US$ + 1.45%	112,080	(52,094)	112,080	(52,094)
Currency swap	03.17.14	R$ + 9.80%	US$ + 1.68%	48,600	(21,872)	48,600	(21,872)
Currency swap	03.17.14	R$ + 9.80%	US$ + 1.65%	48,960	(21,367)	48,960	(21,367)
Currency swap	05.22.18	R$ + 7.75%	US$ + 1.60%	250,000	(57,843)	250,000	(57,843)
				572,990	(203,924)	572,990	(203,924)

				1,090,370	(236,521)	1,290,370	(275,275)

Financial instruments not designated as hedge accounting
Currency swap	03.16.15	R$ (Pre of 8.41% p.a.)	US$ - 0.20%	13,992	(6,104)	13,992	(6,104)
				13,992	(6,104)	13,992	(6,104)

c.                   Fixed exchange rate

The position of fixed exchange rate designated as hedge accounting is presented as follows:

BR GAAP and IFRS
Parent company and Consolidated
12.31.13
R$ x US$
Maturities	Notional US$	Average US$	Fair value
January 2014	15,000	2.2538	(1,536)
February 2014	5,000	2.3776	(50)
March 2014	10,000	2.1609	(2,369)
April 2014	20,000	2.1652	(4,942)
May 2014	20,000	2.3065	(2,451)
June 2014	20,000	2.4252	(468)
July 2014	20,000	2.5067	774
August 2014	20,000	2.4793	(91)
September 2014	20,000	2.5144	255
November 2014	10,000	2.5845	449
	160,000	2.3818	(10,429)

d.                  Options

The Company designates as a hedge instrument (hedge accounting) only variation in the intrinsic value of its options, recognizing the time value of the premium in the financial result. If the hedge is not effective and the option is not exercised due to devaluation of the Brazilian Real, the losses related to the options will be registered as financial expenses in the statement of income.

The Company has designated as hedge accounting transactions involving options denominated collar where there is a purchase of a put option ("PUT") and a sale of a call option ("CALL").

When the quote of any of the options is not available in an active market, the fair value will be based on an option pricing model (Black-Scholes or Binomial).

BR GAAP and IFRS
Parent company and Consolidated
12.31.13
R$ x US$
Type	Maturities	Notional (US$)	Average US$	Fair value

Put (Purchase)	From 10.2013 to 01.2014	120,000	2.3453	(2,970)
Call (Sale)	From 10.2013 to 01.2014	120,000	2.4703	2,683
				(287)

4.2.2 Breakdown of the balances of non-derivative financial instruments

The position of non-derivative financial instruments is presented as follows:

BR GAAP and IFRS
Parent company and Consolidated
12.31.13					12.31.12
Instrument	Hedge object	Reference currency (notional)	Value (notional)	Fair value (1)	Value (notional)	Fair value (1)
Financial instruments designated as hedge accounting

Export pre payment - PPE	Exchange	USD	300,000	702,780	399,206	815,778
Bonds	Exchange	USD	300,000	702,780	150,000	306,525

			600,000	1,405,560	549,206	1,122,303

(1)        Notional converted by the Ptax of the period-end.

a.                  Export prepayments – PPEs

The position of PPEs is presented as follows:

BR GAAP and IFRS
Parent company and Consolidated
12.31.13
Hedge Instrument	Type of risk hedged	Maturities	Notional (US$)	Average rate	Fair value

Export pre payment - PPE	US$ (E.R.)	02.2017 to 02.2019	300,000	1.7796	702,780

b.                  Senior unsecured notes – Bonds

The position of bonds designated as hedge accounting is presented as follows:

BR GAAP and IFRS
Parent company and Consolidated
12.31.13
Hedge Instrument	Type of risk hedged	Maturities	Notional (US$)	Average rate	Fair value

BRF SA BRFSBZ5	US$ (E.R.)	06.2022	150,000	2.0213	351,390
BRF SA BRFSBZ3	US$ (E.R.)	05.2023	150,000	2.0387	351,390

			300,000	2.0300	702,780

3.1.            Gains and losses of derivative and non-derivative financial instruments designated as hedge accounting

The unrealized gains and losses of derivative and non-derivative financial instruments designated as hedge accounting are registered in the shareholders’ equity, as set forth below:

	Shareholders' Equity
	BR GAAP		BR GAAP and IFRS
	Parent company		Consolidated
	12.31.13	12.31.12	12.31.13	31.12.12
Financial instruments designated as hedge accounting
Foreign exchange risks	(172,402)	(40,746)	(172,402)	(40,746)
Interest risks	(30,525)	(43,465)	(64,911)	(95,053)
	(202,927)	(84,211)	(237,313)	(135,799)

Financial instruments not designated as hedge accounting
Foreign exchange risks	(262,680)	(104,128)	(262,680)	(104,128)
	(262,680)	(104,128)	(262,680)	(104,128)

Gross losses	(465,607)	(188,339)	(499,993)	(239,927)
Deferred taxes on losses	158,306	64,035	158,306	64,035
OCI recognized by subsidiaries	(34,386)	(51,588)	-	-
Losses, net of taxes	(341,687)	(175,892)	(341,687)	(175,892)

Rolforward	(277,268)	5,063	(260,066)	(6,877)
Taxes on adjustments of financial instruments	94,271	(1,722)	94,271	(1,722)
OCI recognized by subsidiaries	17,202	(11,940)	-	-
Impact on other comprehensive income	(165,795)	(8,599)	(165,795)	(8,599)

On December 31, 2013, the realized gains and losses of derivative and non-derivative financial instruments designated as hedge accounting resulted in a loss of R$133,671 (loss of R$186,803 as of December 31, 2012), composed by a net loss amounting to R$132,565 (loss of R$191,014 as of December 31, 2012) registered as gross revenues and a net loss of R$1,106 (gain of R$4,211 as of December 31, 2012) registered in the financial result as gains and losses with derivative operations.

3.2.            Breakdown of financial instruments by category – except derivatives

	BR GAAP
	Parent company
	12.31.13
	Loans and receivables	Available for sale	Trading securities	Held to maturity	Financial liabilities	Total
Assets
Amortized cost
Marketable securities	-	-	-	56,002	-	56,002
Restricted cash	-	-	-	99,212	-	99,212
Trade accounts receivable	3,993,114	-	-	-	-	3,993,114
Other credits	389,812	-	-	-	-	389,812
Other receivables	284,707	-	-	-	-	284,707
Fair value
Marketable securities	-	623	178,097	-	-	178,720

Liabilities
Amortized cost
Trade accounts payable	-	-	-	-	(3,378,029)	(3,378,029)
Loans and financing
Local currency	-	-	-	-	(4,072,463)	(4,072,463)
Foreign currency	-	-	-	-	(3,602,838)	(3,602,838)
Capital lease payable	-	-	-	-	(187,856)	(187,856)
	4,667,633	623	178,097	155,214	(11,241,186)	(6,239,619)

	BR GAAP
	Parent company
	12.31.12
	Loans and receivables	Available for sale	Trading securities	Held to maturity	Financial liabilities	Total
Assets
Amortized cost
Marketable securities	-	-	-	51,752	-	51,752
Restricted cash	-	-	-	83,877	-	83,877
Trade accounts receivable	3,008,799	-	-	-	-	3,008,799
Other credits	109,431	-	-	-	-	109,431
Other receivables	407,594	-	-	-	-	407,594
Fair value
Marketable securities	-	658	268,375	-	-	269,033

Liabilities
Amortized cost
Trade accounts payable	-	-	-	-	(3,135,464)	(3,135,464)
Loans and financing
Local currency	-	-	-	-	(3,889,920)	(3,889,920)
Foreign currency	-	-	-	-	(2,815,029)	(2,815,029)
Capital lease payable	-	-	-	-	(70,493)	(70,493)
	3,525,824	658	268,375	135,629	(9,910,906)	(5,980,420)

	BR GAAP and IFRS
	Consolidated
	12.31.13
	Loans and receivables	Available for sale	Trading securities	Held to maturity	Financial liabilities	Total
Assets
Amortized cost
Marketable securities	-	-	-	56,002	-	56,002
Restricted cash	-	-	-	99,212	-	99,212
Trade accounts receivable	3,346,166	-	-	-	-	3,346,166
Other credits	502,682	-	-	-	-	502,682
Other receivables	284,707	-	-	-	-	284,707
Fair value
Marketable securities	-	280,373	179,195	-	-	459,568

Liabilities
Amortized cost
Trade accounts payable	-	-	-	-	(3,674,705)	(3,674,705)
Loans and financing
Local currency	-	-	-	-	(4,072,463)	(4,072,463)
Foreign currency	-	-	-	-	(6,108,727)	(6,108,727)
Capital lease payable	-	-	-	-	(188,839)	(188,839)
	4,133,555	280,373	179,195	155,214	(14,044,734)	(9,296,397)

	BR GAAP and IFRS
	Consolidated
	12.31.12
	Loans and receivables	Available for sale	Trading securities	Held to maturity	Financial liabilities	Total
Assets
Amortized cost
Marketable securities	-	-	-	142,611	-	142,611
Restricted cash	-	-	-	93,014	-	93,014
Trade accounts receivable	3,142,326	-	-	-	-	3,142,326
Other credits	229,724	-	-	-	-	229,724
Other receivables	407,594	-	-	-	-	407,594
Fair value
Marketable securities	-	273,062	280,693	-	-	553,755

Liabilities
Amortized cost
Trade accounts payable	-	-	-	-	(3,381,246)	(3,381,246)
Loans and financing
Local currency	-	-	-	-	(3,889,920)	(3,889,920)
Foreign currency	-	-	-	-	(5,628,401)	(5,628,401)
Capital lease payable	-	-	-	-	(70,493)	(70,493)
	3,779,644	273,062	280,693	235,625	(12,970,060)	(8,401,036)

3.3.            Determination of the fair value of financial instruments

The Company discloses its financial assets and liabilities at fair value, based on the appropriate accounting pronouncements, which refers to concepts of valuation and practices.

Particularly related to the disclosure, the Company applies the hierarchy requirements set out in CVM Deliberation No. 699/12, which involves the following aspects:

·        The fair value is the price that an asset could be exchanged and a liability could be settled, between knowledgeable willing parties in an arm’s length transaction; and

·        Hierarchy on 3 levels for measurement of the fair value, according to observable inputs for the valuation of an asset or liability on the date of its measurement.

The valuation established on 3 levels of hierarchy for measurement of the fair value is based on observable and non-observable inputs. Observable inputs reflect market data obtained from independent sources, while non-observable inputs reflect the Company’s valuation technics. These two types of inputs create the hierarchy of fair value set forth below:

·        Level 1 – Prices quoted (unadjusted) for identical instruments in active markets;

·        Level 2 – Prices quoted in active markets for similar instruments, prices quoted for identical or similar instruments in non-active markets and evaluation models for which inputs are observable; and

·        Level 3 – Instruments whose significant inputs are non-observable.

The table below presents the overall classification of financial assets and liabilities according to the valuation hierarchy.

	BR GAAP
	Parent company
	12.31.13
	Level 1	Level 2	Level 3	Total
Assets
Financial assets
Available for sale
Stocks	623	-	-	623
Held for trading
Bank deposit certificates	-	113,253	-	113,253
Financial treasury bills	64,844	-	-	64,844
Other financial assets
Derivatives designed as hedge	-	5,592	-	5,592
Derivatives not designated as hedge	-	3,265	-	3,265
	65,467	122,110	-	187,577
Liabilities
Financial liabilities
Other financial liabilities
Derivatives designed as hedge	-	(311,459)	-	(311,459)
Derivatives not designated as hedge	-	(6,742)	-	(6,742)
	-	(318,201)	-	(318,201)

	BR GAAP
	Parent company
	12.31.12
	Level 1	Level 2	Level 3	Total
Assets
Financial assets
Available for sale
Stocks	658	-	-	658
Held for trading
Bank deposit certificates	-	167,867	-	167,867
Financial treasury bills	100,508	-	-	100,508
Other financial assets
Derivatives designed as hedge	-	32,688	-	32,688
Derivatives not designated as hedge	-	116	-	116
	101,166	200,671	-	301,837
Liabilities
Financial liabilities
Other financial liabilities
Derivatives designed as hedge	-	(192,077)	-	(192,077)
Derivatives not designated as hedge	-	(6,447)	-	(6,447)
	-	(198,524)	-	(198,524)

	BR GAAP and IFRS
	Consolidated
	12.31.13
	Level 1	Level 2	Level 3	Total
Assets
Financial assets
Available for sale
Credit linked notes	173,969	-	-	173,969
Brazilian foreign debt securities	105,322	-	-	105,322
Exclusive investment funds	459	-	-	459
Stocks	623	-	-	623
Held for trading
Bank deposit certificates	-	114,351	-	114,351
Financial treasury bills	64,844	-	-	64,844
Other financial assets
Derivatives designated as hedge	-	5,592	-	5,592
Derivatives not designated as hedge	-	5,980	-	5,980
	345,217	125,923	-	471,140
Liabilities
Financial liabilities
Other financial liabilities
Derivatives designated as hedge	-	(350,213)	-	(350,213)
Derivatives not designated as hedge	-	(6,969)	-	(6,969)
	-	(357,182)	-	(357,182)

	BR GAAP and IFRS
	Consolidated
	12.31.12
	Level 1	Level 2	Level 3	Total
Assets
Financial assets
Available for sale
Credit linked notes	174,181	-	-	174,181
Brazilian foreign debt securities	89,004	-	-	89,004
Exclusive investment funds	9,219	-	-	9,219
Stocks	658	-	-	658
Held for trading
Bank deposit certificates	-	180,185	-	180,185
Financial treasury bills	100,508	-	-	100,508
Other financial assets
Derivatives designated as hedge	-	32,688	-	32,688
Derivatives not designated as hedge	-	512	-	512
	373,570	213,385	-	586,955
Liabilities
Financial liabilities
Other financial liabilities
Derivatives designated as hedge	-	(246,973)	-	(246,973)
Derivatives not designated as hedge	-	(6,447)	-	(6,447)
	-	(253,420)	-	(253,420)

Presented below is the description of the valuation methodologies utilized by the Company for financial instruments measured at fair value:

•        The investments in financial assets in the categories of Brazilian foreign debt securities, National Treasury Certificates (“CTN”), Financial Treasury Notes (“LFT”), financial investment funds and shares are classified at Level 1 of the fair value hierarchy, as the market prices are available in an active market;

•        The investments in Bank Deposit Certificates (“CDB”) are classified at Level 2, since the determination of fair value is based on the price quotation of similar financial instruments in non-active markets; and

•        The derivatives are valued through existing pricing models widely accepted by financial market and described in appendix III of the Risk Policy. Readily observable market inputs are used, such as interest rate forecasts, volatility factors and foreign currency rates. These instruments are classified at Level 2 of the valuation hierarchy, including interest rates swap and foreign currency derivatives.

3.4.            Comparison between book value and fair value of financial instruments

The Company evaluated the book value and the fair value of financial instruments and except for the items presented below, all other items evaluated present the book value fair value.

	BR GAAP
	Parent company
		12.31.13		12.31.12
	Maturity	Book value	Fair value	Book value	Fair value
BRF bonds
BRF SA BRFSBZ5	2022	(1,757,590)	(1,754,392)	(1,531,036)	(1,676,635)
BRF SA BRFSBZ3	2023	(1,076,223)	(915,169)	-	-
BRF SA BRFSBZ7	2018	(500,323)	(416,898)	-	-
		(3,334,136)	(3,086,459)	(1,531,036)	(1,676,635)

	BR GAAP and IFRS
	Consolidated
		12.31.13		12.31.12
	Maturity	Book value	Fair value	Book value	Fair value
BRF bonds
BRF SA BRFSBZ5	2022	(1,757,590)	(1,754,392)	(1,531,036)	(1,676,635)
BRF SA BRFSBZ3	2023	(1,076,223)	(915,169)	-	-
BRF SA BRFSBZ7	2018	(500,323)	(416,898)	-	-
BFF bonds
Sadia Overseas BRFSBZ7	2020	(1,501,982)	(1,654,926)	(1,561,993)	(1,857,023)
Sadia bonds
Sadia Overseas BRFSBZ6	2017	(520,609)	(574,900)	(514,387)	(594,850)
Quickfood bonds
Quickfood	2016	(54,586)	(54,586)	-	-
		(5,411,313)	(5,370,871)	(3,607,416)	(4,128,508)

3.5.            Table of sensitivity analysis

The Company has financing, loans and receivables denominated in foreign currency and in order to mitigate the risks resulting from exchange rate exposure, it contracts derivative financial instruments.

The Company understands that the current interest rate fluctuations do not affect significantly its financial results, since it opted to fix the exchange rate of a considerable portion of its floating interest rates debts by using derivative transactions (interest rates swaps). The Company designates such derivatives as hedge accounting and, therefore, the effectiveness is monitored through prospective and retrospective tests.

In the table presented below, five scenarios are considered for the next twelve-month period, considering the percentage variations of the quote of the parity between the Brazilian Reais and U.S. Dollar, Brazilian Reais and Euro and Brazilian Reais and Pounds Sterling, whereas the most likely scenario is that one adopted by the Company. The total of export sales analyzed corresponds to the total of derivative financial instruments increased by the amortization flow of PPEs designated as hedge accounting.

Parity - Brazilian Reais x U.S. Dollar		2.3426	2.1083	1.7570	2.9283	3.5139
Transaction/Instrument	Risk	Scenario I	Scenario II	Scenario III	Scenario IV	Scenario V
		(probable)	(10% appreciation)	(25% appreciation)	(25% devaluation)	(50% devaluation)
NDF and Fixed exchange rate (hedge accounting)	Devaluation of R$	4,280	86,271	209,257	(200,698)	(405,675)
Options - currencies	Devaluation of R$	318	28,429	70,596	(54,958)	(125,236)
Exports pre payments	Devaluation of R$	(168,900)	(98,622)	6,795	(344,595)	(520,290)
Bonds	Devaluation of R$	(93,780)	(23,502)	81,915	(269,475)	(445,170)
Swaps	Devaluation of R$	(103,056)	(27,325)	86,273	(292,385)	(481,714)
Exports	Appreciation of R$	59,662	(97,292)	(332,723)	437,046	829,431
Net of tax effect		(301,476)	(132,041)	122,113	(725,065)	(1,148,654)
Statement of income		-	-	-	-	-
Shareholders' equity		(301,476)	(132,041)	122,113	(725,065)	(1,148,654)

Parity - Brazilian Reais x Euro		3.2265	2.9039	2.4199	4.0331	4.8398
Transaction/Instrument	Risk	Scenario I	Scenario II	Scenario III	Scenario IV	Scenario V
		(probable)	(10% appreciation)	(25% appreciation)	(25% devaluation)	(50% devaluation)
NDF (hedge accounting)	Devaluation of R$	(11,330)	23,129	74,818	(97,477)	(183,625)
Exports	Appreciation of R$	11,330	(23,129)	(74,818)	97,477	183,625
Net of tax effect		-	-	-	-	-
Statement of income		-	-	-	-	-
Shareholders' equity		-	-	-	-	-

Parity - Brazilian Reais x Pound Sterling		3.8728	3.4855	2.9046	4.8410	5.8092
Transaction/Instrument	Risk	Scenario I	Scenario II	Scenario III	Scenario IV	Scenario V
		(probable)	(10% appreciation)	(25% appreciation)	(25% devaluation)	(50% devaluation)
NDF (hedge accounting)	Devaluation of R$	(7,519)	5,261	24,432	(39,470)	(71,420)
Exports	Appreciation of R$	7,519	(5,261)	(24,432)	39,470	71,420
Net of tax effect		-	-	-	-	-
Statement of income		-	-	-	-	-
Shareholders' equity		-	-	-	-	-

5.2- Description of the policy for management of market risks.

Financial Risk Management Policy

APPROVED ON 06/28/2012

Summary

1.	PURPOSE		65

2.	VALIDITY		65

3.	INITIAL PROVISIONS AND GOVERNANCE		65

	3.1	FINANCIAL RISK MANAGEMENT COMMITTEE	66
	3.2	DUTIES 66
	3.2.1	BOARD OF DIRECTORS	66
	3.2.2	BOARD OF DIRECTORS FINANCE AND RISK MANAGEMENT
		COMMITTEE	66
	3.2.3	EXECUTIVE BOARD	66
	3.2.4	FINANCIAL RISK MANAGEMENT COMMITTEE	67
	3.2.5	TRADERS	67
	3.2.6	RISK MANAGEMENT AREA	67
	3.2.7	OUTSIDE CONSULTANT	68
	3.2.8	INTERNAL AUDIT	68
	3.3	INDEPENDENCE	68
4.	ELIGIBLE INSTRUMENTS		68

5.	Market risk		69

	5.1	RISK FACTORS	69
	5.1.1	MAPPED RISK FACTORS	69
	5.2	EXPOSURE TO THE EXCHANGE RATE	69
	5.2.1	CASH FLOW OR TYPE 1 EXPOSURE	69
	5.2.1.1	RISK CONTROL POLICY	69
	5.2.2	BALANCE SHEET OR TYPE 2 EXPOSURE	70
	5.2.2.1	RISK CONTROL POLICY	70
	5.3	EXPOSURE TO COMMODITIES	70
	5.3.1	RISK CONTROL POLICY	70
	5.4	EXPOSURE TO LIVE CATTLE [BOI GORDO]	71
	5.4.1	RISK CONTROL AND POLICY	71
	5.4.1.1	TERM, CONFINEMENT, CALVING AND RECALVING	71
	5.5	OTHER RISK FACTORS	72
6.	COUNTERPARTY RISK		72

7.	PROCEDURES AND LIMITS OF AUTHORITY		72

	7.1	CHANGE OF STRATEGY	73
	7.2	USE OF LIMITS OF AUTHORITY	73
	7.3	LIMITS OF AUTHORITIES	74
8.	GENERAL CONDITIONS		74

	8.1	NEGOTIATING AND OPERATIONAL PROCEDURES	74
9.	HEDGE ACCOUNTING		75

	9.1	GENERAL ACCOUNTING RULE FOR FINANCIAL INSTRUMENTS	75

	9.2	HEDGE ACCOUNTING RULES	75
10.	REVIEW OF THIS POLICY		76
ATTACHMENTS			77
I.	Glossary		77
II.	MARKING TO MARKET – MTM CALCULATION METHOD		79
A.	Libor FLOW		79
B.	LINEAR RATE INTERPOLATION		80
C.	CDI* X US DOLLAR Swap		80

•                         PURPOSE

The purpose of this document is to present BRF-Brasil Foods SA (hereinafter referred to as BRF or the Company) financial risk management policies, the main focus of which is the market and counterparty risk. This policy conforms to the best international practices and also complies with the standards laid down by the regulatory entities in Brazil and abroad,

It establishes guidelines and limits to govern the actions of the areas involved in the implementation of hedging transactions, while observing the criteria approved by the Board of Directors.

•                         VALIDITY

This policy will be valid for a maximum period of two years from the date of its last approval by the Board of Directors.

•                         INITIAL PROVISIONS AND GOVERNANCE

Briefly, risk management at BRF may be characterized as follows:

•      Focus:

o  Market risk.

•      Basic principles:

o  Risk management is a process and not an isolated event, and therefore it should involve all areas of the Company;

o  The implementation of this management should be led by the Board of Directors and by the Executive Board;

o  Risk management requires the dissemination of a risk awareness and mitigation culture, with emphasis on the routine participation of employees.

•      Components of the Financial Risk Management Policy:

o  Definition of the various decision-making levels for the Company's hedging transactions;

o  Definition of the responsibilities of each hierarchical level and of the respective authorities;

o  Definition of the acceptable risk limits by BRF in order to optimize the risk/return ratio, to be approved by the Board of Directors.

o  Implementation of the risk management process: risk assessment; control, information, communication and monitoring activities.

•      Management process:

The main steps of the risk management process are listed below:

o  Analysis of the operating cash flow projections and balance sheet positions;

o  Evaluation and measurement of the risk factors;

o  Preliminary analysis of the risk factors and evaluation of mitigation alternatives;

o  Implementation of mitigation alternatives;

o  Communication of the strategies implemented;

o  Control and monitoring in accordance with the Financial Risk Management Policy.

•      Organization for financial risk management:

The risk management process should be conducted by the Financial Risk Management Committee, whose duty is to assess whether the Financial Risk Management Policy is being fully complied with and to propose applicable alternatives. In addition, the Committee has the power to veto proposals for transactions which, at its discretion, are not appropriate for BRF at the time of their evaluation.

Financial Risk Management Committee

The Financial Risk Management Committee shall meet on a monthly basis or extraordinarily, when necessary.

The Financial Risk Management Committee is a formally constituted body reporting to BRF Executive Board

The Financial Risk Management Committee may be strengthened by outside consultants contributing independent opinions about the management of the hedging transactions and an evaluation free of conflicts of interest in the transactions and observance of the limits.

Duties

1.                        Board of Directors

The Board plays a key role (1) in the development of a solid financial risk management framework, since it is responsible for the approval of the Financial Risk Management Policy drawn up by the Financial Risk Management Committee risk and (2) in monitoring compliance with this policy by checking observance of the overall limits established.

2.                        Board of Directors Finance and Risk Management Committee

The Finance and Risk Management Policy Committee will report directly to the Board of Directors and will play a consultative role in relation to the Financial Risk Management Policy, as well as other strategic guidelines for financial risk management and ongoing monitoring of the performance of the Financial Risk Management Committee.

3.                        Executive Board

The Board of Executive Directors of BRF will act directly in the management of the financial risk with the following responsibilities:

•      Evaluate the company's positioning for each identified risk, according to the guidelines and policies issued by the Board of Directors;

•      Approve the performance indicators to be used in risk management;

•      Promote the actions for the strengthening and dissemination of a risk management and internal control culture;

•      Approve proposals for aggregate limits of authority and evaluate suggestions for improvements in the Financial Risk Management Policy;

•      Approve proposed amendments suggested in the conceptual framework of the financial risk management.

4.                        Financial Risk Management Committee

The Financial Risk Management Committee is the body of the Executive Board responsible for ensuring the implementation of the Financial Risk Management Policy.

The responsibilities of the Financial Risk Management Committee may be described as follows:

•      Propose changes and alterations to the Financial Risk Management Policy.

•      Supervise the process of financial risk management at BRF;

•      Assess the Company’s position for each risk identified and consult the Board if discrepancies arise.

•      Plan and check the impact of the implemented decisions on the Company’s positions;

•      Monitor and follow up the Company’s levels of exposure to risks and compliance with the Financial Risk Management Policy;

•      Hold monthly meetings to follow up the performance of the hedging transactions;

•      Assess stress scenarios applied to Company’s transactions, cash flow projections and indebtedness;

•      Disseminate a risk management culture across the Company.

5.                        Traders

In terms of market risks, the duties of traders when handling the transactions in compliance with the Company’s Financial Risk Management Policy are:

•      Carry out the transactions (positions) in accordance with the limits established in this Policy, observing its Limits of Authority (LOA);

•      Perform the hedging transactions in accordance with the strategy defined by the Committee;

•      Record and disclose the contracted transactions;

•      Follow up limits and exposures through reports prepared by the Risk Management area.

6.                        Risk Management Area

With the support of the Financial Risk Management Policy, the main duty of the Risk Management area will be to track, monitor, assess and report the financial risks incurred by BRF. This involves mainly:

•      Making a constant critical analysis of the scope of the Financial Risk Management Policy;

•      Ensuring compliance with exposure, according to the limits laid;

•      Reporting the Company’s exposures to financial risk factors, ensuring transparency in their disclosure;

•      Making specific (ad hoc) assessments of the hedging instruments and suggest alternatives;

•      Modeling and assessing exposures to market risk, pinpointing and informing the magnitude of their potential impacts;

•      Supplying the Financial Risk Management Committee with information on the Company's exposures in relation to the mapped risk factors and suggest mitigation alternatives.

7.                        Outside consultant

The Financial Risk Management Committee may rely on the services of an outside consultant, provided on a monthly basis, to monitor the implementation of the Financial Risk Management Policy. One of the important requisites in the engagement of an outside consultant is to ensure that such person is an independent professional.

8.                        Internal audit

This will ensure the governance of the whole financial risk management process in relation to segregation of duties, internal controls, implementation of this policy and reflections on accounting. The internal audit team will have its own schedule and agenda, maintaining its independence, and will have access to Committee meetings.

Independence

In order to segregate duties and ensure the independence of the controls and information, the Risk Management area will report directly to the Vice President for Finance, Administration and IR. If needed and at its discretion, it may assess the CEO directly,

•                         ELIGIBLE INSTRUMENTS

Derivative instruments eligible for the implementation of hedging transactions are:

•      Swap contracts (Currencies, Interest Rates and Commodities);

•      Futures contracts (standardized and OTC, Currencies, Interest Rates and Commodities) such as NDF (Non-Deliverable Forward - OTC), Corn, Soybean, Soybean Meal and Oil (BM&FBovespa & CBOT), among others; and

•      Long call and put contracts options (Currencies, Interest Rates and Commodities).

Short positions in options (puts or calls) are permitted, provided that no net premium is received and that the number of call and put options are equal.

Any instrument, transaction, or strategy which, individually or combined, creates any type of additional leverage or contains contractual devices that gives it an additional leverage is strictly barred.

Transactions not listed as Eligible Instruments may be executed solely upon the prior approval by the Board of Directors.

•                         Market risk

Market risk may be defined as the risk posed by price oscillations of the various risk factors identified in the Company’s transaction. The principal methodology used to measure the Market Risk is the C-FaR – Cash Flow at Risk, which seeks to determine the worst result for the cash flow projected based on the risk factors identified.

Risk factors

To facilitate understanding the market risk involved in BRF activities, the risk factors mapped in this policy are described below.

9.                        Mapped Risk factors

•      Exchange Rate: This refers to activities tied to the variation of other (non-BRL) currencies.

•      Commodities:  this refers to activities tied to the variation in the price of commodities such as corn, soybean, soybean meal and oil.

•      Live Cattle [Boi Gordo]:  this refers to activities tied to the variation in the price of Live cattle.

•      Poultry:  this refers to activities tied to the variation in the price of in natura birds.

•      Hogs:  this refers to activities tied to the variation in the price of in natura hogs.

•      Dairy:  this refers to activities tied to the variation in the price of milk.

•      Price index: This refers to activities tied to the variation in the selling price indexes of the products, contemplating the domestic and the international markets.

•      Interest Rates: this refers to activities tied to the variation in pre-fixed or post-fixed interest rates, in Brazilian reals or other currencies and inflation rates.

•      Other:  Other factors used in the production process.

Exposure to the Exchange Rate

This section addresses specifically the exposure to variations in foreign exchange rates (USD/GBP/EUR). The main objectives are: identify the origin of the exposure, define a control policy and establish limits for such exposure.

The exposure to foreign exchange rate is derived from the projections of cash flow in foreign currency (type 1) and/or by the balance sheet accounting balances (type 2).

10.                    Cash Flow or Type 1 Exposure

11.                     Risk control policy

To mitigate the risks arising from type 1 exposure, specific control risk policies will be adopted.

For a better control, two time horizons will be mapped: up to 12 months and over 12 months.

•      Up to 12 months:

o  Monthly calculation of the net exposure of the operating cash flow in foreign currency;

o  Monthly monitoring of the flow of amortizations of non-derivative financial instruments referred to as hedge accounting;

o  Hedge transactions will be carried out on the net value of monthly foreign exchange exposure and will comply with the limits as established;

o  In view of the uncertainty in forecasting the amount of cash receipts and payments in foreign currency, a more conservative stance will be adopted in relation to the hedge amount to be contracted through financial derivative instruments, particularly for the longer horizon;

o  Hedging transactions using derivatives instruments may only be hired for a horizon up to 12 months; except for transactions using options as described in chapter 4, which will be limited to a 6-month horizon.

•      Over 12 months:

o  The position of derivative instruments referred to as hedge accounting and its schedule of settlements will be monitored and reported monthly to the Board of Directors. The BOD may establish new criteria and/or limits for such instruments;

o  Hedge transactions with non-derivative financial instruments may be carried out solely for the operating cash flow, observing the specified limit.

Special hedge accounting will be adopted for both time horizons on exposures arising from highly probable future income up to the specific limits.

12.                    Balance Sheet or Type 2 Exposure

13.                     Risk control policy

•      Monthly calculation of type 2 exposure.

Exposure to Commodities

This section addresses specifically the exposure to variations in the prices of commodities such as corn, soybean, soybean meal and soybean oil. This exposure may, in turn, be the result of physical purchase projections.

14.                    Risk control policy

To mitigate the risks arising from full exposure to variation in prices of commodities, specific risk control policies will be adopted. For exposure arising from the operational flow of the purchase of soybean meal/oil and corn, the following parameters must be observed:

•      Soybean exposure and consumption projections will be controlled within bran and oil exposure, according to the average yield from crushing (these will be approved by the Financial Risk Management Committee).

•      Monthly calculation for the next 12-month horizon of the physical flow exposure;

•      Hedge operations must be performed for the monthly net exposure volumes (Inventory and Receivables);

•      Commercial and Frame  agreements must adhere to the contents of item 4 Eligible Instruments.

•      Maximum and minimum volumes of the projected grain purchase flow to be hedged should comply with the specified limits;

•      For projections over 12 months, no hedging transactions will be made for physical purchase flow.

Exposure to Live Cattle [Boi Gordo]

This section addresses specifically the exposure concerning transactions linked to the Beef Division, whose main risk factor is the price of Live Cattle [Boi Gordo]. The strategies for origination which may be used include:

•      Forward [A termo]:

Buy for future delivery of Live Cattle at a fixed price or a price to be set.

•      Confinement:

Hiring of confinement to finish the animal for the market Lean cattle may be owned by the party or owned by a third party.

•      Calving and recalving:

Acquisition of calves in the pre- or post-weaning period

•      Spot:

Purchase of Live Cattle in the spot market.

15.                    Risk Control and Policy

16.                     Term, Confinement, Calving and Recalving

For this strategy, the following definitions apply:

•      Action and control will be based on exposure in arrobas [15 kg = 33 pounds];

•      If there are restrictions as to the liquidity of open futures contracts, the Cattle arrobas  bought will have to be spaced out.

•      The Beef Division and the Financial Management areas will have to make a previous alignment to mitigate the risk of a mismatch in this strategy;

•      The Beef Division will be responsible for informing the Financial Management area the minimum price of the Live Cattle derivative short sale position to ensure the desired profitability margin. If, during the negotiation of the derivatives, the market price falls below the minimum price level set, there will be a mismatch in this strategy. The Beef Division will then make the decision to change the minimum price or to maintain the mismatch, provided that the limits laid down in this Policy are observed;

•      Given that there is a seasonality factor in the supply of cattle between months, which may affect the correlation between maturity dates, it is recommended that the futures contract traded be aligned with the scheduled month of slaughtering. In the case of lack of liquidity for a given maturity, a short sale position should be structured using a derivative with adequate liquidity and maturity nearest to the scheduled month of slaughtering;

•      The Beef Division will be responsible for informing the Financial Management area about the timing of reversing the respective short sale position of the Cattle derivative.

Other risk factors

In its meetings, the Committee will promote the review and assessment of the factors outlined but not detailed in this Policy. It may also, should it see fit, include new factors and, in regular reviews of the Financial Risk Management Policy, detail and propose limits and controls.

•                 COUNTERPARTY RISK

Counterparty Risk may be defined as the risk of the counterparty in an agreement not honoring its contractual obligations.

6.1            Risk Policy and Control

•      The maximum concentration is given only when the sum of the investments and the derivatives MtM  is positive;

•      For Brazilian institutions in Brazil and their full  branches abroad, the rating  will be considered in Brazilian reals.

•        Any other cases will be considered in foreign currency pursuant to the following rule: Full Branches have the same risk as the parent company and subsidiaries will have their own local ratings  unless they have a formal guarantee from the parent company which has been assessed and approved by BRF’s legal department.

•                         PROCEDURES AND LIMITS OF AUTHORITY

Procedures and limits of authorities are defined below for application in case of changes in the market strategies approved by the Financial Risk Management Committee, as well as for the use of the limits of authority established by this Financial Risk Management Policy.

Change of strategy

As defined in the duties of the Financial Risk Management Committee, this Committee is responsible for approving, within its limits of authority, hedge alternatives in accordance with this Policy. Therefore, if there is any change in the strategy outlined for the current month, the person responsible for the traders involved will inform such change and the corresponding reason to the Coordinator of the Financial Risk Management Committee. The Coordinator shall then inform the Committee members. Lack of response from any signatory member will be construed as approval for the new strategy.

For cases requiring higher limits of authority, the item below, 6.2 – Use of Limits of Authority, will apply:

Use of Limits of Authority

The flow below shows the procedures to be adopted in such cases:

As noted above, the Risk Management area (after informing, or receiving the reason from, the Operational area – 01) has a duty to inform the Financial Risk Management Committee any use which is above (or below) the limit of authority established for the Operational Area – 02.

The Committee will request the Operational Area to correct the position or will agree the strategy/position, provided that it is within its own limit of authority, otherwise it will inform the Executive Board – 03.

The Executive Board, in the same manner of the Financial Risk Management Committee, will request the Operational Area to correct the position or will agree the strategy/position, provided that it is within its own limit of authority, otherwise it will inform the Board of Directors – 04.

The Board of Directors will request the Operational Area to correct the position or will agree the strategy/position.

Notes:

•      The traders must implement immediately any decision from the higher levels.

•      All decisions and communications should keep all persons in the lower levels informed and necessarily involve the Market Risk Management area;

•      If the flow described above is not followed, it is the duty of the Risk Management area to inform the higher level immediately.

Limits of Authorities

In addition to the levels of authority in the preceding item, the following apply:

•      Make changes the Policy: Board of Directors

•      Approve eligible instruments: Board of Directors

•      Define the risk management strategy: Financial Risk Management Committee

•      Approve alternative hedging transactions: Financial Risk Management Committee

•      Define hedging instruments: Analysts/traders, from the alternatives approved by the Financial Risk Management Committee;

•      Perform the transactions: Analyst/operators, provided that observing the limits and guidelines established by the Financial Risk Management Committee.

•                         GENERAL CONDITIONS

Some relevant remarks are set out below:

•      Hedging transactions may be performed solely if they do not extrapolate, in the whole, i.e., portfolio transactions (transactions already carried out by the Company’s financial and raw material areas) + new transactions, the specified limits.

•      The Financial Risk Management Committee shall pay special attention to the total hedging transactions in case the variables are close to any of the limits;

•      As a result of settlements and maturities of derivatives and non-derivatives contracts in the current month under analysis (intramonth), the minimum limit of that month will not be considered due to the natural adjustments made for adequacy of the limits from one month to the next;

•      The calculation of exposures must always consider the set of derivatives + underlying asset (Operating Flow or accounting position, both net position);

•      The basic purpose of the Value at Risk - VaR is to control adjustments. Therefore, solely standard derivatives traded on the Commodities and Futures Exchange (with daily adjustment) and transactions with derivatives that can be settled in advance by a tactic decision of the Financial Risk Management Committee will be considered;

•      It is important to note that if there are structural factors influencing exposures (e.g. new borrowings, prepayments, changes in raw material purchases and in sales, etc.), the limits may be reviewed to reflect the new reality.

Negotiating and Operational Procedures

This item describes the aspects relating to the negotiating and operational procedures of the transactions that will be performed.

•      The operational areas must be technically prepared to price the instruments approved by this policy. The pricing models should be duly documented and be made available to the audit area;

•      The derivatives will be selected within the permitted sets (eligible instruments) that better fit the market conditions (cost) and mitigate exposure. It is the duty of the areas to verify that the transactions are made within fair market parameters (prices). It is recommended that all material (document, spreadsheets, quotes and other) gathered to select the hedging derivative be duly documented and made available at any time to the Audit Area;

•      All transactions carried out should have its quote easily evidenced based on internal pricing models and using market indicators;

•      All parameters required for the performance and calculation of the settlement of transactions must be included in the proposals and/or quotations compiled by the company;

At the time of selection of the hedging instruments to be used, the areas involved in the performance of the transactions must have the following knowledge:

•      A methodology for calculation of market value (replacement value);

•      An understanding the available maturities;

•      An understanding of the volatility of prices and rates;

•      A methodology of taxation for the instruments to be used;

•      Financial Spread (margin) charged by financial institutions for contracting the transaction;

•      Possibility of daily pricing by the selling financial institution;

•      An understanding of the documentation and contract applicable to the instrument to be contracted.

HEDGE ACCOUNTING

General accounting rule for financial instruments

As defined in the Accounting Pronouncement Committee - CPC 38 and in the Brazilian Securities Commission - CVM Resolution No. 604, dated November 17, 2009, a financial derivative instrument should be classified as a security held for trading and therefore recorded in the balance sheet as an asset or financial liability at fair value through income, except if the entity designates it as a cover instrument in an effective cover relationship. In this case, the entity must apply optional cover accounting rules ("Hedge Accounting").

Hedge accounting rules

For entities that perform cover transactions involving the use of derivative financial instruments to hedge against a specific risk which has been determined and documented (and some non-derivative financial instruments used to hedge the risk of foreign exchange variation), there is the possibility of application of the methodology called hedge accounting. This methodology makes the impacts on the variation of the fair value of derivatives (or other non-derivatives financial instruments) used as hedging instrument be recognized in the result according to the recognition of the item that is the subject matter of the hedge. This methodology therefore ensures that the accounting impacts of the hedging transactions will be the same of the economic impacts, in line with the accrual basis.

•                         REVIEW OF THIS POLICY

This Financial Risk Management Policy will be reviewed and updated on an ongoing basis every year. The highly likely nature of the exports will be revised whenever the Company identifies a significant change in its exports and at least at each annual review of the Policy.

Exceptional revisions will be permitted provided that the reasons are compatible with the urgency. These reviews also must necessarily be submitted to BRF Board of Directors, and the Executive Board may also be consulted.

ATTACHMENTS

I.                    Glossary

Futures markets

Originally developed to meet the needs of marketers and agricultural producers to eliminate the uncertainty about the price to be received for certain goods at a future specified date.

Futures contracts

Traded on Commodities and Futures Exchanges, “futures contracts” are standardized contracts that allow the holder to set a price for a particular asset at a future date. The settlement of such contract is financial: the holder will pay (or receive) the difference between the actual price on the date of expiration of the contract and the contracted price. To minimize the risk of the other party in the transaction, the Exchanges require the deposit of a guarantee margin which is adjusted on daily basis.

Derivatives

These may be defined as a private contract, the value of which almost entirely derived from the value of some underlying asset, reference rate or pertinent index. The purpose of using these instruments is to manage the financial risk appropriately.

OTC (Over-The-Counter) Market

This is a contract agreed directly between the parties, in which there is flexibility in relation to maturity, size and settlement. This form of negotiation can present risk for the other party, for not having, in most cases, the deposit of guarantees or daily adjustment.

Forward [A Termo]:

Similar to the futures contract, but not standardized, i.e., traded in the over-the-counter market and, in most cases, presenting a risk to the other party.

Options:

There are contracts that give the holder the right to buy (or sell) a particular asset, on (or until) a specified date at a fixed price. Although they are less liquid than futures contracts, the advantage of these instruments is that they do not have daily adjustments – the difference is paid solely only at the closing of the transaction.

Swap

Swap is a contract to exchange the profitability of Indexers: the holder receives the variation of a particular index, and pays the variation of another index. With this, it expects to obtain a protection against possible differences between the variations of those indexes.

NDF – Non-deliverable forward

This a forward contract for currencies.

Hedge

This is the use of financial instruments to reduce the exposure to variation in a particular market.

Hedge Accounting

This is the description in the Company’s balance sheet of the hedge protecting the exposure of the corresponding account. It also reduces volatility in the financial lines of the balance sheet.

VaR

Value at Risk, this is an estimate of the maximum expected financial loss on a certain asset or set of assets, under normal market conditions, using statistical models.

Stress Testing

The stress test aims to quantify the financial loss under abnormal market conditions, i.e., in a scenario which is different from that observed so far.

BM & FBOVESPA

This is the sole securities, commodities and futures exchange in Brazil.

CBOT

Owned by the CME Group (Chicago Mercantile Exchange),the CBOT (Chicago Board of Trade) is the largest commodities exchange of the world.

II.                  MARKING TO MARKET – MTM CALCULATION METHOD

A.                 Libor FLOW

•      Initiated flows:

o  Notional =          Nominal transaction value – amortized balance

o  Libor = Libor rate established for the period under analysis

o  TaxaPré =           Pre-fixed rate defined in the contract

o  OverLibor =        Pre-fixed rate defined in the contract

o  Libor Fut =          Libor rate projected for the maturity of the flow – Source: Bloomberg terminal

o  Cupom =             USD exchange coupon projected for the maturity of the flow – Source: BM&FBOVESPA

o  DC1 =                    Consecutive days from the initiation to the base date of the flow

o  DC2 =                    Consecutive days from the base date to the maturity of the flow

o  DC3 =                    DC2

•      Non-initiated flows:

o  AccrualLibor =   Zero

o  AccrualPré =      Zero

o  Notional =          Nominal value of the transaction

o  Libor = Zero

o  TaxaPré =           Pre-fixed rate define in the contract

o  OverLibor =        Pre-fixed rate define in the contract

o  Libor Fut =          Libor rate projected for the maturity of the flow calculated based on the synthetically created Libor FRAs (Future Libor for the maturity / Future Libor for the date of initiation of the flow) – Source: Terminal Bloomberg

o  Cupom =             USD exchange coupon projected for the maturity of the flow – Source: BM&FBOVESPA

o  DC1 =                    Zero

o  DC2 =                    Consecutive days from the initiation to the maturity date of the flow

o  DC3 =                    Consecutive days from the base date to the maturity of the flow

B.                 LINEAR RATE INTERPOLATION

Where:

Taxa1 =                            First rate to be interpolated

Taxa2 =                            Second rate to be interpolated

Dias1 =                             Consecutive days from the base date to the first rate to be interpolated

Dias2 =                             Consecutive days from the base date to the date desired for the interpolation

Dias3 =                             Consecutive days from the base date to the second rate to be interpolated

Being:

(Taxa1<Taxa2)

(Dias1<Dias2<Dias3)

C.                 CDI* X US DOLLAR Swap

*CDI = Interbank Deposit Certificate

a.         CDI-Indexed Products (Passive End)

Mark to Market: MtM (R$) on date t  will be given by

Where:

VN	=	Nominal value of the transaction made on the base date b
	=	Percentage of the CDI of the transaction
	=	Percentage of the CDI market on date t
	=	CDI rate on date i

b.         USD-Indexed Products (Active End)

Mark to Market: MtM (R$) on date t  will be given by

	=	Clean foreign exchange coupon valid between dates t and i
DolarPartida	=	Commercial cash US dollar rate on the date of the transaction
	=	Ptax800 rate quote on date 0-1
	=	Coupon (spread) contracted

a.         CDI-Indexed Products (Passive End)

Mark to Market: MtM (R$) on date t  will be given by

Where:

VN	=	Nominal value of the transaction made on the base date b
	=	Percentage of the CDI of the transaction
	=	Percentage of the CDI market on date t
	=	CDI rate on date i

b.         USD-Indexed Products (Active End)

Mark to Market: MtM (R$) on date t  will be given by

	=	Clean foreign exchange coupon valid between dates t and i
DolarPartida	=	Commercial cash US dollar rate on the date of the transaction
	=	Ptax800 rate quote on date 0-1
	=	Coupon (spread) contracted

Mark to Market: MtM (R$) on date t  will be given by

	=	transaction sign ("+" for buy, "-" for sell);
	=	foreign exchange rate on the date at issue, according to the contract specification or as obtained in the same source described in swap contracts
	=	foreign exchange rate contracted for the final date of the transaction
r	=	pre rate expected, obtained from the Pre Curve without Cash
s	=	traded currency expected, obtained from the coupon curve without coupon

5.3 . Note that in regards to the last fiscal year, there were significant changes in key market risks to which the issuer was exposed or in the adopted risk management policy

There were no significant changes in key market risks despite market volatility.

5.4. Other material information

All relevant information was included in the preceding items.

6. Company’s Overview

6.1. Company’s Organization/ 6.2. Duration Period/ 6.4. Company’s date of registration with CVM as a publicly-held company

Company's Foundation	08/18/1934
Type of Company	Publicly traded Company
Country	Brazil
Duration Period	Indetermined
Registration at CVM	06/24/1997

6.3. Brief Company’s history

BRF S.A. is a publicly held company in Brazil and is, therefore subject to the requirements of the Brazilian Corporation Law and the rules and regulations of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários, or “CVM”).

The Company was founded by the Brandalise and Ponzoni families in 1934 as Ponzoni, Brandalise e Cia, in the southern State of Santa Catarina and remained under the Brandalise family’s management until September 1994. In 1940, the Company expanded its  operations from general trading, with an emphasis on food and food-related products, to include pork processing. During the 1950s, we entered the poultry processing business. In  1958, the name of the Company was altered to Perdigão S.A. Comércio e Indústria, after an important administrative and statutory change. During the 1970s, we broadened the distribution of our products to include export markets, starting with Saudi Arabia. From 1980 through 1990, we expanded our export markets to include Japan in 1985 and Europe in 1990. We also undertook a series of acquisitions in the poultry and pork processing business and made investments in other businesses.

From 1990 through 1993, we suffered substantial losses because of increased financial expenses, underinvestment in product development, limited capacity and modest marketing of our products. By September 1994, we faced a liquidity crisis, as a result of which the Brandalise family sold their interest in our company, consisting of 80.68% of our common shares and 65.54% of our preferred shares, to eight pension funds:

•        PREVI - Caixa de Previdência dos Funcionários do Banco do Brasil, or “PREVI,” the pension fund of employees of Banco do Brasil S.A.;

•        SISTEL - Fundação Telebrás de Seguridade Social, or “SISTEL,” the pension fund of employees of Telecomunicações Brasileiras S.A.-Telebrás;

•        PETROS - Fundação Petrobras de Seguridade Social, or “PETROS,” the pension fund of employees of Petróleo Brasileiro S.A. Petrobras;

•        Real Grandeza Fundação de Assistência e Previdência Social, or “Real Grandeza,” the pension fund of employees of Furnas Centrais Elétricas S.A.-Furnas;

•        Fundação de Assistência e Previdência Social do BNDES-FAPES, or “FAPES,” the pension fund of employees of Banco Nacional de Desenvolvimento Economico e Social-BNDES;

•        PREVI-BANERJ - Caixa de Previdência dos Funcionários do Banerj, or “PREVI-BANERJ,” the pension fund of employees of Banco do Estado do Rio de Janeiro S.A.;

•        VALIA - Fundação Vale do Rio Doce de Seguridade Social, or “VALIA,” the pension fund of employees of Vale S.A.; and

•        TELOS - Fundação Embratel de Seguridade Social, or “TELOS,” the pension fund of employees of Empresa Brasileira de Telecomunicações-Embratel.

Upon acquiring control of the Company, the eight original pension funds hired a new team of executive officers who restructured management and implemented capital increases and modernization programs. Our new management engaged in a corporate restructuring, disposed of or liquidated non-core business operations and improved our financial structure.

Five of the eight original pension funds remain our shareholders, until the end of the shareholders voting agreement in October, 2011. TELOS and PREVI-BANERJ sold all of their shares in our company in 2003 and October 2007, respectively. Real Grandeza sold its shares in 2008 and 2009. PREVI, PETROS, FAPES and Valia continue to be shareholders.

In the begining of 2006, the Company approved important statutory changes that resulted in the transformation of all preferencial shares into ordinary ones with equal rights to all shareholders, protection mechanisms to investors and adherence to the Novo Mercado. To support this new corporation model, with pulverized control, the pension funds (PREVI, TELOS, SISTEL, PETROS, Real Grandeza, FAPEs, PREVI-BANERJ e VALIA) signed a shareholders’ voting agreement on March 6, 2006, related to the common shares they held, directly or indirectly, representing  49.0% of our common shares on the election date: April 12 2006.

We no longer have outstanding preferred shares following our April 2006 share reclassification. As of December 31, 2011, the Pension Funds, directly or indirectly, held 27.8% of our common shares.

Business association with Sadia

On May 2009 we signed a merger agreement with Sadia for a business combination between the two companies. On September 22, 2009, the business combination became completely effective and Sadia became a subsidiary of Brasil Foods S.A..

BRF received the approval of CADE on July 13, 2011. The business was conditioned to comply of the Performance Commitment Agreement (TCD) to sell some assets, which were ten plants of processing foods and four of animal feed, two swin slaughterhouses and two chicken slaughterhouses, twelve breeder stock farms, two hatcheries and eight distribution centers.

                The agreement also established some brands alienation: Rezende, Wilson, Texas, Tekitos, Patitas, Escolha Saudável, Light Elegant, Fiesta, Freski, Confiança, Doriana e Delicata. Additionally, BRF committed to suspend temporary the brands Perdigão and Batavo in some categories of products. Based in the analysis of the results reported in 2010, the assets and brands alienation agreed with Cade resulted in revenue of R$ 1.7 billion, with relative volumes of 456 thousand tons of in nature products, industrialized and processed, festive lines and margarines. The suspension of categories of the brands perdigão and Sadia amounted R$1.2 billion.

On December, 2011, these assets were negociated with Marfrig, and the agreement of assets exchange was signed on March 20, to be executed on July 2012. In return, BRF would receive the entire shareholders ownership held by the company on Quickfood S.A. (which would be restructured to suit perfectly to the agreement), headquartered in Argentina, with the corresponding participation of 90.05% of the capital stock and the additional payment of R$350 million.

In 2012 we completed the process of merger, and we faced a an international economical crisis and a costs increase unprecedent, with high volatility and grains price increase, what characterized one of the most difficult years for the proteins segment around the world.

But, even with the disposal of assets and the brands suspension that represented around one third of our volume of sales in the domestic market, we were able to increase the revenues in 10.9%, to R$28.5 billion. This result is a reflection of a very thriving and consistent work of a process that involved all the company in the execution of two agendas:  the daily operation work and the merger commitments. On November 12, 2012, according to the relevant fact disclosed, the Board of Management approved the merger of Sadia, by BRF, with consequently Sadia dissolution. The referred merger was also approved by the General Extraordinary Meeting held on December, 18, 2012 deliberated by the General Extraordinary Meeting held on December 31, 2012.

In General Ordinary and Extraordinary Shareholders Meeting, held on 04.09.2013, was approved the change in the article 1 of our bylaws – social denomination - from Brasil Foods S.A. to BRF S.A.

In 2013 BRF hás incurred changes in its management, initiated a Aceleration Program and launched a new strategic planning to the period between 2014 and 2017, to be one of the largest food companies in the worls, admired by its brands, innovations and results, contributing to a better and more sustainable world.

The Company also announced this year the sale of its beef division to Minerva and signed a Investment Agreement regulates the terms and conditions of an operation through which BRF will allocate its two beef slaughtering plants, as well as the BRF employees involved in these activities to Minerva, with the subsequent increase in Minerva´s capital stock. The implementation of the operation is subject to the approval of the Brazilian anti-trust agency (local acronym “CADE”). To this moment no decision has been issued by CADE.

On February 26, 2014, BRF aqnnounced that its management is is examining strategic alternatives for its dairy products division, including the establishment of partnerships or the partial sale of these assets to third parties.

Our corporate office is located in Hungria Street, 1400, Jd. Europa, 01455-000, São Paulo, SP, Brasil, and our telephone number is +55-11-2322-5052/5050/5061. Our website is www.brf-br.com/ir.

Corporate Structure

We are an operating company incorporated under Brazilian law, and we conduct business through our operating subsidiaries. The following table sets forth our significant subsidiaries.

Subsidiary	Country	Principal Activity	Equity Interest as of December 31, 2013
BRF GmbH	Austria	Holding	100.00%
BRF Global GmbH	Austria	Holding and trading	100.00%
Perdigão Europe	Portugal	Import and commercialization of products	100.00%
Perdigão International Ltd.	Cayman Islands	Import and commercialization of products	100.00%
BFF International Ltd.	Caymand Islands	Financial fundraising	100.00%
Wellax Food Logistics C.P.A.S.U. Ltda.	Portugal	Import and commercialization of products	100.00%
BRF • Suínos do Sul Ltda.	Brazil	Participation in other companies	99.00%
Establecimiento Levino Zaccardi y Cia. S.A.	Argentina	Industrialization and commercializations of dairy products	98.26%
Perdigão Trading S.A.	Brazil	Holding	100.00%
PSA Laboratório Veterinário Ltda.	Brazil	Veterinary Activities	88.00%
Quickfood S.A.	Argentina	Industrialization and commercialization of products	90.05%
Sadia Alimentos S.A.	Argentina	Impost and export of products	99.98%
Sadia International Ltd.	Cayman Islands	Import and commercialization of products	100.00%
Sadia Overseas Ltd.	Cayman Islands	Financial fundraising	100.00%

6.5. Main corporate events, such as takeovers, mergers, spin-offs, merger of shares, and transfers of shareholding control, acquisitions of material assets, through which the Company or any of its subsidiaries or affiliates has undergone, describing:

                a. the event;

                b. main business terms and conditions;

                c. companies involved;

                d. effects arising out of the transaction on shareholding composition, in particular on the controlling shareholders’, shareholders holding over 5% of the share capital and the Company’s officers’ and directors’ stake;

                e. shareholding composition before and after the transaction

Approval for incorporation of Sadia SA and Heloisa Industria e Comercio de Produtos Lácteos Ltda.

            According to Relevant fact published in the 11/12/12 Board of Directors of the Company approved the merger of Sadia and Heloisa by BRF to date for 12/31/12, with the consequently dissolution of the incorporated companies. The refered incorporation was also approved by the BRF’s General Shareholders Meeting held on 12.18.12 and was deliberated by the BRF’s General Extraordinary Meeting and by the Heloisa partners meeting held on 12.31.12.

 The merger represents the last stage of BRF’s (before denominated Perdigão S.A.) and Sadia association process iniciated in 2009 and whose main goal is the seamless integration of business with the maximization of synergies, rationalization of processes and the resulting reduction in administrative and operating costs, increased productivity, and the simplify the corporate structure of the company.

The incorporation of Heloisa is part of a process of the company corporate  and business reorganization involving BRF and Heloisa, which main goal is, equally, the maximization of synergies,  rationalization of processes and the resulting reduction in administrative and operating costs, increased productivity, and the simplify the corporate structure of the company.

The merger consummation did not result in a capital increase of BRF, nor the issuance of new shares representatives of its capital. There will be no change in voting rights, dividends or any other rights granted to the shareholders of the company, compared to political and equity advantages of existing shares before incorporation. The equity variations occurred between the date-based evaluations of Sadia and Heloisa and the date of the merger were recorded on the books of those companies incorporated and recognized by the equity method in the books of the BRF and later appropriated by the company.

BRF’s  goodwill recorded in the acquisition was: (a) at Sadia in the amount of R $ 3,594,466,245.56, and (b) in Heloisa, in the amount of R $ 33,460,889.07, based on expectations of future profitability and will, after the merger, availed for tax purposes by the company in 10 years, under the current legislation.

The decision of merger of Sadia in BRF resulted in recording a loss in income in 2011 of approximately R$ 215.2 million on the allowance for loss of income tax and social contribution taxes on tax losses and negative basis of social contribution on net income, which will not be recovered after the merger. The value of the loss reflects the best estimate of Directors, in relation to the prevailing conditions on the base date of the financial statements of December 31, 2012.

The chart below shows the simplified corporate structure of  the Company before the incorporation of Sadia S.A. (source: 20F 2011).

The chart below shows the simplified corporate structure of the Company after the incorporation of Sadia S.A. (source: 20F 2012).

Establishment of Joint Venture in China

On 02/14/12 the Company announced the establishment of the Rising Star Food Company Limited, a joint venture ("JV") with the participation of the company Dah Chong Hong Limited ("DCH"), which has as its purpose:

• access to distribution markets in Mainland China, Hong Kong and Macao channels reaching the retail and food service;

• local processing of products;

• the development of the Sadia brand in these countries.

The Company holds 50% stake in JV and undertook to carry out a capital increase totaling approximately R$ 2.5, proportional to its stake in the venture.

Management estimates that in the first year of operation of the JV marketing volumes up 140.0 tons with revenues amounting to approximately R$ 844.1.

 Celebration of the Asset Swap Agreement and Other Agreements with Marfrig

          On March 20, 2012, we entered into an agreement with Marfrig Alimentos S.A. (“Marfrig”), pursuant to which we transferred certain assets in compliance with the TCD.  In exchange, we acquired the right to receive from Marfrig an amount in cash corresponding to R$350.0 million (as described in detail below), Marfrig’s total shareholding stake (equivalent to approximately 90.05% of its capital stock) in Quickfood S.A. (“Quickfood”), a publicly held Argentine food corporation, as well as Marfrig’s commercial operations related to the Paty and Barny brands in Uruguay and Chile.

On May 23, 2012, our shareholders approved our acquisition of Quickfood, one of the conditions precedent set forth in the Marfrig agreement. On May 28, 2012, we received a version of the opinion of the legal advisors of the CADE (Procuradoria Federal Especializada junto ao CADE), or “ProCADE,” that was favorable to our agreement with Marfrig, concluding that it fulfills the conditions of the TCD in that respect and recommending that the CADE monitor each stage in the completion of the transaction.  On July 13, 2012, CADE followed the opinion of the ProCADE, and decided to monitor our compliance with each stage of the transaction with Marfrig and our other obligations under the TCD.

On June 1, 2012, in compliance with our agreement with Marfrig, we delivered to Marfrig the industrial units located in Duque de Caxias in the State of Rio de Janeiro and Lajes in the State of Santa Catarina and eight distribution centers. In addition, on May 31, 2012, the shareholders of Quickfood approved the spin-off from Quickfood of certain meatpacking assets that were not being transferred to us.  On June 1, 2012, we began to manage Quickfood.

On June 11, 2012, the initial closing of our transaction with Marfrig occurred. On that date, we:

•         transferred to Marfrig the stock of Athena Alimentos S.A., a company to which we had transferred (1) the trademarks and other intellectual property rights related to such trademarks referred to in the TCD, (2) the assets (including real property, facilities and equipment) related to the plants specified in the TCD and (3) the assets and rights associated with the eight distribution centers specified in the TCD;

•         received from Marfrig its 90.05% interest in Quickfood; and

•         executed with Marfrig an agreement setting forth the terms of Marfrig’s payment of R$350,.0 million to us, which payment is secured by an interest in certain real property.

The transfer by Sadia, directly or indirectly, of its 64.57% interest in Excelsior Alimentos S.A. to Marfrig in accordance with our agreement occurred on July 2, 2012. Physical delivery to Marfrig of the remaining production facilities subject to the agreement occurred during 2012.  As required by the CADE, we provide evidence of these deliveries and other steps in the implementation of our agreement with Marfrig to enable CADE to monitor our compliance with the TCD.

The cash payment to be received from Marfrig in an amount corresponding to R$350.0 million was scheduled to be paid as follows:

•         R$25.0 million due on June 11, 2012, which was paid by Marfrig;

•         R$25.0 million due on July 1, 2012, adjusted by the variations in the IGP-M index, which was paid by Marfrig; and

•         R$250.0 million to be paid by Marfrig in 72 monthly and successive installments, plus interest at market rates, which are due from August 1, 2012, with the first installment in the amount of R$4.424 thousand and the remaining installments in the amount of R$4.288 thousand, subject to a fixed interest rate of 12.11% per year.  Marfrig paid all installments due through December 31, 2013.

For more information on the TCD and our agreement with Marfrig, including lists of the plants and distribution centers we transferred to Marfrig, see Note 1.2 to our consolidated financial statements as of December 31, 2012. In 2012, a copy of the TCD was filed as Exhibit 4.03 to the Annual Report on Form 20-F.

In October 2013, JBS and Marfrig announced the completion of a sale of Seara Brasil and Zenda, Marfrig business units, to JBS. Seara Brasil held equity interests, assets, rights and obligations related to the assets owned by BRF and which were transferred to Marfrig, as disclosed in a press release issued jointly by BRF and Marfrig on June 13, 2012, transferring to JBS the responsibility of the settlement of the liability assumed by Marfrig with BRF to JBS. BRF, Marfrig and JBS are concluding the necessary documentation regarding the assignment from Marfrig to JBS.

Agreement with Carbery

BRF and Carbery Group announced in November 2012 the formation of a 50-50 joint venture to convert liquid whey into value-added products.  The U.S.$50.0 million investment will be placed in Três de Maio, the State of Rio Grande do Sul and will use Carbery’s innovative technology to process whey (a by-product of cheese production), at our cheese manufacturing facilities. Carbery, with revenues of €257.0 million (2011) employs over 500 people globally with 200 in Ireland and is a leading player in the manufacture of whey-based ingredients internationally. The joint venture will house an advanced manufacturing plant to produce nutritional ingredients. These ingredients are used by leading consumer brands in baby food and sports nutrition, among others uses. The joint venture, called Nutrifont, will be the first Brazilian unit to produce whey derivatives and is going to operate in South America.  For more information on this transaction, see Note 1.4 to our consolidated financial statements for the year ended December 31, 2012.

Investment Agreement with Minerva

On November 1, 2013, BRF and Minerva S.A. signed an Investment Agreement with Minerva, one of the leading companies in South America in the production and sale of fresh meat, live cattle and by-products, and VDQ Holdings S.A. (“VDQ”), Minerva´s controlling shareholder. Closing is subject to unconditional approval by CADE. This Investment Agreement regulates the terms and conditions of an operation through which BRF will allocate its beef slaughtering plants in Várzea Grande and Mirassol, with slaughtering capacity of 2,600 (two thousand and six hundred) head of cattle per day, as well as the BRF employees involved in these activities, to a closed capital company that will be incorporated within Minerva, in return for equity in Minerva. This transaction by BRF accounted for approximately R$1.2 billion in net revenues in 2012.

Following the consummation of the transaction, the new division will become a wholly-owned subsidiary of Minerva. BRF will then hold 29 million shares from the new issue of Minerva, representing, on the date of the conclusion of the transaction, a percentage equivalent to 16.8 % of the total and voting capital stock of Minerva that will amount to approximately 15.2% when the entire conversion of mandatory convertible debentures issued by Minerva occurs by 2015. Within the context of the transaction, (i) BRF and VDQ signed a shareholders´ agreement under which VDQ will maintain control of Minerva and BRF will nominate two members to the Board of Directors, ensuring certain protective rights commensurate with its minority participation, and (ii) Minerva and BRF signed a non-exclusive supply contract under which Minerva will supply BRF with raw materials in a competitive manner, with quality and a guarantee of supply so that BRF will continue with its business of providing beef products with added value. The shareholders´ agreement and the supply contract will come into force at the conclusion of the Operation at a date to be announced later.

Acquisition of share equity of Federal Foods Limited (“Federal Foods”)

On January 16, 2013, the Company announced that it had completed the acquisition of 49% of the share equity of Federal Foods Limited (“Federal Foods”), a privately-held company headquartered in Abu Dhabi, in the United Arab Emirates (“UAE”), becoming the owner of 60% of the economic rights of that company.

On February 17, 2014, the Company announced that it had signed a binding offer with Al Nowais Investments for, among other provisions acquiring, through its subsidiary in Austria, the remaining economic rights of Federal Foods, in accordance with the limits stipulated by law and customary practice in the UAE, for a total amount of US$27.8. Nowais Investments will remain acting as the local partner of BRF in Federal Foods and others opportunities in the UAE.

Federal Foods is the food distribution leader in the UAE, covering a broad scope of clients from retail, food service and wholesale. It has been the distributor of Sadia products in the UAE for over 20 years.

Acquisition of share equity of Al Khan Foods LLC (“AKF”)

On February 19, 2014 the Company announced that it had signed a binding offer with the shareholders of Al Khan Foods LLC ("AKF"), its current products distributor in the Sultanate of Oman, to acquire interest equity on AKF. If the conditions precedent provided are satisfied, the Company will acquire 40% of capital stock of the AKF, based on a total enterprise value of US$68.5.

Under the term of the offer, the Company will acquire the remaining interest of AKF between 36 through 90 months from the date of closing of the first acquisition, in accordance with the limits prescribed by law and customary practice in the Sultanate of Oman and depending of the future results of AKF.

AKF is the leader distributor of frozen foods in the Sultanate of Oman, covering a broad scope of clients from retail, food service and wholesale. AKF has been the main distributor of Sadia products in the Sultanate of Oman for 25 years, as well as a series of other frozen product from other brands and suppliers.

This operations did not impacted the corporate structure of BRF.

BRF S.A. does not have a controlling shareholder, or group pf shareholders.

6.6. Bankruptcy requests, provided that in reliance upon material amount, or the Company’s judicial or extrajudicial recovery, and current status of such requests

Not applicable, in view that there is no petition for bankruptcy, judicial or extra-judicial restructuring in respect to the Company.

6.7. Other material information

All relevant information was included in the preceding items.

7. Company’s Activities

7.1. Description of every activity developed by the Company and its subsidiaries

•        the processing and sale, whether wholesale or retail, of foods in general, principally those derived from animal protein and those that use a refrigerated supply chain for distribution;

•        the processing and sale of animal feed and nutrients for animals;

•        the provision of food services in general;

•        the processing, refinement and sale of vegetable oils, fat and dairy products;

•        the exploration, conservation, storage and sale of grains, their derivatives and by products;

•        the wholesale and resale of consumer and manufactured goods, including the sale of equipment and vehicles used in logistical activities;

•        the export and import of manufactured and consumer goods;

•        participation in other companies, which may increase our ability to attain our other purposes; and

•        participating in projects that are necessary for the operation of the business of our company.

The Corporation may further engage directly, or indirectly through others, in any support activities for the core business described in Section Three above, such as:

•        To conduct supporting administrative, technical or operational activities, aiming at creating conditions for the development of its core business;

•        To provide freight services, generally;

•        To provide product storage and stocking services and all other ancillary services relating thereto;

•        To promote and reposition its retail products at points of display and points of sale to final consumers;

•        To provide the services of receiving and allocating raw materials to be used in production;

•        To provide machine and vehicle repair, maintenance and overhaul services;

•        To foster the agribusiness industry in Brazil through the promotion of activities, projects and technical assistance;

•        To manufacture, develop and sell packaging products of any kind;

•        To process and raise livestock;

•        To conduct research on and to develop techniques for the production and improvement of genetic matrices for the Corporation; and

•        To conduct reforestation activities, the harvesting, processing and sale of timber.

7.2. Operating segment information:

                a. trade products and services

                b. income from the segment and its participation on the net income of the Company

                c. profit or loss resulting from the segment and its participation on the net profit of the Company

7.2 – Information about Operational Segments

We are a food company that focuses on the production and sale of poultry, pork, beef cuts, milk, dairy products and processed food products under several brands. Our processed products include marinated, frozen, whole and cut Chester® rooster and turkey meats, specialty meats, frozen processed meats, frozen prepared entrees, portioned products and sliced products. We also sell margarine, mayonnaise, mustard, ketchup, juices, soy products, animal feed, fresh pasta, sweet specialties and sandwiches.

Our portfolio strategy is focused on creating new, convenient, practical and healthy products for our consumers based on their needs. We seek to achieve that goal through strong innovation to provide us with increasing value-added items that will differentiate us from our competitors and strengthen our brands.

During 2013, we developed 219 innovation projects that led to the launch of 99 new products in the domestic market. Among the new product launches were: (1) Hot Dog Perdigão; (2) Assa Fácil Line; (3) Isca de Frango Sadia; (4) Hidra (a union of fruit flavors and whey, including their nutritional attributes such as vitamin C, selenium, magnesium, potassium, phospherous and calcium; (4) a commemorative line; (5) rice and other ready-made meals, with more complete nutritional functions; (6) chicken nuggets with a reduction of 55.0% total fat and 52.0% reduction in sodium; (7) Plataforma na Brasa of Perdigão; and (8) 100.0% intact turkey breast.  Our launches included 68 products for the domestic market segment, 96 products for our export markets, 31 new products in our dairy segment and 24 new products for our food services segment

Poultry

We produce frozen whole and cut poultry, partridges and quail. In 2013, we slaughtered approximately 1.80 billion chickens and other poultry, compared to 1.79 billion in 2012.  We sold 2,086 thousand tons of frozen chicken and other poultry products in 2013, compared to 2,186 thousand tons in 2012 and 1,932 thousand tons in 2011. Most of our poultry sales are to our export markets.

Pork and Beef

In 2013, we slaughtered approximately 9.75 million hogs and cattle, compared to 10.87 million in 2012. We raise hogs but do not raise cattle at our facilities.  Although most of hogs that we slaughter are used for processed products in the domestic market, we also produce frozen pork and beef cuts, such as loins and ribs, and whole carcasses.  We are developing our export customer base for pork and beef cuts.  In 2013, we sold 421 thousand tons of pork and beef cuts, compared to 463 thousand tons of pork and beef cuts in 2012 and 404 thousand tons in 2011.

Processed Food Products

We produce processed foods, such as marinated, frozen chicken, Chester® rooster and turkey meat, specialty meats, frozen processed foods, frozen prepared entrees, dairy products, portioned products and sliced products. Part of our strategy is to develop additional processed food products in these and other categories because these products tend to be less price-sensitive than our frozen poultry and pork products.  We sold 2,079  thousand tons of processed foods in 2013, compared to 2,159 thousand tons in 2012.  Most of our sales of processed foods are to our domestic market. We believe that there are opportunities to market value-added products like these to targeted regions and other market segments in Brazil as well as to expand our sales in the export market.

Our processed food products strategy relies on accurate brand equity management, varied product portfolio with strategic pricing, and innovation and service excellence, which allows our products to reach thousands of Brazilian and international homes each day.

Specialty Meats

We process pork to produce specialty meats, such as sausages, ham products, bologna, frankfurters, salamis, bacon and cold meats. We also process chicken and other poultry to produce specialty meats, such as chicken sausages, chicken hot dogs and chicken bologna.

Frozen Processed Meats

We produce a range of frozen processed poultry, beef and pork products, including hamburgers, steaks, breaded meat products, kibes (a type of Middle Eastern beef patty popular in Brazil), meatballs and ready-to-eat snacks. We also produce soy-based vegetarian products, such as hamburgers and breaded products. We purchase the refined soy meal used to produce these products from third parties.

Marinated Poultry

We produce marinated and seasoned chickens, roosters (under the Chester® brand) and turkeys. We originally developed the Chester® breed of rooster to maximize the yield of breast and leg cuts. In 2004, we sold our rights to the Chester® breed of rooster to Cobb Vantress, a U.S. poultry research and development company engaged in the production, improvement and sale of broiler breeding stock, and we entered into a technology agreement under which Cobb Vantress manages the Chester® breed of rooster. We continue to oversee the production of Chester® roosters in Brazil from hatching to distribution, and we own the trademarks for the Chester® line of products.

Frozen Prepared Entrees

We produce a range of frozen prepared entrees, some of which contain poultry, beef and pork meat that we produce, including those listed below.

Pastas and Pizzas. We produce several varieties of lasagna and pizza. We produce the meat used in these products and buy other raw materials in the domestic market, except for the durum flour used to make the noodles for the lasagna, which we import.

Vegetables. We sell a variety of frozen vegetables, such as broccoli, cauliflower, peas, French beans, French fries and cassava fries. These products are produced by third parties that deliver them to us packaged. We purchase most of these products in the domestic market, but we import French fries and peas.

Cheese Bread. We produce cheese bread, a popular Brazilian bread infused with cheese. We purchase the ingredients in the domestic market, except for the parmesan cheese, which we import.

Pies and Pastries. We produce a variety of pies and pastries, such as chicken and heart-of-palm pies and lime pies. We produce the meat, sauces and toppings used in our pies and pastries, and we purchase other raw materials, such as heart-of-palm, lime and other fillings from third parties.

Margarine

We began sales of margarine products in 2005 under the Doriana, Delicata, Claybom, Turma da Mônica and Borella brand names as part of our strategy to diversify our product lines and to take advantage of our refrigerated distribution network. We purchase the soybean oil from an agricultural cooperative supplier. We initially sold margarine under two brand names (Turma da Mônica and  Borella). In 2007, we acquired the margarine brands Doriana, Delicata and Claybom  from Unilever, as well as the equipment to produce such margarines. We also entered into a strategic agreement with Unilever for the management of the margarine brands Becel  and Becel ProActiv in Brazil.

We agreed to divest the Doriana  and Delicata  brands as part of our agreement with the CADE described in “Item 4. Information on the Company—A. History and Development of the Company—Business Combination with Sadia.”  In the future, we will focus our marketing of margarine on our other brands.

Mayonnaise, Mustard and Ketchup

We began sales of mayonnaise, mustard and ketchup in 2012 under the Perdigão  brand name as part of our strategy to diversify our product lines and to take advantage of our production capacity for these products in Argentina.

A breakdown of our products is as follows:

•         Meat products:

•        frozen whole and cut chickens

•        frozen pork cuts and beef cuts, which we refer to in this Form 20-F, together with frozen whole and cut chickens, as in natura meat

•         Processed food products, such as the following:

•         marinated frozen whole and cut chickens, roosters (sold under the Chester® brand) and turkeys

•         specialty meats, such as sausages, ham products, bologna, frankfurters, salami, bacon and other smoked products

•         frozen processed meats, such as hamburgers, steaks, breaded meat products, kibes  and meatballs and frozen processed vegetarian foods

•         Other processed products:

•        frozen prepared entrees, such as lasagna and pizzas, as well as other frozen foods, including vegetables, cheese breads and pies

•        juices, soy milk and soy juices

•        margarine

•        mayonnaise, mustard and ketchup

•         Dairy products:

•        milk (UHT and pasteurized)

•        dairy products, such as cheeses, powdered milk and yogurts

•         Other:

•        soy meal and refined soy flour, as well as animal feed.

SEGMENT INFORMATION

The operating segments are reported consistently with the management reports provided to the Board of Directors and Directors for assessing the performance of each segment and allocating resources.

The segment information is prepared considering the following 4 reportable segments, which primarily observe division by sales channel: domestic market, export market, dairy and food service. The reportable segments correspond primarily to the breakdown of net sales per channel. We report sales and EBIT per segment. Considering that we utilize the same assets to produce our products to all distribution channels, we do not segregate assets per segment.

	BR GAAP and IFRS
	Consolidated
	12.31.13	12.31.12	12.31.11
Gross sales
Domestic sales	15,831,472	15,175,348	14,299,500
Foreign sales	13,857,394	11,977,600	10,363,700
Dairy products	3,306,614	3,206,790	2,999,200
Food service	1,856,145	1,775,885	1,698,300
	34,851,625	32,135,623	29,360,700
Sales deductions
Domestic sales	(2,853,090)	(2,556,513)	(2,669,500)
Foreign sales	(728.671)	(351.558)	(270.500)
Dairy products	(498.751)	(492.719)	(460.400)
Food service	(249.867)	(217.450)	(253.900)
	(4,330,379)	(3,618,240)	(3,654,400)
Net sales
Domestic sales	12,978,382	12,618,835	11,630,000
Foreign sales	13,128,723	11,626,042	10,093,100
Dairy products	2,807,863	2,714,071	2,538,800
Food service	1,606,278	1,558,435	1,444,300
	30,521,246	28,517,383	25,706,200

Net Sales	2013	% of total Net Sales	2012	% of total Net Sales	2011	% of total Net Sales
In R$ million
Domestic Market	12,978.4	42.5	12,618.8	44.2	11,630.0	45.2
Poultry	1,492.3	4.9	1,351.4	4.7	1,112.3	4.3
Beef / Pork	946.8	3.1	911.3	3.2	774.5	3.0
Processed	9,598.5	31.4	9,462.0	33.2	9,188.0	35.7
Other sales	940.8	3.1	894.1	3.1	555.2	2.2

Export Market	13,128.7	43.0	11,626.0	40.8	10,093.1	39.3
Poultry	8,261.7	27.1	7,569.4	26.5	6,572.0	25.6
Beef / Pork	1,897.2	6.2	1,866.7	6.5	1,554.1	6.0
Processed	2,913.7	9.5	2,182.1	7.7	1,925.2	7.5
Other sales	56.1	0.2	7.7	0.1	41.9	0.2

Dairy	2,807.9	9.2	2,714.1	9.5	2,538.8	9.9
Dry division	1,445.5	4.7	1,475.4	5.2	1,705.7	6.6
Refrigerated	1,282.0	4.2	1,178.3	4.1	833.1	3.3
Other sales	80.4	0.3	60.4	0.2	0.0	0.0

Food service	1,606.3	5.3	1,558.4	5.5	1,444.3	5.6
Poultry	378.2	1.3	343.1	1.2	301.3	1.2
Beef / Pork	225.0	0.7	221.8	0.8	166.7	0.6
Processed	1,003.1	3.3	993.6	3.5	976.4	3.8

TOTAL	30,521.2	100	28,517.4	100	25,706.2	100

Operating results per business unit are presented below:

Operating Result (EBIT)	2013	% total	2012	% total	2011	% total
In R$ million
Domestic Market	1,322.2	67.5	1,014.9	76.6	1,249.4	64.4
Export Market	400.2	20.4	150.4	11.4	558.8	27.9
Dairy	60.1	3.1	(6.6)	-0.5	(24.7)	-1.2
Food service	177.1	9.0	164.7	12.5	217.7	10.9
Total	1,959.6	100	1,323.4	100	2,001.1	100

7.3. Description of the products and services which correspond to the operating segments disclosed on the item 7.2.:

                a. characteristics of the production process

                b. characteristics of the distribution process

                c. characteristics of the markets where the Company operates

i. share in its markets

ii. competition outlook

                d. contingent seasonality

                e. main inputs and raw materials

i. description of the relationships held with suppliers, including whether they are subject to control or government regulation, identifying the bodies and the respective legislation
ii. eventual dependence on few suppliers
iii. Any volatility in their prices

Production Process

We are a vertically integrated producer of poultry and pork products. We raise poultry and hogs, produce animal feed, slaughter the animals, process poultry and pork to produce processed food products, and distribute unprocessed and processed products throughout Brazil and in our export markets.

The following graphic is a simplified representation of our meat production chain.

Poultry

At the beginning of the poultry production cycle, we purchase breeder chicks in the form of eggs from Cobb of Brazil, an affiliate of Cobb Vantress, and Aviagen. We send these chicks to our grandparent stock farms, where the chicks are hatched and raised, constituting our grandparent breeding stock.  The eggs produced by our grandparent breeding stock are then hatched, and our parent breeding stock is produced.  We also buy a small percentage of our parent stock from another supplier.  The parents produce the hatchable eggs that result in day-old chicks that are ultimately used in our poultry products. We produced 1,833 million day-old chicks, including chickens, Chester® roosters, turkeys, partridge and quail in 2013.  We hatch these eggs in our 29 hatcheries.

We send the day-old chicks, which we continue to own, to outgrowers (i.e., outsourced farmers), whose operations are integrated with our production process. The farms operated by these outgrowers vary in size and are near our slaughtering facilities. These integrated outgrowers are responsible for managing and growing the poultry in their farms under the supervision of our veterinarians. The payments to outgrowers are based on performance rates determined by bird mortality, the feed-to-meat ratio and the quantity of meat produced and are designed to cover their production costs and provide net profits. We provide feed, veterinary and technical support to the outgrowers throughout the production process. We have partnership agreements with approximately 9,664 integrated poultry outgrowers. Many of these outgrowers also produce and sell corn that we use to produce animal feed.

At December 31, 2013, we had a fully automated slaughtering capacity of 36.6 million heads of poultry per week.

Pork

We produce the majority of the pork we use in our products. We also purchase some pork on the spot market.

To produce pork, we generally purchase piglets from integrated outgrowers near our production facilities, which raise the piglets until they reach a specified weight. The piglet producers either purchase parent breeder hogs produced by our company or from producers such as Agroceres and DanBred or we purchase young piglets from farmers who own breeder hogs. We transfer these piglets to separate integrated outgrowers, who raise the hogs until they reach slaughtering weight. We then transport the hogs from these outgrowers to our slaughtering facilities. We have agreements with a total of approximately 3,917 integrated outgrowers, including piglet producers and hog raisers. We monitor the production of the hogs by these outgrowers and provide support from our veterinarians.

The local producers from whom we purchase a portion of our pork needs are also located near our production facilities but are not parties to partnership agreements with us. These producers generally raise the hogs from birth until they reach slaughtering weight, and we provide limited technical support. We purchase the hogs raised by these local producers pursuant to contracts.

We slaughter the hogs raised by our outgrowers or purchased from local producers or on the spot market. After they are slaughtered, the hogs are immediately cut in half. The half-carcasses are then partitioned according to their intended use. These parts become the raw material for the production of pork cuts and specialty meats.

At December 31, 2013, we had a pork slaughtering capacity of 230,580 heads per week.

Beef

We do not raise cattle at our facilities (confined cattle). We purchase cattle primarily from local producers in the region of Mirassol D’Oeste and Várzea Grande in the State of Mato Grosso. Although we purchase cattle on the spot market to the extent necessary, we expect to be able to purchase the majority of our cattle from local producers. We transport the cattle to our facilities, where we slaughter the cattle and cut and package the beef.

Under limited circumstances, we may contract for our own cattle confinement or enter into a partnership for that purpose.

As of December 31, 2013, we had a beef slaughtering capacity of 14,400 heads per week. On November 1, 2013, BRF and Minerva signed an Investment Agreement that regulates the terms and conditions of an operation through which BRF will allocate its beef slaughtering plants in Várzea Grande and Mirassol, as well as the BRF employees involved in these activities, to a closed capital company that will be incorporated within Minerva, in return for equity in Minerva. Closing is subject to unconditional approval by CADE. For further detail, see “—Other Acquisitions and Investments - 2013 Acquisitions, Joint Ventures and Other Investments.”

Processed Foods

We sell a variety of processed foods, some of which contain poultry, pork and beef meat that we produce. We produce lasagnas, pizzas, pastas, desserts and other frozen prepared entrees in Rio Verde in the state of Goiás, as well as cheese bread, at our plants in Lages in the State of Santa Catarina and Rio Verde in the state of Goiás.  In Tatuí, in the State of São Paulo, we produce ready-to-eat sandwiches, lasagnas, pizzas, cheese breads and other pasta and bakery items.  In Ponta Grossa, in the State of Paraná, we produce pizzas, pastas, desserts (Miss Daisy) and other processed products. Our Rio Verde plant is adjacent to our Rio Verde poultry and pork slaughtering facilities, and we transport pork from other production facilities to be used as raw materials at our Lages plant. We purchase most of the remaining ingredients for our lasagnas, pizzas, pies and pastries in the domestic market from third parties. Such seasonings and secondary raw materials are applied to each product type or line according to established criteria and procedures to ensure consistency of color, texture and flavor. The presentation of final products is achieved by shaping, casing, cooking and freezing in special machines. Products are then subjected to quality controls and distributed to the consumer market after having been packaged, labeled and boxed.

We sell a variety of frozen vegetables, such as broccoli, cauliflower, peas, French beans, French fries and cassava fries. These products are produced for us by third parties that deliver them to us packaged. We purchase most of these products in the domestic market, but we import French fries from Belgium and peas from Chile, France and Argentina. We also produce soy-based products, such as soy meal and refined soy flour, at our plants in Videira, located in the State of Santa Catarina in Dois Vizinhos, in the State of Paraná and in Toledo, also in the State of Paraná. We produced soybean oil until 2005, when we sold our soybean oil plant in Marau in the State of Rio Grande do Sul to Bunge Alimentos because we determined that the production of soybean oil was not a core product of our business.

The raw material for margarine is crude soybean oil, which is subjected to refining and bleaching processes. We purchase margarine from an agricultural cooperative supplier for resale by us. In 2007, we acquired from Unilever the margarine brands Doriana, Delicata and Claybom, as well as the equipment to produce such margarines in Valinhos in the State of São Paulo. We also entered into a strategic agreement with Unilever for the management of the margarine brands Becel and Becel ProActiv in Brazil. We also produce margarines in our plant in Paranaguá, State of Paraná, under the brands Qualy and Deline.  We sell these products as part of our strategy to diversify our product lines and to take advantage of our distribution network for refrigerated products. We agreed to divest the Doriana and Delicata brands as part of our agreement with the CADE described in “Item 4. Information on the Company—A. History and Development of the Company—Business Combination with Sadia.”  In the future, we will focus our marketing of margarine on our other brands.

Dairy Products

The following graphic is a simplified representation of our dairy products chain.

Dairy Products Production Chain

We produce dairy products at 11 plants. We receive milk from a network of over 11,127 milk producers in the southeast, south and midwest of Brazil. The milk is purchased mainly from local producers, and supplemental purchases are made on the spot market, depending on market price conditions and demand levels. In the event that there is a lack of fresh milk in the market, we are capable of using powdered milk for part of our supply needs.

Feed

We produce most of the feed consumed at the farms operated by our integrated poultry and hog outgrowers. We provide feed to most of our integrated poultry and hog outgrowers as part of our partnership arrangements with them. We also sell animal feed to local hog producers at market rates.

We own 33 feed production plants. The basic raw materials used in animal feed production are corn and soy meal mixed with preservatives and micronutrients.  In 2013, we also purchased corn from rural producers and small merchants, through cooperatives and from trading companies such as Coamo, Bunge, Cargill, ADM and others. The corn is grown primarily in the states of Paraná, Santa Catarina, Rio Grande do Sul, Goiás, Mato Grosso, Mato Grosso do Sul, Minas Gerais and Bahia. We buy soy meal from major producers such as Bunge, Cargill, ADM, Dreyfus, Amaggi and Coamo, primarily pursuant to long-term contracts. The prices of corn, soybeans and soy meal fluctuate significantly. See “Item 5. Operating and Financial Review and Prospects—A. Operating and Financial Review and Prospects—Principal Factors Affecting our Results of Operations—Commodity Prices.”

Other Raw Materials

We purchase other materials required for our products, such as prepared animal intestines (for sausage casings), cardboard boxes and plastic (for packaging), micronutrients (for animal feed), spices and veterinary drugs from third parties, both in the domestic and international markets. We must pay for some of these products in U.S. dollars because we must import them.

Suppliers

One of our strategies is to build more effective relationships with suppliers, using selection criteria to evaluate suppliers along several dimensions, including product quality, product performance, and delivery reliability.

We consider effective assessment and selection of suppliers to be one of our critical responsibilities in order to maintain a competent supplier network and to meet our increasing competitive challenges. The evaluation process often involves the simultaneous consideration of several important supplier performance attributes that include price, delivery lead time, quality and after-sales support, as well as the supplier’s social and environmental policies and performance.

We consider supplier performance to be one of the determining factors for our success. Our Code of Conduct, posted on our website, governs and regulates our relationships, focusing on ethical behavior and on social and environmental responsibility.

Distribution of Products

Domestic Market

We have focused on our logistical operations and seek to improve efficiency and reduce distribution costs by building distribution centers to cover long distances through our transit facilities. We reach approximately 98.0% of the Brazilian territory through a nationwide distribution network.  As of December 31, 2013, we operated 30 distribution centers, 27 of which are in the domestic market, and 48 transit points.

Shipment of Products

We export our products mainly through the ports of Itajaí and Navegantes, as well as Itapoá and San Francisco do Sul in the State of Santa Catarina. We also export our products through Rio Grande (Rio Grande do Sul state), Paranaguá in the State of Paraná, and Santos(São Paulo State). We store our products in cold storages owned and operated mainly by third parties that are located at the ports. We have two cold storages in Paranaguá. We contract with exclusive third-party carriers to transport our products from our production facilities to the ports, and we ship our products to export markets through independent shipping companies.

In the past, we occasionally had adverse situations registered in ports. In 2008, for example, flooding and damage at ports of Itajaí and Navegantes damaged infrastructure and required the diversion of all exports in the region of Santa Catarina to three other ports: Rio Grande in Rio Grande do Sul, Paranaguá and San Francisco.  These events reduced shipments in November and led to delays in exports which adversely affected our export earnings in the period effects.

The city of Itajaí owns and operates the port of Itajaí, while the federal government owns and the port of Sao Francisco do Sul and Paraná state government is the owner and administrator of the port of Paranaguá administrator. However, shipments at ports of Itajaí and Paranaguá are conducted through private terminals operated by concessions. In all these ports, dockworkers and other employee’s port are usually unionized. In addition, for each shipment of our product release is required by customs officers, sanitary inspectors and other agents of the federal government, which are also generally unionized. From time to times, we are affected by these strikes port officials and government agents. The strikes agents of the federal government generally affect all Brazilian ports as strikes by port officials sometimes affect only one port. However, these tend to last longer than strikes by government agents.

 On third quarter of 2007 and in March 2008, for example , sanitary inspectors were on strike for about a month . Despite these strikes did not have effects slow negative on our results of operations, a strike or large proportions could negatively affect our business and shape the results of our operations.

Export Markets

Our sales and distribution efforts abroad are coordinated through sales offices in England, The Netherlands, Italy, Hungary, France, Germany, Spain, Russia, Argentina, Chile, Uruguay, South Africa, China, Japan, Singapore, Saudi Arabia and the United Arab Emirates; and through administrative offices in Austria, Portugal and Cayman Islands. We coordinate our marketing efforts in our main export markets through these offices, and we provide sales support to customers. Our distribution arrangements in our export markets vary according to the market.

Europe. In Europe, we have developed our own distribution network and sell directly to food processing and food service companies as well as local distributors. We are currently able to distribute products in 31 European countries, and we are able to deliver products within approximately two days of receiving an order in 15 of those countries. We intend to expand our distribution network in order to broaden and deepen our coverage in Europe and to support more targeted marketing efforts. In limited cases, we may explore the processing of some products in Europe, which would allow us to distribute those products more effectively as we have done with our 2008 Plusfood acquisition.

Far East. We primarily supply special cuts of chicken, including boneless legs and wing cuts, produced specifically for the Japanese market, which has helped us foster customer loyalty. We also believe that our quality standards and product range have made us one of the preferred suppliers of chicken products in the Japanese market. In addition to Japan, we sell a significant amount of products in Hong Kong and Singapore, where we believe our brands are well recognized. Our most popular products in these latter markets include chicken wings and feet. Our joint venture with DCH is improving our position in the value chain in China by distributing Sadia-branded products through the joint venture.

Eurasia. In Russia and other regions of Eurasia, we sell primarily to distributors, which resell our products to supermarkets and other customers. Our Fazenda brand of pork and poultry products is carried in many supermarkets, and we believe it is a well-recognized brand in Russia. We have historically sold approximately two-thirds of our frozen pork cuts to Russia and also supply significant volumes of frozen whole and cut chickens.  However, Russia imposes quotas on imports of poultry, pork and beef products from Brazil and other exporting countries. In addition, it is not uncommon for Russian quotas for poultry, pork, and beef products to be subject to changes in policy In addition, since June 2011, Russia imposed restrictions on Brazilian exports of pork, beef and poultry from several Brazilian states, citing health and sanitary issues, and this ban remains in place.  Due to these restrictions, we increased our sales to Ukraine, and the country became one of our main markets in Eurasia.  However Ukraine annouced in the second half of 2012 that would raise rates for various products, including meats. While these rates have not been implemented yet we hope that these increases occur in 2013.

Middle East.  In Saudi Arabia and other countries of the Middle East, we sell to large distributors, some of which have been our customers for decades. We sell whole and cut chickens in these markets. We believe that we are one of the preferred suppliers of these products in this region due to our quality standards and our long-standing customer relationships. In fact, Sadia  is recognized as a Top of Mind brand in the region, according to Ipsos Research, a third-party consulting firm that prepared a study for us. In 2012, we took two important steps in increasing our presence in the region:  (1) we acquired 49% of the capital stock of Federal Foods, a leading food company in the United Arab Emirates, and (2) we began construction of a new processed food plant in Abu Dhabi, United Arab Emirates.

Africa. In Angola and other countries in Africa, we have identified a number of opportunities in the processed category, driven by sub-categories such as margarine and ready-to-eat meals. We sell to large distributors, primarily frozen whole and cut chickens, and chicken franks. In 2013, we relaunched the Sadia brand in certain countries in Africa, such as Angola, Ghana and Mauritius, with a focus on the retail and food services channels and a new product portfolio to include breaded products, pastas, frankfurters and hamburgers.

primarily frozen

Americas and Other Countries. We sell modest amounts of our products to several countries in Latin America and the Caribbean, primarily through trading companies that resell our products to distributors. We also sell chicken cuts, including breasts and wings, to processing companies in Canada.  However, our sales to many of these countries are subject to significant fluctuations in demand. In 2013, we initiated the implementation of a SAP system at our companies in Argentina—Avex and Quickfood—a project that will improve processes and bring synergies to the businesses.

Brazilian Market

Brazilian Domestic Market

Brazil is the fifth largest country in the world, both in terms of land mass and population. As of July 2013, Brazil had an estimated population of 201 million people, according to data from the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or “IBGE.” Brazil had a GDP of R$4.14 trillion in 2011,  R$4.39 trillion in 2012, and  until the third trimester R$3.545 trillion in 2013.

The inflation rate, as measured by the National Extended Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo) published by the IBGE, was 6.5% in 2011, 5.84% in 2012 and 5.91% in 2013, continuing a trend of relatively high rates of inflation. The Brazilian government has implemented fiscal and monetary policies in order to minimize inflation, such as decreasing the electrical energy tax and increasing interest rates.

Brazil is one of the largest consumers of meat, with per capita meat consumption of 98.6 kilograms in 2013, including beef, broiler chicken and pork, according to the USDA. Demand for poultry, pork and beef products in the domestic market is directly affected by economic conditions in Brazil. The overall trend towards improved economic conditions and the increased purchasing power of Brazil’s fast-growing middle class in Brazil has generally supported increased demand in recent years for processed food products, as well as traditional fresh and frozen poultry and pork products.

The Brazilian domestic market is highly competitive, particularly for fresh and frozen poultry and pork products. There are several large producers, most notably BRF, but also Aurora-Cooperativa Central Oeste Catarinense Ltda., or “Aurora,” and Seara Alimentos S.A., “Seara” (which was acquired from Marfrig by JBS S.A. in 2013).  In the in natura market, the largest producers are subject to significant competition from a substantial number of smaller producers that operate in the informal economy and sometimes offer lower quality at lower prices than do the major producers.  For that reason, we and our main competitors have, in recent years, focused on producing and selling processed food products because these products support better margins. In addition to this, BRF will develop in natura products focused on innovative solutions that fulfill clients needs and also improve brand awareness among in natura categories in order to capture value from strong BRF brands such as Sadia and Perdigao.

The processed foods sector is more concentrated in terms of the number of players. Consumption of processed products is influenced by several factors, including the increase in consumer income and marketing efforts with a view to meeting consumer demand for more value-added products. We believe that processed food products represent an opportunity for further growth in coming years.

We set forth below our estimates of the size of certain of our relevant markets.  These are reviewed by A.C. Nielsen and based on data reported to us by retailers regarding us and certain of our competitors.  This data does not include BRF figures for regions or product categories that are not covered by the A.C. Nielsen data.

Based on these estimates, we believe the frozen processed meats market in Brazil accounted for revenues of approximately R$1.9 billion in 2013, compared to R$2.2 billion in 2012.  The specialty meat market in Brazil accounted for revenues of approximately R$9.4 billion in 2013, compared to R$17.1 billion in 2012 and the frozen pasta market in Brazil accounted for revenues of approximately R$677 million in 2013, compared to R$785 million in 2012.  The frozen pizza market in Brazil accounted for revenues of R$608 million in 2013, compared to R$594 million in 2012.

Based on our estimates, we believe the Brazilian market for dairy processed products (yogurts, desserts, probiotic milk and the Petit Suisse brand) totaled approximately R$6.0 billion in 2013, compared to R$5.3 billion in 2012.

Based on our estimates, the size of the Brazilian margarine market was approximately R$2.5 billion in 2013, compared to R$2.3 billion in 2012.

products

Export Markets

Brazil is a leading player in global export markets due to its natural advantages (land, water, climate), competitive inputs costs and increasing efficiencies in animal production. Like other large Brazilian producers, we have capitalized on these advantages to develop the scope and scale of our business.

Global demand for Brazilian poultry, pork and beef products is significantly affected by trade barriers, both (i) tariff barriers, with high rates that ultimately protect certain domestic markets (i.e., the extra-quota tariffs for chicken imports in the EU and the high import tax for poultry in South Africa), or (ii) non-tariff barriers, mainly import quotas, such as those imposed by Russia and Europe, sanitary barriers (sanitary requirements, disease-related bans, and regulations) which in the case of meat industry is the type of trade barrier that mostly affects exports, and technical/religious barriers (i.e. customs, technical standards, licensing requirements, and religious considerations), as well as others like licensing requirements and outright bans on imports.

With regard to sanitary requirements, most countries demand specific sanitary agreements so that Brazilian producers can export to them. Outbreaks of animal disease may also result in bans on imports, such as in Russia (which has in the past suspended Brazilian swine exports from two  Brazilian states due to an outbreak of FMD in Brazilian cattle and more recently, in June 2011, banned  Brazilian swine, bovine and poultry exports from various Brazilian states for sanitary reasons). Likewise, South Africa has since 2005 maintained restrictions on Brazilian swine imports due to an FMD outbreak. Many countries temporarily suspended the imports of bovine meat in 2013 after reports of a possible case of BSE in the State of Paraná in Brazil.

Global trade in poultry products has been negatively affected by the spread of highly pathogenic avian influenza (H5N1 virus), particularly in Asia but also in Europe and Africa. Human cases were reported in various countries. For example, from 2003 to 2013 (October) there have been 641 confirmed human cases of avian influenza and 380 deaths, according to the WHO. In early 2013, a new subgroup of influenza virus (H7N9) emerged in China and from February to October 2013 there have been 137 confirmed cases of human infection and 45 deaths. Several countries have also reported cases of avian influenza in birds. Most recently, in Mexico the H7N3 virus has caused serious damage to the local poultry industry. From January to August 2013, OIE reported 64 outbreaks, with 695.6 thousand cases of bird infections and 550.3 thousand deaths in the country. Avian influenza has not yet been detected in Brazil. Should this occur, global demand for poultry products would likely decline for a period whose length cannot be predicted.

Similarly, global trade in pork products was negatively affected in 2009 by the spread of A(H1N1) influenza in many countries. On June 11, 2009, the WHO declared a flu alert level six, signaling a “global pandemic.” Many countries, including Russia and China, prohibited imports of pork from countries reporting a significant number of cases (particularly Mexico, the United States and Canada). On August 10, 2010, the WHO terminated the level six influenza pandemic alert and shifted its status to a post-pandemic period. During this period, localized outbreaks of different magnitudes showed significant levels of A(H1N1) transmission. In China, for instance, at least 20 people died of A(H1N1) influenza in 2011.

With regard to technical/religious barriers, while the Middle East is an active region for Brazilian poultry exporters, it generally does not import swine meat and products because of a Muslim prohibition of its consumption. Since 2012, Argentina has also imposed several types of technical/customs procedures which limit our ability to export to them.

In addition to trade barriers, the economic conditions of a particular market (national or international) may interfere in the demand for all kinds of poultry, swine and bovine meat, as well as for further processed products.

Competition

Domestic Market

We face significant competition in the domestic market, particularly due to the recent growth in poultry and pork production capacity in Brazil.

The graph below shows the approximate percentage of our market share for 2013 in the main categories in which we compete, based on data received from A.C. Nielsen.  The percentages are based on revenue data for twelve-month periods that vary according to the category but include most of 2013 in each case.

Source: A.C. Nielsen

Because A.C. Nielsen gathers data from those in the industry who report to it voluntarily in the areas of the country and categories covered by it, the overall market sizes on which these percentages were based are smaller than our own internal estimates of the market sizes that we describe above under “—Brazilian Domestic Market.”

In 2013, the processed meat segment was consolidated. Seara, an important brand in the market of processed meat products, formerly owned by Marfrig was sold to JBS in June, turning JBS into our main competitor in the domestic market. In addition, on December 23, 2013, JBS acquired Massa Leve, a brand of pasta, sandwiches and ready-to-eat meals. In the specialty meat market, we compete against Aurora and JBS, while the remainder of the market is represented by several small players.  In the frozen processed meat market (which includes hamburgers, steaks, breaded meat kibes and meatballs), we are the leader in the market, followed by JBS and other smaller players.  In the frozen pasta market (which includes lasagnas and other products), we are the leader in the market, followed by JBS, Pif Paf Alimentos S.A. (“Pif Paf”) and Comércio e Indústria de Massas Alimentícias Massa Leve Ltda. as our main competitors.  In the frozen pizza market, we are also the leader of the market, followed by JBS, Dr. Oetker Brasil Ltda. and Pif Paf.  In the margarine market, we also maintained the majority of the market share, followed by Bunge Alimentos, JBS (under the brand Doriana), Unilever and Vigor Alimentos S.A., an affiliate of JBS S.A.  In the dairy processed product market (including yogurts, desserts, probiotic milk), we compete against Danone, Nestlé and Vigor (which acquired Itambe Alimentos S.A.), along with other smaller players.

In the Brazilian market for whole poultry and poultry and pork cuts, we face competition from small producers, some of which operate in the informal economy and offer lower quality products at lower prices. This competition from small producers is a significant factor in our selling a majority of our whole chickens and poultry and pork cuts in the export markets and is a barrier to expanding our sales of those products in the domestic market.

In the domestic market, we compete primarily based on brand recognition, distribution capabilities, selling prices, quality and service to our customers. The market for processed food products is still growing in Brazil and we believe that the medium and long-term prospects for this segment are positive based on the trend over the preceding years. Simultaneously, BRF is focusing on intitiatives aimed at innovation, such as launching new products with a focus on healthiness, a rationalization of our processed meat portfolio in the Domestic Market and an improvement in the positioning of the brands in our portfolio.

Export Markets

We face significant competition in our export markets, both from Brazilian producers and from producers in other countries. An increasingly relevant example is cooperatives, which have tax advantages and certain mobility to reassign their production to foreign markets at times when exports become more attractive than the domestic market. Another example is JBS, one of our direct competitors in the international market that has many of the same competitive advantages that we have over producers in other countries, including natural resources and competitive inputs costs.

In the second quarter of 2012, JBS announced the leasing of Frangosul Doux SA and Agro Poultry (industrial poultry plants in Brazil) and in the second half of 2012 the company started exporting chicken especially to the Middle East, increasing our competition in that region. In 2013, further expanding its operations in the poultry industry, JBS acquired Seara (a poultry division that previously belonged to Marfrig).

Furthermore, our chicken and swine cuts, in particular, are highly competitive in price and sensitive to substitution by other products. Customers sometimes seek to diversify their sources of supply in different countries, even though we have the lowest cost of production.

Protectionist measures among Brazil's trading partners are also an important competitive factor. Brazilian exports of poultry and swine are increasingly affected by actions taken by other countries to protect local producers.

We exported $ 5.1 billion in 2013, an increase of 4.1 % over the same period last year and kept us in the fourth largest Brazilian exporter position, according to SECEX. We believe we export significantly more than our main Brazilian competitors.

In our export markets, our competition is based on quality, cost, sale prices and service to our customers.

Seasonality

Domestic Market

Our net sales of meat and processed products in the domestic market are not subject to large seasonal fluctuations.  However, our fourth quarter is generally slightly stronger than the others due to increased demand for our products during the holiday season, particularly turkeys, Chester® roosters, ham and pork loins. We market certain products specifically for the holiday season, such as gift packages of our products that some employers distribute to their employees Our results are also affected by the dry and rainy seasons for corn, soybeans and soy meal, which are our primary raw materials in feed production.

In 2013, the first quarter accounted for 23.9% of our total sales in the domestic market, the second quarter accounted for 23.8%, the third quarter accounted for 24.6% and the fourth quarter accounted for 27.7%.

Export Markets

Our export sales as a whole are not materially affected by seasonality, partly because seasonal buying patterns vary according to our export markets. However, net sales in specific export markets sometimes vary with the season. In the Middle East, for example, we experience slower net sales during Ramadan and the summer months.

In 2013, the first quarter accounted for 23.6 % of our export sales, the second quarter accounted for 25.6%, the third quarter accounted for 24.7%  and the fourth quarter accounted for 26.1%.

Dairy Products

In the dairy products market, production varies seasonally between  the dry and  rainy seasons because most of the milk in Brazil is produced from cows raised in open pastures. Our milk production is higher during the rainy season, which is between November and February in southeastern Brazil and between July and September in southern Brazil. Although most of our production is concentrated in the southern region, our production network helps to mitigate the effects of seasonality.

At the end of the fourth quarter and the beginning of the first quarter of any given year, there has historically been a general decrease in selling prices and a general increase in inventories of UHT milk and pasteurized  milk, due to an increase in domestic production and a decrease in domestic demand. During these months, the dairy business has historically increased its inventories and has been able to benefit from higher selling prices during the other months of the year. Gross revenues from dairy products have historically been higher in the second and  third quarters of the year, and revenues from  pork, poultry and beef have historically been higher in the third quarter and even higher in the fourth quarter of the year.

In 2013, the first quarter accounted for 23.0% of our dairy sales, the second quarter for 25.1%, the third quarter for 27.1% and the fourth quarter for 24.7%.

Food Service

In the food service market, our net sales are not subject to large seasonal fluctuations. However, as in our domestic market, our fourth quarter is generally slightly stronger than the others due to increased demand from our food service customers for products specific to the holiday season.

In 2013, the first quarter accounted for 22.7% of our food service sales, the second quarter for 22.4%, the third quarter for 23.3% and the fourth quarter for 31.5%.

Commodity Prices

Many of our raw materials are commodities whose prices consistently fluctuate in response to market forces of supply and demand. We purchase large quantities of soy meal, soybeans and corn, which we use to produce substantially all of our own animal feed. For the most part, the commodities we purchase are priced in reais. While input costs are real-denominated, the prices of the commodities we purchase tend to follow international prices and are influenced by exchange rate fluctuations. Purchases of corn, soy meal and soybeans represented approximately 24.6% of our cost of sales in 2013 and 25.0% in 2012. Although we produce most of the hogs we use for our pork products, in 2013 we also purchased hogs on the spot market.

In addition, the selling prices for many of our products, including substantially all our export products, are highly sensitive to the market price of those commodities and fluctuate together with them.  In 2013, the average corn price in Brazil was 11.2% lower than the average corn price in 2012, and prices were considerably lower throughout the year.  For example, corn prices in December 2013 were 23.8% lower than in December 2012.  In 2013, the average Soybean meal price in Brazil was 3.7% higher than the average price in 2012, and comparing December 2012 to December 2013, soybean meal prices in Brazil were up by 10.6%.  The effect of decreases or increases in prices of raw materials on our gross margin is greater for products that are more similar to commodities in nature relative to more value-added products.

Our ability to pass on increases in raw material prices through our selling prices is limited by prevailing prices for the products we sell in our domestic and export markets, especially for those products that are more similar to commodities.

The following graph illustrates the movements in the price of corn in Ponta Grossa in the State of Paraná (a commonly used reference price for corn in Brazil) for the periods indicated, as reported by Safras & Mercados Ltda., a private Brazilian consulting firm.

Wholesale Corn Prices at Cascavel, State of Paraná (R$ per 60 Kg sack)

Current Brazilian government estimates of the Brazilian corn harvest in 2013-2014 forecast 78.9 million tons, according to a survey undertaken in January 2014 by the National Supply Company (Companhia Nacional de Abastecimento, or “CONAB”), an agency of the Brazilian Ministry of Agriculture, Husbandry and Supply. This estimate represents a 2.5% decrease from 81.0 million tons harvested in 2012-2013. Of these 78.9 million tons, 32.8 million tons are forecast for the summer crop and 46.2 million tons for the second crop (safrinha), to be harvested from July to September 2014.

The following graph illustrates the movements in the price of soybean meal in Ponta Grossa in the State of Paraná (a commonly used reference price for soybean meal in Brazil) for the periods indicated, as reported by Safras & Mercado Ltda.

Wholesale Soybean meal Prices at Ponta Grossa, State of Paraná (R$ per ton)

According to a survey released by CONAB in January 2014, current Brazilian government estimates of the Brazilian soybean harvest in 2013-2014 forecast 90.33 million tons. This estimate represents a 10.8% increase from the soybean harvest in 2012-2013.

The estimated total exports of soybeans in the 2013-2014 harvest is 45.9 million tons, which represents a 7.3% increase from the 2012-2013 harvest 42.79 million tons.  Inventory volumes for the 2013-2014 harvest may be increased compared to 2012-2013.  CONAB estimates Brazilian inventories of 5.6 million tons, while in the last season stocks reached 0.9 million tons.

Revenues from exports of soybeans in 2013 totaled U.S.$ 31 billion, with an average price of U.S.$ 538.60 per ton, compared with an average price of U.S.$533.51 per ton in 2012.  With higher exports of soybeans, average prices of domestic soybeans dropped 1.5% in 2013 relative to 2012, primarily as a result of a huge soybean harvest (+22.8% as compared with the 2011/2012 harvest).

For further information about trends in commodity prices in 2013, see “Item 5. Operating and Financial Review and Prospects—D. Trend Information––Raw Materials.”

Effects of Exchange Rate Variations and Inflation

The table below sets forth, for the periods indicated, the fluctuation of the real against the U.S. dollar, the period-end and average daily exchange rates and Brazilian inflation as measured by the INPC, IPCA and IGP-M.

	2013	2012	2011
Appreciation (depreciation) of the real against the U.S. dollar	(14.64%)	(8.5%)	(12.6%)
Period-end exchange rate (U.S.$1.00)	R$2.34	R$2.04	R$1.88
Average (daily) exchange rate (U.S.$1.00) (1)	R$2.16	R$1.95	R$1.68
Period-end Basic interest rate SELIC (2)	10.00%	7.25%	11.00%
Inflation (INPC) (3)	5.56%	6.20%	6.08%
Inflation (IPCA) (4)	5.91%	5.84%	6.50%
Inflation (IGP-M) (5)	5.51%	7.82%	5.10%

Sources: IBGE, Fundação Getúlio Vargas and the Central Bank.

(1)      The average (daily) exchange rate is the sum of the daily exchange rates based on PTAX 800 Option 5, divided by the number of business days in the period.

(2)      The SELIC (Sistema Especial de Liquidação e de Custódia) interest rate is the primary Brazilian reference interest rate.

(3)      INPC is published by the IBGE, measuring inflation for families with income between one and eight minimum monthly wages in 11 metropolitan areas of Brazil.

(4)      IPCA is published by IBGE, measuring inflation for families with income between one and 40 minimum monthly wages in eleven metropolitan areas of Brazil.

(5)      The General Market Price Index (Índice Geral de Preços do Mercado), or “IGP-M,” gives different weights to consumer prices, wholesale prices and construction prices. The IGP-M is published by the Getúlio Vargas Foundation (Fundação Getúlio Vargas), a private foundation.

Our results of operations and financial condition are significantly affected by movements in the exchange rate of reais to the U.S. dollar, the euro and the pound sterling. We invoice for our export products primarily in U.S. dollars and, in Europe, in euros and pounds sterling, but we report our results of operations in reais. Appreciation of the real against those currencies decreases the amounts we receive in reais and therefore our net sales from exports.

The prices of soy meal and soybeans, which are important ingredients of our animal feedstock, are closely linked to the U.S. dollar. The price of corn, another important ingredient of our feedstock, is also linked to the U.S. dollar, albeit to a lesser degree than the price of soy meal and soybeans. In addition to soy meal, soybeans and corn, we purchase sausage casings, mineral nutrients for feed, packaging and other raw materials, as well as equipment for use in our production facilities, from suppliers located outside Brazil whom we must pay in U.S. dollars or other foreign currencies. When the real depreciates against the U.S. dollar, the cost in reais of our U.S. dollar-linked raw materials and equipment increases, and such increases could materially adversely affect our results of operations. Although the appreciation of the real has a positive effect on our costs because part of our costs are denominated in U.S. dollars, this reduction in U.S. dollar costs because of the appreciation of the real does not immediately affect our results of operations because of the length of our production cycles for poultry and pork.

We had total foreign currency-denominated debt obligations in an aggregate amount of [R$6,108.7 million] at December 31, 2013, representing approximately [60.0%] of our total consolidated indebtedness at that date. Although we manage a portion of our exchange rate risk through foreign currency derivative instruments and future cash flows from exports in U.S. dollars and other foreign currencies, our foreign currency debt obligations are not completely hedged. A significant devaluation of the real in relation to the U.S. dollar or other currencies would increase the amount of reais that we would need in order to meet debt service requirements of our foreign currency-denominated obligations.

Historically, our results of operations and financial condition have been affected by rates of inflation in Brazil. Demand for our products in the domestic market is sensitive to inflation in consumer prices, as reflected in variations in the INPC and IPCA inflation indexes, and most of our costs and expenses are incurred in reais. Because long-term contracts with suppliers and customers are not customary in our industry and prices are generally negotiated monthly or quarterly, increases in inflation have a rapid impact on our net sales and costs.

The IGP-M index is often used as an inflation reference rate in negotiating prices we pay to suppliers. In addition, we buy energy to run our production facilities pursuant to long-term contracts that contain periodic inflation adjustments according to the IGP-M index.

In terms of personnel costs, Brazilian salaries are adjusted only once a year, based on collective agreements between employers’ syndicates and unions. Generally, unions follow the INPC as a parameter for their negotiations.

7.4 – Clients responsible for more than 10% of the Company’s total net income, informing specifically:

a.              total amount of income arising out of such client

b.             operating segments affected by the income arising out of such client

None of the Company’s clients is responsible for more than 5% of the net revenues. The risk policy determined for the exposure in relation to sales of both domestic market and exports provides the diversification of product portfolio and customers.

7.5. Description of the material effects arising from governmental regulation over the Company’s activities

                a. need of governmental authorizations for the exercise of the Company’s  activities and the history related to the public administration for obtaining such authorizations

The environmental laws and regulations require greater expenditures for compliance.

We, like other Brazilian food producers, are subject to extensive Brazilian federal, state and local environmental laws, regulations, authorizations and licenses concerning, among other things, the handling and disposal of waste, discharges of pollutants into the air, water and soil, and clean-up of contamination, all of which affect our business. Any failure to comply with these laws and regulations or any lack of authorizations or licenses could result in civil, administrative and criminal penalties, such as fines, cancellation of authorizations or revocation of licenses, in addition to negative publicity and liability for remediation or for environmental damage. We cannot operate a plant if the required environmental permit is not valid or current.

We have incurred, and will continue to incur, capital and operating expenditures to comply with these laws and regulations. Because of the possibility of unanticipated regulatory measures or other developments, particularly as environmental laws become more stringent in Brazil, the amount and timing of future expenditures required to maintain compliance could increase from current levels and could adversely affect the availability of funds for capital expenditures and other purposes. Compliance with existing or new environmental laws and regulations, as well as obligations in agreements with public entities, could result in increased costs and expenses.

Our plants are subject to environmental licensing, based on their pollution potential and usage of natural resources. If, for example, one of our plants is built or expanded without an environmental license or if our environmental licenses expire, are not renewed or have their solicitation of renewal dismissed by the competent environmental authority, we may incur fines and other administrative penalties, suspension of operations or closing of the facilities in question. Those same penalties may also be applicable in the case of failure to fulfill the conditions of validity foreseen in the environmental licenses already held by us. Currently, some of our environmental licenses are being renewed, and we cannot guarantee that environmental agencies will approve our renewal requests.

Finally, the company emphasizes that its corporate responsibility in relation to the environment is not just an imposition of the supervisory agencies and the fulfillment of laws, but a voluntary attitude that continually striving to improve the local environment, confirming its social responsibility.

Increasing food safety regulation may increase our costs and harm our operating results.

Our manufacturing facilities and products are subject to regular Brazilian federal, state and local, as well as foreign, governmental inspections and extensive regulation in the food safety area, including governmental food processing controls. Changes in government regulations relating to food safety could require us to make additional investments or incur other costs to meet the necessary specifications for our products.

7.6 – Relevant revenues provided from foreign market

7.6. Information on the countries where the Company has relevant revenues:

a. revenues from clients attributed to the country where the Company’s main place of business is located and its participation in the Company’s total net revenues;

In millions of Brazilian Reais	2013	%	2012	%	2011	%
Poultry	1,492,300	4.9%	1,351,356	4.7%	1,112,291	4.3%
Pork/Beef	946,713	3.1%	911,270	3.2%	774,476	3.0%
Processed food products	9,598,531	31.4%	9,462,072	33.2%	9,188,013	35.7%
Milk	2,804,979	9.2%	2,713,948	9.5%	2,533,447	9.9%
Foods service	1,375,334	4.5%	1,335,136	4.7%	1,255,916	4.9%
Others	940,838	3.1%	894,137	3.1%	555,215	2.2%
Total Domestic Market	17,158,695	56.2%	15,419,358	54.1%	13,515,219	52.6%
Net Sales	30,521,246	100.0%	28,517,383	100.0%	25,706,238	100.0%

b. revenues from clients attributed to each foreign country and its participation in the Company’s total net revenues;

Foreign Market

In millions of Brazilian Reais	2013		2012		2011
Net Sales	13,362,551		11,849,464		10,286,880

	2013	%	2012	%	2011	%
Europe:
Total	2,090,992	15.6%	1,920,199	18.3%	1,882,425	19.0%
Far East:
Total	2,723,911	20.4%	2,402,902	22.4%	2,301,806	20.9%
Eurasia:
Total	919,291	6.9%	1,058,340	7.4%	763,294	11.3%
Middle East:
Total	4,291,080	32.1%	3,976,600	30.0%	3,087,331	31.9%
Africa, the Americas and Other:
Total	3,337,277	25.0%	2,491,423	21.9%	2,252,024	16.9%
Total foreign market	13,362,551	100.0%	11,849,464	100.0%	10,286,880	100.0%

7.7. Regulation of the countries where the Company has significant revenues and which countries affect the Company’s businesses

            The Company and its subsidiaries file income tax returns in Brazil and various foreign jurisdictions. The determination of the amount of deferred tax liabilities that is not recognized related to undistributed earnings is not practicable. The Company is subject to income tax examinations by the relevant tax authorities within periods of 5 years, except in Netherlands which period is 8 years.

7.8. Other relevant long-term relationships entered into by the Company not included elsewhere in this Form

BRF publishes Annual and Sustainability Reports in the GRI (Global Reporting Initiative) level A standards since 2008. The 2012 Annual and Sustainability Report is available at Company’s IR website (www.brf-br.com/ir) or in the link below:

The Company is also part of ISE (Corporate Sustainability Index) and IGC (Corporate Governance Index) both BM&FBovespa’s Indexes, demonstrating BRF’s commitment to the Sustainability and Corporate Governance issues.

Copywight and Use of the Brands Licensing Contract

On April 1st, 2002, we signed a Copywight and Use of the Brands Licensing Contract with Mauricio de Souza Produções Ltda. Which guarantee to BRF the right of use the expression “Turma da Monica” and “Turma da Monica Jovem”, and names, brands, logotypes related to the character mentioned on agreement for the trade of frozen products and others mentioned at the Annex, limited to the Brazilian Territory with vality until Mach 31th, 2013. In return, we are obligated to disburse 2,6% total value of invoices relating to sales of products, conditional on the guaranteed minimum stipulated in this agreement. This agreement has expired in 2013, as mentioned before.

Copywight and Use of the Brands Licensing Contract

On May 11 2010, we signed a Copyright and Use of the Brands Licensing Contract withViacom Media Networks which guarantee to BRF the right of use the names, brands,

logotypes, related to the characters of the serie “Bob Esponja” on the trade of products determined in the contract, limited on the Brazilian territory with vality until December 31

2013. In return, we are obligated to disburse 1,75% total value of invoices relating to sales of products, conditional on the guaranteed minimum stipulated in this agreement.

Soybean Meal Purchase Agreement

On September, 12, 2008 we signed bulk soybean meal purchase agreements with

Coamo Agroindustrial Cooperativa on a CIF basis with the prices to be set, having as their basis

Chicago Board of Trade quotations. Deliveries are made monthly to our industrial units.

Supply, Technical Partnership and Commercial Cooperation Agreement

On March 15 2005, we signed a Supply, Technical Partnership and Commercial Cooperation Agreement with Cobb-Vantress Brasil Ltda., a company active in the research and development of poultry breeder stock. Under this agreement, we sell our rights to Chester genetic material and in exchange, receive a 50% discount on the purchase of 172 packages of Cobb proprietary grandparent breeder chicks. On a preferential basis, Cobb has further undertaken to supply us for an indeterminate duration with all the improvements and technological advances made in future by the company to its Chester genetic line.

Integrated Agreements for the Production of Hogs in the Complete Cycle System

We buy part of our live hog requirements from local producers through the signing of Integrated Agreements for the Production of Hogs in the Complete Cycle System. These contracts provide for the sale to us or to any third party indicated by us, of the entire producer’s hog production on an exclusive basis. In return, we pay the values practiced in the market on the date of delivery in accordance with Sindicarne (the Meats and Meat Derivatives Industries Association) parameters.

In the Complete Cycle System the breeding animals are sold to the producers and this should give the animals ready (creates up to termination) for slaughter. The hog price is settled according to market prices.

Partnership Agreement with Integrated Outgrowers

By and large, our partnership agreements with the integrated outgrowers provides for the supply by us of batches of day old chicks as well as feed, technical advice and other necessary inputs for the full production of poultry (rearing) on the respective poultry farms.

Once the conditions are attained for slaughter (generally when the poultry has reached the age of 100 days), the producer returns part of the fully grown poultry flock, upon which it is our responsibility under the conditions of the partnership to undertake the slaughtering process. Furthermore, the producer undertakes to sell us on an exclusive basis the part of the meat chickens determined under the agreement. The price paid to producers is set in accordance with the technical standards of each one as well as indices of weight, age, mortality and food conversion, all of which are periodically reviewed. The agreements customarily run for an indeterminate duration and can be rescinded at any time, without just cause, as long as this is notified in writing at least 60 days before hand.

Atypical agreement for the rental of a commercial property and other agreements

On October 13, 2011, BRF signed an atypical rental agreement with Vanderbilt Empreendimentos Imobliários Ltda, the latter company having the following obligations (i) to acquire a fully serviceable property in the municipality of Salvador/BA; (ii) to undertake work on a Distribution Center through a construction company to be engaged and according to the specifications of the tenant in the timeframe and manner pursuant to the Projects; and (iii) to rent the property to BRF for the term of initially 10 years as from the date of issue of the rental agreement (which shall begin from the effective delivery of the work and the respective documentation).

Joint Ventures

On June 25 2007, Unilever and BRF announced the joint venture, UP Alimentos, for managing the Becel and Becel ProActiv brands in Brazil as well as identifying opportunities for other business. The two companies combine BRF’s extensive experience in the manufacture, sale and distribution of food products in Brazil with Unilever’s advanced development technology, marketing and innovation as well as the penetration of its brands both in Brazil and worldwide. This strategic alliance is instrumental in supplying the Brazilian market with high value-added items directed principally to consumers seeking healthy and functional nutrition.

In 2008, Sadia and Kraft concluded an association resulting in a company called K&S Alimentos S.A. (“K&S”). K&S’s core business is to produce and distribute cheese products and table items such as cream cheese and cheese spreads. In 2008, Sadia and Kraft also entered into a licensing agreement. Sadia has licensed its brands such as “Sadia”, “S”, “Sadia Speciale” and “SadiaVita Light” to K&S and Kraft has also licensed its “Philadelphia” brand to the joint venture.

On February 14, 2012, the Company announced the constitution of Rising Star Food Company Limited, a joint venture (”JV”) with the participation of the Dah Chong Hong Limited company (“DCH”), the purpose of which is: (i) the access to distribution in markets on mainland China and in Hong Kong and Macau, penetrating the retail and food service channels; (ii) local processing of products; and (iii) the development of the Sadia brand in these markets.

The Company holds a 50% participation in the JV. On November 5, 2012, the Company announced the constitution of a joint venture (“JV”) with the Irish group, Carbery, known as Nutrifont Alimentos S.A. (“Nutrifont”) with its purpose being the processing of proteins from milk whey derived from cheese production with the use of technology belonging to the Irish group.

The Company has a 50% stake in the JV which envisages a shared investment of USD 50MM. The project involves the construction of a production unit in the state of Rio Grande do Sul to produce nutritional ingredients of a certain added value from milk whey, a byproduct of cheese making to be used in baby food and sports-related food. The construction of the production unit is planned for 2013 with industrial activities beginning in early 2014.

On January 2, 2013, the company announced the acquisition (dated December 26, 2012) of the remaining 33% stake of the minority shareholders in the capital stock of Avex S.A. (“Avex”) and as a result, the acquisition of the remaining stake in the companies Flora Danica S.A., Flora San Luis S.A. and GB Dan S.A. (“Danicas”), all located in Argentina. The value of the investment was USD 40.05 MM.

This investment will permit the Company to integrate its businesses in Argentina including the operations of the Argentine Quickfood S.A. (“Quickfood”) as well as capturing synergies for the integrated businesses.

On August 11, 2011, the Company announced the construction of a processed products plant in the United Arab Emirates with an investment of approximately USD 120 MM. The principal rationale behind this investment is: (i) enhancement of the Company’s process of industrialization; (ii) strengthening of the brands, distribution and sales of the Company in the Middle East market; (iii) increasing the flexibility and adaptation of the processed products to regional demands; and (iv) expansion of the food service and retail portfolios.

In the second half of 2012, a joint venture (“JV”) was constituted with the corporate denomination of Al Wafi Food Products Factory LLC, with the Al Nowais Investment Company LLC (“Al Nowais) group, the corporate stakes in the company split 51 % for Al Nowais and 49% for the Company.

On January 05th, 2013, a joint venture (“JV”) was constituted with the corporate denomination of Federal Foods LLC, with the Al Nowais Investment Company LLC (“Al Nowais) group, the corporate stakes in the company split 51 % for Al Nowais and 49% for the Company. This JV has the scope of distribution of processed products to the Middle East Market.

7.9. Other material information

Code of Ethics and Conduct

MESSAGE OF ADMINISTRATION

In releasing this updated Code of Ethics and Conduct, destined to all employees and administrators of BRF Brasil Foods S.A. and its subsidiaries, whatever their positions in the hierarchy, including Board, Fiscal Council and Committee Members, our aim is to preserve and strengthen BRF’s institutional image and help us achieve the highest ethical standards in completing our mission and realizing our vision.

In order to consolidate BRF’s position and honor our commitments in line with the organization’s vision and values, we must adopt a management standpoint based on teamwork, continuous learning, flexibility and speed in decision-making and concepts and guidelines compatible with the operation of a global enterprise.

BRF’s Code of Ethics and Conduct is both a working tool and a moral guide. Our expectation is that these values and guidelines will be incorporated into the professional activities of all administrators and staff working for BRF Companies, and thereby create a sustainable, honest and fair business environment.

Nildemar Secches President of Board of Directors	José Antônio do Prado Fay President of BRF

1.    OBJECTIVE AND SCOPE

This Code of Ethics and Conduct sets forth values, principles and guidelines as a basis for the decisions and conduct of all administrators, board members and employees of BRF Companies, and is also applicable to all other parties involved, such as suppliers in general, customers, shareholders and direct or indirect subsidiary companies, in line with governance policy and sustainability guidelines.

2.    VALUES AND PRINCIPLES

We will conduct our business in compliance with ethical principles based on consistency, transparency and integrity, showing due respect for people, the law and society in general, with the aim of fulfilling our social role.

The values forming the basis of how we do business are:

  Integrity as the foundation of any relationship;
  Focus on the Consumer as a fundamental ingredient to our success;
  Respect for People in order to build up our strength;
  Personal Development, essential to sustain the growth;
  High Performance as our constant goal;
  Quality in our products and Excellence in our processes;
  Spirit of Innovation as a constant factor;
  Sustainable Development;
  Global Vision, Local Action; and
  Commitment to Diversity and embracing differences.

 3.   MANAGEMENT POLICY

The BRF management system is oriented towards ensuring the economic growth of our organization, while maintaining product and service quality standards in harmony with environmental requirements, and thereby promoting sustainable development and all-round social efficiency.

In addition to the above-mentioned guiding principles, the organization’s management process will also take account of business sustainability, yielding appropriate returns for shareholders and society alike, based on the following principles:

  Supplying top quality products and services to our customers;

  Management methods oriented towards operational excellence, focused on results and continuous improvement;

  Sustainable use of natural resources and controlling the environmental impact of our operations using world-class prevention systems;

  Appropriate human resource management to foster excellent relationships and performance, highly-motivational working environments and high standards of health and safety;

  Trained, committed personnel with the ability to act effectively in line with the organization’s strategies;

  Compliance with the legislation, norms and commitments formally assumed by the Company and its administrators;

  Development and application of technologies to guarantee innovation, productivity, competitiveness and operational excellence;

  Ethical relations and smooth, transparent communications with all stakeholders.

4.    RELATIONS GUIDELINES

By the guidelines described below, BRF seeks to strengthen corporate governance best practices and to keep transparency and efficiency in the relations with its shareholders, employees, government bodies and suppliers, among others.

4.1.  Shareholders and Investors

BRF implements corporate governance best practices for shareholders and investors, ensuring equal access to information on Company activities and performance.

Relations with shareholders, investors and analysts are based on transparent, accurate and timely communication, providing information access to all stakeholders through especially-appointed and authorized administrators and staff who are strictly bound by the guidelines in the “Policy on Disclosure of Material Acts or Facts and Trading of Securities” document in force.

Information on projects, business and results not yet made public shall be appropriately controlled and kept confidential, especially information that could affect the Company’s share price and influence investment decisions.

4.2.  Employees

BRF employees are required to act in accordance with standards of conduct that reflect their personal and professional integrity, and to comply with the guidelines and principles laid down in this Code of Ethics and Conduct, disseminating them and ensuring that they are enforced in the working environment.

Employee admission and promotion processes will be based on technical capability, professional experience and skill in integrating into work groups, ensuring equality of opportunity for all.

BRF will not tolerate any prejudice or discrimination relating to race, color, creed or life philosophy, civil status, gender, religion, origin, age, sexual orientation, political ideology, physical or mental disability and the like, in the hiring and promotion of its employees, who should satisfy the technical requirements and profile for the position, maintaining a working environment that respects the dignity of all employees and enabling the professional growth free of any kind of discrimination.

In the interests of good professional conduct, abusive behaviors that lead to an environment of intimidation and constraint, including actions, insinuations or attitudes that harm the dignity, physical or psychical integrity of persons, and any act that could be construed as sexual or moral harassment among colleagues, regardless of position within the hierarchy, shall not be tolerated.

In the exercise of their duties, BRF employees should comply with the safety rules, seeking to identify and rectify unsafe conditions and behaviors, and preserving their physical integrity and that of their colleagues.

BRF information resources are assets that require protection and special use since they are working tools and each user is responsible for enforcing and complying with the Company’s Information Security Policy, on pain of the penalties laid down for improper use.

4.3.  Customers and Consumers

BRF shall take steps to identify the needs of and offer quality products to its customers and consumers, surpassing expectations in terms of efficiency, reliability and technical innovation.

Relations shall be based on ethical principles, with strict regard to transparency in corporate operations, efficient and courteous service, a commitment to customer satisfaction, and receptiveness and appropriate responses to criticisms and suggestions.

4.4.  Suppliers

Relations with suppliers will generally be conducted to satisfy the interests of BRF, without offering any concessions or receiving any benefits relating to the purchase of products or services.

The development and selection of  suppliers, service providers and integrated partners shall be based impartially on objective technical, professional and ethical criteria, as well as compliance with the legal, labor-related and environmental requirements. Preference shall be given to parties who show social responsibility and commitment to the social and community transformation initiatives embraced by BRF.

The receipt of commissions, gifts and privileges in the purchase of goods and services creates conflicts of interest and harms the public image of BRF. It will therefore not be tolerated, exception made to promotional gifts within the limits provided for by item 5.3.

The acceptance of travel facilities and favors offered by suppliers, service providers and customers for visits and participation in events of technical nature is conditioned upon the approval of the relevant Presidency or Vice-Presidency.

4.5.  Trade Unions, Associations and Related Bodies

BRF recognizes legally-constituted bodies and the important role they play in setting up processes for dialoging and reaching agreement, with due regard to the legislation in force, the ethical principles in this Code and sound market practices.

Full negotiations based on respect, responsibility and transparency will be conducted with trade union organization representatives to reconcile interests in an honest way, allowing freedom and independence and barring any attitudes that discriminate against trade union ideology.

4.6.  Local Communities and the Environment

BRF’s productive activities will be conducted in a manner consistent with its commitment to conserving the environment and the quality of life of its employees and local communities, keeping the channels of communication and dialog open, and controlling the impacts of its widely-varying activities.

The Company will adopt corporate norms of environmental management to establish standards and guidelines that determine how all units implement BRF Environmental Policy.

To ensure that its environmental policy is effective, BRF will promote and practice the rational use of natural resources and renewable energy. By this policy our aim is the conservation of non-renewable resources, and the increase of the use of renewable energy, materials recycling, as well as the reduction of solid waste production and polluting gas emissions, which contribute to the greenhouse effect.

BRF is committed to sustainable development and ecosystem conservation and will take all the steps necessary to achieve these objectives.

4.7.  Party Political Activities

Making contributions to or manifesting support for political parties in the name of the Company without the due authorization of the Executive Board is not allowed.

Free association with political parties is permitted, and constraints of any kind in respect of political ideology are prohibited. It should be noted that BRF employees are expected to conduct their political activities in their own names, making no reference to the Company.

Employees who stand as candidates for elective office shall take leave of absence  for 60 days during the period prior to the vote and not conduct electoral campaigns on Company premises. They are not allowed to use their positions or the Company name for promotional purposes and persuading electors.

Access to the Company’s premises for candidates to any elective office, whether employees or not, shall be allowed only by prior authorization from the appropriate Vice-Presidency.

4.8.  Government and Regulatory Agencies

BRF will respond to requests from Government and Regulatory
Agencies in a prompt manner, supplying the information requested after orientation from Corporate Affairs.

No benefits or advantages of any kind shall be offered to public officials because of their job or position, keeping relations within the bounds determined by ethical principles based on transparency and social responsibility.

Our employees are instructed in transparent practices, in compliance with the ethical principles in the Code, and in how to conduct relations and communicate with public agencies and the competent government authorities.

4.9.  Press

All Company information to be disclosed to the press shall be accurate and transparent, in accordance with ethical principles and in conformity with the legislation in force, and disclosed by especially appointed and authorized administrators and staff, so as to maintain a relationship of trust with the media and preserve the Company’s public image. The Corporate Affairs section must always be involved in communications with the press and subjects must be agreed on with the appropriate corporate sections.

4.10. International Community

BRF is present in a number of countries with different business practices and norms.

We respect the legislation in force and the cultural diversity of the countries in which we exercise our activities, in line with best market practices, expanding our business operations in a responsible manner.

We encourage the integration of and respect for different cultures and believe that diversity provides a competitive edge in our business.

4.11. Alcohol, Drugs and Weapons Possession

The use, possession and sale of alcoholic drinks or illegal drugs in working period is prohibited. People under the influence of such substances should not remain on Company premises.

Carrying weapons of any kind on Company premises is also not allowed,except on cases with express authorization, subject to the nature of the activity performed within the Company.

5.  CONFLICT OF INTEREST GUIDELINES

Conflicts of interest occur in any situation in which accommodating the claims of the employee, administrator or board member could directly or indirectly have an adverse impact on the interests of the Company or its customers, suppliers and shareholders.

BRF is careful to ensure that these kinds of situations do not arise. However, where there is a real or potential conflict of interest, this should be immediately brought to the attention of those in positions of authority. Further clarification and guidance is given in the relevant in-house Organizational Standard.

5.1.  Duties of Administrators and Employees

BRF expects its administrators and employees to be fully dedicated to their work and efforts to promote the Company’s interests, honest in their business dealings and effective in ensuring that Company information is kept confidential.

The following are examples of conflicts of interest and conduct that is unacceptable, to be avoided by all concerned:

▪  Pursue activities outside the Company that are in conflict with Company interests;

▪  Participating, whether directly or indirectly via an intermediary, in the ownership or as an associate or administrator of a company which has business relations with BRF;

▪  Using Company employees, assets or services for personal gain or to benefit third parties;

▪  Contracting service providers for the Company for personal reasons, when the individual hiring such services has a position that could influence purchase decisions; and

▪  Using your position within the Company to obtain personal advantages for yourself or others in relation to financial or commercial organizations that do business with the Company.

▪  Disclosing confidential or privileged information to which you have access, even after leaving the Company;

▪  Improperly transferring to other staff members or authorizing them to use your password for accessing Company systems;

▪  Using Company equipment, resources and electronic systems (email, internet, etc.)  for unauthorized purposes, contrary to in-house policy and practices.

        5.1.1. Kinship among BRF Employees

Direct hierarchical links are not permitted between relatives up to the second degree (father, mother, parent-in-law, grandparent, spouse, son/daughter and grandchild), collaterally between relatives up to the third degree (sibling, brother/sister-in-law, aunt/uncle and niece/nephew) and by affinity (father-in law, mother-in-law, son-in-law, daughter-in-law, stepfather, stepmother, stepson, stepdaughter, brother-in-law, sister-in-law).

The hiring of relatives by any means other than the selective process implemented by Human Resources is not allowed.

5.2.  Trading of Securities

In compliance with the legislation applicable, BRF’s Policy on Disclosure of Material Acts or Facts and Trading of Securities specifies periods during which the trading of its shares and securities is not allowed, and this must be strictly adhered to by employees, administrators and Fiscal Council members of the Company and its main shareholders.

During periods when trading is legally prohibited, special attention shall be paid to cases in which privileged information is accessible on the basis of position within the Company, in conformity with the requirements of Instruction CVM nº 358/2002, issued by the Brazilian Securities and Exchange Commission.

5.3.  Gifts, Donations and Sponsorship

Employees and administrators of BRF are not allowed to offer or receive travel facilities, gifts or any kind of favor from suppliers in general, competitors, etc. exceeding in the year the value of one minimum wage in Brazil and US$ 300.00 (three hundred US dollars) in other countries.

Sponsorship and donations must be consistent with the institutional and market-related interests of BRF, enhancing the Company’s corporate image and taking account of the benefits to the community. They are subject to the approval of the Executive Board or Vice-Presidency, according to the competence.

5.4. Related-Party Transactions

BRF Companies activities shall comply with the standards of honesty and transparency. Related-party Transactions, including transactions with direct or indirect subsidiary companies shall secure substantial and procedural honesty, by compliance with a previously established set of rules for trading processes applicable to such transactions, and such rules of conduct shall be duly informed to the market.

Transactions by individuals that, by virtue of their influence, job or position, with  BRF or a business under its control, that could, according to the law, characterize a Related-party Transaction, deserve special treatment.

Transactions of this kind shall comply with internal rules as well as with the general market rules.

5.5.  Information Security and Intellectual Property

Administrators and employees shall not pass on confidential information to third parties without the Company’s permission (Vice-Presidency), whether this information relates to BRF intellectual property or that of its suppliers and customers, except if requested by government and regulatory agencies, after previous and written approval by the Legal Department.

This covers industrial secrets, processes, products, brands, formulas, technologies, know-how, inventions, improvements, systems, copyright, etc. and includes:

▪   Disclosing or using privileged and/or relevant company information for personal gain or to benefit a third party;

▪   Publicizing unofficial information of any kind;

▪   Facilitating access to confidential documentation, such as leaving documents open to view on desks or copiers;

▪   Giving talks, holding seminars or writing academic studies on the Company’s processes and business without authorization from senior management and collaboration with Corporate Affairs; and

▪    Improper use of the Company’s brands and logos.

 6.  FINANCIAL INFORMATION AND ACCOUNTING RECORDS

BRF uses appropriate accounting and internal control systems for faithfully reflecting the situation regarding the Company’s assets, finances and results.

BRF complies with International Financial Reporting Standard (IFRS) and the prevailing legislation in preparing its records and financial statements, which are regularly submitted to the regulatory agencies (Brazilian Securities and Exchange Commission (CVM) and U.S. Securities and Exchange Commission (SEC)) within the deadlines laid down by law, with internal controls on its accounting practices and auditing in conformity with corporate governance best practices and the Sarbanes-Oxley Act (SOX).

7.  ETHICS AND CONDUCT MANAGEMENT AND DEVELOPMENT

BRF is concerned to ensure that all aspects of its Code of Ethics and Conduct are applied. The Company provides guidance for its employees in the form of talks, posters and HR releases so that they satisfy the requirements and comply with the ethical principles in this code.

7.1.  Sanctions/Penalties

Those who infringe the Code of Ethics shall be subject to disciplinary measures and/or penalties, based on the Companies internal rules and on labor, civil and criminal legislation, as is the case.

7.2. Channels for Communicating Infringements and Making Complaints and Suggestions

BRF has appropriate channels for communicating infringements and making complaints and suggestions for effectively enforcing the Code of Ethics and Conduct, as well as to comply with the requirements of the Sarbanes-Oxley Act.

Infringements should be communicated if an employee or third party has knowledge of information or concrete facts that are benefitting someone to the detriment of others or the Company itself, or behavior that contravenes the Code of Ethics and Conduct.

Violations of the ethical principles and guidelines in the Code can be notified to the Channels for Communicating Infringements, e-mail: denuncia@brasilfoods.com, and Telephones: National DDG 0800-702-7014 and International 55-11-3466.8510.

Communication of Infringements relating to issues contemplated by the Sarbanes-Oxley Act, related to possible irregularities or inaccuracy in the accounting records,  internal controls of accounting nature and audit matters are to be forwarded directly to the Company's Audit Committee, at the e-mail address comitedeauditoria@brasilfoods.com, or by regular mail addressed to :

Audit Committee/ Comitê de Auditoria da BRF - Brasil Foods;

Rua Hungria, 1.400, 5th Floor;

CEP 01455-000, São Paulo - SP - Brazil.

All Company employees and administrators are expected to ensure that the Code of Ethics is adhered to and notify any instances of inappropriate conduct. The anonymity of the informant and confidentiality of the case will be guaranteed. Retaliation against informants, whether employees or third parties, will not be tolerated.

Communications received by Managers or Administrators must be immediately forwarded to the Channels for Communicating Infringements or directly to the Audit Management.

Every attempt has been made to cover the majority of types of conduct in this Code, but it is not exhaustive and should be revised and adapted as circumstances change and new situations arise.

8.   APPROVAL, DURATION AND PUBLICATION

This Code was approved by the Board of Directors at the meeting held on 02.09.2012, and will take effect as from the date of publication, superseding the previous version published on 12.17.2002.

The Code will be widely disseminated throughout the BRF workforce, including employees, administrators, the BRF Fiscal Council, and among suppliers, service providers, integrated partners and all parties associated in any way with the Company.

It is available on the Company’s website at www.brasilfoods.com/ir  and in the Corporate Governance Module on the Intranet.

9.   ATTACHMENTS

9.1. Model: Statement of Commitment

Statement of Commitment to the BRF-Brasil Foods S.A. Code of Ethics and Conduct

I, ........................................................................................................, employee code nº ............................, member of the BRF workforce, hereby declare that:

1. I have received a copy of the “BRF Code of Ethics and Conduct” for members of the BRF workforce;

I am fully aware of the content of said Code, am in full agreement with its standards and undertake to faithfully comply with it in all my activities for the duration of my contract and professional relationship with BRF Group Companies and after leaving my post with BRF, as set forth in the Code; and

2. I am aware that the Internal Auditing, Human Resources and Legal departments will examine infringements of the Code and propose applicable administrative sanctions to the competent bodies.

City, State, ........../.............../  2012

Signature

 9.2.  Glossary

▪  Shareholder: a person holding shares in a limited company.

▪  Administrators: members of the Executive Board, the Board of Directors or Board Advisory Committees.

▪  Company/Companies/BRF: BRF Brasil Foods S.A and its Subsidiaries

▪  Suppliers: suppliers of materials, raw materials and services, transport companies and integrated partners.

▪  Moral harassment: any repeated abusive conduct consisting of words, acts, gestures and text that could harm an individual’s personality, dignity or physical and mental integrity.

▪  Sexual harassment: constraining behavior on the part of a superior, aimed at obtaining sexual favors, as a condition of the employment, job or position.

▪  Local communities: communities in which the Company’s physical facilities are located or in which the Company exercises its business activities.

▪  International community: group of  countries and organizations with which the Company has relations by virtue of its international operations and business.

▪  Conflict of interests: any situation in which a person is not impartial in relation to the matter in question and could influence or take decisions motivated by interests that conflict with those of the Company.

▪  Board Members: members of the Board of Directors or Audit Committee.

▪  Privileged information: data and information entrusted to the Company and declared confidential by customers, suppliers and partners, and information of interest and relevant to the Company, as well as information that the capital market considers important in deciding whether to buy or sell securities, including but not limited to the following: information of a commercial, technical or strategic nature; information on employees, self-employed persons, consultants, service providers, representatives and agents, as well as any copies or records of this information, whether verbal or written, contained on any physical medium, and that has been directly or indirectly supplied or disclosed to members of the Company, relating to it, its subsidiaries, associate companies, wholly-owned subsidiaries, shareholders, customers, service providers; information on financial situations, forecasts, performance outlooks and the like, used by the Company’s administration, and which should be confined to this area and the signatories of relevant outside confidentiality agreements, if any, until officially disclosed, where applicable.

▪  Members of the workforce: all administrators, board members, employees, suppliers, integrated partners, shareholders, service providers and trainees.

▪  Related Parties (transactions with): natural persons or legal entities with which the company engages in the purchase, sale, loan or borrowing, remuneration, service provision or use, conditions of operation, giving or receiving on a sale or return basis, paying up capital, exercising options, distributing profits, etc., under conditions that are not those of commutative property and independence that characterize transactions with third parties alien to the company, to its management control or to any other area of influence.

▪  Public authority: any government agency, authority or entity.

▪  Intellectual property: inventions, literary and artistic works, symbols, names, images, drawing and models used.

▪  Subsidiaries: companies in which the majority share of the equity is held by a parent company which holds majority voting rights for quotaholder deliberations or at general meetings and  has the power to elect the majority of administrators.

8.1. Description of the Company’s Economic Group:

a.      Direct and indirect controlling shareholders

b.      Subsidiaries and affiliates

c.       Company’s ownership interests in the group companies

d.      Group companies’ ownership interests in the Company

e.      Companies under common control

The control of the Company is diffuse, so there are no direct or indirect controllers. The equity position of shareholders that are part of the agreement of votes and/or owning more than 5% of voting on 12.31.13 is as follows:

(1) The pension funds are controlled by employees that participate in the respective companies.

8.3 – Restructuring Operations

Date of transaction 11/01/2013

Corporate Action Investment agreement with Minerva S.A. (“Minerva”) and VDQ Holdings S.A. (“VDQ”)

Description of Operation On November 01, 2013, the Company entered into an investment agreement with Minerva S.A. (“Minerva”), one of the leading companies in South America in the production and sale of in-natura meat, live cattle and by-products, and VDQ Holdings S.A. (“VDQ”), Minerva´s controlling shareholder. This agreement regulates the terms and conditions of an operation through which BRF will transfer its beef slaughtering plants located in Várzea Grande and Mirassol (Mato Grosso State), as well as BRF’s employees involved in these activities, to a new company (“Newco Beef Division”) that will be incorporated by Minerva, with subsequent increase in Minerva´s capital stock.

The Newco Beef Division will be an wholly-owned subsidiary of Minerva and BRF will hold 29,000,000 (twenty nine million) shares of Minerva, representing on the date of the conclusion of the transaction a percentage equivalent to 16.8% of the total and voting capital stock of Minerva. Within the context of the transaction, (i) BRF and VDQ entered into a shareholders´ agreement under which VDQ will maintain control of Minerva and BRF will appoint two members to the Board of Directors, ensuring certain protective rights relating to its minority interest, and (ii) Minerva and BRF signed a non-exclusive supply agreement whereby Minerva will supply to BRF raw materials at competitive prices, with quality and ensuring supply to BRF in order for it continuing with its business value-added beef products.

Through this agreement, BRF will adjust its operating model on the beef market. It will not leave the business but will deverticalize the chain, leaving the management of slaughtering activities to be handled by an expert company – Minerva – while it strengthens its presence in the food services and food from processed beef segments.

The implementation of the Operation is subject to the approval by the Administrative Council for Economic Defense (“CADE”) and of General Shareholders’ Meeting of Minerva.

Date of transaction 02/14/2012

Corporate Action Establishment of join venture in China

Description of Operation On February 14, 2012, the Company disclosed to the market the establishment of Rising Star Food Company Limited, a joint venture (“JV”) with the participation of Dah Chong Hong Limited (“DCH”), which purpose is:

(i)             to access the distribution market in Continental China, Hong Kong and  Macau including retail and food service channels;

(ii)           local processing of products; and

(iii)          developing the Sadia trademark in these markets.

The Company owns 50% of equity interest in the JV and in April 2012 made a capital investment amounting to approximately R$1,300, which is proportional to its participation in the JV.

Management estimates that during the first year of operation, which is expected for the second quarter of 2013, the JV will have sales volumes exceeding 140,000 tons and report annual revenues of approximately R$844,000.

For the fiscal year ended December 31, 2012, the JV had sales volumes of 136,719 tons and reported net revenues of R$593,251.

Date of transaction 11/05/2012

Corporate Action Constitution of JV between BRF and Carbery Group (“Carbery”)

Description of Operation On November 5, 2012, BRF and Carbery established a JV for whey processing.

Carbery is a worldwide leading manufacturer player of whey based ingredients and has an advanced range dairy based nutritional ingredients.

The Company owns 50% of the equity interest of the JV and involves a total shared investment of R$50,000 utilizing Carbery’s innovative technology to process whey generated by BRF’s cheese operations.

The project includes the construction of a manufacturing plant to produce high added value nutritional ingredients, which are mainly used by baby food and nutritional sports customers. The construction of the plant is expected to commence in 2013 and the beginning of its operations is planned for 2014.

Date of transaction 11/07/2012

Corporate Action Acquisition of assets related to integration, production and slaughter of porks - DOUX

Description of Operation On November 7, 2012, the Company established an agreement with CADE aiming the creation of the rules for the assets related to integration, production and slaughter of porks from Doux, located in the City of Ana Rech, State of Rio Grande do Sul, pledged to BRF during the year of 2011, according to note 6.4 of the financial statements for the fiscal year ended December 31, 2011 disclosed on March 22, 2012, to have their property transferred to third parties through an extrajudicial auction.

This agreement was necessary to allow the execution of the guarantees offered by Doux in consideration to the advances made by BRF which were not settled yet. On December 31, 2012, such advances totaled R$191,514, and were accounted for as other rights in non-current assets. In addition, the agreement establishes the limits for the use of such assets by BRF, as well as authorizes the Company to take all necessary measures to recovery these advances.

The Company’s management do not expect any significant impact on the future earnings and the assets offered by Doux are sufficient to cover the advances made by BRF.

Date of transaction 12/28/2012

Corporate Action Acquisition of non-controlling shareholders interest of Avex S.A. (“Avex”)

Description of Operation On December 28, 2012, aiming to accelerate the integration of its business in Argentina, the Company, through its wholly-owned subsidiary Sadia Alimentos S.A., acquired the equity interest held by non-controlling shareholders in Avex, corresponding to 33.33% of the capital for the amount of R$82,776, to be settled until March 31, 2013, and therefore holding 99.46% of the equity interest of Avex.

Due to the fact that BRF already held the control of Avex prior to the acquisition of the non-controlling interest mentioned above, such transaction is not accounted for as business combination. Therefore, the amount of R$33,851 corresponds to the difference between the carrying amount and the effective amount paid for the shares. Such amount was recorded as a debt in the shareholders’ equity.

Date of transaction 12/31/2012

Corporate Action Merger of wholly-owned subsidiaries Sadia S.A. (“Sadia”) and Heloisa Ind. e Com. de Produtos Lácteos Ltda (“Heloisa”) into BRF

Description of Operation On December 31, 2012, the wholly-owned subsidiaries Sadia and Heloísa were merged into BRF. The main objective of these mergers was the full integration of the businesses, maximizing synergies, streamlining processes and consequent reduction of administrative, operational and tax costs and increase of productivity.

The decision to merge Sadia into BRF resulted in a loss recorded in the statement of income for the year ended December 31, 2011 in the amount of R$215,205 related to the provision for tax loss carryforwards and negative basis calculation.

The effective loss was R$130,959 and, therefore, a reversal of R$84,246 was recorded in the statement of income for the year ended December 31, 2012 as current tax expense, considering that the taxable income earned by the wholly-owned subsidiary was higher than the estimated amounts on December 31, 2011.

Date of transaction 05/23/2012

Corporate Action Business combination - Quickfood

Description of Operation As described in note 1.2, in order to comply the requirements of TCD, the Company acquired the equity interest held by Marfrig of the capital of Quickfood.

In the Extraordinary General Shareholder´s Meeting occurred on May 23, 2012, the Company’s shareholders ratified the approval of the acquisition, through assets exchange, of the entire equity interest held by the Company in Athena by the interest held either directly or indirectly by Marfrig, equivalent to 90.05% of the capital of Quickfood, according to the terms and conditions established in the Asset Exchange and Other Agreements, signed on March 20, 2012 with the effective conclusion on June 11, 2012.

Quickfood is a public company located in Buenos Aires, Argentina. The total equity interest acquired corresponds to 90.05% equivalent to 32,841,224 common shares.

The Company utilized its subsidiary Athena to operationalize the disposal of the assets listed in the TCD. Therefore, the following corporate acts were performed:

(i)             the wholly-owned subsidiary Sadia made a capital increase in Athena in the amount of R$333,061, which was paid with assets of its property included in the TCD;

(ii)           the subsidiary Sino dos Alpes made a capital increase in Athena in the amount of R$5,174, which was paid with assets of its property included in the TCD;

(iii)          BRF made a capital increase in Athena in the amount of R$163,043, which was paid with assets of its property included in the TCD; and

(iv)         on May 31, 2012, BRF acquired the book value of the equity interest of the capital of Athena held by Sino dos Alpes and Sadia.

The transaction with Marfrig was accounted for as a business combination in accordance with CVM Deliberation No. 665/11, mainly due to the fact that Athena is a business, including inputs, process and outputs, which when integrated into the acquirer's business, started to generate outputs as determined by it.

The acquiree contributed with net revenue in the amount of R$369,597 and net losses of R$334, since the date of acquisition to December 31, 2012 for the Company’s results.

Management estimates that if the business combination with Quickfood had occurred on January 1, 2012, the consolidated net revenue and net losses for the year ended December 31, 2012 would be approximately R$978,252 and R$15,829, respectively.

The business Athena was evaluated by independent experts and the fair value attributed to this group of assets amounted to R$928,000.

Date of transaction 28/12/2012

Corporate Action Business combination - AVEX

Description of Operation According to the Company’s strategic plan to become a global player, on October 03, 2011, acting through its wholly-owned subsidiary, Sadia Alimentos S.A., in Argentina, the Company acquired 69.15% of the equity interest in Avex S.A. (“Avex”), which is located in the city of Rio Cuarto, in Córdoba province, engaged in the poultry production as well as chilled and frozen chicken, sold as a whole and in cuts.

As disclosed in note 1.6, on December 28, 2012, aiming to accelerate the integrating of its business in Argentina, the Company acquired the equity interest held by non-controlling shareholders in Avex, corresponding to 33.33% of the capital for the amount of R$82,776, and therefore holding 99.46% of the equity interest.

Due to the fact that BRF already held the control of Avex prior to the acquisition of the non-controlling interest mentioned above, such transaction is not accounted for as business combination. Therefore, the amount of R$33,851 corresponds to the difference between the carrying amount and the effective amount paid for the shares. Such amount was recorded as a debt in the shareholders’ equity and does not compose the goodwill generated in the business combination.

In the year ended December 31, 2012, the portion related to realization of the amounts arising from the allocation of goodwill allocated of Avex was recorded in the statement of income of Sadia Alimentos S.A., such as R$1,597 in cost of goods sold, related to the depreciation of the surplus in the value of the property, plant and equipments, amortization of supplier relationship, adjustment to the fair value of the inventories and biological assets, R$417 in selling expenses, related to amortization of customer relationship and R$26 in other operating results, related to the non-compete agreement.

Date of transaction 12/28/2012

Corporate Action Business combination - DÁNICA

Description of Operation Acting through Avex, the Company acquired 100% of equity interest of Flora Dánica S.A. and its subsidiaries, Flora San Luis S.A. and GB Dan S.A. (“Dánica group”). Dánica group has an extensive distribution structure for dry and refrigerated goods, in addition to the exportation of products to South Cone and to the development of products for the food service segment. The group is the market leader in margarine (62%) and vice leader in the production of sauces (20%) and its main trademarks are: Dánica, Manterina, Vegetalina, Danifesta and  Primor.

The acquisitions of Avex and Dánica group were made to reinforce the Company’s trademarks in MERCOSUL, mainly through the expansion of the products portfolio, access to the local market and the expansion of export infrastructure.

In the year ended December 31, 2012, the portion related to realization of the amounts arising from the allocation of goodwill allocated of Dánica was recorded in the statement of income of Avex S.A., such as R$1,404 in cost of goods sold, related to the depreciation of the surplus in the value of the property, plant and equipments, amortization of exclusivity agreement and  adjustment to the fair value of the inventories, R$125 in selling expenses, related to amortization of customer relationship and R$14 in other operating results, related to the non-compete agreement.

9. MATERIAL ASSETS

9.1. Non-current assets relevant to the performance of the Company’s activities

                a. property, plant and equipment

Description of property, plant and equipment	Country	State	City	Type of ownership
Slaughtering plant and industry	Brazil	MT	Owner	Lucas Do Rio Verde
Slaughtering poultry and hog	Brazil	PR	Owner	Toledo
Slaughtering plant	Brazil	GO	Owner	Rio Verde
Slaughtering poultry and hog	Brazil	SC	Owner	Concordia
Slaughtering plant and industry	Brazil	MG	Owner	Uberlandia
Slaughtering plant and industry	Brazil	PE	Owner	Vitoria De Sto Antao
Slaughtering poultry	Brazil	SC	Owner	Chapeco
Feed production center	Brazil	SC	Owner	Chapeco
Slaughtering plant	Brazil	GO	Owner	Mineiros
Slaughtering plant	Brazil	SC	Owner	Videira
Slaughtering poultry	Brazil	PR	Owner	Dois Vizinhos
Slaughtering plant and industry	Brazil	PR	Owner	Ponta Grossa
Slaughtering plant and industry	Brazil	MT	Owner	Varzea Grande
Slaughtering poultry	Brazil	SC	Owner	Capinzal
Slaughtering plant	Brazil	PR	Owner	Carambeí
Slaughtering plant	Brazil	MT	Owner	Nova Mutum
Slaughtering plant	Brazil	SC	Owner	Campos Novos
Dairy industry - Três de Maio	Brazil	RS	Owner	Três de Maio
Distribution center	Brazil	SP	Owner	Embú
Slaughtering plant	Brazil	RS	Owner	Lajeado
Slaughtering plant - Bom Conselho - Batavia	Brazil	PE	Owner	Bom Conselho
Slaughtering poultry	Brazil	PR	Owner	Francisco Beltrao
Slaughtering plant and industry	Brazil	SP	Owner	Tatui
Slaughtering plant	Brazil	MG	Owner	Uberlandia
Slaughtering plant	Brazil	SP	Owner	Mirassol D'Oeste
Distribution center	Brazil	SP	Rented/FAF	Jundiai
Slaughtering plant - Carambeí - Batavia	Brazil	PR	Owner	Carambeí
Processing plant and industry	Brazil	PR	Owner	Paranagua
Selling facility - Salvador	Brazil	BA	Rented/FAF	Salvador
Plant in Construction	United Arab Emirates	EAU	Owner	Dubai
Slaughtering plant	Brazil	RS	Owner	Marau
Feed production center	Brazil	MT	Owner	Lucas Do Rio Verde
Dairy industry - Heloisa	Brazil	MS	Owner	Terenos
Feed production center	Brazil	MG	Owner	Uberlandia
Processing plant and industry	Brazil	MG	Owner	Uberlandia
Slaughtering plant	Brazil	MS	Owner	Dourados
Selling facility - Rio de Janeiro	Brazil	RJ	Owner	Rio de Janeiro
Feed production center	Brazil	PR	Owner	Toledo
Slaughtering plant - Itumbiara	Brazil	GO	Owner	Itmubiara
Feed production center	Brazil	SC	Owner	Faxinal Dos Guedes
Slaughtering plant	Brazil	RS	Owner	Serafina Corrêa
Slaughtering plant	Brazil	GO	Owner	Buriti Alegre
Slaughtering plant and industry	Netherlands		Owner	Oosterwolde
Slaughtering plant	Argentina	AR	Owner	Rio Cuarto
Selling facility - Meat - GO	Brazil	GO	Owner	Rio Verde
Slaughtering plant - Teutônia	Brazil	RS	Owner	Teutônia
Distribution center	Brazil	MG	Owner	Uberlandia

9.1.b. Patents, trademark, licenses, concessions, franchises and IT transfer agreements

Type of asset	Asset description	Territory included	Duration (m/d/y)	Events that may cause loss of rights	Consequence of loss of rights

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

Trademarks

“S”

Sadia S 12 Hambúrger

Sadia Singles

Meu Menu Perdigão

Batavo Ideal

Batavo Total

Batavo Leveza

Sanduba Perdigão

Mascote 3D Sadia

Batavo Ideal Pensando para sua Natureza

DOBON

Batavo Top Fresco

Batavo Kissy

Batavinho

BATAVO

Batmilk

Holandesa

Kissy

Naturis Soja

Batavo Pense Zero

Batavo Pense Bio Fibras

Chocomilk

Batavo Choco Milk

Deline

Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil Brasil See item "Events"

01 application

11.03.2020

01 application

Idem up

02 applications

02 applications

02 applications

01 application

82 applications

02 registrations requests

27/03/2022

02 applications

07.27.2014

09.06.2021

08.30.2021

02 applications

06/05/2017

07.15.2016

02 applications

04 applications

04 applications

06.19.2017

04 applications

See item "Events"

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Territory included and respective duration: Brazil: the brand was sold and now is owned by Marfrig Alimentos S/A; Argentina (01.06.2014); Chile (12.24.2019); Ecuador (02.19.2023); Paraguay (12.22.2022); Dominican Republic (04.15.2014); Uruguay (04.30.2023); African Continent (39 applications).

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark.

Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

Idem up

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark.

Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	Fiesta	See item "Events"	See item "Events"

Territory included and respective duration: Brazil: The brand was sold and now is owned by Marfrig Alimentos S/A; Argentina (sadia fiesta) (10.01.2020); Bolivia (sadia fiesta) (06.11.2014); Paraguay (12.19.2016); Uruguay (sadia fiesta)(06.11.2017).

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

The consequences may vary, but most importante is the impossibility to sell products with the referred trademark.

Misuse of the trademark can give rise to application of

penalties established by the trademark and unfair trade

practices laws and therefore subject to pecuniary damages.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Hilal	See item "Events"	See item "Events"

Territory included and respective duration: Brazil (08.14.2020); Saudi Arabia (12.05.2014); Bahrain (04.12.2023); Qatar (04.24.2019); Egypt (05.06.2018); UAE (01.24.2024); Philippines (03.17.2018); Hong Kong (12.06.2016); Yemen (10.29.2019); India (02.13.2013); Iraq (11.16.2023); Jordan (07.27.2014); Kuwait (07.30.2019); Lebanon (11.12.2027); Oman (06.15.2019); Singapore (07.05.2020).

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	Alnoor	See item "Events" See item "Events"

Territory included and respective duration:

Qatar (02.21.2017); UEA (08.30.2023);

Kuwait (01.11.2024); Lebanon (07.18.2018);

Brasil (06.05.2017)

Events that may cause loss of rights: Any trademark

that is not used for a period of 5 years, as from its registration,

may be cancelled. However, any trademark cancellation shall

be preceded by the appropriate proceeding.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Miss Daisy	See item "Events"	See item "Events"

Territory included and respective duration: Brazil (03.26.2023); Chile (11.14.2022); Colombia (01.15.2024); Costa Rica (03.24.2023); El Salvador (06.07.2014); Guatemala (03.16.2023); Nicaragua (04.30.2022); Peru (09.16.2022); United Kingdom (08.16.2021); Russia (11.11.2023); Ukraine (12.18.2023); Tarjaquistan (12.25.2023)

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	Nuggets	See item "Events"	See item "Events"	Territory included and respective duration: Brazil (06.05.2020); Chile (sadia nuggets) (08.03.2020); UAE (05.08.2016); Oman (04.24.2022); Paraguay (08.11.2023); Uruguay (sadia nuggets) (06.09.2017)

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Qualy	See item "Events"	See item "Events"

Territory included and respective duration: Brazil (09.27.2021); Netherlands Antilles (06.23.2023); Germany (09.30.2022); Saudi Arabia (01.10.2022); Algeria (01.07.2023); Argentina (09.28.2016); Aruba (09.02.2023); Chile (12.24.2019); Costa Rica (02.26.2024); Guatemala (04.04.2024); Italy (07.08.2022); Japan (04.28.2015); Jordan (02.12.2022); Paraguay (12.10.2022); Peru (03.02.2023); Portugal (11.24.2017); Dominican Republic (04.15.2014); Russia (02.12.2022); Switzerland (09.24.2022); Uruguay (09.02.2014); Bahrain, Iran, Irak, Israel, Kuwait, Líbano, Oman, Qaatar, Sìria,UAE and Iemen (applications); African Continent (10 applications).

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	Batavo	See item "Events"	See item "Events"

Territory included and respective duration: Chile (03.15.2020); Japan (11.06.2019); Peru (12.20.2019); United Kindon (07.20.2019); Singapure (05.27.2019); Brasil (06.19.2017); Israel (application), Kuwait (application), Qatar, Siria (application), UEA (application), Morocco (application), Moçambique (application);

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	Chixxs	See item "Events"	See item "Events"

Territory included and respective duration:

Singapore (05/04/2021), Japan (08/16/2023), UEA, China (01/13/2023) Saudi Arabian, Qatar, Oman (02/12/2022), Kuwait, Paraguay ( 06/25/2022) Russian (applications); African Continent (12 applications);

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Rezende	See item "Events"	See item "Events"

Territory included and respective duration: Brazil the brand was sold and now is owned by Marfrig Alimentos S/A.; Bahrain (12.11.2020); Canada (05.08.2022); Qatar (01.17.2021); Chile (03.09.2020); China (04.13.2020); European Community (12.06.2020); UAE (01.20.2021); Japan (06.22.2021); Kuwait (04.21.2021); Oman (01.03.2021); Paraguay (08.29.2021); Singapore (application); Uruguay (02.14.2021).

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Sahtein	See item "Events"	See item "Events"

Territory included and respective duration: Brazil (01.16.2016); Saudi Arabia (11.25.2017); Bahrain (04.12.2023); Qatar (08.28.2014); Egypt (05.17.2018); UAE (01.24.2024); Yemen (10.19.2021); Iraq (04.22.2018); Iran (08.31.2018); Jordan (07.26.2015); Kuwait (11.28.2018); Lebanon (05.23.2027); Oman (06.15.2019); Bahrain (04.12.2023) Israel (10.11.2021); Saudi Arabia (11.25.2017); UAE (01.24.2014); Iemen (10.19.2021).

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Sadia	See item "Events" below	See item "Events" below

Territory included and respective duration: Brazil (01.30.2020); Germany (11.16.2023); Saudi Arabia (03.09.2024); Argentina (01.18.2020); Bolivia (12.07.2014); Bulgaria (06.04.2016); Canada (08.29.2020); Qatar (01.14.2019); Chile (09.16.2018); China (03.06.2016); Denmark (06.10.2014); Egypt (12.08.2021); UAE (01.08.2024); Ecuador (12.07.2014); Spain (09.02.2014); United States (11.18.2023); Finland (05.22.2015); Georgia (01.04.2020); Greece (04.27.2014); Guatemala (03.16.2023); Turkey (05.31.2019); Ukraine (05.25.2019); Uruguay (02.08.2015); Lebanon (11.14.2027) African Continent (39 applications); Middle East (10 registration requests).

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Tekitos	See item "Events"	See item "Events"	Territory included and respective duration: Brazil: the brand was sold and is owned by Marfrig Alimentos S/A ;

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	Wilson	See item "Events"	See item "Events"	Territory included and respective duration: Brazil: the brand was sold and is now owned by Marfrig Alimentos S/A;

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Becel	Brazil	until 2019

In 2007, we established a joint venture with Unilever Brazil Ltda to use the Becel trademark with force until 2019.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	Becel Proactiv	Brazil	until 2019	In 2007, we established a joint venture with Unilever Brazil Ltda to use the Becel trademark with force until 2022.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	Borella	See item "Events"	See item "Events"

Territory included and respective duration: SAUDI ARABIA (08.25.2018); Brazil (12.26.2022); QATAR (5/7/2021); CHINA (11.13.2019); UAE (07.09.2016); YEMEN (04.22.2021); IRAN (07.25.2021); KUWAIT (07.22.2021); LEBANON (05.18.2016); OMAN (04.24.2021); UNITED KINGDOM (07.29.2018); SINGAPORE (03.07.2016);

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	Danica	See item "Events"	See item "Events"

Territory included and respective duration:

Bolyvia (05.11.2022); Brazil (11.22.2015); Canadian (registration request); Chile (07.17.2016); Colombia (12.27.2016); Costa Rica (07.31.2020); Cuba(06.26.2017);Spanish (06.24.2017); Guatemala (registration request); Mexico (05.04.2020); Nicaragua (registration request)New Zeland (registration request); Panama (03.20.2017); Peru (06.10.2017); Paraguay (09.14.2019); USA (11.08.2015);Uruguay (11.23.2020)

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	Chester	See item "Events"	See item "Events"

Territory included and respective duration: GERMANY (01.31.2021); SAUDI ARABIA (08.17.2020); Brazil (8/13/2015); CHINA (05.06.2018); HONG-KONG (11.03.2014); JAPAN (06.22.2017); KWAIT (07.26.2017); PORTUGAL (perdigão chester) (12.20.2014); SINGAPORE (07.05.2014);

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Claybom	Brazil	08.08.2020	Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	Confiança	See item "Events"	See item "Events"

Territory included and respective duration: Brazil: the brand was sold and now is owned by Marfrig Alimentos S/A; and Portugal (11.02.2014)

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	Confidence	See item "Events"	See item "Events"

Territory included and respective duration: South Africa (07.08.2014); Saudi Arabia (07.21.2024); Argentina (04.07.2019); Brazil (02.26.2022); Qatar (07.20.2014); UAE (07.28.2014); Yemen (07.18.2024); Kuwait (09.06.2015); Lebanon (07.21.2019); Paraguay (12.23.2019); Romania (08.05.2014); Singapore (11.29.2021); Uruguay (10.21.2019); Venezuela (02.16.2016); Hong-Kong (Confidence Perdix) (09.25.2019); African Continent (09 register request)

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Cotochés	Brazil	09.08.2019	Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	Delicata	Brazil		The brand was sold and now is owned by Marfrig Alimentos S/A.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	Danica	See item “Events” below

Territory included and respective duration: Bolivia (05.11.2022); Brazil (11.22.2015); Canada (register request); Chile (07.17.2016); Colombia (12.27.2016); Costa Rica (07.31.2020); (Cuba (06.26.2017); Spain (06.24.2017); Guatemala (register request); Mexico (05.04.2020); Nicaragua (register request); New Zealand (register request); Panama (03.20.2017); Peru (06.10.2017); Paraguay (09.14.2019); U.S.A.). (11.08.2015); Uruguay (11.23.2020)

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	Doriana	Brazil		The brand was sold and now is owned by Marfrig Alimentos S/A.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	Elegê	Brazil	09.06.2021	Any trademark that is not used for a period of 5 years, as from its registration may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Fazenda	See item "Events"	See item "Events"	Territory included and respective duration: ARMENIA (08.12.2024); RUSSIAN FEDERATION (12.04.2022); GEORGIA (04.16.2023); UKRAINE (03.12.2022)

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	Halal	See item "Events"	See item "Events"

Territory included and respective duration: SAUDI ARABIA (02.14.2023); QATAR (06.02.2023); YEMEN (08.11.2023); JORDAN (11.04.2022); LEBANON (07.19.2028); OMAN (05.31.2023); MIDDLE EAST (11 applications)

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	Nabrasa	Brazil	08.09.2021	Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

The consequences may vary, but the primary ones are impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Perdigão	See item "Events"	See item "Events"

Territory included and respective duration: SOUTH AFRICA (05.18.2018); SAUDI ARABIA (10.06.2022); ARGENTINA (02.05.2018); BELARUS (10.31.2023); BOLIVIA (03.26.2022); CANADA (11.08.2015); CHILE (11.26.2021); CHINA (11.13.2019); EUROPEAN COMMUNITY (05.17.2014); NORTH KOREA (11.27.2016); SOUTH KOREA (02.26.2018); EGYPT (03.06.2021); UNITED ARAB EMIRATES (12.04.2015); PHILIPPINES (11.28.2015); HONG KONG (08.25.2018); YEMEN (01.15.2017); IRAQ (09.18.2016); JAPAN (06.30.2023;KUWAIT (08.12.2021); LEBANON (06.13.2018); OMAN (06.03.2021); PARAGUAY (09.05.2021); PERU (01.28.2024); RUSSIA (05.21.2018); TAIWAN (10.15.2014); URUGUAY (09.10.2022); VENEZUELA (9.26.2015); Brazil (11.29.2021)

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Excelsior	Brazil	See item ‘’Events’’	This brand is no longer owned by Excelsior Alimentos S/A and is currently owned by Marfrig Alimentos S/A after an assignment made in 2012

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	Corcovado	See item "Events"	See item "Events"	Territory included and respective duration: China (10.21.2020); Philippines (03.03.2018); Hong Kong (07.21.2019); Singapore (03.01.2015); Taiwan (03.01.2016).

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Hot Pocket	See item "Events" below	See item "Events" below

Territory included and respective duration: Brazil (01.24.2022); Saudi Arabia (07.04.2016); United Arab Emirates (10.29.2016); Yemen (10.31.2016); Jordan (11.01.2016); Kuwait (12.18.2016); Lebanon (11.07.2021); Oman (10.28.2016); Ghana (08.22.2021) African Continent (03 applications)

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	Sadilar	Brazil	11.25.2020	Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	Speciale Sadia	See item "Events"	See item "Events"

Territory included and respective duration: Brazil (01.02.2018); Saudi Arabia (Sadia S Pizza Speciale )(04.01.2014); Bahrain (Sadia S Pizza Speciale )(07.18.2014); Yemen (07.18.2014); Oman (Sadia S Pizza Speciale) (03.08.2014).

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	Savie	See item "Events"	See item "Events"	Territory included and respective duration: Idem up
European Community (08.24.2021); Mozambique

(02.23.2022); OAPI (12.02.2021)(African Continent

(10 applications); Europe (29 applications) Events that may

cause loss of rights: Any trademark that is, not used for a

period of 5 years as from its registration,. may be cancelled

However, any trademark cancellation shall be preceded by the appropriate proceeding.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	Texas	Brazil		The brand was sold and is owned by Marfrig Alimentos S/A.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	Texas Burger	Brazil		the brand was sold and is owned by Marfrig Alimentos S/A.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	Perdigão Chester	EUROPEAN COMMUNITY	11.06.2018	Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	PERDIGÃO EVERYONE EVERYWHERE	See item "Events"	See item "Events"	Territory included and respective duration: EUROPEAN COMMUNITY (01.23.2016); UAE (01.30.2016); HONG KONG (01.21.2016); JAPAN (03.16.2017); RUSSIA (04.07.2016)

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	PERDIGÃO NUGGETS	URUGUAY	08.26.2019	Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Trademarks	PERDIX	See item "Events" below	See item "Events" below

Territory included and respective duration: SOUTH AFRICA (10.24.2022); SAUDI ARABIA (07.13.2023); ARGENTINA (07.28.2015); BOLIVIA (03.11.2015); CANADA (02.04.2019); QATAR (11.13.2016); CHILE (09.09.2023); CHINA (01.06.2023); EUROPEAN COMMUNITY (08.28.2022); NORTH KOREA (11.27.2016); SOUTH KOREA (02.26.2018); EGYPT (06.14.2022); UNITED ARAB EMIRATES (03.10.2024); RUSSIAN FEDERATION (02.28.2023); HONG-KONG (05.12.2014); YEMEN (04.17.2024); IRAN (06.27.2014); IRAQ (03.17.2017); JAPAN (02.25.2015); KUWAIT (12.08.2023); LEBANON (06.12.2018); OMAN (09.30.2022); PARAGUAY (09.02.2022); PERU (01.23.2024); TAIWAN (10.31.2024); URUGUAY (03.22.2022); Israel (application), and African Continent (26 applications and 5 registrations)

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	SULINA	See item "Events"	See item "Events"	Territory included and respective duration: ARMENIA (08.12.2024); RUSSIAN FEDERATION (07.06.2024); GEORGIA (10.17.2015); Brazil (03.10.2022)

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks	TOQUE DE SABOR	Brazil	07.17.2017	Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Trademarks	UNEF	See item "Events" below	See item "Events" below

Territory included and respective duration: SAUDI ARABIA (10.06.2022); QATAR (06.02.2023); UAE (07.09.2016); YEMEN (06.08.2023); IRAN (06.08.2023); KWAIT (04.18.2022); LEBANON (02.19.2028); OMAN (05.31.2023)

The consequences may vary, but the most important is the impossibility to sell products with the referred trademark. Misuse of the trademark can give rise to application of penalties established by the trademark and unfair trade practices laws and therefore subject to pecuniary damages.

Events that may cause loss of rights: Any trademark that is not used for a period of 5 years, as from its registration, may be cancelled. However, any trademark cancellation shall be preceded by the appropriate proceeding.

Trademarks Patents	PI 0102212-1 Qualy Fibras	See item "Events"	See item "Events"

Territory included and respective duration: South Africa (05.29.2022); Algeria (05.20.2022); Qatar (registration request); Eurasia (registration request); Georgia (05.30.2021); Uzbekistan (05.29.2022); Argentina (05.20.2022); Uruguay (registration request); Costa Rica (registration request ); Bolivia (05.30.2021); Bahrein (registration request); Romenia (05.29.2022); UEA (11.30.2023); Kuwait (application).

Upon expiration of the patent, the subject-matter thereof becomes part of the public domain.

Events that may cause the loss of rights in respect to assets: Patent expiration is an event that can cause loss of rights in respect to this asset. The main causes of patent expiration are: expiration of the term; renouncement by its holder, save for the rights of third parties; lapse; failure to pay annual maintenance fees, in the time periods established by law.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Patents	Porta Potes	See item "Events"	See item "Events"

Territory included and respective duration: Paraguay (registration eqquest); Uruguay (09.11.2019); Chile (10.09.2024); Jordan (registration request); Lebanon (09.01.2032); Saudi Arabian (09.22.2017); Irak (registration request); Iemen(09.02.2017); Kuwait (09.06.2017); Barhein (09.12.2017); Katar (registration request); Egypt (11.27.2017).

Upon expiration of the patent, the subject-matter thereof becomes part of the public domain.

Events that may cause the loss of rights in respect to assets: Patent expiration is an event that can cause loss of rights in respect to this asset. The main causes of patent expiration are: expiration of the term; renouncement by its holder, save for the rights of third parties; lapse; failure to pay annual maintenance fees, in the time periods established by law.

Patents	PI 9903598-7 Cleaning animals' carcass process	Brazil	Registration request

Expiration of the patent is an event that can cause loss of rights in respect to this asset. Patent expiration is an event that can cause loss of rights in respect to this asset. The main causes of patent expiration are: expiration of the term; renouncement by its holder, save for the rights of third parties; lapse; failure to pay annual maintenance fees, in the time periods established by law.

Upon expiration of the patent, the subject-matter thereof becomes part of the public domain.

Patents	PI 0000688-2 –Turkey caging and transportation process	Brazil	Registration request

Expiration of the patent is an event that can cause loss of rights in respect to this asset. Patent expiration is an event that can cause loss of rights in respect to this asset. The main causes of patent expiration are: expiration of the term; renouncement by its holder, save for the rights of third parties; lapse; failure to pay annual maintenance fees, in the time periods established by law.

Upon expiration of the patent, the subject-matter thereof becomes part of the public domain.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Patents	MU 7901654-5- Brazil Tray Todo Sabor Prato Pronto	Brazil	07.30.2014

Expiration of the patent is an event that can cause loss of rights in respect to this asset. Patent expiration is an event that can cause loss of rights in respect to this asset. The main causes of patent expiration are: expiration of the term; renouncement by its holder, save for the rights of third parties; lapse; failure to pay annual maintenance fees, in the time periods established by law.

					Upon expiration of the patent, the subject-matter thereof becomes part of the public domain.

Patents	Dl 6101267-0- Heart Packaging	Brazil	06.07.2016

Expiration of the patent is an event that can cause loss of rights in respect to this asset. Patent expiration is an event that can cause loss of rights in respect to this asset. The main causes of patent expiration are: expiration of the term; renouncement by its holder, save for the rights of third parties; lapse; failure to pay annual maintenance fees, in the time periods established by law.

					Upon expiration of the patent, the subject-matter thereof becomes part of the public domain.

Patents	Dl 6101255-6- Pork Packaging	Brazil	06.06.2016

Expiration of the patent is an event that can cause loss of rights in respect to this asset. Patent expiration is an event that can cause loss of rights in respect to this asset. The main causes of patent expiration are: expiration of the term; renouncement by its holder, save for the rights of third parties; lapse; failure to pay annual maintenance fees, in the time periods established by law.

					Upon expiration of the patent, the subject-matter thereof becomes part of the public domain.

Type of asset	Asset description	Territory included	Duration	Events that may cause loss of rights	Consequence of loss of rights
Patents	Dl 6101253-0-Thigh Packaging	Brazil	06.06.2016

Expiration of the patent is an event that can cause loss of rights in respect to this asset. Patent expiration is an event that can cause loss of rights in respect to this asset. The main causes of patent expiration are: expiration of the term; renouncement by its holder, save for the rights of third parties; lapse; failure to pay annual maintenance fees, in the time periods established by law.

					Upon expiration of the patent, the subject-matter thereof becomes part of the public domain.

Patents	Dl 6201052-2- Aesthetic configuration introduced to the packaging group	Brazil	04.19.2017

Expiration of the patent is an event that can cause loss of rights in respect to this asset. Patent expiration is an event that can cause loss of rights in respect to this asset. The main causes of patent expiration are: expiration of the term; renouncement by its holder, save for the rights of third parties; lapse; failure to pay annual maintenance fees, in the time periods established by law.

					Upon expiration of the patent, the subject-matter thereof becomes part of the public domain.
Patents	Dl 6403409-7- Hot Pocket Package	Brazil	09.24.2014

Expiration of the patent is an event that can cause loss of rights in respect to this asset. Patent expiration is an event that can cause loss of rights in respect to this asset. The main causes of patent expiration are: expiration of the term; renouncement by its holder, save for the rights of third parties; lapse; failure to pay annual maintenance fees, in the time periods established by law.

					Upon expiration of the patent, the subject-matter thereof becomes part of the public domain.

9.1.c. Companies in which Company holds ownership interest

Corporate Denomination	CNPJ	CVM Code	Type of Corporation	Headquarter's country	Headquarter's state	Headquarter's country	Description of activities	Issuer ratio (%)
Year	Carrying value - change %	Market value - change %	Amount of received dividends (Reais)		Date	Amount (Reais)
BRF (Crossban Holdings) GmbH			Subsidiary	Austria		Viena	Holding and centralization of foreign investments	100.00
				Market Value
				Carrying Value	12/31/2011	1,321,288,000.00
12/31/2011	41.38	0.00	0.00

12/31/2011
Reasons for the acquisition and maintenance of such participation
Holding and foreign investments center

Corporate Denomination	CNPJ	CVM Code	Type of Corporation	Headquarter's country	Headquarter's state	Headquarter's country	Description of activities	Issuer ratio (%)
Year	Carrying value - change %	Market value - change %	Amount of received dividends (Reais)		Date	Amount (Reais)
Estab. Levino Zaccardi y Cia S.A.			Subsidiary	Argentina		Buenos Aires	Processing of dairy products	90.00
				Market Value
				Carrying Value	12/31/2011	2,265,000.00
12/31/2011	341.58	0.00	0.00
12/31/2010	-275.64	0.00	0.00
12/31/2009	-135.00	0.00	0.00
Reasons for the acquisition and maintenance of such participation
Acquired to meet the Company's expansion plan

Heloísa Ind. e Com. Produtos Lácteos Ltda.	11.317.692/0001-12		Subsidiary	Brazil	MS	Terenos	Processing of dairy products	0.00
				Market Value
				Carrying Value	12/31/2011	79,806,000.00
12/31/2011	0.00	0.00	0.00
12/31/2010	0.00	0.00	0.00
12/31/2009	0.00	0.00	0.00
Reasons for the acquisition and maintenance of such participation
Acquired to meet the Company's expansion plan

Corporate Denomination	CNPJ	CVM Code	Type of Corporation	Headquarter's country	Headquarter's state	Headquarter's country	Description of activities	Issuer ratio (%)
Year	Carrying value - change %	Market value - change %	Amount of received dividends (Reais)		Date	Amount (Reais)
Perdigão Trading S.A.	08.519.312/0001-18		Subsidiary	Brazil	SP	São Paulo	Participation in other companies. as a shareholder or unit holder in any area of activities in Brazil and abroad.	100.00
				Market Value
				Carrying Value	12/31/2011	1,989,900.00
12/31/2011	6.19	0.00	0.00
12/31/2010	60.09	0.00	0.00
12/31/2009	0.00	0.00	0.00
Reasons for the acquisition and maintenance of such participation
To attend ancillary operations inherent to the Company's activities

Corporate Denomination	CNPJ	CVM Code	Type of Corporation	Headquarter's country	Headquarter's state	Headquarter's country	Description of activities	Issuer ratio (%)
Year	Carrying value - change %	Market value - change %	Amount of received dividends (Reais)		Date	Amount (Reais)
PSA Laboratório Veterinário Ltda.	08.519.312/0001-18		Subsidiary	Brazil	SP	São Paulo	Veterinary activities comprising laboratory pathological diagnostic and clinic pathological diagnostic of animals. participation in other companies. domestic and foreign. as a partner. shareholder or unit holder. The Company holds 99.99% of the interest in the subsidiary Sino dos Alpes Ltda.	88.00
				Market Value
				Carrying Value	12/31/2011	10,061,000.00
12/31/2011	6.36	0.00	0.00
12/31/2010	0.00	0.00	0.00
12/31/2009	0.00	0.00	0.00
Reasons for the acquisition and maintenance of such participation
To attend ancillary operations inherent to the Company's activities

Corporate Denomination	CNPJ	CVM Code	Type of Corporation	Headquarter's country	Headquarter's state	Headquarter's country	Description of activities	Issuer ratio (%)
Year	Carrying value - change %	Market value - change %	Amount of received dividends (Reais)		Date	Amount (Reais)
Sadia S.A.	20.730.099/0001-94		Subsidiary	Brazil	SC	Concórdia	Industrialization of frozen ready meals. pizzas and frozen pastries. margarines. poultry and pork processed products. breaded meat products. light line. sliced and portioned and desserts.	100.00
				Market Value
				Carrying Value	12/31/2011	8,634,918,000.00
12/31/2011	12.26	0.00	115,000,000.00
12/31/2010	24.98	0.00	211,720,000.00
12/31/2009	0.00	0.00	0.00
Reasons for the acquisition and maintenance of such participation
Association agreement under anti trust authority analysis

Corporate Denomination	CNPJ	CVM Code	Type of Corporation	Headquarter's country	Headquarter's state	Headquarter's country	Description of activities	Issuer ratio (%)
Year	Carrying value - change %	Market value - change %	Amount of received dividends (Reais)		Date	Amount (Reais)
UP! Alimentos Ltda.	08.432.089/0001-77		Affiliated	Brazil	SP	São Paulo	Joint venture for the manufacturing by themselves or by third parties. and commercialization of food products. especially butter. milk. yogurt and fermented milk	50.00
				Market Value
				Carrying Value	12/31/2011	8,988,000.00
12/31/2011	57.70	0.00	5,602,000.00
12/31/2010	42.37	0.00	4,003,000.00
12/31/2009	322.00	0.00	5,456,000.00
Reasons for the acquisition and maintenance of such participation
Acquired to meet the Company's expansion plan and management of the brands Becel and Becel Pro-Activ in Brazil

Corporate Denomination	CNPJ	CVM Code	Type of Corporation	Headquarter's country	Headquarter's state	Headquarter's country	Description of activities	Issuer ratio (%)
Year	Carrying value - change %	Market value - change %	Amount of received dividends (Reais)		Date	Amount (Reais)
Vip S.A. Empreendimentos e Participações Imobiliárias	91.399.972/0001-56		Subsidiary	Brazil	SP	São Paulo	Joint venture for the manufacturing by themselves or by third parties. and commercialization of food products. especially butter. milk. yogurt and fermented milk	65.49
				Market Value
				Carrying Value	12/31/2011	87,221,000.00
12/31/2011	177.40	0.00	0.00
12/31/2010	31,94	0.00	0.00
12/31/2009	-1.00	0.00	0.00
Reasons for the acquisition and maintenance of such participation
To attend ancillary operations inherent to the Company's activities

10. Management Comments

10.1. a. Comments of Directors on financial conditions and asset status

2013

BRF experienced a period of major change during 2013 in the wake of the complex merger of two food industry giants and the efficient implementation of requirements ordered by the Brazilian anti-trust authorities (Cade). The spirit of the period was to rethink the company based on a broad set of ideas and information inspired by a top level team as part of the process of initiating a new business cycle. The target of this cycle is to make BRF still more sustainable and perfectly aligned to the expectations of its clients and consumers. In addition to its already recognized product quality, strong brands, efficient production chain and robust distribution capacity, BRF now aims to place greater focus on innovation, revisiting its product portfolio, investing in products with greater added value and profitability – as well as directing its international strategy towards specific markets.

The world is experiencing a significant transformation and companies which are in the vanguard of their industries must anticipate these changes if they are to maintain or improve their place in the market. Thus, our main objective is to bring the consumer to the heart of decision-making and guidance of our business.

Our clients – the key link in the relationship between the company and the consumers – were also consulted during the year of 2013. This process was conducted through a satisfaction survey involving more than a thousand interviews including the participation of the company’s leaders across all the channels of our business: self-service, retail and food services. BRF is committed to listening and attending to the requirements of all stakeholders that play a role in determining its future. For us, these opinions are essential if we are to make the adjustments in our level of service which in spite of all has still not reached the standard of excellence we are seeking – whether in terms of punctuality, excellence of service, or in visiting plans and deliveries. The perception of our clients and consumers is critical to the structuring of this new BRF, a company which will migrate from an industrial focus –maintaining its productive potential - to a model which is absolutely market oriented. As an integral part of this strategy, the entire senior management of the company is to be directly exposed to contact with the point of sale through a far-reaching program of visits to hypermarkets and small retailers.

If we are to achieve these ambitious objectives, a comprehensive and intensive exercising of talent management and a corporate culture which prioritizes meritocracy and high performance will be crucial. We want the right people in the right places, working in a healthy and safe environment. In this context, we have intensified the Health, Safety and Environment program (SSMA). This has taken the form of a manual for informing and guiding service providers which operate on BRF’s premises. We also conducted the company’s first employee organizational climate survey between May and June when more than 86 thousand responded to the questionnaire, this corresponding to 90% of all our active employees.

Our planning cycle - denominated BRF-17 - was executed during the course of the second half of 2013 involving the participation of approximately 150 people – among directors, executive officers and consultants. This group undertook a profound review of the Company to establish our course of action for the 2014-2017 period and a framework for guiding the company. During this fiscal year, we have maintained our values aligned to the ten principles of the United Nations Global Compact and have revalidated our objective of achieving our transformational vision: “To be one of the leading food companies in the world, admired for its brands, innovation and results, contributing to a better and sustainable world”.

In line with the company’s changes, we have structured a Vice Presidency for Marketing and Innovation for coordinating marketing and technological innovations. Under this umbrella, we have repositioned the Market Intelligence Area to ensure that the information and knowledge is transformed into action and decision making. Again as part of this structure, the Channels Development department – responsible for product and category segmentation – will offer service packages tailored to each client type. Other categories under the aegis of the Vice Presidency for Marketing and Innovation are Brands, Quality and R&D. In the light of the major priority given to innovation in the new cycle, the BRF Innovation Center in JundiaÃ has been revamped to be our new product launch laboratory. With its experimental kitchens, the center is becoming an important source of integration of the company with the clients and consumers, covering the entire R&D area for industrialized products and the focus of monthly visits from the Innovation Committee.

The purpose of all this organizational restructuring is to consolidate BRF as company which creates value from the strength of its brands and innovative products, rendering it less sensitive to narrowing commodity margins.

We are experiencing a period replete of achievements on the back of a highly positive performance when compared to the previous fiscal year. This is a clear demonstration of the company’s resilience in a scenario which remains a challenging one. Net sales were R$ 30.5 billion, a growth of 7.0% over 2012. The company’s operational result was R$ 2.5 billion and net income, R$ 1.1 billion – representing growth over 2012 but still below our objective.

We believe that all the initiatives we have taken involve a process of long term sustainable work. Notwithstanding the fact that this does not always bring immediate results, one of the key targets in our Acceleration Plan will be to consistently and gradually increase our Operating Result by R$ 1.9 billion as from 2016.

On the international front, 2014 will see the rollout of our Abu Dhabi plant in the United Arab Emirates, the first to be built by BRF outside Brazil. This project represents one of the key foundations of our strategy for investing in profitable processed products with a strong brand and higher added value in such fast-growing markets as the Middle East, North Africa & Southeast Asia (known as MENASA). In Brazil, our goal is to reinforce our position as a market leader which is admired by all our stakeholders: consumers, clients, employees and investors.

We are fully confident and enthusiastic with BRF’s new development cycle, the seeds of which have been sown in the fiscal year 2013.

The net financial expenses amounted to R$ 747.5 million for the 12 month period 2013, 31.0% higher than 2012. This increase was largely due to the higher gross debt and interest charges as well as the impact of the foreign exchange translation effect.

In the light of the high level of exports, the company conducts operations in the derivatives market with the specific purpose of currency hedging. In accordance with hedge accounting standards (CPC 38 and IAS 39), the company uses financial derivatives (for example: NDF) and non-derivative financial instruments (for example: foreign currency debt) for hedge operations and concomitantly, to eliminate the respective unrealized foreign exchange rate variations from the income statement (under the Financial Expenses line).

The use of non-derivative and derivative financial instruments for foreign exchange protection permits a significant reduction in net currency exposure of the balance sheet, this reverting an exposure with a sold position of USD 80.4 million “sold” in 3Q13 to a USD 28.7 million “bought” position at the end of the fourth quarter.

On December 31, 2013, the non-financial derivative instruments designated as hedge accounting for foreign exchange cover amounted to USD 600 million. In addition, the financial derivative instruments designated as hedge accounting according to the concept of a cash flow hedge for coverage of highly probable exports in their respective currencies, totaled 793 million + EUR 107 million + GBP 33 million and also contributed directly to the reduction in currency exposure. In both cases, the unrealized result for foreign exchange rate variation was booked to other comprehensive income.

As of December 31, 2013, the company’s net debt was R$ 6.8 billion, 3.4% less than reported for December 31, 2012, resulting in a net debt to adjusted EBITDA ratio (last twelve months)  of 1.87 times.

2012

The year will go down in the annals of BRF as the one in which we implemented one of the most complex mergers anywhere in the world - that between Perdigão and Sadia  - with the Company embarking on a new cycle. During the year, we complied in full with the agreement signed with the Administrative Council for Economic Defense (Cade), the Brazilian anti-trust authority, selling off plants, brands and distribution centers as well as temporarily suspending the use of the Perdigão brand for some product categories. We successfully ended the year by completing the merger process, including the incorporation of Sadia.

In the business field, we were faced with an international economic crisis and an unprecedented spike in costs on the back of highly volatile and rising grain prices, characterizing one of the most difficult years for the world animal protein segment. But despite the transfer of assets and the suspension of brands representing about a third of our sales volume to the domestic market, we successfully increased consolidated net sales by 10.9% to R$ 28.5 billion. Adjusted EBITDA reached R$ 2.7 billion, and EBITDA reached R$2.3 billion, while net income totaled R$ 770.0 million, a negative variation of 42.7% over the preceding year. It should be pointed out that in the second half of 2012 following the agreement with CADE, domestic market sales rose 50% on the same comparative basis.

This result is a reflection of extremely arduous and consistent work on a process which involved the Company in the implementation of two agendas in parallel: the daily operational routine together with the commitments surrounding the execution of the merger. The result proved a reaffirmation of the capacity of the Company to plan as a critical element in its success and one of its competitive advantages. Since the announcement of the merger, we have reached an average of 30.2% per year in Total Shareholder Return with our market capitalization standing at R$ 36.8 billion, BRF ranking as the 7th largest food company in the world.

We experienced a particularly challenging period, executing several hundred projects during the year, this involving the adjustment of plants for the production of product lines displaced due to the transfer of units, new distribution centers and the redesign of the logistics network. At the same time, we continued to focus on innovation, launching more than 454 products, underscoring our presence in the market and receiving the recognition of Forbes magazine as one of the hundred most innovative companies in the world.

Net financial expenses totaled R$ 570,6 million, a 19.0% increase, especially due to higher debt levels as a result of the currency effect and the need to allocate cash to support investments in Capex and working capital, the result of reduced cash generation in the period.

In the light of the high level of exports, the Company conducts operations with the specific purpose of currency hedging. In accordance with hedge accounting standards (CPC 38 and IAS 39), the Company uses financial derivatives (for example: NDF) and non-derivative financial instruments (for example: foreign currency debt) for hedge operations and concomitantly, to eliminate the respective unrealized foreign exchange rate variations from the income statement (under the Financial Expenses line).

The use of non-derivative financial instruments for foreign exchange cover, continues to permit a significant reduction in the net currency exposure in the balance sheet, resulting in substantial benefits through the matching of currency liability flows with export shipments and therefore contributing to a reduction in the volatility of the financial result.

On December 31, 2012, the non-financial derivative instruments designated as hedge accounting for foreign exchange cover amounted to USD 614 million, and a proportional reduction in book currency exposure of the same value. In addition, the financial derivative instruments designated as hedge accounting according to the concept of a cash flow hedge for coverage of highly probable exports, totaled USD 1,007 million + EUR 197 million + GBP 53.4 million and also contributed directly to the reduction in currency exposure. In both cases, the unrealized result for foreign exchange rate variation was booked to shareholders’ equity, thus avoiding the impact on the Financial Expenses.

The Company’s net debt was R$ 7,0 billion, 29.7% more than reported for December 31, 2011, resulting in a net debt to EBITDA ratio (last twelve months)  of 2.6 times with a book currency exposure of US$ 411,6 million, a 12.5% decline.

2011

In 2011, the good operating performance, obtained in our business performance in both segments of the internal market, external and food service, were instrumental in improving the operating cash flow, provide investments in Capital Expenditure to promote organic growth defined and in acquisitions.

Even with the economic scenario experienced and especially waiting for the opinion of the antitrust agency, we close the year with excellent results, which proves our great potential performance going forward. Net revenues totaled R $ 25.7 billion, 13.3% over 2010, ending 2011 at 6.2 million tons of products. Cash flow, as measured by EBITDA, evolved 23.1%, to $ 3.2 billion, with EBITDA margin of 12.6%. Net income registered an increase of 70.1% over the previous year, reaching R $ 1.6 billion, adjusted to the provision of corporate merger of Sadia SA expected to occur in 2012.

Besides having ended the year with good operating margins, the Company recorded positive indicators of liquidity, with $ 2.9 billion in investments and 82% of net debt in the long run. This allows us to comfort with the short-term and reliable for the long term.

Net debt, comprising the total gross debt less financial investments, increased by 48.7%, representing $ 5.4 billion, concentrated in the long run. The expenditure required for investments and acquisitions have resulted in greater use of cash, with gross debt increasing due to currency fluctuations. Thus, the net debt in relation to generation EBITDA was 1.7 times compared to 1.4 times recorded on 31/12/10.

Item 10.1. b. Capital Structure

On 12/31/13, the capital structure of the BRF is composed of 58% equity and 42% of debt. The company is not issuing redeemable shares.

Item 10.1.c Ability to Pay

Considering that 71% of the Gross indebtedness is of long term, that the Company has availability of R$ 3.742 million to pay its short term financial commitments of R$ 2.697 million and that we hope a positive cash generation for the year of 2014, due to iniciatives to operational improvement in the period, more efficiency in working capital and CAPEX level maintainance, the Company considers as comfortable its ability to pay.

Item 10.1.d; e-Sources of Funding for working capital and investments in non-current assets to use for cover liquidity shortfalls

During 2014, the Company will hire new loans and financing from the financial markets and capital, when identifying the need for additional resources to fund the long-term investments or in order to continue improving the debt profile.

We will keep borrowing costs low and long-term funding as made with the funding agencies such as BNDES (Banco de Desenvolvimento Economico e Social), BNB (Bank of NE) and FINEP (Research and Projects Financing), where resources are used to essentially fixed capital finance, operations and renewals of Rural Credit, which are operations with interest subsidized by the Federal Government, and EGF-like NPR to fund working capital of the company.

Item 10.1.f. 2013, 2012 and 2011 levels of Indebtedness and the features of such debts

	BR GAAP and IFRS
	Consolidated
		Weighted average			Non-
	Charges (% p.a.)	interest rate (% p.a.)	WAMT (1)	Current	current	12.31.13	12.31.12
Local currency
	5.50%	5.50%
Working capital	(5.67% on 12.31.12)	(5.67% on 12.31.12)	0.5	1,210,328	-	1,210,328	1,243,442
	98.50% CDI / TJLP + 3.75% / Fixed rate	8.21%
Export credit facility	(102.21% CDI / TJLP + 3.80% on 12.31.12)	(7.91% on 12.31.12)	0.5	914,119	-	914,119	1,048,128
	Fixed rate / TJLP + 2.56%	4.68%
Development bank credit lines	(Fixed rate / TJLP + 2.56% on 12.31.12)	(6.20% on 12.31.12)	2.0	212,451	653,609	866,060	935,654
Bonds	7.75%	7.75%	4.5	4,140	496,182	500,322	-
Other secured debts and financial lease	8.37% (9.52% on 12.31.12)	8.37% (9.52% on 12.31.12)	3.8	71,245	291,634	362,879	454,963
	Fixed rate / IGPM + 4.90%	10.37%
Special program asset restructuring	(Fixed rate / IGPM + 4.90% on 12.31.12)	(12.39% on 12.31.12)	6.3	2,922	203,151	206,073	195,332
	Fixed rate / 10.00% IGPM + 1.00%	1.70%
Fiscal incentives	(Fixed rate / 10.00% IGPM + 1.00% on 12.31.12)	(1.89% on 12.31.12)	10.3	2	12,680	12,682	12,401
				2,415,207	1,657,256	4,072,463	3,889,920
Foreign currency
	6.13%	6.13%
Bonds	(7.20% on 12.31.12) + e.r. US$ and ARS	(7.20% on 12.31.12) + e.r. US$ and ARS	7.4	63,835	4,847,156	4,910,991	3,607,416
	LIBOR + 2.71%
	(LIBOR / Fixed rate / CDI + 2.36% on 12.31.12)	3.06%
Export credit facility	+ e.r. US$	(3.28% on 12.31.12) + e.r. US$	4.4	4,741	924,879	929,620	1,691,553
	Fixed rate + LIBOR + 4.75%	27.12%
Working capital	(21.25% on 12.31.12) + e.r. US$ and ARS	(21.25% on 12.31.12) + e.r. US$ and ARS	0.1	168,220	4,996	173,216	117,808
	UMBNDES + 2.20%	5.85%
	(UMBNDES + 2.22% on 12.31.12)	(5.78% on 12.31.12)
Development bank credit lines	+ e.r. US$ and other currencies	+ e.r. US$ and other currencies	1.3	36,149	37,323	73,472	105,577
	15.08%	15.08%
	(UMBNDES + 2.15% on 12.31.12)	(14.22% on 12.31.12)
Other secured debts and financial lease	+ e.r. ARS	+ e.r. ARS	1.4	8,442	12,986	21,428	3,835
Advances for foreign exchange rate contracts	-	-	-	-	-	-	102,212
				281,387	5,827,340	6,108,727	5,628,401
				2,696,594	7,484,596	10,181,190	9,518,321

	BR GAAP and IFRS
	Consolidated
		Weighted average			Non-	Balance	Balance
	Charges (% p.a.)	interest rate (% p.a.)	WAMT (1)	Current	current	12.31.12	12.31.11
Local currency
BNDES, FINEM, development bank credit	FIXED RATE / TJLP + 4.13%	7.28%
lines, other secured debts and financial lease	(TJLP + 4.65% on 12.31.11)	(8.42% on 12.31.11)	2.7	418,169	972,448	1,390,617	1,441,355
	102,21% CDI + TJLP+ 3.80%	7.91%
Export credit facility	(TJLP + 4.23% on 12.31.11)	(10.23% on 12.31.11)	1.9	15,208	1,032,920	1,048,128	737,115
	5.66%	5.66%
Working capital	(6.82% on 12.31.11)	(6.82% on 12.31.11)	0.7	1,243,342	1,494	1,244,836	954,947
	FIXED RATE / IGPM + 1.22%	1.89%
Fiscal incentives	(IGPM + 1.20% on 12.31.11)	(1.08% on 12.31.11)	11.2	2	12,399	12,401	14,900
	IGPM + 4.90%	12.46%
PESA	(IGPM + 4.93% on 12.31.11)	(9.92% on 12.31.11)	7.3	2,891	191,047	193,938	181,389
				1,679,612	2,210,308	3,889,920	3,329,706
Foreign currency
	UMBNDES + 2.15%	6.08%
BNDES, FINEM, development bank credit	(UMBNDES + 2.35% on 12.31.11)	(5.93% on 12.31.11)
lines, other secured debts and financial lease	e.r. (US$ and other currencies)	e.r. (US$ and other currencies)	1.4	51,312	58,100	109,412	160,038

	LIBOR / FIXED RATE / CDI + 2.36%	3.28%
	(LIBOR / CDI + 2.26% on 12.31.11)	(2.81% on 12.31.11)
Export credit facility	e.r. (US$ and other currencies)	e.r. (US$ and other currencies)	3.3	445,763	1,245,790	1,691,553	2,506,056
	0.62%	0.62%
	(1.18% on 12.31.11)	(1.18% on 12.31.11)
Advances for foreign exchange rate contracts	e.r. US$	e.r. US$	0.1	102,212	-	102,212	150,143
	21.25%	21.25%
	(8.25% on 12.31.11)	(8.25% on 12.31.11)
Working capital	e.r. ARS	e.r. ARS	0.7	103,046	14,762	117,808	3,899
	7.20%	7.20%
	(7.25% on 12.31.11)	(7.25% on 12.31.11)
Bonds	e.r. US$	e.r. US$	6.8	58,837	3,548,579	3,607,416	1,903,688
				761,170	4,867,231	5,628,401	4,723,824
				2,440,782	7,077,539	9,518,321	8,053,530

Item 10.1.f. Debt levels and characteristics of these debts are detailed as follows:

Main Financing and Borrowing Contracts:

Senior Notes BRF 2023: On May 15, 2013, BRF priced international offerings of (i) 10 (tem) year bonds in the aggregate amount of US$500,000 (the “USD Bonds”), which will mature on May 22, 2023 (“Senior Notes BRF 2023”), issued with a coupon of 3.95% per year (yield to maturity 4.135%), payable semi-annually beginning on November 22, 2013 and (ii) 5 (five) year bonds in the aggregate amount of US$500,000 (the “BRL Bonds”) which will mature on May 22, 2018, issued with a coupon of 7.75% per year (yield to maturity 7.75%), payable semi-annually beginning as from November 22, 2013.

From the total amount raised in the USD Bonds (“Senior Notes BRF 2023”), US$150,000 was used in a operation denominated Exchange Offer to exchange a portion of debt of Sadia Overseas Bonds 2017 of US$250,000 and a portion of debt of BFF Notes 2020 of US$750,000 (“existing bonds”) by Senior Notes BRF 2023.

BFF notes: On January 28, 2010, BFF International Limited issued senior notes in the total value of US$750.000, whose notes are guaranteed by BRF, with a nominal interest rate of 7.25% p.a. and effective rate of 7.54% p.a. maturing on January 28, 2020. On June 20, 2013, the amount of US$120,718 of these senior notes has exchanged by Senior Notes BRF 2023, and the remaining balance amounted US$629,282.

Sadia Bonds: In the total value of US$250.000, such bonds are guaranteed by BRF, with an interest rate of 6.88% p.a. and maturing on May 24, 2017. On June 20, 2013, the amount of US$29,282 of these senior notes has exchanged by Senior Notes BRF 2023, and the remaining balance amounted US$220,718.

BRF Notes: On June 6, 2012, BRF issued senior notes of US$500.000, with nominal interest rate of 5.88% p.a. and effective rate of 6.00% p.a. maturing on June 6, 2022. On June 26, 2012 the Company reopened an additional amount of $ 250.000, with nominal interest rate of 5.88% p.a. and effective rate of 5.50% p.a. The Company is the guarantor of the notes.

Operations with BNDES: On 12.31.13, the Company and its subsidiaries have several outstanding obligations with BNDES. The borrowings were made for the purchase of machinery, equipments and expansion of the productive facilities, besides de special lines for the export financing, according to information in 10.1.f.

Other long term relationships with financial institutions:

The company has agreements with several Banks where the main objective is to make easier the access to credit to the company partners producers for the construction of battery cages, poultry farms and rules adjustment.

Besides that, the Company has agreements with Banks to make easier the access to credit for the suppliers that wish to anticipate its receivables with the Company.

Finally, the Company has operations with derivatives with the purpose of protecting against the exchange and interest rates variations, with speculative purposes. These operations are accounted by its market value, in accordance with the accounting methodology of hedge accounting.

Level of Subordination among the debts:

The level of subordination is highlighted in the operations having real guarantees, most of all the manufacturing plants contracted along with BNDES.

Eventual restrictions imposed to the issuer, especially regarding the limits of indebtedness and new borrowings contracting, the dividends distribution, divestitures, issuance of new securities and change of company control:

In 2013, the Company had no financial covenant in any debt agreement.

Item 10.1.g. Usage Limits of the already contracted financing

The company has arranged with Brazilian Development Bank (BNDES); Brazilian Northeast Bank (BNB), Brazilian Innovation Agency (FINEP), available lines of credit in the amount of R$ 589 million.

Revolving Credit Facility. In order to improve our liquidity management, on April 27, 2012 we and our subsidiaries Perdigão International Ltda. and Perdigão Europe — Sociedade Unipessoal LDA entered into a U.S.$500 million, 3-year revolving credit facility with two tranches (U.S. dollar and euro), with a syndicate of nineteen banks. Borrowing under this revolving credit facility accrues interest at an annual rate of LIBOR plus a spread ranging from 1.6% to 2.5% depending on our credit ratings. As of the date hereof, we have not made any borrowings under this revolving credit facility

Item 10.1.h. significant variations in each item of financial statements

Main variations in the consolidated balance sheet, comparing December 31, 2013 to December 31, 2012.

Current assets

Current assets amounted to R$13,243.0 million on December 31, 2013 and R$11.590,0 million on December 31, 2012, representing an increase of R$1,652.5 million or 14.3%. On December 31, 2013, current assets were 40.9% of total assets compared to 37.7% in the preceding year.

Cash and Cash Equivalents

Cash and cash equivalents reported an increase of 62.0% from R$1,930.7 million on December 31, 2012 to R$3,127.7 million on December 31, 2013. This increase was largely a reflection of the operating improvement in the period and more efficient employment of working capital.

Trade accounts receivable from clients, net

Trade accounts receivable from clients amounted to R$3,338.4 million on December 31, 2013, increasing by 6.6% in relation to December 31, 2012, when this item stood at R$3,131.2 million. This increase is due to the lengthening of the term of the receivables relating to Year-End Festive Product billings and an increase in sales volume.

Inventory

Inventory increased 3.1% to R$3,111.6 million as at December 31, 2013 compared to R$3,018.6 million on December 31, 2012, that is a difference of R$93.0 million. The increase in inventory was in the overseas market, 17.5%, principally due to the decline in demand in this segment.

Non-current assets

Non-current assets amounted to R$19,132.0 million on December 31, 2013 and R$19,175.5 million on December 31, 2012, a reduction of R$43.5 million. This reduction is principally due to the doubtful accounts lines (a reduction of 26.9% in relation to 2012) and recoverable taxes (a reduction of 29.9% in relation to 2012).

Permanent Assets

Permanent assets increased 1.4%, amounting to R$10,821.6 million on December 31, 2013 and R$10,670.7 million on December 31, 2012. Improvement and productivity projects amounted to R$304.7 million distributed in various units and regions. Depreciation totaled R$635.3 million and there were also write-offs of R$171.2 million involving sales and obsolescence.

Current liabilities

Current liabilities were R$8,436.0 million on December 31, 2013 and R$7,481.6 million on December 31, 2012, a growth of 12.8%. Growth reflects export credit lines which increased by about 99.3% or R$457.9 million. The ratio of current liabilities to total liabilities was 26.1% on December 31, 2013 and 24.3% in the preceding period.

Loans and Financing (current)

Short term debt, including the current portion of long term debt with financial institutions amounted to R$ 2,696.6 million on December 31, 2013,  and R$2,440.8 million on December 31, 2012, an increase of 10.5%. Increased leverage reflects export credit lines for funding the Company’s working capital.

Suppliers

Accounts payable to suppliers of raw materials, materials and services necessary for operating activities totaled R$3,674.7 million on December 31, 2013 and R$3,381.3 million on December 31, 2012, an 8.7% increase.

Long term liabilities

Amounted to R$9,242.4 million on December 31, 2013 and R$8,694.7 million on December 31, 2012, an increase of R$547.7 million for the year, principally due to the increase in long term debt.

Loans and Financing (non-current)

Our long term debt with financial institutions amounted to R$7,484.6 million on December 31, 2013 and R$7,077.5 million on December 31, 2012, representing an increase of R$407.0 million.

Shareholders’ equity

Shareholders’ equity as of 2013 was R$14,696.2 million, while at the end of 2012, this figure stood at R$14,589.2 million. This represents a year-on-year rise of 0.7% due to a higher reserve for capital increase of R$121.8 million; a legal reserve of R$ 53.1 million and a reserve for tax credits of R$121.2 million.

Main variations in the consolidated balance sheet, comparing December 31, 2012 to December 31, 2011.

Current assets

The current asset totalized R$11,590.0 million on December 31, 2012 and R$11,123.7 million on December 31, 2011, representing an increase of R$466.3 million or 4.2%. On December 31, 2012, the current assets represented 37.7% of total assets, compared to 37.1% in the previous year.

Cash and cash equivalents

Cash and cash equivalents presented a increase of 41.3%, from R$1,366.8 million as of December 31, 2011 to R$1,930.7 million as of December 31, 2012. Such increase is mainly due to the Company’s financing activities.

Trade accounts receivable, net

Trade accounts receivable totaled R$3,131.2 million as of December 31, 2012, decreasing 2.4% when compared to December 31, 2011, which totaled R$3,207.8 million. This reduction is due to the better management of receivables in receipts.

Inventories

On December 31, 2012, inventories totaled R$3,018.6 million compared with R$2,679.2 million as of December 31, 2012, increasing 12.7% or R$339.4 million. There was a significant variation on the inventory, mainly due to the decrease on the external market demand.

Non-current assets

As of December 31, 2012, non-current assets totaled R$19,175,5 million (R$18,859.7 million as of December 31, 2011). This variation is a consequence from the net increase in property, plant and equipment.

Property, plant and equipment, net

On December 31, 2012 property, plant and equipment increased 8.9%, totaling R$10,670.7 million (R$9,798.3 million as of December 31, 2011). Improvement and productivity projects amounted to R$893.0 million and were allocated in several plants and regions. Depreciation and amortization amounted to R$488.3 million and there were also disposals in the total amount of R$723.4 million mainly due to implementation of TCD, sales or obsolescence.

Current liabilities

Current liabilities totaled R$7,481.6 million as of December 31, 2012 (R$7,987.8 million as of December 31, 2011) presenting an decrease of 6.3%. Such decrease is related to the export credit lines, which decreased approximately 67.6%, meaning R$929.4 million aiming to finance the Company’s working capital. Current liabilities represented 24.3% of total liabilities, compared to 26.6% from the previous year.

Short-term loans and financing

Short-term debts, including the current portion of long-term debt with financial institutions totaled R$2,440.8 million as of December 31, 2012 (R$3,452.4 million as of December 31, 2011), presenting a reduction of 29.3%. The decrease of the debts is related for the export credit lines to finance the Company’s working capital.

Suppliers

Debts to suppliers of raw materials, materials and services that are necessary to the operational activities of the Company amounted to R$3,381.3 million as of December 31, 2012 and R$2,681.3 million as of December 31, 2011, increasing 26.1%. This decrease is related to the growth of the production and the costs of the main raw materials

Non-current liabilities

As of December 31, 2012 non-current liabilities totaled R$8,694.7 million (R$7,885.7 million as of December 31, 2011), representing a increase of R$809.0 million during the year, mainly due to increase of long-term debts.

Long-term loans and financing

Long-term debts with financial institutions totaled R$7,077.5 million, as of December 31, 2012 and R$4,601.0 million as of December 31, 2011, representing an increase of R$2,476.5 million.

Shareholder´s Equity

The shareholders’ equity of 2012 corresponded to R$14,589.2 million (R$14,110.0 million as of December 31, 2011). There was an increase of 3.4% derived from the variation of the following groups: reserve for expansion in the amount of R$237.5 million; reserve for capital increase in the amount of R$155.1 million; legal reserve in the amount of R$40.7 million and reserve for government grants in the amount of R$67.4 million.

Main variations in the consolidated balance sheet, comparing December 31, 2011 to December 31, 2010.

Current assets

The current asset totalized R$11,123.7 million on December 31, 2011 and R$10,020.6 million on December 31, 2010. The increase of R$1,103 million is primarily represented by the trade accounts receivable and inventories, as a consequence from the organic growth of the Company and its subsidiaries. On December 31, 2011, the current assets represented 37.1% of total assets, compared to 36.1% in the previous year.

Cash and cash equivalents

Cash and cash equivalents presented a decrease of 40.8%, from R$2,310.6 miillion as of December 31, 2010 to R$1,366.8 million as of December 31, 2011. Such decrease is mainly due to the Company’s investment activities.

Trade accounts receivable, net

Trade accounts receivable totaled R$3,207.8 million as of December 31, 2011, increasing 25.1% when compared to December 31, 2010, which totaled R$2,565.0 million. This increase is due to the growth of 12.8% on sales during the 2011 fiscal year.

Inventories

On December 31, 2011, inventories totaled R$2,679.2 million (R$2,135.8 million as of December 31, 2010), increasing 25.4% or R$543.4.million There was a significant variation on the inventory of finished goods, mainly due to the decrease on the external market demand.

Non-current assets

As of December 31, 2011, non-current assets totaled R$18,859.7 million (R$17,730.8 million as of December 31, 2010), increasing R$1,128.9 million. Such variation is a consequence from the net increase in property, plant and equipment and from the increase in other assets group, due to an advanced payment in the amount of R$180.0 million for the acquisition of assets related to the integration, production and porks slaughtering.

Property, plant and equipment, net

Property, plant and equipment has increased 8.1%, adding up to R$9,798.3 million in 12.31.2011 and R$9,066.8 million in 12.31.2010. The improvement and productivity projects represented R$1,125.2 million allocated in several different units and regions. The acquisitions of Avex, Grupo Danica and Heloísa added R$110.6 million. The depretiation was R$425.7 million and also writte offs in the amount of R$72.4 million in reason of sales or obsolence.

Current liabilities

Current liabilities totaled R$7,987.8 million as of December 31, 2011 (R$5,686.4 million as of December 31, 2010) presenting an increase of 40.5%. Such increase is related to the export credit lines, which increased approximately 160.9%, meaning R$1,097.3 million aiming to finance the Company’s working capital. Current liabilities represented 26.6% of total liabilities, compared to 20.5% from the previous year.

Short-term loans and financing

Short-term debts, including the current portion of long-term debt with financial institutions totaled R$3,452.4 million as of December 31, 2011 (R$2,222.7 million as of December 31, 2010), presenting a growth of 55.0%. The increase of the debts is related to the funding for the export credit lines to finance the Company’s working capital.

Accounts Payable

Debts to suppliers of raw materials, materials and services that are necessary to the operational activities of the Company amounted to R$2,681.3 million as of December 31, 2011 and R$2,059.2 million as of December 31, 2010, increasing 30.2%. This increase is related to the growth of the production and the costs of the main raw materials, such as soybean meal (5.1%).

Non-current liabilities

As of December 31, 2011 non-current liabilities totaled R$8,428.6 million (R$7,885.7 million  as of December 31, 2010), representing a decrease of R$542.9 million during the year, mainly due to the higher amount transferred from long-term to short-term and to the reduction of the provision for civil risks.

Long-term loans and financing

Long-term debts with financial institutions totaled R$4,601.0 million as of December 31, 2011 and R$4,975.2 million as of December 31, 2010, representing a decrease of R$542.9 million. This decrease is a consequence of the transference of the debt from the long-term to the short-term.

Shareholder´s Equity

The shareholders’ equity of 2011 corresponded to R$14,110.0 million (R$13,636.5 million as of December 31, 2010). There was an increase of 3.5% derived from the variation of the following groups: reserve for expansion in the amount of R$305.2 million; reserve for capital increase in the amount of R$265.3 million; legal reserve in the amount of R$68.4 million and reserve for government grants in the amount of R$56.5 million.

Item 10.2. The directors shall comment on :

a.      Results of the issuer’s transactions, especially:

                    i.            Description of any important components of the revenue

                  ii.            Factors that materially affected the operating income

b.      Revenue variations attributed to changes in prices, exchange rates, inflation, volume changes, and introduction of new products and services

c.       Impact of the inflation, price variation of the main inputs and products, exchange and interest rates in the issuer’s operating income and financial income

Results of Operations as a Percentage of Net Sales

The following discussion should be read in conjunction with our consolidated financial statements.  The following table sets forth the components of our results of operations as a percentage of net sales for 2013, 2012 and for 2011 on a historical basis.

		Years Ended December 31
	2013	2012	2011
	(%)	(%)	(%)
Net sales	100.0	100.0	100.0
Cost of sales	75.2	77.4	74.1
Gross profit	24.8	22.6	25.9
Operating expenses:
Sales expenses	15.2	15.1	14.9
General and administrative expenses	1.5	1.4	1.7
Other operating expenses	1.8	1.6	1.6
Equity interest in income of subsidiaries	0.04	0.08	0.03
Operating income	6.4	4.6	7.8
Financial income (expenses), net	2.4	2.0	1.9
Income before taxes and participation of non-controlling shareholders	4.0	2.6	5.9
Income and social contribution taxes	-0.5	0.1	0.6
Net income	3.5	2.7	5.3
BRF shareholders	3.5	2.7	5.3
Non controlling shareholders	0.0	0.0	0.0

Presentation of Net Sales Information

We report net sales after deducting taxes on gross sales and discounts and returns. Our total sales deductions can be broken down as follows:

•       ICMS Taxes — ICMS is a state value-added tax on our gross sales in the domestic market at a rate that varies by state and product sold. Our average ICMS tax rate in 2013 was 10.5%.

•       PIS and COFINS Taxes — The PIS and the COFINS taxes are federal social contribution taxes on our gross sales in the domestic market at the rates of 1.65% for PIS and 7.60% for COFINS in 2012. However, we currently benefit from a suspension of these taxes for in natura meat of porks, poultry and beef cuts as well as a zero tax rate for some dairy products.

•       Discounts, Returns and Other Deductions — Discounts, returns and other deductions are unconditional discounts granted to customers, product returns and other deductions from gross sales.

Most of our deductions from gross sales are attributable to the ICMS, PIS and COFINS taxes.  As a result, our deductions from gross sales in the domestic market, which are subject to these taxes, are significantly greater than our deductions from gross sales in our export markets.

The table below sets forth our gross sales and deductions for the years ended December 31, 2013, 2012  and 2011:

	As of December 31,
	2013	2012	2011
	(in millions of reais)
Gross sales:
Domestic sales................................................................	15,831.5	15,175.3	14,299.5
Foreign sales...................................................................	13,857.4	11,977.6	10,363.7
Dairy products................................................................	3,306.6	3,206.8	2,999.2
Food service...................................................................	1,856.1	1,775.9	1,698.3
	34,851.6	32,135.6	29,360.7
Sales deductions
Domestic sales ...............................................................	(2,853.1)	(2,556.5)	(2,669.5)
Foreign sales...................................................................	(728.7)	(351.6)	(270.5)
Dairy products................................................................	(498.7)	(492.7)	(460.4)
Food service...................................................................	(249.8)	(217.4)	(253.9)
	(4,330.3)	(3,618.2)	(3,654.4)
Net sales
Domestic sales ...............................................................	12,978.4	12,618.8	11,630.0
Foreign sales...................................................................	13,128.7	11,626.0	10,093.1
Dairy products................................................................	2,807.9	2,714.1	2,538.8
Food service...................................................................	1,606.3	1,558.4	1,444.3
	30,521.3	28,517.4	25,706.2

Segment Presentation

The operating segments are disclosed consistently with the management reports utilized by the Company’s principal executives (Board and Directors and Board of Executive Officers) in strategic and operational decision making, for assessment of the performance of each segment and allocating resources.

The segment information is prepared considering 4 reportable segments, as follows: domestic market, foreign market, dairy products and food service. There reportable segments identified primarily observe division by sales channel. The Company reported net sales and EBIT by segment. Considering that we utilize the same set of assets to produce products of all business segments, we do not segregate assets per market.

The operating results for each reportable operating segment are presented below:

	BR GAAP and IFRS
	Consolidated
	12.31.13	12.31.12
Operating income
Domestic market	1,322,229	1,014,885
Foreign market	400,227	150,358
Dairy products	60,079	(6,551)
Food service	177,113	164,730
	1,959,648	1,323,422

No customer was individually or in aggregated form (business group) responsible for more than 5% of net sales for the year ended December 31, 2013.

Net sales from exports were originated in the segments of the foreign market, dairy products and food service, as set for below:

	BR GAAP and IFRS
	Consolidated
	12.31.13	12.31.12
Net export sales per market
Foreign market	13,128,723	11,626,042
Dairy products	2,884	123
Food service	230,944	223,299
	13,362,551	11,849,464

Export net sales by region is presented below:

	BR GAAP and IFRS
	Consolidated
	12.31.13	12.31.12
Net export sales per region
Europe	2,090,992	1,920,199
Far East	2,723,911	2,402,902
Middle East	4,291,080	3,976,600
Eurasia (including Russia)	919,291	1,058,340
Americas	2,313,005	1,537,688
Africa / Other	1,024,272	953,735
	13,362,551	11,849,464

The goodwill originated from the expectation of future profitability of acquired companies, as well as the intangible assets with indefinite useful life (trademarks), were allocated to the reportable operating segments, taking into account the nature of the products manufactured in each segment (cash-generating unit). The allocation of intangible assets is presented below:

	BR GAAP and IFRS
	Consolidated
	Goodwill		Trademarks		Total
	12.31.13	12.31.12	12.31.13	12.31.12	12.31.13	12.31.12
Domestic market	1,069,958	1,069,958	982,478	982,478	2,052,436	2,052,436
Foreign market	1,278,855	1,260,368	319,827	323,459	1,598,682	1,583,827
Dairy products	671,398	671,398	-	-	671,398	671,398
Food service	81,539	81,539	-	-	81,539	81,539
	3,101,750	3,083,263	1,302,305	1,305,937	4,404,055	4,389,200

The Company performed the impairment test of the assets allocated to the reportable segments as demonstrated in the table above using discounted cash flows, as described in note 18.

Information referring to the total assets by reportable segments is not being disclosed, as it is not included in the set of information made available to the Company’s Management, which take investment decisions and determine allocation of assets on a consolidated basis.

Year Ended December 31, 2013 Compared with Year Ended December 31, 2012

The following provides a comparison of our results of operations for the year ended December 31, 2013 against our results of operations for the year ended December 31, 2012, based on our consolidated financial statements prepared in accordance with IFRS, as issued by the IASB. From the year 2011, BRF included a more open market segmentation.

Net Operating Sales

In 2013, net operating revenue was R$ 30.5 billion, representing an increase of 7.0%, largely benefiting from the good performance of sales in the first half in the domestic market and the recovery in export revenue in the overseas market (benefiting from further devaluation of 10.4% in the Real against the US Dollar). Average prices (NOR) in the period recorded growth of 15.6% in relation to 2012 on 7.4% lower volume.

Breakdown of Net Sales (%)

Breakdown of Net Sales (%)

Domestic Market

As for the annual result, domestic market revenues were R$ 13 billion, 2.8% greater than 2012, with growth concentrated in the first half of 2013. Volumes were 13.0% down with an operating profit of R$ 1.3 billion for this segment (30.3% higher), operating margins increasing 10.2% against 8.0% in 2012. Differences arose due to raw materials sold to the Doux plant (sold in May 2013) and therefore a non-recurring event.

If we factor out other sales from the analysis, domestic market numbers would report annual net sales of R$ 12.0 billion, an increase of 2.7% compared to the preceding period, with volumes 9.5% down and average prices up by 15.2%. Operating result would have been 10.7% in relation to 8.4% in the same period of 2012.

The objective is to make BRF a client-oriented company and indeed it was the consumer that was the focus of the company’s attention in the domestic market in 2013. During the year, BRF restructured the corporate organizational chart as part of the successful implementation of this project. This also included the creation of the position of CEO Brazil, responsible for the redesign of all the processes as well as the reorientation of the go-to-market (GTM) process.

The intention is to improve quality at the point of sale in order to maximize consumer satisfaction over the coming years.

The model developed for establishing excellence in customer service is based on an evolution in the way in which the business is understood, introducing a tridimensional aspect based on the vectors of category, geography and distribution channel. Consequently, service delivered to the same client has begun to be considered from different aspects. For example, a product or service with an excellent level of acceptance in the South is not always an acceptable habit of consumption in the Northeast of Brazil. The change involves customization, with simplification of processes and the adoption of criteria which enhance efficiency and agility.

The new GTM model consolidates the sales areas, establishing the figure of the BRF salesperson, ready to offer a complete portfolio combining Sadia, Perdigão, Batavo and in natura products and other brands as well. With a view to improving productivity, areas not covered by the salespersons were mapped with new routes being created based on the economic potential of the regions, thus ensuring a more appropriate redistribution of salespersons. In addition, the operation has gained in productivity thanks to technology. Since July 2013, company salesperson’s smartphones employ applications with the best resources thus enabling greater support and management of sales.

The strategy is always based on innovation which permits synergy and productivity in domestic market operations through logistics intelligence which regionalizes plants and distribution centers making distribution cheaper and more efficient.

BRF pursues three objectives, all focused on market development: to win over new consumers; to promote new reasons for consumption and new uses; and to add new benefits.

Among the domestic market launches in 2013, particularly successful were Batavo’s Greek Yogurt which began sales with a 1% market share in June, ending the year with 8%; and in the convenience platform, the Arroz Mais and Sandubas Hot Pocket lines.

Frozen products, pastas, margarines and dairy products: baseline October/November. Pizzas and industrialized products: baseline September/October

Source: AC Nielsen

The chart below shows the comparative composition between net revenues and volumes sold in the domestic market:

DOMESTIC MARKET	2013	2012	% var.	2013	2012	% var.
	(thousand tons)			(R$ million)

In natura
Poultry	275	329	(16.3)	1,492	1,351	10.4
Pork/Beef	131	134	(1.9)	946	911	3.8
Total in natura	407	463	(12.1)	2,439	2,262	7.8
Processed	1,498	1,643	(8.8)	9,599	9,462	1.4
Other Sales	324	456	(29.0)	941	894	5.2
Total	2,229	2,562	(13.0)	12,978	12,618	2.8

Export Market

For 2013 as a whole, the company exported 2.5 million tons, reporting growth of 1.5% in relation to 2012. Important price hikes successfully passed on during the year (15.9%), that had contribution of a devaluation of R$ in 10.4% and resulted in a growth of 12.9% in net export revenue to R$ 13.1 billion.  Despite some adverse factors impacting company performance during the year, the quest for a better return even at the expense of volume, in the end produced a positive global result. The Company ended the year reporting operating profit of 3.0%, an improvement on the 1.3% in 2012.

The chart below shows the comparative composition between net revenues and volumes sold in the export market:

EXPORT MARKET	2013	2012	% var.	2013	2012	% var.
	(thousand tons)			(R$ million)

In natura

Poltry	1,751	1,795	(2.5)	8,262	7,569	9.1
Pork/beef	268	307	(13.5)	1,897	1,867	0.0
Total in natura	2,018	2,102	(4.0)	10,157	9,436	7.6
Processeds	447	372	20.1	2,914	2,182	33.5
Other sales	55	9	528.8	56	8	626.7
Total	2,520	2,482	1.5	13,129	11,626	12.9

The International Market in 2013 was a challenging one. It was a year when we sought to transform BRF more intensively from a major exporter to a globalized company with the goal of obtaining a more profound knowledge of local consumers and clients in the markets which we have established as strategic. And this in parallel with replicating in these markets the pillars of the business model we apply in Brazil. The idea of gaining a bridgehead in all markets from the base of an export platform has evolved into a mission of establishing positions of leadership in specific regions where the fundamental pillars of brand, distribution and quality of our products assure us the profitability and growth desired by our shareholders. A new organizational model has been introduced with the creation of the international CEO position. During the year, the talent management process was intensified with a view to achieving greater cultural diversity and an understanding of our consumers on a global scale.

The international market continued to be a testing one in a scenario of depressed prices in some of our more important markets while Brazil as a whole continued to show a gradual loss of competitiveness in foreign trade. Notwithstanding, the International Market was able to report improved results in 2012. Our trading environment was marked by higher than expected grain prices although exchange rates oscillated to levels also higher than we had anticipated, restoring a degree of equilibrium to returns and allowing us to end the year with good prospects for 2014.

The international strategy was revisited as part of the BRF17 strategy plan now made more emphatic in its objectives: growth through the continual qualification of portfolio products, development of markets and channels and greater penetration of branded products. The long term plan visualizes balanced growth through organic expansion of the operations and selective acquisitions in strategic regions such as the Middle East, Latin America and Asia.

Saudi Arabia remained the principal destination for whole chicken exports, amounting to 48.3% of all export volume to the Middle East. In this context, it is worth pointing out the cooperation agreement signed between BRF and the Americana Group at the end of December whereby the companies are to undertake a strategic analysis for operating on a collaborative basis in the region.

Below are comments on the leading markets:

Middle East – This region includes the most significant countries comprising the so-called Menasa (Middle East, North Africa and South Asia) bloc, the most strategically important region for BRF’s process of internationalization. A leader in the region with premium brands and an increasingly consolidated distribution model, in 2012, the company began the building of a processed foods plant in Abu Dhabi in the United Arab Emirates with rollout scheduled for the middle of 2014. Investment in the new unit will be about US$ 160 million with an annual production capacity of about 80 thousand tons/year in breaded products, hamburgers, pizzas, and industrialized and marinated products. Local production of processed items allows the company flexibility and scope to adapt the products in line with regional demands and to expand the portfolio in the Food Services channels. The year as a whole reported growth of 7.9% in net revenue against a fall of 2.3% in volume.

Far East – The Japanese market suffered from high inventories carried over from 2012, pressuring prices and margins although with signs of improvement at year-end. The tendency is for stock levels to normalize during the course of 2014. The Japanese market for overseas pork meat opened in June and BRF was the first Brazilian company to make a shipment.

The opening of a commercial office in Seul, South Korea will support the objective of expanding the client portfolio and developing the new markets in the region.

The final quarter of 2013 in Japan was characterized by the normalization of local inventory of imported products and by strong domestic demand due to the highly seasonal nature of the period which is reflected in average price increases. In the Far East, negotiations ahead of the Chinese New Year produced good business opportunities. Important to note in this context was the rehabilitation of SIF 103 (Serafina Corrêa unit) for export of in natura chicken meat to China following the Chinese mission which visited the plant in late December. The full fiscal year also reported a slight improvement (2.2% growth) with net export revenue increasing by 13.4%.

Americas – After assuming control of Quickfood in Argentina, the main brand of which is Paty - leader in the hamburger market - and of the production of the Avex and Dánica companies, BRF’s efforts in 2013 concentrated on the integration of these companies and unification of processes, using the distribution chain to expand the commercialization of the Paty and Sadia brands in Argentina, Uruguay, Paraguay and Chile. In spite of the adverse economic scenario and the increasingly complex outlook for business in Argentina, our principal market, we remain convinced of the merits of our long term activities in the Southern Cone, a region where we possess a solid portfolio of brands, distribution and local production capacity.

The implementation of the SAP software system in Avex and Quickfood in Argentina continues apace and it is expected that the changes being implemented will bring synergies to the businesses and make the processes increasingly more efficient. In this market, demand for BRF’s exports came principally from Argentina and Venezuela, accounting for nearly 90% of volume. It is important to note that the safeguard process begun by Chile to protect its local industry ended in November without any measures being implemented.

For the full year, net revenue increased by 50.4% on 27.4% greater volume thanks to the contribution of Quickfood to results which were fully consolidated in 2013.

Europe/Eurasia – In 2013, the region reported an improvement in product mix and a recovery in prices, principally in the second half when the first green shoots of economic recovery in Europe appeared. A new high quality line of products such as nuggets based on chicken breast and sold under the Chixxs  brand and developed at the Plusfood plant was well received by consumers in the United Kingdom and Benelux. Italy also returned to growth on the back of the Speedy Pollo brand and a very interesting distribution model - to be replicated in other markets in the region.

In the European market the full year showed a decrease of 3.6% in volume but an increase of 8.9% in net revenue, reflecting higher average prices. Germany, the United Kingdom and the Low Countries remained the principal importers of BRF’s products, together accounting for more than 60.9% of BRF’s exports to the European Bloc.

For the full year, the region reported a reduction of 26.8% in volume on 13.1% lower net revenue. The main factor in this result was the Ukrainian trade ban on Brazilian exports which begun in the middle of November and had not been resolved by the year-end. This was the second time the Ukraine authorities imposed restrictions on Brazilian imports in the year, the first being during 2Q13, ostensibly for sanitary reasons.

África – In the light of the growing consumption of animal protein, Africa has become one of BRF’s principal potential markets. Currently, the company exports to the continent products processed at more than 30 plants in Brazil in partnership with local distributors in Morocco, Libya, Ghana, Congo, Angola, Mozambique, Mauritius, The Seychelles and a further 15 countries. Over the past two years, the sales team for the region has been expanded while a regional marketing department has been set up, in 2013 developing campaigns to upgrade the penetration of Sadia-branded products in the region. In 2013, the region reported net sales 2.5% higher despite the fall of 8.2% in volume exported by BRF in 2013.

Exports by Region

(% of Net Sales)  - Annual

During the year, the major markets had the following performances in revenue and volumes, comparing the year 2013 to 2012:

Main Markets	Revenues	Volumes

Middle East	+7.9%	-2.3%
Far East	+13.4%	+2.2%
Europe	+8.9%	-3.6%
Eurasia	-13.1%	-26.8%
Americas	+50.4%	+27.4%
Africa	+2.5%	-8.2%

Dairy

The company strategy of focusing on a mix with greater added value and reducing the dependence on UHT milks continued throughout 2013, thus contributing to more positive results. On a full year-on-year basis, the company reported a growth of 3.5% in net sales, totaling R$ 2.8 billion on volume 15.4% down and average prices 24.2% up on 2012. Average costs increased by 19.3%, a reflection of the high level of milk collection overheads at the farm gate during the year. Operating results were R$ 60.1 million, representing a gain of 2.3 percentage points.

The chart below shows the comparative composition between net revenues and volumes sold in the dairy segment:

DAIRY	2013	2012	% var.	2013	2012	% var.
	(thousand tons)			(R$ million)

Dry division	543	762	(22.5)	1.446	1.475	(2.0)
Refrigerated	253	278	(8.8)	1.282	1.178	8.8
Other Sales	103	85	21.0	80	60	33.1
Total	899	1,063	(15.4)	2.808	2.714	3.5

The Brazilian dairy products market rose 1.8% by value and 1.2% by volume, reaching approximately R$ 3.4 million driven largely by the Yogurts, Fermented Milks, Petit  Suisse  and Powdered Milk products, data Nielsen.

BRF’s dairy products segment has a 10.8% share by value of the Brazilian market, remaining in 3rd place behind Nestlé and Danone.

Food Services

 On a 2013 vs 2012 comparative basis, we ended the year with a 3.1% increase in sales to R$ 1.6 billion, albeit on 5.7% lower volume due to the economic scenario. Average costs rose 7.9% over those of 2012. For the year as a whole, operating profit increased 7.5% to R$ 177 million, reflecting the drive to reduce operating expenditures.

FOOD SERVICE	2013	2012	% var.	2013	2012	% var.
	(thousand tons)			(R$ million)

Total	217	230	(5.7)	1,606	1,558	3.1

The year was characterized by important challenges for the food services market and for our own business area with focus on this market.

Macroeconomic factors – such as services inflation, cost of commercial space and labor overheads and reduced disposable incomes – have all negatively impacted consumption of the new middle classes. While these have successfully penetrated the food courts, they have still been unable to make the event a habit. The lack of security also played a preponderant part in first half results: street protests and muggings/invasion of restaurants by gangs of thieves (the so-called arrastões) have all impacted the 10% decline in away-from-home eating in São Paulo, the leading national market.

However, two key questions have led to increasing numbers choosing away-from-home eating as an option. Firstly, the growth in the structured restaurant networks – all increasingly professionalized on the basis of franchise agreements allowing for maturation over the medium term. Secondly, the evolution of shopping malls which are seeing major expansion principally in the interior of the country and consequently acting as a catalyst for expanding food services transactions outside the Rio-São Paulo  axis.

During 2013, BRF’s food services business focused on the optimization of operations. Following an analysis of internal processes, synergies have been captured in the sales forces: 75% of the commercial team was unified during the year and the forecast is for this to be 100% complete in early 2014.

Segment innovation concentrated on the professional portfolio concept whereby specific products are developed for food services, not necessarily replicating retail products. Notable examples of this concept are the Creme Culinário Elegê and the Chicken McBites products. The first combines milk and a vegetable base as a tasty alternative to dairy cream in the preparation of salty recipes such as stroganoffs, lasagnas, pies and also desserts as for example pavés  (cream sponge cake) and cakes. The second consists of small cubes of breaded chicken breast for the McDonald’s chain, launched in June and supplied to more than 700 restaurants in the network in Brazil, Paraguay and Uruguay.

The relationship service structure and sales team training were both upgraded during the year and the number of chefs increased. The latter also have the responsibility of sponsoring six finalists in the Chef of the Future contest. A BRF initiative in partnership with the Anhembi Morumbi and FMU universities together with Senac São Paulo, the contest challenged students in the Gastronomy courses at these institutions in the city of São Paulo to create a product for facilitating the daily activities of cooks: 200 candidates entered proposals exceeding by 42% initial expectations of 140 entries. In 2014, the contest will be taken nationwide.

In 2014, a new segmentation will be implemented for classifying clients by their value profile rather than business type – this part of the continuing process of upgrading productivity through excellence in execution. The execution of the Christmas Kits project was conducted on a totally dedicated basis, sales seeing considerable growth for the year (16%). The finalization of kit sales took place in record time thus permitting excellence in the logistics of delivery and post-sales for more than 2 million kits. Conscious of their requirements, the Perdigão brand looked to innovation and ease of use to attract customers with thermally insulated backpacks for some of its kits for greater comfort when carrying the present. In the case of the Sadia brand, designer Marcelo Rosenbaum signed off on the kits which adopt a contemporary, sophisticated line seeking to attract the customer through the versatility of a bag which can be used in three different ways: shoulder bag, backpack and shoulder pack.

In 2014, we shall begin the expansion of the model internationally, evaluating the markets of Europe, the Southern Cone and the Middle East where there is already a team, a structure and a degree of volume.

Cost of Sales

For the full year, cost of sales increased 4.0% to R$ 23.0 billion. Growth is largely explained as follows: 1) labor; 2) soybean meal; 3) increase in dollar-indexed items such as: packaging, vitamins; 4) freight charges.

Gross Profit and Gross Margin

In 2013, Gross Profit reached R$ 7.6 billion, an increase of 17.3%, and equivalent to a gross margin of 24.8% against 22.6% due to the pass-through of costs to prices and an improved domestic market product mix as well as a decline in the cost of animal feed and improvements in slaughtering productivity.

Operating Expenses

In 2013, operating expenses totaled R$ 5.1 billion, an increase of 8.1%, principally affected by the significant rise in administrative expenses from the hiring of outside consultancies in support of BRF’s Acceleration and Strategic Plan projects as well as increases in IT expenditure mentioned above.

Other Operating Expenses

In the light of CPC 33, which retroactively amended the accounting policies previously adopted for measuring and disclosing employee benefit plans, the figure shown in the other operating expenses account for 2012 has been adjusted. The amount for the item in question was increased from R$ 381 million to R$446 million for the full year 2012. The principal adjustments were in the complementary pension defined benefit plan – FAF, amounting to R$85.4 million and in post-employment benefits – Healthcare Plan of R$19.9 million.

In 2013, we recorded some non-recurring expenses arising from the Restructuring Plan and impacting this line. These expenses included adjustments to personnel as a whole and executive staff and the engagement of consultancies amounting to R$ 71.1 million in 4Q13. In 4Q13, we froze some investments for increasing capacity as part of our strategic plan and have already provisioned the partial impact representing R$34.6 million to this end. A further R$6.1 million was provisioned in the quarter for the rationalization of Domestic Market and Food Service SKUs. These non-recurring expenses totaled R$111.7 million impacting other operating expenses of R$ 535 million in the full fiscal year. This translated into a increase of 20% for 2013 as a whole compared with the reworked number for 2012 (as mentioned above).

Operating Result before Financial Expenses and Operating Margin

For fiscal year 2013, the Company reported an operational result before financial expenses of R$ 1.9 billion, 48.1% more than the result reported in 2012, with an improvement of 1.8 percentage points in the operating margin. This was principally due to the gradual recovery in revenues in the domestic market, as well as the devaluation of the Real which improved external market performance.

A tabela abaixo representa os resultados operacionais na composição dos segmentos reportados:

	Operational Results by Segment
	2013	2012	Var. 2013-2012
	(In R$ million)		(%)
Domestic Market	1,322	1,015	30.3
Export Market	400	150	166.2
Dairy	60	(7)	1017.1
Food services	177	165	7.5
Total	1960	1,323	48.1

Financial Expenses

The net financial expenses amounted R$ 747.5 million for the 12 month period of 2013, 31.0% higher than 2012. This increase was largely due to the higher gross debt and interest charges as well as the impact of the foreign exchange translation effect.

In the light of the high level of exports, the company conducts operations in the derivatives market with the specific purpose of currency hedging. In accordance with hedge accounting standards (CPC 38 and IAS 39), the company uses financial derivatives (for example: NDF) and non-derivative financial instruments (for example: foreign currency debt) for hedge operations and concomitantly, to eliminate the respective unrealized foreign exchange rate variations from the income statement (under the Financial Expenses line).

The use of non-derivative and derivative financial instruments for foreign exchange protection permits a significant reduction in net currency exposure of the balance sheet, this reverting an exposure with a “sold” position of USD 80.4 million “sold” in 3Q13 to a USD 28.7 million “bought” position at the end of the fourth quarter.

On December 31, 2013, the non-financial derivative instruments designated as hedge accounting for foreign exchange cover amounted to USD 600 million. In addition, the financial derivative instruments designated as hedge accounting according to the concept of a cash flow hedge for coverage of highly probable exports in their respective currencies, totaled USD 793 million + EUR 107 million + GBP 33 million and also contributed directly to the reduction in currency exposure. In both cases, the unrealized result for foreign exchange rate variation was booked to other results.

As of December 31, 2013, the company’s net debt was R$ 6.8 billion, 3.4% less than reported for December 31, 2012, resulting in a net debt to adjusted EBITDA ratio (last twelve months)  of 1.87 times.

Debt

Debt - R$ Million		12/31/2013		12/31/2012
	Current	Non-Current	Total	Total	CH. %

Local Currency	(2,415)	(1,657)	(4,073)	(3,890)	5
Foreign Currency	(638)	(5,827)	(6,466)	(5,882)	10
Gross Debt	(3,053)	(7,485)	(10,538)	(9,772)	8
Cash Investments
Local Currency	935	155	1,091	1,209	(10)
Foreign Currency	2,663	-	2,663	1,545	72
Total Cash Investments	3,598	155	3,754	2,753	36
Net Accounting Debt	545	(7,329)	(6,784)	(7,018)	(3)
Exchange Rate Exposure - US$ Million			(87)	(412)	(79)

Trend in Net Debt/ Adjusted EBITDA

Quarterly Evolution

Free Cash Flow Generation

Free cash flow (EBITDA – Variation of the Financial Cycle – Capex) in 4Q13 was R$ 578.2 million against R$ 197.9 million generated in 4Q12 (R$ 518.2 million in 3Q13). This increase reflects the operational improvement in the period, greater efficiency in working capital and Capex. In 2013, free cash flow totaled R$ 1.5 billion against R$ 115.0 million in the preceding fiscal year.

The Company has been working on the optimization of working capital resulting from the improvement in the financial cycle of 56 days in December 2012, representing 14.5% of Net Operating Revenue to 49.5 days in 2013, representing 13% of NOR.

The outlook for 2014 is for Capex levels to be maintained and an additional improvement in the management of accounts payable/receivable and inventory.

FCF (EBITDA – Working Capital Cicle – CAPEX)

Equity Income Result

The equity income result from the participation in the result of affiliates and subsidiaries (Joint Ventures) in 2013 accounted for a gain of R$ 13.3 million against a gain of R$ 22.4 million in the preceding fiscal year. This represents a reduction of R$ 9.1 million principally due to the result of the affiliate, Federal Foods.

Income Tax and Social Contribution

The result of income tax and social contribution in 2013 totaled R$ 145.3 million against a revenue of R$ 24.6 million in 2012, this representing a negative effective tax rate of 12.0% and a positive effective tax rate of 3.3%, respectively. Key factors leading the company to show an effective tax rate lower than the nominal rate are related to tax credits accruing from the payout of interest on capital, subsidies granted on investments as well as benefits relating to foreign exchange variation on overseas investments.

Participation of non-controlling shareholders

The result attributed in the quarter to non-controlling shareholders of subsidiaries in Argentina, the Middle East and Europe, represented revenue of R$ 235 thousand against an expense of R$ 5.1 million in the same quarter of the previous fiscal year. For 2013 as a whole, the result registered a negative R$ 4.4 million against a negative R$ 7.4 million in the preceding fiscal year.

Net Income and Net Margin

For fiscal year 2013, BRF’s net income was R$ 1.1 billion, 38.0% more than registered in 2012. Net margin was 3.5% against 2.7% in 2012. This reflects the better trading environment for the company’s exports together with the pass-through of costs to domestic market prices, thus offsetting the pressures on gross margin despite weaker demand.

Year Ended December 31, 2012 Compared with Year Ended December 31, 2011

The following provides a comparison of our results of operations for the year ended December 31, 2012 against our results of operations for the year ended December 31, 2011, based on our consolidated financial statements prepared in accordance with IFRS, as issued by the IASB. From the year 2011, BRF included a more open market segmentation.

Net Sales

Our net sales increased by R$2,811.2 million, or 10.9%, to R$28,517.4 million in 2012 from R$25,706.2 million in 2011, primarily due to organic growth, the incorporation of companies acquired in Argentina, especially Quickfood, and an expanded portfolio due to the launch of various products and categories designed to minimize the impact of asset transfers in the third quarter of 2012 in accordance with the TCD, the agreement signed with the CADE.

Domestic Market

Net sales increased by R$989 million, or 8.5%, to R$12,619 million in 2012 from R$11,630 million in 2011.  In 2012, 58 innovation projects were developed, leading to the launch of 99 new products in the domestic market and accounting for 8.5% of total domestic sales revenue for the year. Among the new product launches were (1) under the Sadia  brand, pork sausage, pizzas, lasagnas, beef cuts, processed products and ready-to-eat dishes, (2) under the Perdigão  brand name, the Sanduba  and Meu Menu line, specialty meats and frozen products and (3) margarines with the re-launch of the Claybon  brand.

The principal challenge to BRF’s domestic operations in 2012 was to mitigate or minimize the impact of asset sales and the suspension of brands both from the operational point of view as well as from that of restoring the scale of the business. There were other challenges as well: the spike in grain prices and the associated impact on the cost of production, and the oversupply of finished products due to problems in the export market, including Russian restrictions on imports of pork meat for protectionist reasons and excess inventory in Japan.

Between asset sales and suspended brands, there was a reduction of a third by volume in the domestic market.  We achieved our objective of minimizing this impact, with growth of 9% on revenues for the fourth quarter of 2012 compared with 2011, despite ceding of R$850 million in quarterly sales with respect to our commitment under the TCD agreement. We adopted a strategy of using the Sadia  brand to recover the scale lost as a result of the suspension of some of the categories under the Perdigão  brand, and using the latter to innovate in other categories or in new ones where there was no restriction.

There were also some important launches of convenience foods, with the Assa Fácil line and new festive line products. Using spare capacity at the Dánica plant in Argentina, we launched Perdigão  mayonnaise in the retail market. These options seek to track trends in convenience foods to meet the demand for health-related products with brands aligned with a balanced life style.

Besides an  8.5% increase in revenues, volumes decreased 1.1% and average prices were 9.7% higher against an increase of 16.3% in average costs, reflecting operating profits of R$1.0 billion in this segment, a 16.9% decrease, with an operating margin of 8.0% in 2012 compared with 10.7% in 2011.

Three strategic initiatives have been established for domestic market business in 2013, the first full year as a completely unified operation: identify the role and positioning of each category in the market; establish strategies for each brand; and effectively capture synergies through the increase in productivity and efficiency at low cost. We believe will be possible thanks to the seamless operation of a single company using distribution centers operating all the brands and deliveries being realized in a single vehicle.

The following table provides a breakdown of changes in net sales and sales volume in the domestic market.

DOMESTIC MARKET	2012	2011	% change	2012	2011	% change
	(thousand tons)			(R$ million)

In natura meat:
Poultry	329	251	31.1	1,351	1,112	21.5
Pork/beef	134	128	4.7	911	774	17.7
Total in natura meat	463	379	22.2	2,262	1,886	19.9
Processed foods	1,643	1,810	(9.2)	9,462	9,188	3.0
Other sales	456	402	13.4	894	555	61.1
Total	2,562	2,591	(1.1)	12,618	11,629	8.5

Export Markets

Net sales to our export markets increased R$1,533 million, or 15.2%, to R$11,626 million in 2012 from R$10,093 million in 2011, primarily due to 9.6% higher volume, totaling 2.5 million tons. Average prices showed a gradual recovery as supply adjusted to demand in the leading markets, rising by 4.9% in local currency terms. However, this proved insufficient for a total recovery in operating margins, which declined from 5.5% to 1.5% for the year due to the 8.8% increase in production costs, principally driven by significant increases in the main raw materials and the prevailing conditions in our principal markets

The following table provides a breakdown of changes in net sales and sales volumes in our export markets.

EXPORT MARKETS	2012	2011	% change	2012	2011	% change
	(thousand tons)			(R$ million)

In natura meat:
Poultry	1,795	1,624	10.5	7,569	6,572	15.2
Pork/beef	307	258	19.0	1,867	1,554	20.1
Total in natura meat	2,102	1,882	11.7	9,436	8,126	16.1
Processed foods	372	342	8.8	2,182	1,925	13.4
Other sales	9	40	(77.5)	8	42	(81.0)
Total	2,483	2,264	9.7	11,626	10,093	15.2

Export operations reflected the international situation, characterized by excess inventory in the Middle East, Japan and Russia and by the sharp rise in grain prices, creating worldwide oversupply and squeezing our margins, albeit with some recovery in sales, prices and profitability in the last quarter of the year.

During the year, we recorded progress in our international operations based on our four key pillars of brand, portfolio, advances in distribution logistics and local production. The following initiatives are of note:

Argentina – We initiated a process of consolidation and capture of synergies of five companies through their concentration in a single subsidiary to be called BRF Argentina, with nine plants and 22 chilled and frozen distribution centers. Such process has been accelerated since June, when we took full control of Quickfood, the leader in the hamburger market with the Paty brand, pursuant to the agreement with Marfrig.  We estimate that our integrated operations in the Argentine market represent over R$1 billion in sales per year.

Company                       Activity

Avex	Slaughter and sale of whole chicken and chicken parts.
Dánica	Leader in margarines, vice leader in sauces, manufacturer of pasta and cooking oil. Has two plants and 22 distribution centers.
Levino Zaccardi	Exports cheeses to Brazil. Has one plant.
Quickfood	Leader in hamburgers with the Paty brand. Has four plants.
Sadia Argentina	Imports foodstuffs from Brazil.

Middle East – We began work on the construction of a processed foods plant in Abu Dhabi (United Arab Emirates) with the inauguration scheduled for 2013. Our first plant to be constructed outside Brazil, the unit will have a capacity to produce approximately 80 thousand tons per year of breaded products, hamburgers, pizzas and specialty meat products. We also acquired a 49% stake in Federal Foods, a company that for more than 20 years has distributed products under the Sadia brand name in the region. The company has six branches in the United Arab Emirates and one in Qatar, serving two thousand points of sale. The company also distributes products using the Hilal and Perdix brands.

Europe – A new high productivity line was installed at Plusfood with technological improvements and a 75% expansion in production capacity to 20 thousand tons annually of breaded, cooked and grilled chicken products as well as hamburgers and other items.

China – We organized a company with DCH for the distribution of products using the Sadia brand to the retailing and food services segments in Hong Kong and Macau. The joint venture is responsible for our BRF’s businesses in the Chinese market, including the Perdix brand and all our operations, for which DCH’s existing storage, sales and distribution infrastructure will be used. During the year, we initiated feasibility studies for building a processing plant in China using raw material imported from Brazil or acquired locally.

Africa – Sadia-branded products, previously sold to trading companies and wholesalers, were substituted by the Perdix brand.  The Sadia brand will be re-launched in 15 countries in Africa in 2013 with the focus on retailing and food services and a new portfolio to include breaded products, pastas, frankfurters and hamburgers.

We launched more than 219 products in the international market during the year. In Europe, one innovation was the launch in August of the Chixxs line of breaded products with specific flavors (Indian, Mexican, Italian).

A new international marketing strategy is designed to position Sadia as a premium brand. The new concept evaluated in 22 countries and by more than seven thousand people presents a single visual identity but with regionalization of packaging and communication through colors and images.

During the year, we recorded the following performance in revenues and volumes in our primary markets, comparing 2012 with 2011:

Main Markets	Revenues	Volumes

Middle East	28.8%	13.1%
Far East	4.4%	1.2%
Europe	2.0%	1.8%
Eurasia	38.7%	32.8%
South America	29.5%	37.2%
Africa	10.2%	-1.3%

Dairy Products

Net sales increased by R$175.3 million, or 6.9%, to R$2,714 million in 2012 from R$2,539 million in 2011, primarily due to 7.7% higher average prices, while volumes were 0.7% down and average costs rose 7.6%. Operating margins improved from (1.0)% in 2011 to approximately zero in 2012.

The table below shows the comparative composition between net revenues and volumes sold in the dairy segment:

DAIRY PRODUCTS	2012	2011	% change	2012	2011	% change
	(thousand tons)			(R$ million)

Dry division	762	834	-8.6	1,636	1,706	-4.1
Fresh and frozen division	216	236	-8.5	1,018	833	22.2
Other sales	85	––	––	60	––	––
Total	1,063	1,070	-0.7	2,714	2,539	6.9

During the year of 2012, we repositioned the Batavo and Elegê brands, investing in new packaging to communicate the new concepts of the product lines in a more efficient way. Another initiative which gained traction was the “Cheese you ask for by the brand, and it’s Sadia” (Queijo se pede pela marca, e é Sadia) marketing campaign. The objective was to reinforce our presence, expanding our market share of higher value-added products, such as processed and refrigerated items. We ended 2012 as the third largest dairy products manufacturer in Brazil with a 10.5% share of domestic business in the segment.

In line with our Mundo Batavo brand guidelines, the brand adopted the “Thinking about your nature” (Pensado para sua natureza) signature. This tag line is printed on the packages and conveys the concept of a sustainable waste-free world with attributes of wellbeing, balance and nature, proposing solutions for modern life. The Pense Zero line added functional products to the yogurts line such as Bio Fibras. With the launch of the Pedaços line (with fruit chunks), a yogurt with up to ten times more fruit than similar products in the market, the brand reported growth of 3.3 percentage points by volume in the cups category between April and November, according to Nielsen.

With the Elegê brand, restyled packaging helps disseminate the new brand slogan: One gesture, two smiles (Um gesto dois sorrisos). On the back of the packages are stories of affection, and on the side, there is space where consumers can leave messages. Already the market leader in various categories in the states of Rio Grande do Sul and Rio de Janeiro, we are now seeking to expand and strengthen the brand’s footprint throughout the country. For example, the strategy includes the launch of products customized to habits of the northeast region such as milk-based drinks in sachets.

The major challenge in 2012 was to fully integrate the dairy products business into our operational structure. The capture of synergies will benefit productions and we believe this process should be complete by the end of 2014, involving distribution centers; sales, technical and management teams; definition of the optimum size of the business prioritizing results; improving execution; and growth in a sustainable manner.

We have adopted these guidelines in remodeling our plants. In 2012, 11 units of the dairy products business underwent expansion and modernization with an increase in the number of shifts and the hiring of additional labor. More than R$30 million was invested in the cheese plant in Itumbiara, State of Goiás, which is now producing a thousand tons per month. Building began on a modern factory in Barra do Piraí in the State of Rio de Janeiro with a capacity of 15 million liters per month for efficiently meeting demand from one of the largest markets for fluid milk in Brazil at lower cost.

We also signed a joint venture with Carbery to improve the processing of whey protein ingredients, a byproduct of cheese manufacture, using the Irish group’s technology. The agreement involves a shared investment of U.S.$50 million for the construction of a production unit, which is scheduled to begin operations in 2014.

Food Services

Net sales increased by R$114.1 million, or 7.9%, to R$1,558 million in 2012 from R$1,444 million in 2011, with volumes 0.9% higher and operating margins of 10.6% compared to 15.1% in 2011 and R$164.7 million in operating results, a 24.3% decline in relation to the year 2011.

FOOD SERVICE	2012	2011	% var.	2012	2011	% var.
	(thousand tons)			(R$ million)

Total	230	228	0,9	1.558	1.444	7,9

Cost of Sales

Cost of sales rose 15.8% compared to 2011 to R$22,064 million from R$19,047 million, increasing proportionally greater than sales revenue, squeezing margins during the year. The principal impacts on costs of products sold were: (1) the significant increase in the cost of the principal raw materials – corn and soybeans – due to failure in the American grain crop; (2) readjustments in the industry as a whole as a result of collective wage bargaining; (3) an increase in items restated against the foreign exchange rate such as packaging, freight and vitamins; (4) a temporary spike in  production costs due to the transfer of certain brands of our company with the implementation of the TCD process.

Gross Profit

Gross Profit amounted to R$6,454 million from R$6,659 million, a 3.1% decrease for the year, with a gross margin 3.3 percentage points lower than reported for 2011, declining from 25.9% to 22.6%. In spite of the positive commercial performance in sales, margins remained under pressure from rising costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 10.4% to R$4,706 million in 2012 from R$4,264 million in 2011.  Thanks to efforts to reduce overall expenses, we were able to maintain operating expenses at the same level as 2011 at 16.5%. Selling expenses growth 12.5%, reflecting the growth of variable expenses due to: (1) investments in the development of new lines and products (innovation), product launches and marketing campaigns; (2) increased operations in our logistics chain, which was also significantly impacted by the TCD process (transfer of assets and repositioning of the portfolio and distribution channels); and (3) port and truck driver strikes. Administrative expenses and fees fell 8.9% due to the simplification of the administrative structure of the relationship between BRF and its subsidiaries and the lower disbursements of consultancy fees.  In 2011, there were significant payments to consultancies advising the Company in its negotiations with Cade for approving the merger with Sadia.

Other Operating Expenses

The Other Operating Expenses line presented an increase of 10,9%, to R$ 446.6 million in 2012 against R$ 402.7 million in 2011. That impact is due to costs associated with the pre-operational phase of new industrial units, insurance claims, provisions for tax risks and the results of TCD-related divestments, reversals of provisions, recovery of expenses and leasing from third parties.  Profit sharing expenses are also booked under this item and reported a decline as a reflection of our operating results.

Operating Income and Margin

Considering the above explanations, Operating income before financial expenses decreased 30.6% to R$1,388.9 million in 2012 from R$2,001.1 million in 2011.  In the light of the above factors, our operating margin decreased to 4.9% of net sales compared to 7.8% in 2011. The 2.9 percentage point decrease is due to a combination of factors during the year of a one-off nature such as inflated inventories in the Japanese market; pressure on variable commercial costs and expenses; and extraordinary expenses due to the transitory process of transferring assets in accordance with the provisions of the TCD.

The table below sets forth our operating income on a segment basis:

	Operating Income by Segment
	2012	2011	Change 2012-2011
	(in millions of reais)		(%)
Domestic market	1,014.9	1,249.4	(18.8)
Export markets	150.4	558.8	(73.1)
Dairy products	(6.6)	(24.7)	(73.3)
Food service	164.7	217.6	(24.3)
Total	1,323.4	2,001.1	(33.9)

Financial Result

Net financial expenses totaled R$570.6 million from R$479.5 million, a 19.0% increase, especially due to higher debt levels as a result of the currency effect and the need to allocate cash to support investments in capital expendituresand working capital, the result of reduced cash generation in the period.

In the light of the high level of exports, we conduct transactions with the specific purpose of currency hedging. In accordance with hedge accounting standards (CPC 38 and IAS 39), we use financial derivatives (for example, non-deliverable forwards) and non-derivative financial instruments (for example, foreign currency debt) for hedging purposes and to eliminate the related unrealized foreign exchange rate variations from the income statement (under the Financial Expenses line).

The use of non-derivative financial instruments to cover foreign exchange exposures continues to permit a significant reduction in the net currency exposure in the balance sheet, resulting in substantial benefits through the matching of currency liability flows with export shipments and therefore contributing to a reduction in the volatility of our financial results.

On December 31, 2012, the non-financial derivative instruments designated as hedge accounting for foreign exchange exposures amounted to U.S.$614 million, with a proportional reduction in book currency exposure of the same value. In addition, the financial derivative instruments designated as hedge accounting in the form of cash flow hedges for coverage of highly probable exports totaled U.S.$1,007 million + €197 million + £53.4 million and also contributed directly to the reduction in currency exposure. In both cases, the unrealized result for foreign exchange rate variation was booked to shareholders’ equity avoiding an impact on financial expenses.

Income Tax and Social Contribution

Income tax and social contribution totaled a positive R$2.4 million in the year compared to negative R$156.5 million reported in 2011 due to the differences in tax rates on the results of overseas subsidiaries and foreign exchange variations on overseas investments. This decline is a combination of reductions due to the results of the overseas subsidiaries and payment of interest on equity before the provision for tax losses as a result of the incorporation of Sadia recorded in 2011.

Participation of Non-Controlling Shareholders

The result of negative R$7.4 million negative compared to R$2.3 million in 2011 reflects the consolidation of results of the subsidiaries acquired in Argentina through Avex and, as from the third quarter of 2012, the incorporation of the results of Quickfood and those of the Al Wafi and Plusfood subsidiaries, among others.

 Resultado Líquido e Margem Líquida

In the light of the foregoing, net income was R$770.0 million in 2012 compared to R$1,367.4 million with a net margin of 2.7%, a decline of 43.7% compared with 2011 due to the squeeze on margins during the year from production costs, which reported a proportionally greater increase than revenues.

Year Ended December 31, 2011 Compared with Year Ended December 31, 2010

The following provides a comparison of our results of operations for the year ended December 31, 2011 against our results of operations for the year ended December 31, 2010, based on our consolidated financial statements prepared in accordance with IFRS.

Net Sales

Our net sales increased by R$3,024 million, or 13.3%, to R$25,706 million in 2011 from R$22,681 million in 2010, primarily due to increased performance in our domestic market and food services segments.

Domestic Market

Net sales increased by R$1,453 million, or 14.3%, to R$11,630 million in 2011 from R$10,177 million in 2010, primarily due to increases in net sales of both in natura and processed meat and, to a lesser degree, increases in net sales of other processed products.  These increases were achieved in spite of despite lower consumption rates in our domestic market generally compared to 2010.

Over the long term, we continue to believe that demand in the domestic market will stimulated by an increase in real incomes in Brazil. For the products we sell in our domestic market, we have generally given higher priority to profit margins over market share.

The following table provides a breakdown of changes in net sales and sales volume in the domestic market.

	Net Sales			Sales Volumes
	2011	2010	Change 2011-2010	2011	2010	Change 2011-2010
	(in millions of reais, unless otherwise specified)		(%)	(in thousands of tons, unless otherwise specified)		(%)
Domestic Market
Meat:
In natura:
Poultry	1,112	933	19.2	251	232	8.2
Pork/Beef	774	699	10.7	128	118	8.5
Total meat (in natura)	1,887	1,632	15.6	379	350	8.3
Processed meat	7,145	6,020	18.7	1,381	1,314	5.1
Total meat	9,032	7,652	18.0	1,760	1,664	5.8
Other processed	2,043	1,996	2.4	429	446	(3.8)
Other	555	529	4.9	440	389	13.1
Total	11,630	10,177	14.3	2,629	2,499	5.2
Total processed meat & other processed	9,188	8,017	14.6	1,810	1,760	2.8
Total processed products as a % of net sales	79.0%	79.0%	—	69.0%	70.0%	—

Meat – Domestic net sales from meat increased R$1,380 million, or 18.0%, to R$9,032 million in 2011 from R$7,652 million in 2010, primarily due to increased net sales of in natura poultry, processed meats and in natura pork and beef.  Net sales of meat increased due to higher average selling prices, a more favorable mix of products and growth in sales volumes, which increased 5.8% to 1.76 million tons in 2011 from 1.67 million tons in 2010.

Other Processed Products - Domestic net sales from other processed products increased R$47 million, or 2.4%, to R$2,043million in 2011 from R$1,996 million in 2010, primarily due to the successful sales performance of our frozen products and the expansion of both the Sadia product line under the Escondidinho label and the Perdigão Meu Menu line, as described below. Sales volumes decreased 3.8% to 429 million tons in 2011 from 446 million tons in 2010.

In 2010, we introduced Sadia’s Escondidinho line, which is inspired by traditional recipes of Brazilian cuisine and targeted at the family market, and our Meu Menu line, a line of ready-to-eat/cook, frozen and individual dishes for consumers living alone. Overall, our market share in 2011 increased for these products throughout Brazil, resulting in increased sales and positive consumer reception.

Other Products – Other products include soybeans, animal feed and other products. Domestic net sales of other products increased R$26 million, or 4.9%, to R$555 million in 2011 from R$529 million in 2010. Sales volumes increased 13.2% to 440 thousand tons in 2011 from 389 thousand tons in 2010.

Export Markets

Net sales to our export markets increased R$1,108 million, or 12.3%, to R$10,093 million in 2011 from R$8,985 million in 2010, primarily due to increased net sales of in natura poultry and, to a lesser degree, increased net sales of processed meats, other processed products and in natura pork and beef.  These increases occurred primarily due to our strategy of prioritizing wider margins on our products. Sales volumes decreased 1.0% in 2011 to 2.22 million tons from 2.24 million tons in 2010 and decreased in each category except other processed products.

Our sales volumes were affected by factors such as fluctuations in exchange rates, the economic crisis in Europe, the Russian ban on Brazilian meat imports beginning in 2011 and other factors.  One of our significant focuses in 2011 was redirecting production that would have been sold in Russia and seeking to minimize the effect on volumes.  Some markets such as Europe (in spite of the economic crisis), Japan, China and Singapore helped drive positive performance. However, the Middle East, including Egypt (which was affected by the “Arab Spring” popular uprisings) and Iraq, reported a weaker business climate.  Our European Plusfood division produced results above forecast, reflecting strategic changes in our client and product portfolios and the modernization of our industrial unit in The Netherlands.  In recent years, our Plusfood division, with units in The Netherlands and the United Kingdom, has been instrumental to our strategy in Europe by manufacturing items destined for the European market.

In accordance with the guidelines provided by CADE, we have integrated international sales following our business combination with Sadia, which has enabled us to achieve synergies and economies of scale and improve the management of our product portfolio. Sadia has become a premium brand focused on added value and innovation. Perdix is positioned as a mainstream high-end brand, dedicated to the sale of large volumes and products designed to local demand. Borella, Halal, Fazenda and others have been maintained as brands that compete with local overseas food product industries.

The following table provides a breakdown of changes in net sales and sales volumes in our export markets.

	Net Sales			Sales Volumes
	2011	2010	Change 2011-2010	2011	2010	Change 2011-2010
Export Markets	(in millions of reais, unless otherwise specified)		(%)	(thousand tons, unless otherwise specified)		(%)
Meat:
In natura:
Poultry	6,572	5,724	14.8	1,582	1,594	(0.8)
Pork/Beef	1,554	1,513	2.7	258	281	(8.2)
Total meat (in natura)	8,126	7,238	12.3	1,840	1,875	(1.9)
Processed meat	1,750	1,652	5.9	313	345	(9.3)
Total meat	9,876	8,890	11.1	2,153	2,220	(3.0)
Other processed	175	91	92.3	24	18	33.3
Other	42	4	—	40	6	—
Total	10,093	8,985	12.3	2,217	2,244	(1.2)
Total of processed meat, other dairy products and other processed	1,925	1,743	10.4	337	363	(7.2)
Total processed products as a percentage of net sales	19.0%	19.0%	—	15.0%	16.0%	—

Meats – Export net sales from meat products increased R$986 million, or 11.1%, to R$9,876 million in 2011 from R$8,890 million in 2010, primarily due to increased net sales of in natura poultry and, to a lesser degree, increased net sales of processed meats, other processed products and in natura pork and beef, driven by recovery of demand for those products in our principal export markets.  Sales volumes decreased 3.0% to 2.15 million tons in 2011 from 2.22 million tons in 2010, primarily due to decreases in sales volumes of in natura pork and beef, processed meats and, to a lesser degree, in natura poultry.  Average prices in U.S. dollars FOB (Free on Board), were 5.0% higher relative to average prices in 2010. However, the depreciation of the real in relation to the U.S. dollar led to a higher increase in average selling prices in real terms of 13.7%.

Other Processed Products – Export net sales from other processed products increased R$84 million, or 92.3%, to R$175 million in 2011 from R$91 million in 2010, primarily due to a 28.0% increase in sales volumes and a 51.0% increase in average selling prices.

Other Products – Other products include soybeans, animal feed, and other products. Export net sales of other products increased R$38 million to R$42 million in 2011 from R$4 million in 2010, primarily due to an increase in the average selling prices of soybean products.

We reported the following performance in our main overseas markets:

Far East – While the Japanese market performed well throughout the first half of 2011, pressure arose to reduce prices in the final quarter due to high levels of inventories of local producers. Despite the activity in the final quarter, the Japanese market reported an overall improvement in both volumes and revenues in 2011, with 4.0% and 20.1% growth, respectively. We expect that margins will continue to be narrowed in the Japanese market until local inventories adjust to demand.

Eurasia – In 2011, demand from Russia weakened as a result of a ban on imports from Brazilian exporting plants, resulting in reduced revenues and sales volumes of 26.6% and 31.5%, respectively. Despite the ban in Russia, sales volumes to Ukraine during this period increased, alleviating some of the negative impact resulting from the Russian ban.

Europe – The economic crisis in some European countries, such as Greece, Italy and Portugal, has weakened their domestic economies, causing instability in 2011. However, in spite of these difficulties, net sales to the region increased 8.1% during the period. Sales volumes decreased during this period 9.2%, primarily due to our switch in strategic focus to higher value added products, particularly those produced at our Plusfood division, which expanded its portfolio, and away from a focus on increasing local productive capacity.

Middle East – In 2011, net sales in the Middle East increased 5.7% and sales volumes remained stable. Margins were narrowed, however, on specific products with heightened popularity in this market (such as chicken grillers) during the second half of the year. Marketing efforts in this region focused on the religious period of Ramadan to encourage customer loyalty to the Sadia brand and widen margins on in natura products. We aims to add value in the region by building a new industrial unit in the United Arab Emirates, which will focus on the production of processed products.

South America – In 2011, markets in South America experienced an increase in net sales of 55.2% and an increase in sales volumes of 14.8%. Our business benefitted positively from the acquisitions of Avex and Flora Dánica in the fourth quarter of 2011 in Argentina.  Demand for our existing products increased as well.

Africa and other countries – Our net sales increased in the African market 32.7% in 2011, with a 51.7% growth in certain strategic countries. We believe this region presents a growth opportunity for our products, especially in countries such as Algeria, Tunisia, Egypt, Morocco, Mozambique, South Africa and Namibia, as well as Angola. We continue to pursue and improve relationships with distributors in these regions for continued growth in the future.

Dairy Products

Net sales increased by R$227million, or 9.8%, to R$2,539million in 2011 from R$2,312 million in 2010, primarily due to an improved product mix.  The following table provides a breakdown of changes in net sales and sales volume of dairy products.

	Net Sales			Sales Volumes
	2011	2010	Change 2011-2010	2011	2010	Change 2011-2010
	(in millions of reais, unless otherwise specified)		(%)	(in thousands of tons, unless otherwise specified)		(%)
Dairy Products:
Milk	1,720	1,586	9.0	861	873	(1.0)
Other dairy products..	818	716	13.0	209	209	(1.0)
Total dairy products....	2,539	2,312	10.0	1,071	1,078	2.0

As noted above, net sales from dairy products increased 9.8% to R$2,539million in 2011 from R$2,312million in 2010, primarily due to an improved product mix.  Sales volumes decreased for both milk and other dairy products, primarily due to our strategic focus on higher value-added products to mitigate the effects of higher costs of the primary raw material, milk.  However, average selling prices increased 10.6% due to the improvements in product mix.

The great majority of our net sales of dairy products are in the domestic market, although we seek to develop our net sales in our export markets.  Of our total net sales of dairy products, R$5.4 million were from sales to our export markets in 2011, compared to R$19.8 million in 2010, primarily because lower average selling prices in our export markets caused us to redirect products to our domestic market.

Food Services

Net sales increased by R$237 million, or 19.7%, to R$1,444 million in 2011 from R$1,207 million in 2010, largely because of an increase in consumption of food away from home by Brazilians, increases in nationwide purchasing power (primarily due to increases among the middle class) and expansions in food service chains needed to populate the growing number of shopping malls built in urban as well as more rural areas.  We believe our food service segment performed better than the market average during 2011.  We believe that our management model contributed to our revenues and profitability in this segment, as we endeavored to adopt the best practices of Sadia and Perdigão following our business combination with Sadia.  In addition, we have focused on increasing the added value of our products, particularly in our positioning with global accounts, such as in the delivery of beef and an improved focus on providing dedicated services and marketing to the segment.  The following table provides a breakdown of changes in net sales and sales volume to the food service segment.

	Net Sales			Sales Volumes
	2011	2010	Change 2011-2010	2011	2010	Change 2011-2010
	(in millions of reais, unless otherwise specified)		(%)	(thousand tons, unless otherwise specified)		(%)
Food Service
Poultry	301.3	228.4	31.9	99	69	44.0
Pork/Beef	166.7	193.4	(13.8)	18	27	32.0
Processed meat	884.6	755.2	17.1	141	135	5.0
Other processed	91.8	30.1	205.0	15	9	77.0
Food service	1,444	1,207	19.7	275	240	15.0

Our food service customers include fast food chains, restaurants, hotels and the institutional market.  Food service is one of our strategic growth segments. As indicated above, we believe the food service market is benefitting from a change in the eating habits of the Brazilian population due to income growth and low unemployment rates.  The food service segment is an important expansion strategy for our company, and we believe that our customer service capabilities can provide a competitive advantage against our peers.  Our decision in 2011 to begin to report our food service sales as a separate segment reflects the importance of these sales to our strategy.

The majority of our net sales in the food service market occur in Brazil, although we are increasing our food service sales outside Brazil.  Of our total net sales of dairy products, R$188.4 million were from sales outside Brazil in 2011, compared to R$161.0 million in 2010.

Cost of Sales

Cost of sales increased 12.4% to R$19,047 million in 2011 from R$16,951 million in 2010. As a percentage of net sales, cost of sales decreased to 74.1% in 2011 from 74.7% in 2010, primarily due to synergies as a result of our business combination with Sadia. This decrease in cost of sales as a percentage of net sales permitted an increase in our gross margin, as described below, in spite of upward pressure on prices and a generally volatile price environment for our principal raw materials, including breeding stock, corn and soybeans.  In our dairy products segment, a spike in sugar costs and continued upward pressure on milk prices paid to milk producers increased our cost of sales for that segment.

Gross Profit

Gross profits increased 16.2% to R$6,659 million in 2011 from R$5,730 million in 2010. The remaining amount is due to a gradual recovery in performance following the global financial crisis.  Our gross profit was 25.9% of net sales in 2011, compared to 25.3% in 2010.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 10.6% to R$4,264 million in 2011 from R$3,856 million in 2010, primarily due to investments in new IT systems as well as payments in connection with consultants engaged on matters relating to our business combination with Sadia.  As a percentage of net sales, selling, general and administrative expenses increased to 25.8% in 2011 from 17.0% in 2010.

Other Operating Expenses

Other operating expenses increased 2.2% to R$402.7 million in 2011 from R$393.9 million in 2010, largely due to costs associated with the pre-operational phase of new industrial units, damages in connection with losses and provisions for tax and civil litigation. Other operating expenses also include income from the reversal of provisions, recovery of expenses, benefit plans and insurance claims as well as participations in profits.

Operating Income and Margin

Operating income before financial expenses (income) increased to R$2,001.0 million in 2011 from R$1,484.6 million in 2010, primarily due to the improvement in general business performance.  Our operating margin (operating income as a percentage of net sales) was 7.8% in 2011 compared to 6.5% in 2010.  However, our operating margin decreased to 7.2% in the fourth quarter of 2011 compared to the fourth quarter of 2010 due to pressures from increased costs of our principal raw materials and the increase in operating expenses described above.

The table below sets forth our operating income on a segment basis:

	Operating Income by Segment
	2011	2010	Change 2011-2010
	(in millions of reais)		(%)

Domestic market	1,249.4	1,035.8	20.6
Export markets	558.8	319.1	75.1
Dairy products	(24.7)	(14.5)	70.3
Food service	217.7	144.2	51.0
Total	2,001.1	1,484.6	34.8

In the fourth quarter of 2011, we continued to see challenges in certain of our segments.  For example, although our revenues from sales to our export markets was 16.9% higher in the fourth quarter of 2011 compared to the fourth quarter of 2010, our operating margin from sales to our export markets were 1.2% in the fourth quarter of 2011 compared to 5.5% in the fourth quarter of 2010.  In our dairy products segment, our net sales increased 4.7% in the fourth quarter of 2011 compared to the fourth quarter of 2010, but our operating margin from dairy products were 2.3% lower in the fourth quarter of 2011 compared to the fourth quarter of 2010.  Overall, operating margins in the fourth quarter of 2011 still increased 5.8% compared to the fourth quarter of 2010.

Financial Result

We recorded net financial expenses of R$479.5 million in 2011, compared to R$483.1 million in 2010. This difference is principally due to exchange rate variations. We believe that we mitigated adverse effects on our financial expenses through risk management and our hedging accounting policies.

Our net debt (total debt minus cash and cash equivalents and marketable securities) as of December 31, 2011 was 48.7% higher than our net debt as of December 31, 2010, primarily due to cash allocations to investments in capital expenditures as well as acquisitions made during the period (rather than allocating that cash to repayment of debt or retaining it on our balance sheet).

Significant reductions in net currency exposure have been possible through the use of financial derivatives and non-derivative instruments in line with our hedge accounting policy.  Our financial derivatives include non-deliverable forwards (NDFs), and our non-financial derivatives include incurring foreign currency debt.  We have also achieved benefits from matching foreign-currency liabilities with export shipments, thereby reducing the volatility of our financial expenses on a monthly basis.

Income Tax and Social Contribution

Income tax and social contribution decreased 20.3% to R$156.5 million in 2011 from R$196.5 million in 2010, primarily due to differences in tax rates on foreign earnings and exchange rate variations on overseas investments.  Our income tax and social contribution includes a R$215.2 million provision we recorded in the fourth quarter of 2011, based on our management’s best estimates, relating to income tax and social contribution losses that we did not expect to be able to use following the merger of Sadia into BRF on December 31, 2012.

Net Income

For the reasons described above, net income increased 70.1% to R$1,367 million from R$804.9 million in 2010.

10.3. Events with significant effects occurred and expected, in the financial statements

a)    addition or elimination of segment information

Not applicable, there was not any introduction or disposal of operating segment.

b)   constitution, acquisition or disposal of equity interest

On November 11, 2013, the Company acquired 33.33% equity interest of the company PP-BIO, which has three (03) stockholders, including Sarfaty Empreendimentos S.A., Aeromatta Participações S.A. and Brasil Máquinas e Equipamentos Pesados S.A.

The PP-BIO is a company which is aimed at to manage own assets, including one (01) EBM-500 PHENOM 100 - VL 500 aircraft, 2011 - YEAR OF MANUFACTURE, SERIAL # 50000227, LOG PP-BIO, DESCRIPTION 2185446, MANUFACTURER EMBRAER, aiming at their shared use among stockholders of the Company.

The PP-BIO is an investment in associated company in which the Company exercises significant influence, which is the power to participate in decisions on the financial and operating policies of the investee, but without any individual or joint control of those policies.

c)    unusual events or transactions

The Company did not participate in events or operations unusual.

d)   addition or elimination of segment information

Not applicable, there was not any introduction or disposal of operating segment.

e)   constitution, acquisition or disposal of equity interest

On November 11, 2013, the Company acquired 33.33% equity interest of the company PP-BIO, which has three (03) stockholders, including Sarfaty Empreendimentos S.A., Aeromatta Participações S.A. and Brasil Máquinas e Equipamentos Pesados S.A.

The PP-BIO is a company which is aimed at to manage own assets, including one (01) EBM-500 PHENOM 100 - VL 500 aircraft, 2011 - YEAR OF MANUFACTURE, SERIAL # 50000227, LOG PP-BIO, DESCRIPTION 2185446, MANUFACTURER EMBRAER, aiming at their shared use among stockholders of the Company.

The PP-BIO is an investment in associated company in which the Company exercises significant influence, which is the power to participate in decisions on the financial and operating policies of the investee, but without any individual or joint control of those policies.

f)     unusual events or transactions

The Company did not participate in events or operations unusual.

10.4. Executive boards comments on:

a. significant changes in accounting practices

During the year ended December 31, 2013, there were no significant changes in accounting practices issued by the Brazilian Securities Commission (“CVM”) and the pronouncements and interpretations of the Brazilian Accounting Pronouncements Committee (“CPC”), which are in conformity with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”).

b. significant impacts due to changes in accounting practices

During the year ended December 31, 2013, there were no significant changes in accounting practices issued by the Brazilian Securities Commission (“CVM”) and the pronouncements and interpretations of the Brazilian Accounting Pronouncements Committee (“CPC”), which are in conformity with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”).

c. qualification and emphasis in the  auditor´s opinion

In the last three fiscal years the auditors issued unqualified opinion over the Company’s financial statements.

The independent auditor’s report regarding to BRF’s individual financial statements, prepared according to new Brazilian accounting practices (“BR GAAP”) and the consolidated financial statements prepared according to international financial reporting standards (“IFRS”), related to year ended December 31, 2011, comparatives for year ended as of December 31, 2010 were not unqualified, however, the independent auditor’s report has tow emphasis of matter paragraph, namely, as follows:

“As mentioned in note 1.2, on July 13, 2011, the Administrative Council for Economic Defense ("CADE") approved the business combination between the Company and Sadia S.A., and revoked the Agreement to Preserve Reversibility and Operation ("APRO ") signed on July 8, 2009. This approval is subject to compliance with the obligations assumed by the Company with the CADE in the Term Performance Commitment ("TCD") entered into on the same date. On March 20, 2012, the Company signed the Contract of Exchange of Assets and Other Agreements with Marfrig Alimentos S.A., whose main objective is to establish the terms and conditions enabling the transaction to occur as mentioned in notes 1.2 and 38, which is subject to suspention conditions depending on the CADE manifestation. Our conclusion does not contain any qualification relating to this matter”.

The independent auditor’s report regarding to BRF’s individual financial statements, prepared according to new Brazilian accounting practices (“BR GAAP”) and the consolidated financial statements prepared according to international financial reporting standards (“IFRS”), related to year ended December 31, 2012, comparatives for years ended as of December 31, 2011 were not unqualified, however, the independent auditor’s report has tow emphasis of matter paragraph, namely, as follows:

“As described in Note 2, the individual financial statements were prepared in accordance with the accounting practices adopted in Brazil. In the case of BRF-Brasil Foods S.A. these practices differ from IFRS, applicable to separate financial statements, only in relation to the valuation of investments in subsidiaries, associates and joint ventures under the equity method, while for IFRS purposes it would be cost of fair value. Our opinion is not modified due to this matter”.

The independent auditor’s report regarding to BRF’s individual financial statements, prepared according to new Brazilian accounting practices (“BR GAAP”) and the consolidated financial statements prepared according to international financial reporting standards (“IFRS”), related to year ended December 31, 2013, comparatives for years ended as of December 31, 2012 were not unqualified, however, the independent auditor’s report has tow emphasis of matter paragraph, namely, as follows:

“As described in Note 2, the individual financial statements were prepared in accordance with the accounting practices adopted in Brazil. In the case of BRF S.A. these practices differ from IFRS, applicable to separate financial statements, only in relation to the valuation of investments in subsidiaries, associates and joint ventures under the equity method, while for IFRS purposes it would be cost of fair value. Our opinion is not modified due to this matter.”

“As described on footnote 3.34, due to changes in accounting principles adopted by the Company on 2013, the corresponding figures related to the financial statements for the year ended December 31, 2012, presented for comparison purposes, were restated and are presented according to CPC23 - Práticas Contábeis, Mudanças de Estimativa e Retificação de Erro. Our opinion is not modified due to this matter.”

10.5. Critical accounting practices

The critical accounting practices adopted in the preparation of financial statement, are presented below:

Consolidation: includes the BRF’s individual financial statements and the financial statements from subsidiaries where BRF has direct or indirect control. All transactions and balances between BRF and its subsidiaries have been eliminated upon consolidation, as well as the unrealized profits or losses arising from transactions between the Company and its subsidiaries. Non-controlling interest is presented separately.

In the preparation of the consolidated financial statements, the Company CVM Deliberation Nº 640/10, which approved the technical pronouncement CPC 02 (R2), related to Effects of Changes in Foreign Exchange Rates and Translation of Financial Statements. Pursuant to this accounting pronouncement, the Company must apply the criteria presented in item 3.2 for the consolidation of foreign subsidiaries.

Functional currency: the financial statements of each subsidiary included in the Company’s consolidated financial statements are prepared using the currency of the main economic environment where it operates.  The foreign subsidiaries adopt the Brazilian Real as their functional currency, except for subsidiaries Plusfood Groep B.V. which adopts the Euro (“EUR”) and Avex S.A., Dánica group, Quickfood S.A. and Sadia Alimentos which adopt the Argentine Peso (“ARS”), as their functional currency.

The financial statements of foreign subsidiaries are translated in to Brazilian Reais in accordance with their functional currency using the following criteria:

Functional currency – Euro/Argentine Peso

•      Assets and liabilities are translated at the exchange rate in effect at the end of the year;

•      Statement of income accounts are translated at the exchange rate obtained from the monthly average rate of each month; and

•      The cumulative effects of gains or losses upon translation are recognized as Foreign Currency Translation Adjustments in the shareholders’ equity.

Functional currency – Brazilian Reais

•      Non-monetary assets and liabilities are translated at the historical rate of the transaction;

•      Monetary assets and liabilities are translated at the exchange rate in effect at the end of the year;

•      Statement of income accounts are translated at the exchange rate obtained from the monthly average rate of each month; and

•      The cumulative effects of gains or losses upon translation are recognized in the statement of income.

The accountings practices have been consistently applied in all subsidiaries included in the consolidated financial statements and are consistent with the practices adopted by the Company.

Investments: investments in associates and joint ventures are initially recognized at cost and adjusted thereafter for the equity method. In the investments in associates the Company has significant influence, which is the power to participate in the financial and operating policy decisions of the investment but is not control or joint control of those policies. In investments in joint ventures there is the contractually agreed sharing control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

Business combinations: business combinations are accounted for using the purchase method. The cost of an acquisition is the sum of the consideration transferred, evaluated based on the fair value at acquisition date, and the amount of any non-controlling interests in the acquiree. For each business combination, the Company recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquirer’s net assets. Costs directly attributable to the acquisition are accounted for as an expense when incurred.

When acquiring a business, management evaluate the assets acquired and the liabilities assumed in order to classify and allocate them pursuant to the terms of the agreement, economic circumstances and the conditions at the acquisition date.

Goodwill is measured as the excess of the consideration transferred over the fair value of the net assets acquired (assets acquired minus liabilities assumed). If the consideration is lower than the fair value of the net assets acquired, the difference is recognized as a gain in the statement of income.

After initial recognition, goodwill is measured at cost, net of any accumulated impairment losses. For purposes of impairment testing, the goodwill acquired in a business combination, as from the acquisition date, is allocated to each of the Company’s cash generating units expected to benefit from the synergies of the business combination, regardless of whether other assets or liabilities of the acquire are attributed to these units.

Segment information: an operating segment is a component of the Company that carries out business activities from which it can obtain revenues and incur expenses. The operating segments reflect how the Company’s management reviews financial information to make decisions. The Company’s management has identified 4 reportable segments, which meet the quantitative and qualitative disclosure requirements. The segments identified for disclosure represent mainly sales channels. The information according to the characteristics of the products is also presented, based on their nature, as follows: poultry, pork, beef, dairy products, processed products, other processed products and other sales.

Cash and cash equivalents: include cash on hand, bank deposits and highly liquid investments in fixed-income funds and/or securities with maturities, upon acquisition, of 90 days or less, which are readily convertible into known amounts of cash and subject to insignificant risk of change in value. The investments classified in this group, due to their nature, are measured at fair value through the profit and loss and will be utilized by the Company in the short term.

Financial instruments: financial assets and liabilities are recorded on the date they are delivered to the Company (settlement date) and classified based on the purpose for which they were acquired, being divided into the following categories: marketable securities, loans, receivables, derivatives and other.

Marketable securities: are financial assets that comprise public and private fixed-income securities, classified and recorded based on the purpose for which they were acquired, in accordance with the following categories:

a.      Trading securities: acquired for sale or repurchase in the short term, recorded at fair value with variations directly recorded in the statement of income for the year within interest income or expense;

b.      Held to maturity: when the Company has the intention and financial ability to hold them up to maturity, investments are recorded at amortized cost, plus interest, monetary and exchange rate changes, when applicable, and recognized in the statement of income when incurred, within interest income or expense; and

 Available for sale: this category is for the remaining financial assets that are not classified in any of the categories above, which are measured at fair value, with variations recorded in the shareholders’ equity within other comprehensive income while the asset is not realized, net of taxes. Interest, inflation adjustments and exchange rate changes, when applicable, are recognized in the statement of income when incurred within interest income or expense.

Derivatives financial instruments measured at fair value: derivatives that are actively traded on organized markets and their fair value are determined based on the amounts quoted in the market at the balance sheet date. These financial instruments are designated at initial recognition, classified as other financial assets and/or liabilities, with a corresponding entry in the statement of income within ”Financial income or expenses” or ‘Cash flow hedge’, which are recorded in shareholders’ equity, shareholders net of taxes.

Hedge transactions: the Company utilizes derivative and non-derivative financial instruments, as disclosed in note 4, to hedge the exposure to exchange rate and interest variations or to modify the characteristics of financial assets and liabilities and highly probable transactions, which are: (i) highly correlated to changes in the market value of the item being hedged, both at inception and throughout the term of the contract (effectiveness between 80% and 125%); (ii) supported by documents that identify the transaction, the hedged risk, the risk management process and the methodology used to assess effectiveness; and (iii) considered  effective in the mitigation of the risk associated with the hedged exposure. These transactions are accounted for in accordance with CVM Deliberation Nº 604/09, which allows the application of the hedge accounting methodology with the effects of the measurement at fair value recognized in shareholders’ equity and the realization in the statement of income under a caption corresponding to the hedged item.

Hedges that meet the criteria of hedge accounting are recorded as cash flow hedge.

In a cash flow hedge, the effective portion of the gain or loss on the hedging instrument is recognized as other comprehensive income, while the ineffective portion of the hedge is recognized immediately as financial income or expense.

The amounts recorded as other comprehensive income are immediately transferred to the statement of income when the hedged transaction affects the statement of income, for example, when the forecasted revenue in foreign currency occurs.

If the occurrence of the forecasted transaction or firm commitment is no longer expected, the amounts previously recognized in equity are transferred to the statement of income. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its classification as a hedge is revoked, the gains or losses previously recognized in other comprehensive income remain deferred in shareholders’ equity as other comprehensive income until the forecasted transaction or firm commitment affect the statement of income.

Loans and receivables: these are financial assets and liabilities with fixed or determinable payments which are not quoted on an active market. Such assets and liabilities are initially recognized at fair value plus any attributable transaction costs. After initial recognition, loans and receivables are measured at amortized cost under the effective interest rate method, less any impairment losses.

Adjustment to present value: the Company and its subsidiaries measure the adjustment to present value of outstanding balances of other non-current assets, trade payables, social obligations and other non-current liabilities, recorded in reduction accounts against to financial results. The Company adopts the weighted average of the cost of funding on the domestic and foreign markets to determine the adjustment to present value to the assets and liabilities previously mentioned, which corresponds to annual rate of 5.72% (6.06% as of December 31, 2012).

Trade receivables and other receivables: are recorded at the invoiced amount and adjusted to present value, when applicable, net of estimated losses on doubtful accounts.

The Company adopts procedures and analyses to establish credit limits and substantially does not require collateral from customers. In the event of default, collection attempts are made, which includes direct contact with customers and collection through third parties. Should these efforts prove unsuccessful, court measures are considered and the notes are reclassified to non-current assets at the same time receivables are written-off. The notes are written-off from the provision when management considers that they are not recoverable after taking all appropriate measures to collect.

Inventories: are evaluated at average acquisition or formation cost, not exceeding market value or net realizable value.  The cost of finished products includes raw materials, labor, cost of production, transport and storage, which are related to all process needed to make the products ready for sale. Provisions for obsolescence, adjustments to net realizable value, impaired items and slow-moving inventories are recorded when necessary. Usual production losses are recorded and are an integral part of the production cost of the respective month, whereas unusual losses, if any, are recorded as other operating expense.

Biological assets: in accordance with CVM Deliberation Nº 596/09 the Company recognizes biological assets when it controls these assets as a result of a past event and it is probable that future economic benefits associated with these assets will flow to the Company and fair value can be reliably estimated.

The biological assets are measured at fair value less selling expenses at the time they are initially recognized and at the end of each reporting period, except for cases in which the fair value cannot be reliably estimated.

Assets held for sale: are those identified as unusable by the Company and whose sale has been authorized by management, and there is a firm commitment to identify a purchaser and conclude the sale. These assets are readily available and it is unlikely there will be changes in the plan to sale. Such assets are measured at carrying amount or fair value, whichever is lower, net of selling costs and are not depreciated or amortized.

Property, plant and equipment: stated at cost of acquisition, formation or construction, less accumulated depreciation and impairment losses, when applicable. The borrowing costs are capitalized as a component of construction in progress, pursuant to CVM Deliberation Nº 672/11 considering the weighted average interest rate of the debt at the capitalization date.

Depreciation is recognized based on the estimated economic useful life of each asset on a straight-line basis. The estimated useful life, residual values and depreciation methods are annually reviewed and the effects of any changes in estimates are accounted for prospectively. Land is not depreciated.

The CVM Deliberation Nº 639/10 requires that a recovery evaluation of these assets should be done, whenever there is evidence of loss in comparison with the net realizable value, either by sale or use. The Company annually performs an analysis of impairment indicators of property, plant and equipment along with goodwill impairment test. If an impairment indicator is identified, the corresponding assets are tested for impairment using the discounted cash flow methodology. Hence, when an impairment is identified, a provision is recorded. The recoverability of these assets was tested for impairment in 2013, and no adjustments were identified. The details of this test are described in note 18.

Gains and losses on disposals of property, plant and equipment are calculated by comparing the proceeds with the residual book value and recognized in the statement of income at the disposal date.

Intangible assets: are identifiable nonphysical assets, under the Company’s control which generate future economic benefits.

Intangible assets acquired are measured at cost at the time they are initially recognized. The cost of intangible assets acquired in a business combination corresponds to the fair value at acquisition date. After initial recognition, intangible assets are presented at cost less accumulated amortization and impairment losses, when applicable. Internally-generated intangible assets, excluding development costs, are not capitalized but recognized in the statement of income for the year in which they were incurred.

The useful life of intangible assets is assessed as finite or indefinite. Intangible assets with a finite life are amortized over the economic useful life and reviewed for impairment whenever there is an indication of a reduction in the economic value of the asset. The amortization period and method for an intangible asset with a finite useful life are reviewed at least at the end of each fiscal year. The amortization of intangible assets with a finite useful life is recognized in the statement of income as an expense consistently with the use of the intangible asset.

Intangible assets with an indefinite useful life are not amortized, but are tested annually for impairment on an individual basis or at the cash generating unit level.

The Company records mainly goodwill and trademarks as intangibles assets with in indefinite useful life.

Goodwill recoverability was tested in the last quarter of 2013 and no impairment loss was identified.  Such test involved the adoption of assumptions and judgments, as detailed in note 17.

Income and social contribution taxes: in Brazil, are comprised of income tax (“IRPJ”) and social contribution (“CSLL”), which are calculated monthly on taxable income, at the rate of 15% plus 10% surtax for IRPJ and of 9% for CSLL, considering the offset of tax loss carryforwards, up to the limit of 30% of annual taxable income.

The income from foreign subsidiaries is subject to taxation in their home countries, pursuant to the local tax rates and standards.

Deferred taxes represent credits and debits on IRPJ and CSLL tax losses, as well as temporary differences between the tax basis and the carrying amount. Deferred income tax and social contribution assets and liabilities are classified as non-current, as required by CVM Deliberation Nº 676/11. When the Company’s analysis indicates that the realization of these credits, within 10 years, is not probable, a provision for losses is recorded.

Deferred tax assets and liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and they relate to income taxes levied by the same tax authority on the same taxable entity. In the consolidated financial statements, the Company’s tax assets and liabilities can be offset against the tax assets and liabilities of the subsidiaries if, and only if, these entities have a legally enforceable right to make or receive a single net payment and intend to make or receive this net payment, or recover the assets and settle the liabilities simultaneously. Therefore, for presentation purposes, the balances of tax assets and tax liabilities are being disclosed separately.

Deferred tax assets and liabilities must be measured by rates that are expected to be applicable for the period when the assets are realized and liabilities settled, based on the rates (and tax regulation) that are in force at the balance sheet date.

Accounts payable and trade accounts payable: are initially recognized at fair value and subsequently increased, if applicable, with accrued charges, monetary and exchange variations incurred through the balance sheet date.

Provision for tax, civil and labor risks and contingent liabilities: provisions are established when the Company has a present obligation, formalized or not, as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and the amount of the obligation can be reliably estimated.

The Company is part of various lawsuits, including, tax, labor and civil claims. The assessment of the likelihood of an unfavorable outcome in these lawsuits includes the analysis of the available evidence, the hierarchy of the laws, available former court decisions, as well as the most recent court decisions and their importance to the Brazilian legal system, as well as the opinion of external legal counsel. The provisions are reviewed and adjusted to reflect changes in the circumstances, such as the applicable statute of limitation, conclusions of tax inspections or additional exposures identified based on new matters or court decisions.

A contingent liability recognized in a business combination is initially measured at fair value and subsequently measured at the higher of:

•        the amount that would be recognized in accordance with the accounting policy for the provisions above (CVM Deliberation Nº 594/09); or

•        the amount initially recognized less, if appropriate, cumulative amortization recognized in accordance with the revenue recognition policy (CVM Deliberation Nº 692/12).

As a result of the business combination with Sadia, Avex and Dánica group the Company recognized contingent liabilities related to tax, civil and labor claims, as detailed in note 25.

Leases: lease transactions in which the risks and rewards of ownership are substantially transferred to the Company are classified as finance leases. When there is no significant transfer of the risks and rewards of ownership, lease transactions are classified as operating leases.

Finance lease agreements are recognized in property, plant and equipment and in liabilities at the lower of the present value of the minimum future payments of the agreement and the fair value of the asset, including, when applicable, the initial direct costs incurred in the transaction. The amounts recorded in property, plant and equipment are depreciated and the underlying interest is recorded in the statement of income in accordance with the terms of the lease agreement.

Operating lease agreements are recognized as expenses throughout the lease period.

Share based payments: the Company provides share based payments for its executives, which are settled with Company shares. The Company adopts the provisions of CVM Deliberation No. 650/10, recognizing as an expense, on a straight-line basis, the fair value of the options granted, over the length of service required by the plan, with a corresponding entry to equity. The accumulated expense recognized reflects the acquired vesting period and the Company's best estimate of the number of shares to be acquired.

The expense or income arising from the movement during the year is recognized in the statement of income under other operating results. No expense is recognized for options that have not completed their vesting period.

The dilution effect of outstanding options is reflected as additional dilution in the calculation of diluted earnings per share.

Employees benefits plan: the Company sponsor 04 supplementary defined benefit and defined contribution plans, as well as other post-employment benefits, for those, annually an appraisal actuarial is prepared by an independent expert. The costing of defined benefits is established separately for each plan using the projected unit credit method.

The measurements comprise the actuarial gains and losses, the effect of a limit on contributions and yields on plan contributions and are recognized in the balance sheet against other comprehensive income when incurred. The measurements are not reclassified in the subsequent periods of statement of income.

The Company recognizes the net defined benefit asset, when:

•        controls a resource and has the ability to use the surplus to generate future benefits;

•        the control is a result of past events; and

•        the future economic benefits are available to the Company in the form of a reduction in future contributions or a cash refund, either directly to the entity or indirectly to another plan in deficit. The asset ceiling is the present value of those future benefits.

The past service cost is recognized in the statement of income at the earlier of the following dates:

•      when the plan amendment or curtailment occurs, or

•      when the Company recognizes related restructuring costs.

The past service cost and net interest on net defined benefit liability or asset are recognized in the statement of income within other operating results.

Capital: corresponds to the value obtained in the issuance of common shares. Additional costs directly attributable to issue of shares are recognized as a deduction from equity, net of tax effects.

Treasury shares: when the capital recognized as equity is repurchased, the amount of compensation paid, which includes directly attributable costs, net of any tax effects, is recognized as a deduction from equity. The repurchased shares are classified as treasury shares and are disclosed as a deduction from equity. When treasury shares are subsequently sold or reissued, the value received is recognized as an increase in shareholders' equity in capital reserves.

Earnings per share: basic earnings per share are calculated by dividing the net profit attributable to holders of ordinary shares of the Company by the weighted average number of ordinary shares during the year. Diluted earnings per share are calculated by dividing the net profit attributable to the holders of ordinary shares of the Company by the weighted average number of ordinary shares during the year, plus the weighted average number of ordinary shares that would be issued on conversion of all dilutive potential ordinary shares into ordinary shares.

Determination of income: results from operations are recorded on an accrual basis.

Revenues: revenues comprise of the fair value of consideration received or receivable by the sale of products, net of taxes, returns, rebates and discounts. In the consolidated financial statements and also net of eliminations of sales between BRF and its subsidiaries.

Revenues are recognized in accordance with the accrual basis of accounting, when the sales value is reliably measurable and when the Company no longer has control over the goods sold, or otherwise related to the property, the costs incurred or to be incurred due to transaction can be reliably measured, it is probable that economic benefits will be received by the Company and the risks and benefits were fully transferred to the purchaser.

In addition, the Company and its subsidiaries have incentive programs and sales discounts, which are accounted for as deductions from sales or selling expenses, based on their nature. These programs include discounts to customers for a good sales performance based on volumes and marketing actions carried out at the sales points.

Employee and management profit sharing: employees are entitled to profit sharing based on certain targets agreed upon on an annual basis, whereas managers are entitled to profit sharing based on the provisions of the bylaws, proposed by the Board of Directors and approved by the shareholders. The profit sharing amount is recognized in the statement of income for the period in which the targets are attained.

Research and development: expenditures on research activities, undertaken to gain knowledge and understanding of science or technology, are recognized in income as incurred. Development activities involve a plan or project aimed at producing new or significantly improved technologies, process or products. The development costs are capitalized only if development costs can be reliably measured, if the product or process is technically and commercially viable if the future economic benefits are probable, and if the Company has the intention and the resources to complete the development and use or sell the asset. The expenditures capitalized include the cost of materials, labor, manufacturing costs that are directly attributable to preparing the asset for its intended use. Other development expenditures are recognized in statement of income as incurred.

The capitalized development expenditures are measured at cost less accumulated amortization and impairment losses.

Financial income: include interest earnings on amounts invested (including available for sale financial assets), dividend income (except for dividends received from equity investees), gains on disposal of available for sale financial assets, changes in fair value of financial assets measured at fair value through income and gains on hedging instruments that are recognized in income. Interest income is recognized in earnings through the effective interest method. The dividend income is recognized in the statement of income on the date that the Company's right to receive payment is established. The distributions received from investees that are recorded under equity income reduce the value of the investment, on the individual financial statements.

Subsidies and tax incentives: government subsidies are recognized at fair value when there is reasonable assurance that the conditions established are met and related benefits will be received. The amounts are accounted for as follows:

•        Subsidies relating to assets: are accounted for in the statement of income in proportion to the depreciation of the asset; and

•        Subsidies to investments: the amounts recorded as revenue in the statement of income when excluded from the income tax and social contribution calculation basis are reclassified to shareholders’ equity, as a reserve of tax incentives, unless there are accumulated losses.

Dividends and interest on shareholders’ equity:  the proposal for payment of dividends and interest on shareholders’ equity made by the Company’s Management, which is within the portion equivalent to the mandatory minimum dividend, is recorded in current liabilities, as a legal obligation provided for in the bylaws; on the other hand, the dividends that exceed the mandatory minimum dividend, declared by management before the end of  the accounting period covered by the consolidated financial statements, not yet approved by the shareholders, is recorded as  additional dividend proposed in shareholders’ equity.

For financial statement presentation purposes, interest on shareholders’ equity is stated as an allocation of income directly in shareholders’ equity.

Translation of assets and liabilities denominated in foreign currency:  as mentioned in item 3.2 above, the balances of assets and liabilities of foreign subsidiaries are translated into Brazilian Reais using the exchange rates in effect at the balance sheet date and statement of income accounts are translated at the average monthly rates.

The exchange rates in Brazilian Reais effective at the date of the balance sheets translated were as follows:

Final rate	12.31.13	12.31.12
U.S. Dollar (US$)	2.3426	2.0435
Euro (€)	3.2265	2.6954
Pound Sterling (£)	3.8728	3.3031
Argentine Peso (AR$)	0.3594	0.4160

Average rates
U.S. Dollar (US$)	2.1576	1.9546
Euro (€)	2.8677	2.5114
Pound Sterling (£)	3.3779	3.0989
Argentine Peso (AR$)	0.3947	0.4295

Accounting judgments, estimates and assumptions: as mentioned in note 2, in the process of applying the Company’s accounting policies, management made the following judgments which have a material impact on the amounts recognized in the consolidated financial statements:

•        fair value of financial instruments, see note 4;

•        impairment of non-financial assets, see note 5 and 19;

•        measurement at fair value of items related to business combinations;

•        estimated losses on doubtful accounts, see note 8;

•        net realizable value provision for inventories, see note 9;

•        biological assets, see note 10;

•        loss on the reduction of recoverable value of taxes, see note 11 and 13;

•        useful lives of property, plant and equipment and intangible, see note 17 and 18.

•        share-based payment transactions, see note 23;

•        supplementary retirement plan, see note 24; and

•        provision for tax, civil and labor risks, see note 25.

The Company reviews quarterly estimates and underlying assumptions used in its accounting estimates on a quarterly basis. Revisions to accounting estimates are recognized in the financial statements in the period in each the estimates are revised.

Statement of added value: the Company prepared individual and consolidated statements of added value (“DVA”) in accordance with CMV Deliberation Nº 557/08, which are submitted as part of these financial statements in accordance with BR GAAP. It represents for IFRS additional financial information.

New pronouncements or reviewed first adopted in 2013: the Company adopts CVM Deliberation No. 695/12, which approved the technical pronouncement CPC 33 (R1), retrospectively this year, according to the transitory dispositions established for such new pronouncement. Thus, the opening balance sheet of the last comparative year disclosed (01.01.12) and comparative amounts were consequently restated.

The CVM Deliberation Nº 695/12 amends, among other provisions, the accounting for defined benefit plans and post-employment, considering that the main amendments that affect the Company's financial statements were:

•         The interest cost and expected return on plan assets at measured in the previous version of CVM Deliberation No. 695/12, were remeasured by a net interest in accordance with the revised deliberation by using the same discount rate applied in the calculation of the net defined benefit liability at the beginning of each annual disclosure. Previously, the calculation determined the interest income on plan assets based on the expected rate of return on long term assets. As a result of this amendment, it was debited an amount of R$56.352 (net of taxes of R$29.030) in the statement of income in the year ended December 31, 12 with a contra entry in other comprehensive income. No impact in equity was recorded.

•         The cost and past service benefit, according to the previous version of CVM Deliberation No. 695/12, were deferred and recognized through for future years. Thus, as a result from amendment of such Deliberation those items are recognized directly in statement of income. Due to migration among medical plans, occurred during year 2012, the Company measured a gain in the amount of R$18.889 which was debited as a liability against statement of income, along with the related tax effect in the amount of R$6.762.

Mandatory disclosures required by CVM Deliberation No. 695/12 are presented in note 24.

The impacts due to adoption of CVM Deliberation No. 695/12 on the financial position and statement of income the Company are presented below:

	BR GAAP and IFRS
	Parent company and Consolidated
		Adjustments
	As originally	CVM
	disclosed	Deliberation	Restated
	12.31.12	No. 695/12	12.31.12
ASSETS
Other assets	30,047,306	-	30,047,306
Deferred taxes - non-current	724,942	(6,762)	718,180
Effect on total assets	30,772,248	(6,762)	30,765,486

LIABILITIES
Other liabilities	15,892,362	-	15,892,362
Employee benefit plan - non-current	303,846	(19,889)	283,957
Effect on total liabilities	16,196,208	(19,889)	16,176,319

SHAREHOLDERS´EQUITY
Other comprehensive income
Other comprehensive income	(148,662)	-	(148,662)
Actuarial gains (losses)	(79,316)	85,382	6,066
Taxes gains (losses)	26,966	(29,030)	(2,064)
Others shareholders' equity accounts	14,777,052	(43,225)	14,733,827
Effect on shareholders' equity	14,576,040	13,127	14,589,167
Effect on total liabilities and shareholders' equity	30,772,248	(6,762)	30,765,486

	BR GAAP and IFRS
	Parent company and Consolidated
		Adjustments
	As originally	CVM
	disclosed	Deliberation	Restated
	12.31.12	No. 695/12	12.31.12
STATEMENT OF INCOME
Gross margin	6,453,820	-	6,453,820
Operating income (expense)
Other operating expenses, net	(4,683,796)	-	(4,683,796)
Other operating results	(381,109)	(65,493)	(446,602)
Income before financial	1,388,915	(65,493)	1,323,422
Financial incomes (expense), net	(570,602)	-	(570,602)
Income before taxes	818,313	(65,493)	752,820
Current income tax	(18,967)	-	(18,967)
Deferred income tax	21,321	22,268	43,589
Effect on net profit	820,667	(43,225)	777,442

Attributable
BRF shareholders'	813,227	(43,225)	770,002
Non-controlling interest	7,440	-	7,440

Reconciliation of shareholders’ equity and net profit are presented below:

	BR GAAP and IFRS
	12.31.12
	Shareholders' equity		Net profit
	Parent company	Consolidated	Parent company	Consolidated
Amounts disclosed by the previous criteria	14,538,528	14,576,040	813,227	820,667
Remeasurement of CVM Deliberation No. 695/12:
Defined benefit plan - FAF:
Yield of assets higher than projection	30,023	30,023	(30,023)	(30,023)
Interest on ceiling asset recognition	55,359	55,359	(55,359)	(55,359)
Taxes on defined benefits adjustments	(29,030)	(29,030)	29,030	29,030
Remeasurement of others comprehensive income	(56,352)	(56,352)	-	-
Post-employment benefit - Medical plan:
Gains on unrecognized past service	19,889	19,889	19,889	19,889
Taxes on post-employment benefit	(6,762)	(6,762)	(6,762)	(6,762)
Amounts disclosed by the new criteria	14,551,655	14,589,167	770,002	777,442

10.6. Executive Board’s comments on the internal controls adopted to ensure the preparation of reliable financial statements

                a. efficiency level of these controls, indicating possible flaws and measures adopted to correct them

                b. weaknesses and recommendations on the internal controls presented in the independent auditor’s report

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. In order to evaluate the effectiveness of internal control over financial reporting,  Management has conducted an assessment, including testing, based on the criteria from Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s internal control system for financial reporting was designed to provide reasonable assurance regarding the reliability of financial information and the preparation of financial statements for disclosure purposes in accordance with generally accepted accounting principles. Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Furthermore, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate due to changes in conditions, or to the level of compliance with the policies or procedures may change.

Based on its assessment, Management has concluded that on December 31, 2013, the Company maintained effective internal controls over financial reporting, in accordance with the criteria from Internal Control - Integrated Framework, issued by the COSO.

Ernst & Young Auditores Independentes S.S., an independent registered public accounting firm, which has audited and reported on the consolidated financial statements contained in this Annual Report on Form 20-F, has issued an attestation report on management’s assessment of our internal control over financial reporting.

10.7. Executive Board’s comments on aspects related to possible public offerings of distribution of securities

a.      how the proceeds from the offering were used

Net resources in 2013  from note issues expiring in 2018 and 2023 were largely used for the settlement of short and medium term debt or the extension of average term through refinancing of other debt with a shorter term.

b.      If there were relevant deviations between the effective application of the resources and application proposals disclosed in the prospectus of the respective distribution Not applicable. The resources were allocated as stated in the Offering memorandum.

c.       If there were deviations, the reasons for such deviations

Not applicable.

10.8. Description of significant items not evidenced in the financial statements of the Company:

a.       assets and liabilities directly or indirectly held by the Company, which are not disclosed in its balance sheet (off-balance sheet items), such as:

i operating commercial leasing, assets and liabilities;

ii. receivables portfolios written off over which the entity has risks and responsibilities, informing respective liabilities;

iii. agreements for future purchase and sale of products or services

iv. non-finished construction agreements

v. agreements for future financing receipts

b. other items not evidenced in the financial statements

All the operations which could be classified as off-balance sheet were properly disclosed in the Financial Statements, including: leasing, sale of receivables and purchase commitments. We have no knowledge of any other operation with these characteristics other than those already disclosed. However, only for informative purposes, the information disclosed in the consolidated financial statements related to these items is as follows:

1)      Marketable securities

December 31, 2013, of the total of marketable securities, R$82,758 (R$97,271 as of December 31, 2012)  were pledged as collateral for futures contract operations in U.S. Dollars and live cattle, traded on the Futures and Commodities Exchange (“BM&F”).

2)      Inventories

On December 31, 2013, R$50,000 (R$50,000 as of December 31, 2012) of the balance of inventories as of the parent company and the consolidated was pledged as collateral for rural credit operations.

3)      Property , plant and equipment

The property, plant and equipments that are held as collateral of transactions of different natures are presented below:

	BR GAAP and IFRS
		Parent company and Consolidated
		12.31.13	12.31.12
		Book value of the	Book value of the
	Type of collateral	collateral	collateral
Land	Financial/Labor/Tax/Civil	330,823	355,931
Buildings and improvements	Financial/Labor/Tax/Civil	1,824,785	1,735,376
Machinery and equipment	Financial/Labor/Tax	2,054,899	2,104,092
Facilities	Financial/Labor/Tax	660,038	638,450
Furniture	Financial/Labor/Tax/Civil	19,906	18,579
Vehicles and aircrafts	Financial/Tax	1,591	1,636
Others	Financial/Labor/Tax/Civil	100,337	73,640
		4,992,379	4,927,704

The Company is not allowed to assign these assets as security for other transactions or to sell them.

4)      Loans and financing

The guarantees related to loans and financing are as follows:

	BR GAAP		BR GAAP and IFRS
	Parent company		Consolidated
	12.31.13	12.31.12	12.31.13	12.31.12
Total of loans and financing	7,675,301	6,704,949	10,181,190	9,518,321
Mortgage guarantees	1,278,353	1,405,735	1,278,353	1,405,735
Related to FINEM-BNDES	817,340	900,226	817,340	900,226
Related to FNE-BNB	335,395	361,144	335,395	361,144
Related to tax incentives and other	125,618	144,365	125,618	144,365
Statutory lien on assets acquired with financing	26,755	91,079	26,783	91,079
Related to FINEM-BNDES	1,203	5,209	1,203	5,209
Related to financial lease	25,552	85,870	25,580	85,870

The Company is the guarantor of a loan obtained by Instituto Sadia de Sustentabilidade from the BNDES. The loan was obtained with the purpose of allowing the implementation of biodigesters in the farms of the outgrowers which take part in the Sadia´s integration system, targeting the reduction of the emission of Greenhouse Gases. The value of these guarantees on December 21, 2013 totaled R$61,060 (R$72,123 as of December 31, 2012).

The Company is the guarantor of loans related to a special program, which aimed the local development of outgrowers in the central region of Brazil. The proceeds of such loans are utilized to improve farm conditions and will be paid in 10 years, taking as collateral the land and equipment acquired by the outgrowers through this program. The total of guarantee as of December 31, 2013 amounted to R$363,700 (R$441,077 as of December 31, 2012).

On December 31, 2013, the Company contracted bank guarantees in the amount of R$1,707,162 (R$1,234,215 as of December 31, 2012). The variation occurred during the period is related to bank guarantees offered mainly in litigations involving the Company´s use of tax credits. These guarantees have an average cost of 0.92% p.a. (0.87% p.a. as of December 31, 2012).

5)        Commitments

In the normal course of the business, the Company enters into agreements with third parties which are mainly related to the purchase of raw materials, such as corn and soymeal, where the agreed prices can be fixed or to be fixed. The Company enters into other agreements, such as electric energy supplies, packaging supplies and others for manufacturing activities. The amounts of the agreements on the date of these financial statements are set forth below:

BR GAAP and IFRS
Parent company and
Consolidated
12.31.13
2014	2,155,209
2015	685,083
2016	454,644
2017	428,630
2018 onwards	968,932
4,692,498

In the year ended December 31, 2013, then Company has not held any Built to Suit agreements.

6)      Leasing

The Company is lessee in several contracts, which can be classified as operating or finance lease.

6.1)   Operating lease

The minimum future payments of non-cancellable operating lease, for each of the following years, are presented below:

	BR GAAP	BR GAAP and IFRS
	Parent company	Consolidated
	12.31.13	12.31.13
2014	65,395	66,329
2015	42,548	42,658
2016	38,951	39,052
2017	38,224	38,224
2018 onwards	156,193	156,193
	341,311	342,456

The payments of operating lease agreements recognized as expense in the year ended December 31, 2013 amounted to R$249,902 in the parent company and R$283,082 in the consolidated (R$104,380 in the parent company and R$242,568 in the consolidated as of December 31, 2012).

6.2)   Financial lease

The Company contracts financial leases mainly for the acquisitions of machinery, equipment, vehicles, software and buildings.

The Company controls the leased assets which are presented below:

		BR GAAP		BR GAAP and IFRS
		Parent company		Consolidated
	Weighted average interest rate (% p.a.) (1)	12.31.13	12.31.12	12.31.13	12.31.12
Cost
Machinery and equipment		75,475	21,098	86,512	21,098
Software		22,108	22,108	22,108	22,108
Vehicles		138,899	135,660	138,899	135,660
Land		-	389	-	389
Buildings		113,732	14,999	113,732	14,999
		350,214	194,254	361,251	194,254

Accumulated depreciation
Machinery and equipment	18.15	(17,776)	(9,218)	(26,953)	(9,218)
Software	20.00	(8,914)	(4,492)	(8,914)	(4,492)
Vehicles	14.19	(36,996)	(16,969)	(36,996)	(16,969)
Buildings	14.96	(9,638)	(154)	(9,638)	(154)
		(73,324)	(30,833)	(82,501)	(30,833)
		276,890	163,421	278,750	163,421

(1) The period of depreciation of leased assets corresponds to the lowest of term of the contract and the useful life of the asset, as determined by CVM Deliberation Nº 645/10.

The future minimum payments required are segregated as follows, and were booked as current and non-current liabilities:

	BR GAAP and IFRS
	Parent Company
	12.31.13
	Present value of		Minimum future
	minimum payments (1)	Interest	payments (2)
2014	60,545	16,919	77,464
2015	28,554	13,471	42,025
2016	16,260	8,133	24,393
2017	12,400	8,085	20,485
2018 onwards	95,748	71,543	167,291
	213,507	118,151	331,658

	BR GAAP and IFRS
	Consolidated
	12.31.13
	Present value of		Minimum future
	minimum payments (1)	Interest	payments (2)
2014	61,320	17,134	78,454
2015	28,630	13,497	42,127
2016	16,392	8,161	24,553
2017	12,400	8,085	20,485
2018 onwards	95,748	71,543	167,291
	214,490	118,420	332,910

The contract terms for both modalities, with respect to renewal, adjustment and purchase option, are according to market practices. In addition, there are no clauses of contingent payments relating to restrictions on dividends, interest payments on shareholders ‘equity or additional debt funding.

10.9. Executive Board’s Comments on each of the items not evidenced in the financial statements mentioned in item 10.8, informing:

a. how said items change or may change income, expenses, the result of operations, the financial expenses or other items of the Company’s financial statements;

b. the nature and purpose of the operation;

c. nature and amount of the liabilities assumed and of the rights generated in favor of the Company as a result of the operation.

All the operations which could be classified as off-balance sheet were properly disclosed in the Financial Statements, including: leasing, sale of receivables and purchase commitments. We have no knowledge of any other operation with these characteristics other than those already disclosed.

7)      Marketable securities

The guarantees were offered due to the BM&F’s requirement to allow the Company to engage in future contracts operations. The Management does not expect any impact as a consequence of these guarantees, it believes that the transactions will be settled within the normal course of business.

8)      Inventories

On December 31, 2013, R$50,000 (R$50,000 as of December 31, 2012) of the balance of inventories as of the parent company and the consolidated was pledged as collateral for rural credit operations.

9)      Property, plant and equipment

The property, plant and equipments that are held as collateral of transactions of different natures are presented below:

	BR GAAP and IFRS
	Parent company and Consolidated
		12.31.13	12.31.12
		Book value of the	Book value of the
	Type of collateral	collateral	collateral
Land	Financial/Labor/Tax/Civil	330,823	355,931
Buildings and improvements	Financial/Labor/Tax/Civil	1,824,785	1,735,376
Machinery and equipment	Financial/Labor/Tax	2,054,899	2,104,092
Facilities	Financial/Labor/Tax	660,038	638,450
Furniture	Financial/Labor/Tax/Civil	19,906	18,579
Vehicles and aircrafts	Financial/Tax	1,591	1,636
Others	Financial/Labor/Tax/Civil	100,337	73,640
		4,992,379	4,927,704

The Company is not allowed to assign these assets as security for other transactions or to sell them.

10)   Loans ad financing

The guarantees related to loans and financing are as follows:

	BR GAAP		BR GAAP and IFRS
	Parent company		Consolidated
	12.31.13	12.31.12	12.31.13	12.31.12
Total of loans and financing	7,675,301	6,704,949	10,181,190	9,518,321
Mortgage guarantees	1,278,353	1,405,735	1,278,353	1,405,735
Related to FINEM-BNDES	817,340	900,226	817,340	900,226
Related to FNE-BNB	335,395	361,144	335,395	361,144
Related to tax incentives and other	125,618	144,365	125,618	144,365
Statutory lien on assets acquired with financing	26,755	91,079	26,783	91,079
Related to FINEM-BNDES	1,203	5,209	1,203	5,209
Related to financial lease	25,552	85,870	25,580	85,870

The Company is the guarantor of a loan obtained by Instituto Sadia de Sustentabilidade from the BNDES. The loan was obtained with the purpose of allowing the implementation of biodigesters in the farms of the outgrowers which take part in the Sadia´s integration system, targeting the reduction of the emission of Greenhouse Gases. The value of these guarantees on December 21, 2013 totaled R$61,060 (R$72,123 as of December 31, 2012).

The Company is the guarantor of loans related to a special program, which aimed the local development of outgrowers in the central region of Brazil. The proceeds of such loans are utilized to improve farm conditions and will be paid in 10 years, taking as collateral the land and equipment acquired by the outgrowers through this program. The total of guarantee as of December 31, 2013 amounted to R$363,700 (R$441,077 as of December 31, 2012).

On December 31, 2013, the Company contracted bank guarantees in the amount of R$1,707,162 (R$1,234,215 as of December 31, 2012). The variation occurred during the period is related to bank guarantees offered mainly in litigations involving the Company´s use of tax credits. These guarantees have an average cost of 0.92% p.a. (0.87% p.a. as of December 31, 2012).

11)     Commitments

In the normal course of the business, the Company enters into agreements with third parties which are mainly related to the purchase of raw materials, such as corn and soymeal, where the agreed prices can be fixed or to be fixed. The Company enters into other agreements, such as electric energy supplies, packaging supplies and others for manufacturing activities. The amounts of the agreements on the date of these financial statements are set forth below:

BR GAAP and IFRS
Parent company and
Consolidated
12.31.13
2014	2,155,209
2015	685,083
2016	454,644
2017	428,630
2018 onwards	968,932
4,692,498

In the year ended December 31, 2013, then Company has not held any Built to Suit agreements.

12)   Leasing

The Company is lessee in several contracts, which can be classified as operating or finance lease.

6.3)   Operating lease

The minimum future payments of non-cancellable operating lease, for each of the following years, are presented below:

	BR GAAP	BR GAAP and IFRS
	Parent company	Consolidated
	12.31.13	12.31.13
2014	65,395	66,329
2015	42,548	42,658
2016	38,951	39,052
2017	38,224	38,224
2018 onwards	156,193	156,193
	341,311	342,456

The payments of operating lease agreements recognized as expense in the year ended December 31, 2013 amounted to R$249,902 in the parent company and R$283,082 in the consolidated (R$104,380 in the parent company and R$242,568 in the consolidated as of December 31, 2012).

6.4)   Financial lease

The Company contracts financial leases mainly for the acquisitions of machinery, equipment, vehicles, software and buildings.

The Company controls the leased assets which are presented below:

		BR GAAP		BR GAAP and IFRS
		Parent company		Consolidated
	Weighted average interest rate (% p.a.) (1)	12.31.13	12.31.12	12.31.13	12.31.12
Cost
Machinery and equipment		75,475	21,098	86,512	21,098
Software		22,108	22,108	22,108	22,108
Vehicles		138,899	135,660	138,899	135,660
Land		-	389	-	389
Buildings		113,732	14,999	113,732	14,999
		350,214	194,254	361,251	194,254

Accumulated depreciation
Machinery and equipment	18.15	(17,776)	(9,218)	(26,953)	(9,218)
Software	20.00	(8,914)	(4,492)	(8,914)	(4,492)
Vehicles	14.19	(36,996)	(16,969)	(36,996)	(16,969)
Buildings	14.96	(9,638)	(154)	(9,638)	(154)
		(73,324)	(30,833)	(82,501)	(30,833)
		276,890	163,421	278,750	163,421

(1) The period of depreciation of leased assets corresponds to the lowest of term of the contract and the useful life of the asset, as determined by CVM Deliberation Nº 645/10.

The future minimum payments required are segregated as follows, and were booked as current and non-current liabilities:

	BR GAAP and IFRS
	Parent Company
	12.31.13
	Present value of		Minimum future
	minimum payments (1)	Interest	payments (2)
2014	60,545	16,919	77,464
2015	28,554	13,471	42,025
2016	16,260	8,133	24,393
2017	12,400	8,085	20,485
2018 onwards	95,748	71,543	167,291
	213,507	118,151	331,658

	BR GAAP and IFRS
	Consolidated
	12.31.13
	Present value of		Minimum future
	minimum payments (1)	Interest	payments (2)
2014	61,320	17,134	78,454
2015	28,630	13,497	42,127
2016	16,392	8,161	24,553
2017	12,400	8,085	20,485
2018 onwards	95,748	71,543	167,291
	214,490	118,420	332,910

The contract terms for both modalities, with respect to renewal, adjustment and purchase option, are according to market practices. In addition, there are no clauses of contingent payments relating to restrictions on dividends, interest payments on shareholders ‘equity or additional debt funding.

Item 10.10. The directors shall indicate and comment on the main elements of the issuer’s business plan, specifically exploring the following topics:

a)      Investments, including:

                    i.            Quantitative and qualitative description of the current investments and predicted investments

                  ii.            Investment funding sources

                iii.            Relevant current divestments and predicted divestments

b)     Provided that it has already been disclosed, indicate the acquisition of plants, equipment, patents, or other assets that may materially affect the issuer’s production capacity

c)      New products and services, indicating:

                    i.            Description of the current research disclosed

                  ii.            Total amounts spent by the issuer in research for the development of new products or services

                iii.            Projects under development disclosed

                iv.            Total amounts spent by the issuer in the development of new products or services

Our planning cycle - denominated BRF-17 - was executed during the course of the second half of 2013 involving the participation of approximately 150 people – among directors, executive officers and consultants. This group undertook a profound review of the Company to establish our course of action for the 2014-2017 period and a framework for guiding the company. During this fiscal year, we have maintained our values aligned to the ten principles of the United Nations Global

Compact and have revalidated our objective of achieving our transformational vision: “To be one of the leading food companies in the world, admired for its brands, innovation and results, contributing to a better and sustainable world”.

For the fiscal year as a whole, investments (CAPEX) amounted to R$ 1.5 billion allocated to growth, efficiency and support projects, R$ 501.8 million of this as investments in biological assets. In addition, during the period, there were a further R$ 164.8 million in leasing operations and R$ 222.5 million in acquisitions and other investments.

Principal disbursements were made to investments in increased production capacity in Videira (SC), Ponta Grossa (PR), Paranaguá (PR), Tatuí (SP) and Uberlândia (MG); new plants under construction: margarine (Vitória do Santo Antão- PE); cheeses (Três de Maio - RS); expansion of slaughtering facilities at the industrial units of Nova Mutum (MT) and Dourados (MS); and the processed product plant in the Middle East. Investments also went to projects involving automation, improvement in processes, expansion of product lines and support facilities.

The reduction in Capex reflects the Company’s project prioritization in line with  strategy, this merely representing a switch in focus towards improving processes through investments in logistics and systems (IT).

Investments

(R$ million)

Investments made in the last three years:

 (does not include investments in breeder stock)

                                                                                                              2011        2012       2013

(in R$ million)

Growth/Capacity Expansion                                                       393           992        646

Efficiency/Processes improvement                                        505          285        169

Support to the operation                                                           286            622        358

Total Investments                                                                     1,184         1,899    1,396

In November 2013, BRF signed an investment agreement with Minerva S.A., one of the leading companies in South America in the production and sale of fresh meat, live cattle and by-products. This Investment Agreement regulates the terms and conditions of an operation through which BRF will allocate its beef slaughtering plants in Várzea Grande and Mirassol, with slaughtering capacity of 2,600 (two thousand six hundred) head of cattle per day, as well as the BRF employees involved in these , to a closed capital company that will be incorporated within Minerva.

Following the consummation of the Operation, BRF will hold a percentage equivalent to 16.8 % of the total and voting capital stock of Minerva and which will amount to approximately 15.2% when the entire conversion by 2015 of mandatory convertible debentures issued by Minerva occurs.

Within the context of the Operation, (i) BRF and VDQ signed a shareholders´ agreement under which VDQ will maintain control of Minerva and BRF will nominate two members to the Board of Directors, ensuring certain protective rights commensurate with its minority participation, and (ii) Minerva and BRF signed a non-exclusive supply contract under which Minerva will supply BRF with raw materials in a competitive manner, with quality and guarantee the supply so that BRF will continue with its business of providing beef products with added value. The shareholders´ agreement and the supply contract will come into force at the conclusion of the Operation at a date to be announced later.

BRF will also reduce its biological assets (live cattle) by approximately R$ 170 million within 10 months. These assets form no part of this operation and will be sold on the market.

Through this agreement, BRF will adjust its operating model on the beef market. It will not leave the business but will deverticalize the chain, leaving the management of slaughtering activities in the hands of a specialist company - Minerva - at the same time as it reinforces its presence in the food services and food from processed beef segments.

The implementation of the Operation is subject to the approval of the Brazilian anti-trust agency (local acronym “CADE”). Following approval by the CADE, the Operation will be submitted to a general meeting of Minerva shareholders for their approval.

Following the strategy of focusing on the MENASA region (Middle East, North of Africa and Southeast Asia), in 01.16.13, BRF S.A. announced that it had concluded the acquisition of 49% of the shareholding capital of Federal Foods, thus becoming the holder of 60% of the economic rights for US$37,100 (approximately R$75,384). In 02.17.14, announced that signed a binding offer with Al Nowais Investments (holder of the remaining shares) for the acquisition of additional economic rights, through its subsidiary in Austria, it has issued by Federal Foods, in accordance with the local regulation and usual practices in UAE, at a total investment of US$ 27.8 million.

Federal Foods is a leader in the distribution of food in the United Arab Emirates covering a broad sector of retail, food service and wholesale clients. The company has distributed Sadia’s products in the UAE for more than 20 years in addition to a series of chilled, frozen and dry line products of other brands and suppliers.

 Federal Foods is a closed held Company registered in Abu Dhabi in the United Arab Emirates, and has distributed Sadia’s products in the UAE for more than 20 years in addition to a series of chilled, frozen and dry line products of other brands and suppliers.

Also in line with BRF’s strategic plan for internationalizing the Company through accessing local markets, strengthening BRF’s brands, distribution and expanding its product portfolio in the Middle East, the Company announced on 02.19.14 that  has signed a binding offer with the shareholders of Al Khan Foods, its current distributor in the Sultanate of Oman, for the acquisition of ownership in that Company. In case the conditions precedent set forth in the Offer are satisfied, BRF will acquire 40% ownership in AKF, based on an enterprise value of US$68.5 million.

Pursuant to the Offer, BRF will acquire the remaining ownership in AKF within 36 to 90 months from the first acquisition, based on the future performance of AKF, in accordance with the local regulation and usual practices in the Sultanate of Oman.

AKF is a leader in the distribution of frozen food in the Sultanate of Oman, covering a broad sector of retail, food service and wholesale clients. The company has been distributing Sadia’s products for 25 years, in addition to a series of frozen products of other brands and suppliers.

Product Launches and Investments in Marketing

BRF’s new product launches were made with a view to renewing the portfolio, repositioning the brands/categories and adding value. During the year, the Company announced 219  product launches: 99 to the domestic market split between the meat segment - 68  and dairy products – 31. A total of 96 new products were launched in the International Market and a further 24 directed to food services.

Principal Launches in 2013:

In the ready-to-eat dishes, the launch of the Rice and More line underscoring aspects of practicality and innovation.

In the dairy products segment, launch of Greek Yogurt in liquid and creamy versions and platform Hidra, milk whey liquid drinks.

In food services, we further strengthened our partnership with major clients by launching Mc Bites for the Mc Donald’s chain in Brazil and Mercosur during the Confederations Cup. A major achievement for the public sector was the bidding to supply the Leve Leite program run by the state of São Paulo authorities.

In 2013, the company developed numerous projects for reducing sodium and fat, notably in the nuggets and breaded product lines where total fat and sodium levels were reduced by 55% and 52%, respectively for different products. The formula for the Air Dried Meat Escondidinho and the Chicken Breast Parmegiana was altered with a reduction in sodium content. The fat content of the Calabrese Sausage Escondidinho was also reduced. Other projects, still in the development stage, will be implemented during the course of 2014, such as turkey breast with a 25% reduction in sodium.

The formulation of the lasagna line has been changed resulting in a significant reduction in sodium and following modifications in the production process including the sautéeing stage of the meat in the sauce. The change in taste was well received in the tests, particularly in terms of the new combination of aromas and tastes. The company has also reduced the sodium content in ready-to-eat dishes and breaded products – salt being substituted by natural seasoning (increase in onion, garlic, herbs, whenever appropriate). The fat content in breaded products was also reduced – using a greater quantity of chicken meat and less fat as well as the introduction of technologies in processes for reducing the fat load during manufacture. Various other projects are being developed in partnerships - principally with food services clients for enhancing the importance of healthiness in their products.

Our costs with R&D consists of expenditures on internal research and development of new products, recognized when incurred in the statement of income. The total expenditure with research and development in the fiscal year ended December 31, 2013 was R$68,586.

The Company makes use of financing from development banks, commercial banks and capital markets.

10.11. Other factors with significant influence.

All relevant information were discussed in the previous items.

11.1 Forecasts

Business Strategy

Our overall strategy is to use our competitive advantage as a low cost and high scale food producer to increase profitability, asset turnover and continue with sustainable growth over the following years. We intend to continue improving our global distribution network and customer base, providing a diversified and innovative product portfolio of market-oriented products, supported by strong international and local brands. The main elements of our strategy are as follows:

•        Strengthen Our Global Distribution Network.   We continue to develop our distribution capabilities outside Brazil to enable us to improve our services to existing customers and to expand our foreign customer base. In 2014, we expect to continue executing a long-term international distribution strategy in order to increase our brand awareness globally and expand into countries where we believe we can distribute our products profitably. We are focusing on expanding our distribution network in Europe, the Middle East and Asia so as to broaden our coverage and to support targeted marketing efforts in these key regions. We are also considering processing some products abroad to allow us to deliver those products directly to customers in those markets. We may also consider selective acquisitions as one way to achieve this goal. As an example, we entered into a joint venture in China with DCH and began exporting pork to this joint venture in March 2012, allowing us access to the DCH distribution network. We also concluded the acquisition of 49% of the capital stock of Federal Foods Limited, a privately held company headquartered in Abu Dhabi, United Arab Emirates (UAE), allowing us to expand our distribution network in this region.

•        Further Develop Our Domestic and International Customer Base.   We seek to continue to strengthen our domestic and international customer base through product quality and superior delivery service. We intend to focus on efficiency to increase BRF competitiveness in the global scenario, delivering a new level of service to our clients and elevating the overseas distribution and logistics to a core position of our business. We believe that there are considerable opportunities to increase penetration in foreign markets, particularly as we expand our manufacturing base to other countries and work to reduce or eliminate existing trade barriers. Our objective is to strengthen our presence among key international markets.  At present, the domestic market sales represents approximately 56.2% of our total net sales, while export market sales represented 43.8% in 2013.

•        Revitalization of Our Core Business Oriented by Customer, Client and Market Preferences.   We are focused on delivering innovative products that are perceived as creating value for our consumers. We intend to promote the revitalization of core categories, and increase our market penetration through a more granular market view (by category, channel, region and segments of consumer/consumption), prioritizing key opportunities. As part of this plan, in 2013 we agreed to transfer our beef operations to Minerva (subject to unconditional approval by CADE) in exchange for an equity stake in Minerva. We also seek to mobilize the company and align the strategy, processes and people to consumer and client needs, consolidating a robust and flexible medium-term value chain plan focused on agility and assertiveness.

•        Diversify Our Product Lines, Focusing on Value-Added Processed Food Products.   We intend to continue diversifying our product lines, focusing on processed food products whose prices tend to fluctuate less than our in natura poultry and pork cuts and that can be targeted to specific markets. In 2009, the merger between Perdigao and Sadia brought a wide array of processed food products to our portfolio and created one of the largest exporters of poultry products in the world.  In 2011, we purchased two Argentine companies, Avex and Flora Dánica, in order to expand our competitive base, leverage our export platform and address the potential of the local Argentine market. Avex produces in natura poultry products, and Flora Dánica produces, among other items, mayonnaise, sauces and margarine.  In 2012, we formed two joint ventures, Rising Star Food Company Limited (China) and the Carbery Group (Brazil) – and acquired two companies, Quickfood (Argentina) and Federal Foods (United Arab Emirates).  In addition, we invested in a new Technology Center in Jundiaí (in the State of São Paulo) in order to develop new products and lines. In 2013, we started the construction of one plant in the United Arab Emirates (UAE) dedicated to producing processed products for the region, and we announced an agreement with the Americana Group to conduct a joint strategic analysis to collaborate with operations in the Middle East region. We may also pursue other acquisitions and/or build new industrial plants to support these strategic goals.

•        Continue to Seek Leadership in Low Costs.   We are continuing to improve our cost structure in order to remain a low-cost producer and enhance the efficiency of our operations. We seek to achieve greater economies of scale by using our production capacity efficiently. We are also continuing to implement new technologies to streamline our production and distribution functions.

•        Synergies.  Our acquisitions in recent years, including our business combination with Sadia, have created synergies. Our business combination strategy aims to expand our businesses in both the Brazilian and international markets. We believe that we will achieve commercial, operational, financial and production synergies in both the medium and long term from our mergers and acquisitions. We select potential business combination transactions in line with our strategy of bringing to our company a diverse range of processed food, meat and dairy products, distribution networks and customer relationships in both our domestic and export markets that can be integrated with and leveraged from our own operations.

•        New Businesses Acceleration Program. We have created four working fronts, composed of our executives and coordinated by the consultancy Galeazzi & Associados. We have identified principal opportunities for improvements related to the following processes: (1) Generation of Demand: a new go-to-market strategy, an increase in sales productivity, improvements in management related to items with a short shelf life, optimization of product portfolio profitability, changes in governance and pricing intelligence; (2) Planning: acceleration in the capture of benefits accruing from projects for operating improvements, logistical optimization, improvements in the production programming process, reduction in the complexity of distribution, reduction in finished products inventory, optimization of investments and focus on strategic assets; (3) Support: review of the scope of the administrative areas, review of the administrative, commercial and distribution center sites and analysis of general expenses and overheads; (4) Source: improvements in manufacturing and logistical productivity, review of the manufacturing footprint and consequently of the logistical network, optimization of logistics infrastructure and systems and optimization of procurement processes. On the basis of initial data, we believe that the identified opportunities can be gradually seized and positively impact our operating results if achieved by up to R$1.9 billion per year, beginning in 2016. Investments of approximately R$800 million over the next three years will have to be approved if the expected results are to be achieved. Our expectations are also conditional on factors over which we have no control, such as changes in the market and the overall performance of Brazil and our sector, as well as the performance of the international markets in which we operate.

•        Strategic Management.  We have adopted a long-term strategic plan, the BRF-17 Strategic Plan, to be one of the largest food companies in the world, admired for its brands, innovation and results, contributing to a better and sustainable world. We intend to ensure full alignment between strategy and execution, ensuring an agile organization that deliver the desired results, focusing on the core business and avoiding distractions by fragmentation of low relevance areas. To support this strategic vision we intend to build a new, strong and unique culture aligning the organization and decision-making processes toward value creation and establishing a performance culture in the company that is based on meritocracy. This new culture will reinforce our commitment on attract, develop and retain talent, a key element for the sustainable success of the company.

Our BRF 17 Strategic Plan

We have formulated a long-term strategic plan focused on increasing our profitability and asset turnover and continuing our growth over the next strategic planning cycle of 2014 to 2017. We will focus our efforts in order to fulfill our vision and be one of the largest food companies in the world, admired for its brands, results and with an innovative portfolio of market-oriented products developed to satisfy diverse consumer profiles around the globe, contributing to a better and sustainable world.

The BRF 17 Strategic Plan is guided by eleven key principles, demonstrating the cycle change and guiding our strategic planning, such as:

•        New, unique and strong culture. Build a new, strong and unique culture;

•        Performance and value management. Customer, client and market orientation;

•        Robust and flexible medium-term value chain planning;

•        Focus and discipline in execution and management. Ensure service levels are a true element of differentiation;

•        Efficiency, cost advantage and competitiveness. Minimize asset expansion and optimization of usage; and

•        Disaggregated view of the markets. Develop leadership in quality of products and processes.

In Brazil, we expect to undertake efforts to identify the role and positioning of each product category to capture the value gaps in the core business (by channels, regions and segments of consumer/consumption) and revitalize the traditional categories through innovation. We expect to take advantage of the potential of the Sadia  name as an iconic brand, and develop Perdigão  as a strong local brand.

We will endeavor to achieve synergies in our distribution, using our distribution centers to offer a full spectrum of brands, delivering products using the same trucks and invoicing products from a single legal entity.

Internationally, we are developing a true global company focus on four complementary themes:  brand, portfolio, progress in distribution and local production.  With long-term planning, we are positioning ourselves to focus less on commodities and more on processed goods with strong brands.  To this end, any strategic transactions will be focused on acquisitions of processors and distributors in the international market, the construction of factories and the development of products and marketing campaigns for different cultures and tastes, and consolidating Sadia  as an international premium brand. Hence, we are developing strong local brands such as Paty  in the Argentine Market and Perdigao in the Brazilian market. We are focusing our efforts on the MENASA (Middle East, North Africa, Southeast Asia) and Latin America regions to develop a strong presence and capture more profitability, seeking long term opportunities of growth.

The specific objectives under our BRF 17 Strategic Plan in each of our segments are set forth below.

Domestic Market

•         Focus on current categories, revitalizing the core business and emphasizing the "big rocks"

•         Develop in-natura products

•         Acting in a disaggregated way in dairy - each category with a specific guideline

o   Enhance profitability and reduce dry products volumes

o   Enhance refrigerated products profitability

•         Close channel/region gaps via high execution, granular performance and go-to-market adjustments

o   Act by categories, channels and regions to maximize distribution with an appropriate cost

o   Expand share of shelf with excellence in execution

•         Food service - develop current model and evaluate new models to expand the business

o   Expand the customer base in Brazil with innovative business model and GTM

o   Increase market share in global and regional chains

o   Evaluate the development of integrated and transformational platform (portfolio and logistics) in Brazil

Export Markets

•         The international performance was designed considering each region particularity:

o   MENASA¹: Consolidate Gulf leadership; Grow inorganically to attend to local consumption

o   Americas: Consolidate presence in Latin America; Evaluate the acquisition of potential players

o   Asia: Expand business in China; Enter into the strategic markets of Southeast Asia; Improve portfolio in Japan

o   Europe:  Qualify presence focusing on more profitable channels, clients and portfolio; Evaluate the acquisition of potential players

o   Eurasia/Africa: Growth and profitability in key markets

1. Middle East, North Africa and Southeast Asia

These expectations are greatly dependent on changes in the market and the general economic performance of Brazil, the sector and the international markets and are, therefore, subject to changes.

11.2. Monitoring changes and projections disclosed

11.2. In the event the issuer disclosed, during the last 3 fiscal years, projections on the evaluation of its indicators:

  Inform which projections are being replaced by new projections included in the form and which projections are being repeated in the form
  For projections related to elapsed periods, compare the projected data with the effective performance of the indicators, clearly indicating the reasons that led to deviations in the projections
  For projections related to periods in course, inform if the projections remain valid on the date of delivery of the form and, where applicable, explain why they have been abandoned or replaced

Company forecasts have changed since completion of the 2015 strategic plan review and the preparation of the strategic plan for 2017 (BRF17) in the second half of 2013.

In 3Q13, BRF announced its new organizational structure, to be responsible for executing an ambitious Acceleration Plan for transforming the company into a global benchmark in its sector, be it in relation to operations, management and corporate culture or in terms of financial performance.

Once the Acceleration Plan is fully implemented at the Company, we believe that the identified opportunities can gradually be captured, positively impacting our operating  results by up to R$ 1.9 billion annually as from 2016 (in 2013, BRF reported an EBITDA of R$ 3,131 million). Investments of about R$ 800 million will have to be approved over the next three years if the expected results are to be achieved. These results are already incorporated in our guidance for 2014 investments which amount to R$ 1.5 billion including biological assets. However, our prospects and forecasts are contingent on factors over which we have no control such as changes in market conditions and the global performance of Brazil as a whole and our sector in particular as well as the performance of the international markets in which we operate.

In the international market, the highlight of 2014 will be the inauguration of our Abu Dhabi plant in the United Arab Emirates, the first to be built by BRF outside Brazil. This initiative represents one of the principal pillars of the strategy for investing in processed products with a strong brand name, higher added value and returns in markets which are undergoing major growth such as the Middle East, North Africa & Southeast Asia (the Menasa markets). In Brazil, we are looking to reinforce our position as a leading company in the market, admired by all its stakeholders: consumers, clients, employees and investors.

We are fully confident and enthusiastic in relation to the new development cycle at BRF, the seeds of which were sown in fiscal year 2013.

We are currently on track to realize our plans.

2013

BRF had a guidace of growth between 10 to 12% for 2013 for Gross Sales, with CAPEX of R$ 2,0 billion, including in this amount R$ 500 million of investments in biological assets.

BRF posted in the year of 2013 a Gross Sales growth of 8.5% and Capex of R$1.5 billion including R$502 million of biological assets and excluding leasing (R$165 million) and acquisition and others (R$223 milllion).

The Company had a change in structure with the election of a new chairman and CEO among other alterations. BRF’ strategic planning was reviewed gennerating new guideliness that are part of the BRF17 (described on item 11.1 of this Reference Form).

BRF experienced a period of major change during 2013 in the wake of the complex merger of two food industry giants and the efficient implementation of requirements ordered by the Brazilian anti-trust authorities (Cade). The spirit of the period was to rethink the company based on a broad set of ideas and information inspired by a top level team as part of the process of initiating a new business cycle. The target of this cycle is to make BRF still more sustainable and perfectly aligned to the expectations of its clients and consumers. In addition to its already recognized product quality, strong brands, efficient production chain and robust distribution capacity, BRF now aims to place greater focus on innovation, revisiting its product portfolio, investing in products with greater added value and profitability – as well as directing its international strategy towards specific markets.

The world is experiencing a significant transformation and companies which are in the vanguard of their industries must anticipate these changes if they are to maintain or improve their place in the market. Thus, our main objective is to bring the consumer to the heart of decision-making and guidance of our business.

Our clients – the key link in the relationship between the company and the consumers – were also consulted during the year of 2013. This process was conducted through a satisfaction survey involving more than a thousand interviews including the participation of the company’s leaders across all the channels of our business: self-service, retail and food services. BRF is committed to listening and attending to the requirements of all stakeholders that play a role in determining its future. For us, these opinions are essential if we are to make the adjustments in our level of service which in spite of all has still not reached the standard of excellence we are seeking – whether in terms of punctuality, excellence of service, or in visiting plans and deliveries. The perception of our clients and consumers is critical to the structuring of this new BRF, a company which will migrate from an industrial focus –maintaining its productive potential - to a model which is absolutely market oriented. As an integral part of this strategy, the entire senior management of the company is to be directly exposed to contact with the point of sale through a far-reaching program of visits to hypermarkets and small retailers.

If we are to achieve these ambitious objectives, a comprehensive and intensive exercising of talent management and a corporate culture which prioritizes meritocracy and high performance will be crucial. We want the right people in the right places, working in a healthy and safe environment. In this context, we have intensified the Health, Safety and Environment program (SSMA). This has taken the form of a manual for informing and guiding service providers which operate on BRF’s premises. We also conducted the company’s first employee organizational climate survey between May and June when more than 86 thousand responded to the questionnaire, this corresponding to 90% of all our active employees.

Our planning cycle - denominated BRF-17 - was executed during the course of the second half of 2013 involving the participation of approximately 150 people – among directors, executive officers and consultants. This group undertook a profound review of the Company to establish our course of action for the 2014-2017 period and a framework for guiding the company. During this fiscal year, we have maintained our values aligned to the ten principles of the United Nations Global Compact and have revalidated our objective of achieving our transformational vision: “To be one of the leading food companies in the world, admired for its brands, innovation and results, contributing to a better and sustainable world”.

In line with the company’s changes, we have structured a Vice Presidency for Marketing and Innovation for coordinating marketing and technological innovations. Under this umbrella, we have repositioned the Market Intelligence Area to ensure that the information and knowledge is transformed into action and decision making. Again as part of this structure, the Channels Development department – responsible for product and category segmentation – will offer service packages tailored to each client type. Other categories under the aegis of the Vice Presidency for Marketing and Innovation are Brands, Quality and R&D. In the light of the major priority given to innovation in the new cycle, the BRF Innovation Center in Jundiaí has been revamped to be our new product launch laboratory. With its experimental kitchens, the center is becoming an important source of integration of the company with the clients and consumers, covering the entire R&D area for industrialized products and the focus of monthly visits from the Innovation Committee.

The purpose of all this organizational restructuring is to consolidate BRF as company which creates value from the strength of its brands and innovative products, rendering it less sensitive to narrowing commodity margins.

We are experiencing a period replete of achievements on the back of a highly positive performance when compared to the previous fiscal year. This is a clear demonstration of the company’s resilience in a scenario which remains a challenging one. Net sales were R$ 30.5 billion, a growth of 7.0% over 2012. The company’s operational result was R$ 2.5 billion and net income, R$ 1.1 billion – representing growth over 2012 but still below our objective.

We believe that all the initiatives we have taken involve a process of long term sustainable work. Notwithstanding the fact that this does not always bring immediate results, one of the key targets in our Acceleration Plan will be to consistently and gradually increase our Operating Result by R$ 1.9 billion as from 2016.

2012

BRF did not provide any guidance in relation to Net Sales and Capex for 2012.

The Company announced guidance of synergies to 2012/2013, in relation to the merger between BRF and Sadia, in the amount of R$ 1,0 billion, considering gains in costs and expenses. These synergies were gradually incorporated by the Company and have been occurring since 2011, when we reached R$562 million in net synergies, being added to the gains obtained in 2012 that reached another R$ 678 million in net synergies.

2011

For 2011, the Company had forecasted Gross Sales growth between 10% and 12%. This forecast was based on the perspective of domestic market sales keeping a strong pace due to economic stability, income increases and consumption expansion.

Export market also looked promissing, showing recovery in demand and prices in the main markets for the Company.

BRf estimated a investment between R$ 1.6 to R$ 1.8 billion for the next year, including R$ 400 million to be allocated in poultry and pork breeder stock.

Forecast comparative in relation to the actual ocurred in the period:

	Actual 2011	Forecasted 2011
Revenue growth	13.3%	10% - 12%
Investiment (R$ billion)	1.9	1.6 – 1.8

Synergies Projections and Business Plan – BRF 15

On October 27, 2011 the Company released a relevant fact related to its estimates for the process of synergies to be obtained from the merger of BRF and Sadia. The synergies before tax and participations is foreseen at around R$ 560 million for 2011. The company has the objective to realize net synergies of about R$ 1 billion per year in the period between 2012-2013 and will stabilize at these levels going forward, which will be achieved with additional gradual investments amounting to approximately R$ 700 million between the period of 2011 to 2013.

         The foreseen synergies are in line with the mapping the Company has already undertaken. However, achieving these synergies depends on the successful implementation of the processes in the areas of supply (grains and other raw materials), manufacturing, agribusiness and logistics, as well as the investments which will be carried out to obtain the gains.

As the Company has outlined and approved its Long-Term Strategic Plan – BRF 15 - which foresees organic growth and selective acquisitions on the international market, the Company estimates that it will obtain net sales of around R$ 50 billion in 2015 when the Strategic Plan will be operational.

12. GENERAL MEETING AND MANAGEMENT

12.1. Describe the issuer’s Administrative Structure, according to its by-laws and internal charter.

Meetings of Shareholders

Meetings of the shareholders, called and convened as prescribed by law and these Bylaws, will be held annually within the first four months after the end of each fiscal year, and especially, whenever the interests and business of the Corporation require action by the shareholders.

The proceedings at shareholders’ meetings will be directed by the Chairman of the Board of Directors or, in his or her absence, by the Vice Chairman, who will designate the secretary of the meeting. In the event of absence or temporary disability of the Chairman and Vice Chairman of the Board of Directors, the shareholders’ meeting will be presided over by their respective alternates or, in the absence or disability of such alternates, by a Director specially designated by the Chairman of the Board of Directors.

The shareholders’ meeting will have the powers defined by law and, subject to exceptions set forth in law and in these Bylaws, the shareholders will act by an absolute majority of the affirmative votes cast at the meeting by any system adopted by the chair and secretary.

The first notice of any shareholders’ meeting shall be given not less than fifteen (15) days prior to the meeting.

Except in the case provided by Section 40, first paragraph, item (ii) of these Bylaws, the shareholders’ meeting held to consider the cancellation of registration as a publicly-held corporation or the delisting of the Corporation from the New Market shall be called on not less than thirty (30) days’ notice.

Subject to statutory exceptions in the Corporations Law, the resolutions at shareholders’ meetings will be limited to the order of business stated in the respective notice of call. Inclusion in the shareholders’ meeting order of business of items such as “other business,” “general matters” and equivalent expressions is not allowed.

 By the date of the first call notice, at the latest, the Corporation shall make the materials and documents necessary to analyze the items on the order of business available to all shareholders.

In addition to an identification document, each shareholder shall submit within not less than five (5) days before any shareholders’ meeting, as the case may be: (i) the relevant proxy instrument containing the notarized signature of the person giving the proxy; and/or (ii) so far as concerns shareholders participating in the fungible custody of shares in book-entry form, an statement showing the respective holdings issued by the institution providing custodial services. Without prejudice to the provisions of this Section, the shareholder attending the shareholders’ meeting with the required documents in hand which attest its shareholder status will be entitled to participate and vote in such meeting. In inspecting the validity of documents submitted with respect to shareholder representation, the Corporation shall adopt the principle of good faith.

In addition to the powers granted by law and these Bylaws, the following powers are vested in the shareholders:

1)    To take action with respect to stock dividends and any stock split and reverse stock split;

2)    To approve stock option plans for directors, officers and employees of the Corporation, as well as for the directors, officers and employees of other companies directly or indirectly controlled by the Corporation;

3)    To take action on the allocation of the profit for the fiscal year and a distribution of dividends, as proposed by the directors and officers;

4)    To take action on the delisting from the New Market (“Novo Mercado”) of the São Paulo Stock Exchange – BM&FBOVESPA (“BM&FBOVESPA”);

5)    To fix the compensation of the Fiscal Council pursuant to law and these Bylaws;

6)    To take action for cancellation of registration with CVM as a publicly-held corporation, subject to the provisions of Article VII of these Bylaws;

7)    To select the expert firm that will be responsible for preparing a valuation report on the shares of the Corporation in the event of cancellation of registration as a publicly-held corporation or delisting from the New Market, as provided for in Article VII of these Bylaws.

Management

The management of the Corporation is vested in the Board of Directors and the Board of Executive Officers, whose respective authority is granted by law and these Bylaws.

The directors and officers of the Corporation need not post a fidelity bond to cover the discharge of their duties.

The directors and officers of the Corporation will take their offices by signing a statement of incumbency recorded in the proper books and by previously signing the relevant Consent to Appointment referred to in the New Market Listing Regulations.

Any act performed by any director or officer of the Corporation, whereby the Corporation will become liable for obligations arising from business or transactions unrelated to the corporate purposes, are expressly prohibited and will ipso facto be null and void, without prejudice to liability under civil or criminal law, if the case may be, being imposed on anyone who violates this Paragraph.

The term of office of the directors and officers of the Corporation will be extended until their replacement take office.

The shareholders’ meeting will annually fix the aggregate annual compensation of the directors and officers of the Corporation, including any fringe benefits and entertainment allowances, taking into account their responsibilities, the time devoted to their duties, their competence and professional reputation, and the market value of their services. The Board of Directors will have the authority to establish the criteria for allocation of such compensation to each Director and each Executive Officer.

Board of Directors

The Board of Directors is composed of nine (9) to eleven (11) regular members and an equal number of alternates, not less than twenty percent (20%) of whom shall be Independent Directors (as defined in Paragraph One), all such members to be shareholders of the Corporation elected at a shareholders’ meeting for a term of office of two (2) years beginning and ending on the same dates, reelection being permitted.

For the purpose of this Section, an Independent Director means such director as is defined in the New Market Listing Regulations of BM&FBOVESPA and is expressly declared to be such in the minutes of the shareholders’ meeting at which he or she is elected.

Upon election of the members of the Board of Directors, the shareholders’ meeting will designate a Chairman and a Vice Chairman, the latter to substitute for the former in his or her disabilities or absences, as well as in case of vacancy.

Where the multiple vote system has not been requested, the members of the Board of Directors will decide by the vote of an absolute majority of its attending members the names of candidates to be placed on the nominating ticket for all offices in the Board. In the event the multiple vote system has been requested, each member of the then acting Board of Directors will be deemed to be a candidate for the Board of Directors.

If the Corporation receives a written request from shareholders wishing that the multiple vote system be adopted as provided by Section 141, Paragraph One of the Corporations Law, the Corporation will communicate the receipt and contents of such request: (i) promptly, by electronic means, to CVM and BM&FBOVESPA; and (ii) by publication of the relevant notice to the shareholders within not more than two (2) days from receiving such request, considering in the computation of such time only the days in which the newspapers usually designated by the Corporation for corporate publications have circulated.

In the event any shareholder wishes to appoint one or more representatives for the Board of Directors who have not recently been members thereof, such shareholder shall notify the Corporation in writing within not less than five (5) days before the shareholders’ meeting at which the Directors will be elected, providing the name, qualifications and complete information on the professional experience of such candidates. Upon receiving notice with respect to one or more candidates for the Board of Directors, the Corporation will communicate the receipt and contents of such notice: (i) promptly, by electronic means, to CVM and BM&FBOVESPA; and (ii) by publication of the relevant notice to the shareholders within not less than three (3) days before the relevant shareholders’ meeting, considering in the computation of such time only the days in which the newspapers usually designated by the Corporation for corporate publications circulate.

Whenever election has occurred using the multiple vote system, the removal of any member of the Board of Directors by the shareholders’ meeting shall entail the removal of the other members, and a new election shall be held. In all other cases, if there is a vacancy in the office of a regular member of the Board of Directors, his or her alternate will fill the vacancy. In the event of vacancy in the office of a regular and alternate member of the Board of Directors, the remaining members will designate a replacement, who will serve until the next shareholders’ meeting, at which the shareholders will elect another Director to serve for the unexpired term of office. If more than one third (1/3) of the offices on the Board of Directors shall be vacant at the same time, a shareholders’ meeting will be called within thirty (30) days after such event to elect the substitutes, who will qualify for a term of office to coincide with that of the other Directors.

 Each member of the Board of Directors must be of good repute, and a person will not be eligible for election if such person: (i) holds a position with any company that may be deemed to be a competitor of the Corporation; or (ii) has or represents any conflicting interest with respect to the Corporation. In the event any member of the Board of Directors attracts any of the foregoing disqualifications after being appointed, such member shall immediately submit his or her resignation to the Chairman of the Board of Directors. No elected member of the Board of Directors shall participate in any meetings at which action is proposed to be taken on matters with respect to which he or she may have or represent an interest conflicting with the interests of the Corporation, and no such member shall have access to information relating thereto.

Board of Director performance is assessed using a customized process and developed by a specialized and independent consultancy. Members of the Board, as well as of the Committees and the Executive Board, are subject to a formal individual performance evaluation tool that includes a 360-degree evaluation and addresses sustainability-related issues.

Within five (5) months after the end of the fiscal year and whenever a public offerings of securities is launched, the members of the Board of Directors shall submit to the Corporation a list indicating the offices they hold on boards of directors, fiscal councils, executive bodies and committees of other companies or entities.

                The Board of Directors will meet regularly once every month and, specially, whenever required, on call by the Chairman or a majority of the Board members. Minutes of such meetings will be recorded in the proper book.

At any meeting of the Board of Directors a quorum will consist of not less than 2/3 of its members.

Where necessary, members of the Board of Directors are permitted to participate in meetings of the Board of Directors by telephone, videoconference or any other means of communication that is able to ensure effective participation and the authenticity of his or her vote. In these circumstances, the board member shall be considered present at the meeting, his or her vote shall be considered valid for all legal intents and purposes and recorded in the minutes of said meeting.

Except with respect to the matters set out in Section 19 of these Bylaws, the Board of Directors will act by a majority vote of its members attending a meeting, the Chairman to cast the tie-breaking vote in the event of a tie.

The materials and documents necessary to appraise the items on the order of business for the meeting of the Board of Directors shall be delivered to each board member at least 5 (five) working days in advance.

The Board of Directors will have authority:

1)      To direct the conduct of the business of the Corporation;

2)      To elect and remove the executive officers of the Corporation and to establish their duties, subject to the provisions of these Bylaws;

3)      To supervise the performance of the executive officers, to examine at any time the books and papers of the Corporation, and to request information on contracts executed or about to be executed, as well as on any other action;

4)      To call shareholders’ meetings as may be deemed advisable and in the cases prescribed by law;

5)      To approve the management report and the accounts of the Board of Executive Officers;

6)      To allocate among the members of the Board of Directors and the Board of Executive Officers the aggregate annual compensation fixed by the shareholders’ meeting, and to establish the criteria for directors’ and officers’ participation in the profits, subject to the provisions of these Bylaws;

7)      To authorize the Executive Officers to give guarantees and aval to companies controlled by and affiliated with the Corporation, as well as to any third parties, in connection with matters related to the operations of the Corporation;

8)      To authorize the Executive Officers to make any products and personal and real property of the Corporation available to companies controlled by and affiliated with the Corporation to be offered as security for borrowing transactions entered into with financial institutions, or as surety in legal actions.

9)      To approve the annual Plan for Disposal of Noncurrent Assets proposed by Executive Officers. To approve the creation or closing of any branch, agency and other offices and other subordinate corporate facilities anywhere in outside of Brazilian territory (international market);

10)   To choose and replace independent auditors proposed by the Fiscal Council;

11)   To propose to the shareholders’ meeting the issue of new shares beyond the limit of authorized capital;

12)   To take action on the acquisition of the Corporation’s own shares for cancellation or to be kept as treasury shares and, in this latter case, to take action on the subsequent disposition thereof;

13)   To take action on the issuance of any commercial paper and other similar securities;

14)   To take action on the issue of shares of stock within the limits of authorized capital, establishing the number, terms of payment, and subscription price of such shares, including premium thereon, and whether or not the shareholders will have preemptive rights or be subject to a shorter period for exercise of such rights, as permitted under applicable regulations;

15)   To approve the preparation of semiannual or other interim balance sheets, and to declare semiannual or other interim dividends out of profits shown in such balance sheets or Retained Earnings or Profit Reserves shown in the latest annual or semiannual balance sheet, as provided by law, and/or to authorize the payment of interest on shareholders’ equity, pursuant to Law No. 9,249/95;

16)   To approve and define in advance the action of the Board of Executive Officers on behalf of the Corporation in its capacity as a shareholder and/or quota holder of other companies, directing the vote to be cast by the Corporation at any shareholders’ and/or other meetings of the companies in which the Corporation holds an interest, except with respect to operational and non-financial matters;

17)   To submit to the shareholders’ approval a proposal to grant stock options to the directors and officers or employees of the Corporation, or individuals providing services to the Corporation or to a company controlled by the Corporation, within the limits of authorized capital;

18)   To authorize changes in the conditions for trading and issuance of American Depositary Receipts – ADRs;

19)   To create technical or consultative committees without voting powers, aimed at discharging specific duties or carrying out general activities of interest to the Corporation. Such committees may function in the following areas, among others: (i) strategic and financing; (ii) governance and ethics; and (iii) directors’ and officers’ compensation and executive development;

20) To create technical or consultative committees without voting powers, aimed at discharging specific duties or carrying out general activities of interest to the Corporation. Such committees may function in the following areas, among others: (i) strategic and financing; (ii) governance and ethics; and (iii) directors’ and officers’ compensation and executive development;

21) To supervise the performance of the duties of any committees that may be created to assist the Board of Directors, to approve the respective regulations and to consider any opinions and reports submitted by such committees pursuant to the prevailing legislation;

22) To define the three-name list of firms with expertise in economic valuation of companies, for the purpose of preparing a valuation report on the shares of the Corporation in the event of cancellation of registration as a publicly-held corporation or delisting from the Novo Mercado, as provided under Section 41 of these Bylaws.

23) To draft and publish a prior reasoned opinion on any and all tender offers for shares issued by the Corporation, within fifteen (15) days after publication of the announcement of tender offer initiated for shares, and concerning: (i) the convenience and potential opportunity of the offer in respect of the joint interests of shareholders and in relation to the liquidity of the securities held; (ii) the repercussions of the offer on the Corporation’s interests; (iii) the strategic plans disclosed by the offer or in relation to the Corporation; and (iv) other points considered relevant. In the opinion, the Board of Directors shall give a reasoned opinion in favor or against acceptance of the tender offer for shares, alerting shareholders that each shareholder is responsible for the final decision on the acceptance or non-acceptance of said offer.

The following actions will require the affirmative vote of two thirds (2/3) of the members of the Board of Directors:

1)        To propose amendments to the Bylaws with respect to the term of duration of the corporation, the corporate purposes, increases or decreases in capital stock, issue of securities, abrogation of preemptive rights for subscription of newly issued shares and other securities, dividends, interest on shareholders’ equity, the powers and authority of the shareholders’ meeting, the organizational structure and duties of the Board of Directors and Board of Executive Officers and the respective voting requirements;

2)        To propose the spin-off, consolidation, merger of or into the Corporation, and the change of the type of the Corporation or any other form of corporate restructuring;

3)        To approve the liquidation, dissolution, appointment of liquidators, bankruptcy or any voluntary acts for the reorganization of the Corporation in or out-of-court and any financial restructuring in connection therewith;

4)        To propose the creation, acquisition, assignment, transfer, disposition and/or encumbrance, in any manner or by any means, of: a) ownership interests and/or any securities held in other companies (including waivers of the right to subscribe for shares or bonds convertible into shares of subsidiaries, controlled affiliates or associated companies; b) fixed assets that are not itemized in the Plan for Disposal of Noncurrent Assets approved annually by the Board of Directors; and c) any fixed assets representing, (i) alone, an amount equal to two and one half of one percent (2.5%) or more of the shareholders’ equity of the Corporation, or (ii) in the aggregate, twenty percent (20%) or more of the shareholders’ equity of the Corporation;

5)        To establish limitations on the value, term of duration, or kind of transaction for the borrowing of money and other financing transactions, or any security interests in real or personal property or other forms of guarantee;

6)        To approve expenses to be incurred and any financing transaction in connection with activities relating to soybeans, corn and other inputs not expressly included in the general budget, any hedging transactions in the futures and options markets or otherwise;

7)        To carry out transactions and business of any nature with controlled companies and affiliates of the Corporation, including the assignment or provision of guarantees, contracting insurance sureties, as well as performance bonds, loans and financings representing, (i) alone, an amount equal to two and one half of one percent (2.5%) or more of the shareholders’ equity of the Corporation, or (ii) in the aggregate, twenty percent (20%) or more of the shareholders’ equity of the Corporation;

8)        To approve integrated annual and multi-annual general capital budgets (operations budgets, investment budgets, and cash flow budgets) of the Corporation and companies controlled by and affiliated with the Corporation, to establish investment policies and the corporate strategy. The integrated annual general budget shall always be approved on or before the last day of the year preceding the calendar year to which it refers and shall cover the twelve months of the subsequent fiscal year. The budget of the corporation shall, at any time during a given calendar year, cover a minimum period of six (6) months. The implementation and execution of the approved budget will be reviewed on a monthly basis at the regular meetings of the Board of Directors;

9)        To elect the members of the Board of Executive Officers, designating the Chief Executive Officer and his or her substitute in case of disability or absence;

10)     To issue, repurchase, repay and/or redeem shares of stock, debentures, whether convertible or not, warrants and any other securities;

11)     To establish the dividend payment policy;

12)     To approve the assignment, transfer and/or acquisition of any rights in connection with trademarks, patents, production and technology processes.

Board of Executive Officers

The Board of Executive Officers, whose members will be elected and may be removed at any time by the Board of Directors, will be composed of at least two (2) and not more than fifteen (15) members elected for a period of two (2) years, being one (1) Chief Executive Officer, one (1) Chief Financial Officer, one (1) Investor Relations Officer, the other Executive Officers to have their designated title and duties as may be proposed by the Chief Executive Officer to the Board of Directors pursuant to Section 21 below, all must be professionals satisfying the requirements detailed in Paragraph Three and Four below.

The offices of President of the Board of Directors and Chief Executive Officer shall not be exercised by the same person, except in the event of a vacancy, which shall be addressed by a specific disclosure to the market and for which measures shall be taken to fill the respective offices within one hundred and eighty (180) days.

At the discretion of the Board of Directors, the Chief Financial Officer may discharge the duties of Investor Relations Officer cumulatively with his or her own duties.

The election of the Board of Executive Officers will be conducted by the Board of Directors, which may choose from a list of candidates preselected by the Chief Executive Officer. For that purpose, the Chief Executive Officer will send to the Board of Directors a copy of the résumé of each candidate, together with the proposed terms of his or her employment and all other information necessary as evidence of the qualifications required as set forth in Paragraph Four of this Section.

The Board of Executive Officers will be composed solely of professionals having demonstrable technical knowledge acquired through coursework or through the exercise of activities consistent with the position for which they have been proposed.

It shall be the duty of:

1) The Chief Executive Officer:

a) To call and preside over the meetings of the Board of Executive Officers

b) To represent the Board of Executive Officers at any meetings of the Board of Directors;

c) To submit to the consideration of the Board of Directors any proposals from the Board of Executive Officers with respect to the investment plan, the organizational structure, qualifications for and duties of any offices or positions, adoption of and amendments to the Internal Regulations and other rules and general operating standards of the Corporation and any companies controlled by and affiliated with the Corporation;

d) To supervise and direct the conduct of the corporate business and the activities of all other Executive Officers;

e) To submit the financial statements, operations and investment budgets, the financial plan and cash flow to the Board of Directors;

f) To propose to the Board of Directors any positions in the Board of Executive Officers with or without a designated title, and the respective candidates to discharge specific duties as he or she deems necessary.

2) The Chief Financial Officer:

a) To prepare, in conjunction with the other executive officers and under the coordination of the Chief Executive Officer, budgets to be submitted for approval to the Board of Directors, and to control the implementation of these budgets, especially with respect to cash flow management;

b) To direct the implementation of the economic and financial policy, supervising the economic and financial activities as determined by the Board of Directors; to organize and coordinate the information system required for his or her activities, and to supervise all controllership activities.

3) The Investor Relations Officer:

a) To represent the Corporation before the Brazilian Securities Commission (“CVM”) and all other entities in the securities market and financial institutions, as well as any Brazilian or foreign regulatory authorities and stock exchanges on which the securities of the Corporation are listed, and to cause any regulations applicable to the Corporation to be complied with in regard to registration with the CVM and any regulatory authorities and stock exchanges on which the securities of the Corporation are listed, and to manage the investors relations policy;

b) To monitor compliance with the obligations under Article VII of these Bylaws by the shareholders of the Corporation and to submit to the shareholders’ meeting and/or the Board of Directors, when requested, his or her conclusions, reports and actions taken.

4) The other Executive Officers, whose title will be designated by the Board of Directors based on a proposal from the Chief Executive Officer:

a) To direct, coordinate and supervise specific activities under their responsibility;

b) To discharge specific duties as may be assigned to them by resolution of the Chief Executive Officer.

Subject to the limitations imposed by law and these Bylaws, general management powers are vested in the Board of Executive Officers to take all action necessary for the regular operation of the Corporation with a view to attaining the corporate purposes.

Subject to the provisions of Paragraph One of this Section, any two (2) members of the Board of Executive Officers acting together, in or out of court, will have powers to perform any lawful acts and bind the Corporation in any matters affecting its rights and obligations.

The Chief Executive Officer, or his or her substitute acting together with another member of the Board of Executive Officers, will be exclusively responsible for the acquisition, assignment, transfer, disposal and/or encumbrance, in any manner and by any means, of the following:

a) ownership interests in and/or any other securities of any companies;

b) real properties of any value and any fixed assets.

Any two members of the Board of Executive Officers, subject to the proper instruments, may appoint attorneys-in-fact with specific powers to act on behalf of the Corporation under a fixed-term mandate to be determined on case-by-case basis, except where given for in-court representation for an indefinite period. In any event, they will be subject to the limitations and restrictions contained in the leading sentence and Paragraph One of this Section and any other limitations and restrictions determined by the Board of Directors.

The Board of Executive Officers will meet whenever necessary, and minutes of such meetings will be recorded in the corporate register.

The Board of Executive Officers will act by a majority vote, the Chief Executive Officer or his or her substitute to cast the tie-breaking vote.

A quorum at any meetings of the Board of Executive Officers will consist of not less than two thirds (2/3) of its members, the Chief Executive Officer or his or her substitute to be always present at such meetings.

Where necessary, Executive Officers shall be allowed to participate in meetings of the Board of Executive Officers by telephone, videoconference or any other means of communication that is able to ensure effective participation and the authenticity of his or her vote. In this case, the Executive Officer shall be considered present at the meeting and his or her vote shall be considered valid for all legal intents and purposes and recorded in the minutes of said meeting.

In the event of absence or temporary disability, the Executive Officers will substitute for one another, as directed by the Chief Executive Officer. In case of a vacancy, the Board of Directors will, within thirty (30) days, designate a person to fill the vacancy, whose term of office will coincide with that of the other Executive Officers.

Fiscal Council

The Corporation will have a Fiscal Council functioning on a permanent basis, composed of three (3) regular members and an equal number of alternates, elected by the shareholders’ meeting, who shall exercise their duties until the first ordinary general meeting to be held after their election, and reelection shall be permitted, with the duties, powers and compensation prescribed by law.

 The members of the Fiscal Council will take their offices by signing a statement of incumbency in the corporate register, which shall constitute assent to all the manuals, codes, regulations and in-house policies of the Corporation, and by previously signing the relevant Consent to Appointment referred to in the Novo Mercado Listing Regulations.

 The Fiscal Council will hold regular meetings every month and special meetings whenever necessary, and minutes of such meetings will be recorded in the corporate register.

 Compliance with the requirements of applicable legislation, the provisions of these Bylaws and the Regulations of the Fiscal Council is required for the full discharge of the functions of the Fiscal Council.

 The members of the Fiscal Council will be subject to the same obligations and prohibitions imposed by law and these Bylaws on the directors and officers of the Corporation.

 The members of the Fiscal Council may only be members of the Board of Directors, Fiscal Council or Audit Committee of three others  companies only in addition to the Corporation.

 In the event of vacancy in the office any regular member of the Fiscal Council, the respective alternate will fill the vacancy. If there is a vacancy in the office of a regular member and the respective alternate, the shareholders’ meeting will be called to elect a member to fill the vacancy.

Statutory Audit Committee

 The Company shall have a permanently installed Audit Committee made up of 4 (four) members, being 2 (two) independent members with seats on the Board of Directors and 2 (two) independent external members who shall not sit on the Company’s Board of Directors or the Executive Board, pursuant to the requisites for independence enshrined in the applicable regulations, especially CVM Instruction 509/11. The members of the Audit Committee shall be appointed by the Board of Directors for mandates of 2 (two) years and shall exercise their positions in the Committees for no more than 10 (ten) years, being subject to removal from their positions at any time. In the case of the member of the Committee who is also a member of the Board of Directors, their mandate shall terminate concomitantly with the mandate as Director.

 In exercising their activities, the members of the Audit Committee shall comply both with the rules under Brazilian legislation, particularly CVM Instruction 509/11, and also United States legislation, including the provisions of the Sarbanes–Oxley Act and the rules issued by the  Securities and Exchange Commission - SEC.

 At least one of the members of the Audit Committee shall have proven knowledge of the corporate accounting, auditing and financial areas, the said member being characterized as a financial specialist.

The Audit Committee shall have the following functions: 1) opine on the engagement and removal of the independent auditor for the preparation of the outside independent audit or for any other service; 2) supervise the activities: (a) of the independent auditors in order to evaluate their independence, the quality and suitability of the services rendered with respect to the Company’s needs; (b) of the Company’s internal controls area; (c) of the Company’s internal audit area; and (d) of the area for the preparation of the Company’s financial statements; 3) monitor the quality and integrity of: (a) the internal controls’ mechanisms; (b) the quarterly information, interim and financial statements of the Company; and (c) the information and measurements published on the basis of adjusted account data and non-accounting data which may incorporate elements not provided in the structure of the usual reports to the financial statements; 4) evaluate and monitor the Company’s exposure to risk, including, as the case may be, requiring detailed information of the policies and procedures related to: (a) management remuneration; (b) the use of Company assets; and (c) expenses incurred in the name of the Company; 5)  evaluate and monitor together with management and the internal audit area, the suitability of the transactions with related parties undertaken by the Company and the respective substantiation of the said transactions; and 6) to prepare a summarized annual report to be presented together with the financial statements containing the description of: (a) its activities, the results and conclusions reached and the recommendations proffered; and (b) any situations where there is significant divergence between the management of the Company, the independent auditors and the Audit Committee in relation to the Company’s financial statements.

 The Audit Committee shall be an advisory body directly linked to the Board of Directors.

 The Audit Committee shall meet monthly and whenever necessary such that the Company’s accounting information may always be examined prior to its publication.

The Audit Committee’s internal charter shall be approved by the Board of Directors, describing in detail the Committee’s functions as well as its operating procedures.

The Audit Committee shall have the means to receive, retain and respond to whistle blowing, including of a confidential nature, internal and external to the Company, on matters related to the scope of its activities, including matters of an accounting, internal control and auditing nature.

The Board of Directors shall establish the compensation for the members of the Audit Committee. The Audit Committee shall have the operating autonomy and the budgetary allowance, either annually or on a per project basis, to conduct or decide on consultations, evaluations and investigations within the scope of its activities including the engagement and use of external independent specialists and to remunerate these specialists accordingly  (iii) to pay the ordinary administrative expenses of the Audit Committee.

 The meetings of the Audit Committee must be recorded in the form of minutes, decisions/recommendations to be adopted on a favorable 2/3 majority vote of its members.

 The coordinator of the Audit Committee, together with other members when necessary or convenient must: (i) meet at least once every quarter with the Board of Directors and with the Fiscal Council; and (ii) be present at the Company’s annual general meeting and when necessary, the  extraordinary general meetings.

 The members of the Audit Committee must elect from among themselves, the Committee’s coordinator, the activities and duties of whom shall be established in the Committee’s internal charter.

 The members of the Audit Committee may only be members of the Board of Directors, the Fiscal Council or the Audit Committee of three other companies.

 The members of the Audit Committee shall have the same fiduciary duties and responsibilities as those applicable to the management of the Company pursuant to Law 6.404/76.

Comittees

Objectives

The Board of Directors in the exercise of his powers established in the Bylaws shall act for the creation of committees to advise the Board in making decisions that require study and analysis of specific and detailed interest of the Company to permit and provide continuity and add value to business Company, approving the present Rules. The Board of Directors Meeting approved, on April 26, 2013, the Advisors Committees, composed as follows:

Shall be established the following committees:

a) Governance and Sustainability Committee;

b) Committee on Finance and Risk Policy;

c) People, Organization and Culture Committee;

d) Strategy Committee and Markets;

Powers, Duties and Responsibilities

The Committees are not deliberative in character, having no power of decision. The meetings will have a secretary to assist the work of the Committee.

Committees are responsible for, when requested by the Board, issue analysis and opinions on the issues relevant to matters concerning:

a) Governance and Sustainability Committee

Responsible for monitoring, improving and recommend to the Board of Directors, principles, guidelines and best practices in corporate governance and sustainability, the main activities: Contribute to the adoption and continuous improvement of governance practices and the proper functioning of the organs of governance Company; Ensure the improvement of the management system to avoid conflicts of interest, proposing, where appropriate, update the institutional instruments (laws, regulations and policies); Monitor and monitor the sustainability policy and its implementation; contribute to the effectiveness of institutional policies and socio-environmental responsibility, collaborating with the issuance of reports on these topics. The Committee will also be responsible for monitoring the financial or non-financial risks, including operational and other risks.

 b) Finance Committee and Risk Policies

Advise the Board of Directors to ensure compliance mechanisms and related financial risk management, applications of financial policies, tax, strategic guidelines of funding aligned to business risk profile controls, considering the appropriate capital structure of the Company. The Committee will also be responsible for monitoring the company's results and budget management of the company

c) People, Organization and Culture Committee.

Advise the Board of Directors in approving related to the development of people and organization processes. Advise the Board of Directors in setting compensation policies and compensation of executives and employees. Support the executive branch in the assessment, selection and development of top leadership. Advise the Board of Directors in the formulation and practice of BRF culture, monitoring and encouraging proper behavior of leaders. Propose actions that align the expectations of shareholders and executives.

 d) Strategy Committee and Markets

Responsible for contributing, advising the Board of Directors, the proposition and discuss the planning, monitoring and directing the BRF corporate strategy, involving national and international (Mergers / Acquisitions, Divestitures, Expansions / New Capabilities, New Business) investments, overseas markets , brands and products, new and existing.

Composition

The appointments of members of committees would coincide with the appointment of members of the Board. There may be renewed at the discretion of members of the Board.

In case of replacement of members, whether by resignation or decision of the Board, the termination of the mandate of the new integral will coincide in the same way, with the other members.

The appointment of members of the Committee held the first meeting after the election of the Board by the General Assembly of Shareholders.

The Governance Committee, Sustainability and Strategy will consist of up to 04 (four) members who shall be members of the Board and a member of the Executive Directors of the Company.

The Committee on Finance and Risk Policy shall be composed of up to 04 (four) members, who are members of the Board and may be the CEO or CFO of the Company.

The Compensation Committee of Directors and Executive Development will consist of up to 04 (four) members, who are members of the Board.

The Committees will be composed of at least one professional market. Members of the market should have proven expertise in the field of competence of each of the committees. Each committee will have a coordinator, who must be a member of the Board, chosen by the Board of Directors of the Company.

The external members of the Committees, when appropriate, should have a solid reputation and cannot be elected to those who (i) occupy positions in companies that may be considered competitors of the Company, or (ii) have or represent conflicting interests with the Company.

The Advisory Committee members, not administrators of the Company, sign the Terms of Accession to the Code of Ethics and Policy on Disclosure of Information and Trading of Shares of the Company, being responsible for complying with the rules and confidentiality agreement and other covenants required to perform the function.

Mechanisms for evaluating performance of each agency or committee

Statutory Board: Members are assessed individually, only. Absence of a formal instrument for evaluating performance of the agency, in a joint.

Mechanisms for evaluating performance of members of the board, committees and board of directors

The Company's executive officers are evaluated annually, and established the beginning of each exercise individual goals for the expected performance of the respective area and the Company.

Members of the Board of Directors and the committees do not have a formal assessment tool of individual performance.

12.2. Rules, policies and practices related to the general meetings

a. call notices

Meetings of the shareholders, called and convened as prescribed by law and these Bylaws, will be held annually within the first four months after the end of each fiscal year, and especially, whenever the interests and business of the Corporation require action by the shareholders.

The first notice of any shareholders’ meeting shall be given not less than fifteen (15) days prior to the meeting.

Except in the case provided by Section 42 (ii) of these Bylaws, the shareholders’ meeting held to consider the cancellation of registration as a publicly-held corporation or the delisting of the Corporation from the New Market shall be called on not less than thirty (30) days’ notice.

In addition to an identification document, each shareholder shall submit within not less than five (5) days before any shareholders’ meeting, as the case may be: (i) the relevant proxy instrument containing the notarized signature of the person giving the proxy; and/or (ii) so far as concerns shareholders participating in the fungible custody of shares in book-entry form, an statement showing the respective holdings issued by the institution providing custodial services. Without prejudice to the provisions of this Section, the shareholder attending the shareholders’ meeting with the required documents in hand which attest its shareholder status will be entitled to participate and vote in such meeting.

b. matters to vote

The proceedings at shareholders’ meetings will be directed by the Chairman of the Board of Directors or, in his or her absence, by the Vice Chairman, who will designate the secretary of the meeting. In the event of absence or temporary disability of the Chairman and Vice Chairman of the Board of Directors, the shareholders’ meeting will be presided over by their respective alternates or, in the absence or disability of such alternates, by a Director specially designated by the Chairman of the Board of Directors.

The shareholders’ meeting will have the powers defined by law and, subject to exceptions set forth in law and in these Bylaws, the shareholders will act by an absolute majority of the affirmative votes cast at the meeting by any system adopted by the chair and secretary.

In addition to the powers granted by law and these Bylaws, the following powers are vested in the shareholders:

1) To take action with respect to stock dividends and any stock split and reverse stock split;

2) To approve stock option plans for directors, officers and employees of the Corporation, as well as for the directors, officers and employees of other companies directly or indirectly controlled by the Corporation;

3) To take action on the allocation of the profit for the fiscal year and a distribution of dividends, as proposed by the directors and officers;

4) To take action on the delisting from the New Market (“Novo Mercado”) of the São Paulo Stock Exchange – BM&FBOVESPA (“BM&FBOVESPA”);

5) To fix the compensation of the Fiscal Council pursuant to law and these Bylaws;

6) To take action for cancellation of registration with CVM as a publicly-held corporation, subject to the provisions of Article VII of these Bylaws;

7) To select the expert firm that will be responsible for preparing a valuation report on the shares of the Corporation in the event of cancellation of registration as a publicly-held corporation or delisting from the New Market, as provided for in Article VII of these Bylaws.

Despite the spraying of their capital, the assemblies are made of BRF in the presence of more than 70% and stakeholder participation is stimulated by direct approach to investors, as well as the availability of the reference manual, which are explained in detail the reason for the meeting the importance of the presence, in addition to general guidance on the process.

c. addresses (physical or electronic) where the documents related to the general meeting will be at the disposal of the shareholders for analysis

The documents referred to herein are available for the shareholders at the BRF – website (www.brf-br.com/ir). Copy of such material is also available at the websites of the Brazilian Security and Exchange Commission (www.cvm.gov.br) and the Stock Exchange of São Paulo (www.bmfbovespa.com.br), from the date hereof. The shareholders intending to consult and check the documents at the head offices of the Company must schedule a date and time with the department of Corporate Governance (Telephones +55 (11) 2322-5049/5050/5061/5544).

d. identification and management of conflict of interests

The Corporation, its shareholders, directors and officers and members of the Fiscal Council agree that any disputes or controversies that might arise among them, particularly if relating to or caused by the application, validity, effectiveness, interpretation, violation, and the consequences of, any violation of the provisions of the New Market Participation Agreement, New Market Listing Regulations, these Bylaws, any shareholders’ agreements on file at the registered office of the Corporation, the provisions of the Corporations Law, the rules established by the Brazilian National Monetary Council, the Central Bank of Brazil or CVM, the regulations of BM&FBOVESPA and any other rules governing the securities market generally, and the Rules of the Capital Market Arbitration Chamber will be settled by an arbitration conducted in accordance with the Rules of the Market Arbitration Chamber.

e. request of proxy by management for the exercise of the voting right

The Company conducts public claim of attorney at the time of submission of its Ordinary and Extraordinary General Shareholders Meeting Manual, which contains instructions for participation in the Shareholders’ Meeting (E/OGSM), and the power of attorney. Thus, investors can ensure participation in the Meetings and if they wish, vote for, against or abstain from voting on matters to be deliberated.

f. formalities necessary for acceptance of proxy instruments granted by shareholders, indicating whether grantor admits proxies granted by electronic means

Legitimization and representation of shareholders at the general meetings

Shareholders

Individual Shareholder

▪   ID Card with picture;

▪   Statement including the respective shareholding interest, issued by the custodian bank.

Corporate Shareholders

▪   Notarized copy of the latest Bylaws or consolidated articles of association, and of the corporate documentation granting powers of attorney (e.g.: minutes of the election of officers);

▪   Identification Document from the legal representative(s) with picture;

▪   Statement including the respective shareholding interest, issued by the custodian bank.

Shareholders Represented by Power of Attorney

▪   In addition to the abovementioned documents, a notarized power of attorney, which must have been granted in less than 1 year to an attorney who must be a shareholder, manager of the company or lawyer; and

▪   Attorney's Identification Document with picture.

PS: The corporate documentation must confirm the authority of the legal representative(s) that granted the power of attorney in the name of the corporate shareholder.

Foreign Shareholders

Foreign shareholders must present the same documentation as the Brazilian shareholders, except for the fact that corporate documents of the corporate shareholders and the proxies must be notarized and consularization.

Holders of American Depositary Shares – ADRs

ADRs holders will be represented by The Bank of New York Mellon, as the depository institution, pursuant to the terms of the “Deposit Agreement” signed with BRF – S.A.

In the last Meeting was held, BRF had the participation of over 81.18% of its shareholders, a great number, considering their diffuse control. In all Shareholders’ Meetings, the Company informs its shareholders and legal representatives about the availability of a power of attorney and provides a link to your website.

Online Meetings - electronic voting tool. Investors are advised by the Brazilian Securities Commission (CVM), sending e-mail to the registered shareholders, newspapers and websites. The BRF emphasizes in its documents the availability of a power of attorney and notes that the IR area is available for possible guidance on the proxies.

Address for delivery of documents or for communication with the Corporate Governance – Rua Hungria, 1.400, 01455-000, São Paulo – SP - Phone: +55 (11) 2322 5061 / Fax: +55 (11) 2322 5747 / E-mail: acoes@brf-br.com / www.brf-br.com/ir

g. maintenance of forums and pages in the Internet directed to receive and share the shareholders’ comments on the subjects covered at the meetings

The Company has a website hosted on the worldwide computer network through which it receives feedback from shareholders, including on the agendas of meetings. Following address: www.brf-br.com/ir

h. live and/or audio transmission of the meetings

The Shareholders’ Meetings, are broadcasted via streaming video system, open to investors who preferred to participate in this way.

i. mechanisms intended to allow the inclusion of shareholders’ proposals in the agenda

Shareholders’ Meeting may only discuss matters listed on the agenda of the relevant notice of summons, with the exceptions provided for in the Corporations Law.

However, investors have a channel of communication with management, through the investor relations website: www.brf-br.com/ir, where investors can enter their proposals to be evaluated.

12.3. Dates and newspapers for publication

Fiscal	Document	Newspaper - Estate	Dates
12/31/2013	Financial Statements	Diário Catarinense - SC	02/28/2014
		Diário Oficial do Estado - SC	02/28/2014
		Valor Econômico - SP	02/28/2014
	Convocation Notice of Shareholders General Meeting	Diário Catarinense - SC	03/05/2014
03/06/2014
03/07/2014
		Diário Oficial do Estado - SC	03/05/2014
03/06/2014
03/07/2014
		Valor Econômico - SP	03/05/2014
03/06/2014
03/07/2014
	Minutes of the General Shareholders Meeting	Diário Catarinense - SC	04/07/2014
		Diário Oficial do Estado - SC	04/07/2014
		Valor Econômico - SP	04/07/2014
12/31/2012	Financial Statements	Diário Catarinense - SC	04/07/2013
		Diário Oficial do Estado - SC	04/07/2013
		Valor Econômico - SP	04/07/2013
	Convocation Notice of Shareholders General Meeting	Diário Catarinense - SC	03/07/2013
03/06/2013
03/05/2013
		Diário Oficial do Estado - SC	03/07/2013
03/06/2013
03/05/2013
		Valor Econômico - SP	03/07/2013
03/06/2013
03/05/2013
	Minutes of the General Shareholders Meeting	Diário Catarinense - SC	04/17/2013
		Diário Oficial do Estado - SC	04/17/2013
		Valor Econômico - SP	04/17/2013
12/31/2011	Financial Statements	Diário Catarinense - SC	03/03/2012
		Diário Oficial do Estado - SC	03/03/2012
		Valor Econômico - SP	03/03/2012
	Convocation Notice of Shareholders General Meeting	Diário Catarinense - SC	03/26/2012
03/27/2012
03/28/2012
		Diário Oficial do Estado - SC	03/26/2012
03/27/2012
03/28/2012
		Valor Econômico - SP	03/26/2012
03/27/2012
03/28/2012
	Minutes of the General Shareholders Meeting	Diário Catarinense - SC	04/26/2012
		Diário Oficial do Estado - SC	04/26/2012
		Valor Econômico - SP	03/23/2012

12.4. Rules, policies and practices about the board of directors

a. frequency of meetings

The Board of Directors will meet regularly once every month and, specially, whenever required, on call by the Chairman or a majority of the Board members. Minutes of such meetings will be recorded in the proper book.

At any meeting of the Board of Directors a quorum will consist of not less than 2/3 of its members.

b. shareholder agreement provisions establishing restriction or dependence to the exercise of the voting right of board members, if applicable

No elected member of the Board of Directors shall participate in any meetings at which action is proposed to be taken on matters with respect to which he or she may have or represent an interest conflicting with the interests of the Corporation, and no such member shall have access to information relating thereto.

c. rules for identification and management of conflicts of interest

The Corporation, its shareholders, directors and officers and members of the Fiscal Council agree that any disputes or controversies that might arise among them, particularly if relating to or caused by the application, validity, effectiveness, interpretation, violation, and the consequences of, any violation of the provisions of the New Market Participation Agreement, New Market Listing Regulations, these Bylaws, any shareholders’ agreements on file at the registered office of the Corporation, the provisions of the Corporations Law, the rules established by the Brazilian National Monetary Council, the Central Bank of Brazil or CVM, the regulations of BM&FBOVESPA and any other rules governing the securities market generally, and the Rules of the Capital Market Arbitration Chamber will be settled by an arbitration conducted in accordance with the Rules of the Market Arbitration Chamber.

12.5. Description of the commitment clause to settle disputes through arbitration

According to section 44 of the By Law, the Corporation, its shareholders, directors and officers and members of the Fiscal Council agree that any disputes or controversies that might arise among them, particularly if relating to or caused by the application, validity, effectiveness, interpretation, violation, and the consequences of, any violation of the provisions of the New Market Participation Agreement, New Market Listing Regulations, these Bylaws, any shareholders’ agreements on file at the registered office of the Corporation, the provisions of the Corporations Law, the rules established by the Brazilian National Monetary Council, the Central Bank of Brazil or CVM, the regulations of BM&FBOVESPA and any other rules governing the securities market generally, and the Rules of the Capital Market Arbitration Chamber will be settled by an arbitration conducted in accordance with the Rules of the Market Arbitration Chamber.

Items 12.6 to 12.8

Board of Directors

Resume of candidate for Board of Directors - Member:

Eduardo Silveira Mufarej: Founding partner and CEO of Tarpon. He is currently a member of the Board of Director of BRF S.A. and serves as the Chairman of the Board of Omega Energia Renovável S.A. and served the Board of Arezzo & Co from 2007 to 2013.   Prior to joining Tarpon, Eduardo was responsible for the M&A activities of HSBC in Brazil, an associate at Banque CCF and an analyst at Citigroup’s capital markets division. Eduardo majored in Business Administration at Pontifícia Universidade Católica (PUC), in São Paulo.  He is also the Chairman of the Board of Confederação Brasileira de Rugby (Brazilian Rugby Union).

Eduardo Silveira Mufarej

36 years, business administrator, security number 263.395.488/06, Member of the Board of Directors, to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015.

Main professional experiences over the last 5 years

Company: Tarpon Investimentos S.A.

Designation: CEO

Functions of the office: Duties established by law and the bylaws.

Main activity of business: Investment Fund

Company: Companhia de Tecidos do Norte de Minas

Designation: Board Member

Functions of the office: Member of the Board of Directors, whose duties is the same Board with established by law and the bylaws.

Main activity of business: Production and marketing of yarns, fabrics, manufacture of textiles in general, the import and export.

Management positions who are or have in public companies:

Company: BRF S.A.

Title: Board Member

Period: from February 2014

Company: Arezzo Industria e Comercio SA

Title: Board Member

Period: 2007-2013

Company: Coteminas

Title: Board Member

Period: 2009 to 2011

Companies in the group of shareholders with a direct or indirect, less than 5% of the same class or kind of securities:

- Controlling: Tarpon Investimentos S.A.

- Others: diffuse control

Any criminal conviction, any conviction in an administrative rulings and penalties imposed, any sentence passed in, in the judicial or administrative, which has suspended or disqualified to practice a professional or commercial activity whatsoever: No.

Fiscal Council

Items 12.6 to 12.8

Resumes of candidates for Fiscal Council - Members and alternates:

Attilio Guaspari: An Engineer with a Master’s Degree in Management Sciences. He was Supervisor of the Financial Area and Head of the Audit Department of the National Social and Economic Development Bank - BNDES, as well as Financial-Administrative Director of Embrafilme. Since 1986, he has sat on various boards of directors such as Brasil Ferrovias S.A., FAPES, Indústrias Verolme-Ishibrás and Projeto Jarí. Currently, he is a member of the Fiscal Council of BRF and the Audit Committee of the BNDES. (Financial specialist and Independent member)

Agenor Azevedo Santos (alternate): Accountant and Business Administrator. Mr. Santos is a member of our Supervisory Board alternate. Accounting manager of the Foundation for Assistance and Social Welfare of BNDES - FAPES. (Alternate member Independent)

Susana Hanna Stiphan Jabra: Economist from FEA- USP and an MBA in Finance from INSPER, with specialization in Financial Management. Has worked for over 30 years in large and medium -sized businesses, participating in important operations carried out in the capital market. Served as an economist at Banco Itaú SA, Manager of Planning and Control Agency in the State Ltda., Executive Manager of Equity and a member of the Social Responsibility Committee at the Petrobras Social Security Foundation - PETROS, CFO and Investor Relations at TSL Ambiental SA, among others. Was a member of the Board of Directors of CPFL Energia, the Companhia Paulista de Força e Luz, the Company Piratininga Light and Power Generation and CPFL Energy SA, Telenorte Celular Participações, of Bonaire Participações SA , Fras - Le SA , among others. Was a member of the Supervisory Board and the Audit Committee of CPFL Energia , a member of the Supervisory Board of Universo Online SA, FERBASA and substitute in Banco Itau Unibanco Holding SA is currently a member of the Supervisory Board of BRF, JSL Logistics and CSU Cardsystem SA. Board Member and Audit Committee certified by the Brazilian Institute of Corporate Governance. ( independent member )

Paola Ferreira Rocha (alternate): Chemical Engineer with an MBA in Finance from Fundacao Dom Cabral and Master in Finance IBMEC. It Analyst Planning and Production Control Roche, and soon after, Resource Management Analyst at Banco Santander. Currently working in the area of Financial Planning Planning of Companhia Vale do Rio Doce.

Decio Magno Andrade Stochiero: Majored in Business Administrator and MBA in Rating Asset Investment Portfolios and the University of Sao Paulo. Mr. Decio has a long career in Sistel. He is currently Manager of Corporate Planning and Control, on the Board of Directors of the Bonaire Participações SA and Member of the National Technical Governance By ABRAPP.

Tarcisio Luiz Silva Fontenele (alternate):  Law degree and Post Graduate in Civil Procedural Law. Was General Director of Counsel of Americel SA - Cellular Telephone Company. Were Fiscal Director at Embratel Participacoes S.A. and Tele Nordeste Celular Participacoes S.A. and Controller Director at Fiscal Santos Brazil S.A. - Container Port Company. He is a member of the National Commission's Legal ABRAPP - Brazilian Association of Private Pension Closed. Currently holds the position of Legal Manager at Sistel. Alternate Tax Counsel is of Embraer since March 2001.

Fiscal Council Candidates - Members and alternates:

Attilio Guaspari

67 years, engineer, security number 610.204.868/72, Member of the Fiscal Council, to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015. (Independent member)

Main professional experiences over the last 5 years

Company: BRF S.A.

Designation: Member of the Fiscal Council of the BRF S.A. since April 2005.

Functions of the office:  Responsibilities of the Audit Committee established in Brazilian legislation and the Audit Committee established in the Sarbanes-Oxley.

Main activity of business: Production and Food Processing. .

Companies in the group of shareholders with a direct or indirect, less than 5% of the same class or kind of securities:

- Controlling: diffused control

- Others: diffused control

Management positions who are or have in public companies

Company: BNDES – Banco Nacional do Desenvolvimento Econômico e Social

Designation: Member of the Audit Committee.

Company: Proman

Designation:  Member of the Board of Directors, as Chief Executive Officer and as member since 2006.

Company: Brasil Ferrovias S.A.

Designation:  Member of the Board of Directors of the holding of the railroads Ferronorte, Ferroban and Novoeste from 2003 to 2006. Coordinator of the Audit Committee from 2005 to 2006.

Company: Verolme-Ishibrás S.A.

Designation:  Member of the Board of Directors

Any criminal conviction, any conviction in an administrative rulings and penalties imposed, any sentence passed in, in the judicial or administrative, which has suspended or disqualified to practice a professional or commercial activity whatsoever: No.

Agenor Azevedo dos Santos

57 years, Account, security number 383.239.407/97, Alternate Member of the Fiscal Council, to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015.

Main professional experiences over the last 5 years

Company: Fundação de Assistência e Previdência Social do BNDES – FAPES

Designation: Account Manager

Functions of the office:   Manage and Control Foundation's accounting numbers.

Main activity of business: Pension Fund.

Companies in the group of shareholders with a direct or indirect, less than 5% of the same class or kind of securities:

- Controlling: diffused control

- Others: diffused control

Management positions who are or have in public companies

Any criminal conviction, any conviction in an administrative rulings and penalties imposed, any sentence passed in, in the judicial or administrative, which has suspended or disqualified to practice a professional or commercial activity whatsoever: No.

Susana Hanna Stiphan Jabra

56 years, economist, security number 037.148.408-18, Member of the Fiscal Council, to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015.

Main professional experiences over the last five years

Company: Fras - Le SA

Title: Board of Directors

Functions of the office: Responsibilities of the Board of Directors established by the Brazilian legislation.

Main activity of the company: Autoparts.

Company: CPFL Energias SA

Title: Board of Directors

Functions of the office: Responsibilities of the Board of Directors established by the Brazilian legislation.

Core business: supply and transmission of power and light .

Company: CPFL Energias SA

Job Title: Supervisory Board

Functions of the office: Responsibilities of Audit Committee established under Brazilian law and the Audit Committee established in the Sarbanes - Oxley Act ..

Core business: supply and transmission of power and light .

Company: JSL SA

Job Title: Supervisory Board

Functions of the office: Responsibilities of Audit Committee established under Brazilian law and the Audit Committee established in the Sarbanes - Oxley Act ..

Company's principal activity: integrated logistics solutions .

Company: CSU Cardsystem SA

Title: Role of the Audit Committee established under Brazilian law .

Company's principal activity: processing and administration of means of payment ..

Companies in the group of shareholders with direct or indirect interest exceeding 5 % of the same class or kind of securities:

- Controlling: diffuse control

- Other: diffuse control .

Management positions that are or have in public companies :

Company: Fras - Le SA

Role: Member of the Board of Directors

Period: 2011-2012

Company: Bonaire Participações SA

Role: Member of the Board of Directors

Period: 2009-2012

Company: FERBASA - Ferro Alloys SA of Brazil

Position: Member of Audit Committee

Period: 2010-2012

Company: BRF SA

Position: Member of Audit Committee

Period: Since 2012

Company: JSL SA

Position: Member of Audit Committee

Period: Since 2012

Company: CSU Cardsystem SA

Position: Member of Audit Committee

Period: Since 2013

Report the existence of a marital relationship, stable union or kinship to the second degree between:

a. issuer's

Nothing to declare.

b .. ( i ) the issuer and ( ii ) managers of direct or indirect issuer

Nothing to declare.

c .. ( i ) the issuer or its direct or indirect subsidiaries and ( ii ) direct or indirect controlling shareholders of the issuer

Nothing to declare.

d. ( i ) the issuer and ( ii ) direct and indirect subsidiaries of the issuer

Nothing to declare.

Report subordination, rendering services or control over the past 3 years, between managers of the issuer :

a.sociedade controlled , directly or indirectly , by the issuer

 Nothing to declare.

direct or indirect b.controlador the issuer

 Nothing to declare.

c.caso relevant, supplier , client, debtor or creditor of the issuer, its subsidiaries or parent companies or subsidiaries of any of these people

 Nothing to declare.

Any criminal conviction, any conviction in CVM administrative proceedings and penalties imposed, any final and unappealable conviction at judicial or administrative levels that have suspended or disqualified him from practicing any professional or commercial activity: No.

Paola Rocha Ferreira

33 years, chemical engineer, security number 081.786.107/60, Alternate Member of the Fiscal Council, to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015.

Main professional experiences over the last 5 years

Company: Companhia Vale do Rio Doce

Designation: Finance Analyst

Functions of the office:   Management of cash flow for short and long term; financial projection scenarios, Optimization of Treasury operations; Preparation of monthly management report financial performance to the Executive Board; financial feasibility studies for new business opportunities.

Main activity of business: Mining

Company: Grupo Santander Banespa

Designation: Human Resource Analyst

Functions of the office: Reorganization of - mapping, review processes, optimizing the organization's panel of KPI's - coordinated by the McKinsey

Main activity of business: Banking

Companies in the group of shareholders with a direct or indirect, less than 5% of the same class or kind of securities:

- Controlling: controle difuso

- Others: controle difuso

Any criminal conviction, any conviction in an administrative rulings and penalties imposed, any sentence passed in, in the judicial or administrative, which has suspended or disqualified to practice a professional or commercial activity whatsoever: No.

Decio Magno Andrade Stochiero

48 years, business administrator, Member of the Fiscal Council , to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015. Tax Advisor is certified by the Brazilian Institute of Corporate Governance - IBGC.

Main professional experiences over the last 5 years

Company: Fundação Sistel de Seguridade Social

Designation: Control and Planning Corporate Manager.

Functions of the office:   Manage the activities of planning and control of the Foundation's investments. In addition to the duties established by law and the Company Statute.

Main activity of business: Complementary  Pension funds

Company: Bonaire Participações S.A.

Designation: Board Member

Functions of the office:   Member of the Board of Directors, whose duties is the same Board with established by law and the bylaws.

Main activity of business: Electric Energy

Companies in the group of shareholders with a direct or indirect, less than 5% of the same class or kind of securities:

- Controlling: diffused control

- Others: diffused control

Management positions who are or have in public companies

Company: CPFL Energia S.A.

Designation: Fiscal Council

Company: Perdigão S.A.

Designation:  Fiscal Council

Any criminal conviction, any conviction in an administrative rulings and penalties imposed, any sentence passed in, in the judicial or administrative, which has suspended or disqualified to practice a professional or commercial activity whatsoever: No.

Tarcísio Luiz Silva Fontenele

48 years, lawyer, security number 265.672.021-49, Alternate Member of the Fiscal Council, to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015.

Main professional experiences over the last 5 years

Company: Fundação Sistel de Seguridade Social - Sistel

Designation: Legal Manager

Functions of the office:   Coordination and management of all areas of legal Sistel.

Main activity of business: Pension Fund.

Company: Embraer S.A.

Designation:  Fiscal Council Alternate

Functions of the office:  Responsibilities of the Audit Committee established in Brazilian legislation and the Audit Committee established in the Sarbanes-Oxley.

Main activity of business: Aerospace

Companies in the group of shareholders with a direct or indirect, less than 5% of the same class or kind of securities:

- Controlling: diffused control

- Others: diffused control

Management positions who are or have in public companies

Company: Santos Brasil S.A.

Designation: Fiscal Council

Company: Tele Nordeste Celular Participações S.A

Designation:  Fiscal Council

Any criminal conviction, any conviction in an administrative rulings and penalties imposed, any sentence passed in, in the judicial or administrative, which has suspended or disqualified to practice a professional or commercial activity whatsoever: No.

12.9. Existence of a marital relationship, marriage or kinship to the second degree method Administering related issuer, subsidiaries and controlling
Name	Tax payer number	Corporate name of the issuer	CNPJ	Type of related person
Subsidiary of the issuer or administrator
Luiz Fernando Furlan	019.489.978-00	BRF S.A.	01.838.723/0001-27	Husband or wife (first degree)
Board member

Related person
Ana Maria Gonçalves Furlan	160.846.148-33	BRF S.A.	01.838.723/0001-27	Husband or wife (first degree)
Shareholder

Observation
Ms. Ana Maria Gonçalves Furlan Not Made otrabalha BRF or has any link with the Company

12.10 - Relations of subordination, rendering services or control between management and subsidiaries, controlling shareholders and others
Fiscal Year 12/31/2013
Name		Tax payer number	Type of Relationship Management with the connected person	Type of related person
Decio da Silva		344.079.289-72	Service	Provider
Ex Board member

Related person
WPA Participação e Serviços S.A.
President

Observation
Provide some smallers eletrical engines

12.11. Describe the provisions of any agreements, including insurance policies, which provide for the payment or reimbursement of expenditure borne by the administrators, as a result of damages caused to third parties or the issuer, penalties imposed by state agents, or agreements aimed at closing administrative or judicial proceedings, under the performance of their functions

The eventual reimbursement of expenses is covered by a Directors and Officers Liability insurance policy on the basis of a claim with notification up to the limit of US$ 35 million for BRF and all its subsidiaries, in accordance with the following coverage:

- The following are deemed to be insured: All officers, members of boards/councils, conditional on their exercising  management-related functions, and attorneys-in-fact duly vested in their functions, who have acted, are acting or may come to act as such;

- Indemnification due to administrative, arbitral or judicial  processes or proceedings (Civil or Criminal) due to act of omission inherent in their condition as administrator, with relation to questions of a tax, labor, social security, civil and criminal nature or of a consumer and anti-trust-related nature.

- Defense Costs (charges, fees, appeal bonds, defense when involving the imposition of fines against the insured party and of a environmental nature in which the insured party figures as the defendant or party defendant);

- Monetary convictions arising from judicial sentences with no right of appeal or final arbitration decisions ruled against the insured party;

-Judicial and extrajudicial agreements negotiated with the prior consent of, and in writing from the Insurer;

- New Subsidiaries (automatic coverage for new subsidiaries with assets less than 30% of the total assets of the Taker (Borrower)

12.12. Other relevant information

a)      General shareholders meeting

BRF S.A. made seven general meetings in the past years, as follows:

Date	Type	Installation quorum	Quorum
04/03/2014	O/ESM	At 1st call	74.34%
04/09/2013	O/ESM	At 1st call	81.18%
12/18/2012	ESM	At 1st call	69.65%
05/23/2012	ESM	At 1st call	66.18%
04/24/2012	O/ESM	At 1st call	74.92%
04/29/2011	O/ESM	At 1st call	71.67%

b)      Titles of Directors occupied by the directors of the company:

Abilio Diniz

Company: BRF SA

Title: Chairman of Board of Directors

Eduardo Rossi (alternate)

Company: Aria Consultoria Ltda

Title: Founding Partner

Sérgio Rosa

Company: BRF SA

Title: Vice Chairman of the Board of Directors

Company: Vale SA

Title: Chairman of Board of Directors

Company: Brasilprev Insurance and Pensions

Title: Chairman of the Executive Board

Silvia Helena Heloisa de Oliveira (alternate)

Company: ABRINQ Foundation

Title: Executive Administrator

Company: Desiderata Institute

Title: Chief Council

Paulo Assunção de Sousa

Company: BRF SA

Title: Member of Board of Directors

Company: Neoenergia SA

Title: Member of Board of Directors

Company: Provident Fund of Employees of Banco do Brazil - Previ

Role: Director of Administration

Mauro José Periotto (alternate)

Company: Banco do Brazil SA

Title: Administration Manager

Luis Carlos Fernandes Afonso

Company: BRF SA

Title: Member of Board of Directors

Company: Totvs SA

Title : Board Member

Manuela Cristina Lemos Marçal (alternate)

Company: BRF SA

Role: Deputy Member of the Board of Directors

Company: Petrobras Social Security Foundation - Petros

Role: Executive Manager of Equity Transactions

Carlos Fernando Costa

Company: BRF SA

Title: Member of Board of Directors

Company: Petrobras Social Security Foundation - Petros

Title: Chief Investment

Helena Kerr do Amaral (alternate)

Company: CPFL Energia SA

Title: Member of Audit Committee

Company: Petrobras Social Security Foundation - Petros

Title: Executive Director of Strategic Planning

Luiz Fernando Furlan

Company: BRF SA

Title: Member of Board of Directors

Company: Telefónica España SA

Title: Member of Board of Directors

Company: Telefonica Vivo SA

Title: Member of Board of Directors

Company: AGCO Corporation (USA)

Title: Member of Board of Directors

Company: Panasonic (Japan)

Title: Member of Board of Directors Global

Company: Walmart (USA)

Title: Member of Board of Directors International

Roberto Faldini (alternate)

Company: Faldini Participações e Investimentos Ltda

Title: Managing Partner

Company: Vulcabrás SA

Title: Member of Board of Directors

Manoel Cordeiro Silva Filho

Company: BRF SA

Title: Member of Board of Directors

Company: BR Education

Title: Founding Partner

Mauricio da Rocha Wanderley (alternate)

Company: Vale do Rio Doce Foundation Social - Valia

Title: Director of Investments and Finance

Walter Fontana Filho

Company: BRF SA

Title: Member of Board of Directors

Company: The State of São Paulo SA

Title: Chairman of Board of Directors

Company: Algar S.A.

Title: Member of Board of Directors

Company: Martins Commerce and Distribution Services SA

Title: Member of Board of Directors

Eduardo Fontana D Avila (alternate)

Company: Sadia SA

Title: Vice Chairman of the Board of Directors

Company: Cremer SA

Title: Member of Board of Directors

José Carlos Reis de Magalhães Neto

Company: BRF SA

Title: Member of Board of Directors

Company: Omega Renewable Energy SA

Title: Member of Board of Directors

Company: Tarpon Investimentos SA

Title: Chairman of the Board and Chief Investment Officer

Company: Company Acqua Rosa Morena and Industry and Trade Clothes SA

Title: Member of Board of Directors

Daniel Arruda Arduini Cavalcante (alternate)

Company: Tarpon Investimentos SA

Title: Investment Coordinator.

Company: CELESC - Central Electric Santa Catarina SA

Role: Deputy Member of the Board of Directors

Eduardo Silveira Mufarej

Company: BRF SA

Title: Member of Board of Directors

Company: Omega Renewable Energy SA

Title: Chairman of Board of Directors

Fiscal Council

Attilio Guaspari

Company: BRF SA

Title: Chairman of the Fiscal Council

Agenor Azevedo dos Santos (alternate)

Company: Foundation for Assistance and Social Welfare of BNDES - FAPES

Title: Accounting manager

Susana Hanna Stiphan Jabra

Company: BRF SA

Title: Member of Audit Committee

Company: Fras - Le SA

Title: Board of Directors

Company CPFL Energias SA

Title: Board of Directors

Company CPFL Energias SA

Title: Supervisory Board

Company: JSL SA

Title: Supervisory Board

Paola Rocha Ferreira (alternate)

Company: BRF SA

Role: Deputy Member of the Supervisory Board

Company: Petrobras Social Security Foundation - Petros

Title: Market Analyst

Company: Companhia Vale do Rio Doce

Role: Financial Analyst

Décio Magnus Andrade Stochiero

Company: BRF SA

Title: Member of Audit Committee

Company: Sistel Social Security - Sistel

Role: Manager Corporate Planning and Control

Company: Bonaire Participações SA

Title: Board Member

Tarcísio Silva Luiz Fontenele (alternate)

Company: BRF SA

Role: Deputy Member of the Supervisory Board

Company: Sistel Social Security - Sistel

Role: Legal Manager

Company: Embraer SA

Role: Alternate Fiscal Council

c)       Review of Administrative Structure and appointment of new Global CEO

On August 13, 2014 , the administrative structure of the Company was defined as matrix and divided into: (i) five global areas, responsible for setting policy and guidelines, namely: 1. Marketing and Innovation; 2. Finance, Administration and RI; 3. and Human Resources; 4. operations; 5. Integrated Planning and Management Control; (ii) two areas responsible for business regions in the Brazilian and international markets, with a focus on increasing market share and the development and expansion of business regions. The Council approved the appointment of Mr. Claudio Galeazzi for the succession of Mr. José Antonio do Prado Fay, who held the presidency of the BRF since October 2008 and was responsible for the successful merger of Sadia and Perdigão.

d)      Change in Board of Directors, Supervisory Board, Audit Committee and Executive Board

New Member of Board of Directors

Also on November 14, 2013, considering the resignation of Mr. Pedro de Andrade Faria of the Board, was elected to the Title of member of the Board of Directors, as ratified at the general meeting of April 3, 2014 , Mr. Simon Cheng, businessman, formed by

FGV São Paulo and an MBA from Harvard Business School, Boston. The executive worked at BCG - The Boston Consulting Group and currently is Investment Officer of Tarpon Investimentos. If ratified, yet, at the general meeting of April 3, 2014 , the decision of the meeting of the Board of Directors of 27 February 2014, the resignation of Mr. Cheng and the appointment of Mr. Eduardo Silveira Mufarej, to take the chair Mr. Cheng the Board of Directors. Mr. Mufarej’s degree in Business Administration from PUC - SP, founding partner and CEO of Tarpon Investimentos.

Fiscal Council

In a general meeting of April 3, 2014, approved the establishment of the Statutory Audit Committee. Thus, the Fiscal Council that performed the functions of an Audit Committee, became a pure Fiscal Council, as defined by the new bylaws adopted at AGM / EGM dated April 3, 2014.

Statutory Audit Committee

On General Shareholders Meeting, on April 03, 2014, was approved the Statutory Audit Committee. The installed Audit Committee made up of 4 (four) members, being 2 (two) independent members with seats on the Board of Directors and 2 (two) independent external members who shall not sit on the Company’s Board of Directors or the Executive Board, pursuant to the requisites for independence enshrined in the applicable regulations, especially CVM Instruction 509/11. The members of the Audit Committee shall be appointed by the Board of Directors for mandates of 2 (two) years and shall exercise their positions in the Committees for no more than 10 (ten) years, being subject to removal from their positions at any time. In the case of the member of the Committee who is also a member of the Board of Directors, their mandate shall terminate concomitantly with the mandate as Director.

In exercising their activities, the members of the Audit Committee shall comply both with the rules under Brazilian legislation, particularly CVM Instruction 509/11, and also United States legislation, including the provisions of the Sarbanes–Oxley Act and the rules issued by the  Securities and Exchange Commission - SEC.

International CEO

On November 14, 2013, Pedro de Andrade Faria, assumed the Title of CEO International, reporting directly to Claudio Galeazzi, Global CEO. Under his responsibility will be 19 sales offices, 11 plants two joint ventures and export procedures, involving more than 120 countries. Added to this structure of the top factory in Abu Dhabi, United Arab Emirates, scheduled for the first half of 2014. Operations Pedro de Andrade Faria graduated in Business Administration from Fundação Getúlio Vargas in São Paulo, and MBA the University of Chicago. Faria served as a member of the Board of Directors and Board of Investor Relations Tarpon. Previously, he was managing partner of the Homeland Investment, responsible for monitoring private equity portfolio. He also worked at Chase Manhattan Bank and Heritage / Salomon Brothers.

Vice Presidency for Finance and Investor Relations

The Board of Directors of BRF approved on December 19, 2013, the name of Augusto Ribeiro Jr. as vice president of Finance and Investor Relations, a Title hitherto occupied, temporarily at Eugenio Stiller Mr. Claudio Galeazzi, Director President of the Company. Augusto’s degree in Mechanical Engineering from the Federal University of Santa Catarina (UFSC), which also has a master's in Mechanical Engineering and a postgraduate degree in Corporate Finance from Fundação Getúlio Vargas. At the University of Pittsburgh, a master's in business administration and financial expertise at the Wharton School of Business, University of Pennsylvania. With passage by BASF, as manager of the Comptroller South America, and by Kraft, where he also worked in the planning and control, the executive worked at Unilever for 11 years, acting in several areas, from manufacturing, supply, and corporate audit controllership business.

e)      By Laws Changes

At general meeting held on April 3, 2014 , the following changes in the Company's Bylaws were adopted: (i) complemented the item "d" and insert the item "l" in Article 3, paragraph, promoting adjustments in respect support to the social object that can be held by the Company activities; ( ii ) set the wording of article 18, item 11, Article 26 and Article 27 insert, due to the creation of the Statutory Audit Committee; (iii) set the wording of article 20 , the heading and paragraph 3 of Article 21, items 1, 2 and 4 ; of articles 23 and 24 and paragraphs to reflect the change of Title of CEO Global; and (iv) redefined the numbering of chapters and articles in terms of statutory adjustments previously mentioned, according to the administration proposal.

f)       Abrasca the Self regulation

BRF joined on 08.15.2011 to Abrasca the Self regulation and Practice of Listed Companies and declares that applies the principles and rules set out in the Code, except CHAPTER 6 - RELATED PARTY TRANSACTIONS below the Company's justification for this chapter: CHAPTER 6 – RELATED-PARTY TRANSACTIONS.

Basic Principle

The board of directors and the board of executive officers should ensure that any Related-Party transactions are contracted strictly on an arm’s-length basis or with appropriate compensatory payment.

Rules

6.1.  The board of directors should approve a Related-Party transaction policy.

Applied practice. The company permits operations with its subsidiaries only, such operations with other related parties not being permitted.

6.1.1.  The Related-Party transaction policy should be made available on the Company’s website.

Not applicable.

6.1.2.     The board of directors, or the competent body, should monitor Related-Party transactions.

Not applicable.

6.2.  The board of executive officers should comply with and execute all the Related-Party transaction policies, as well as the procedures for monitoring and disclosing such transactions.

Not applicable.

6.3.  The board of directors and the board of executive officers should make sure that transactions between the Company and its Related Parties are memorialized in writing and are on a strictly arm’s-length basis or with appropriate compensatory payment, compatible with usual market conditions, if there are any.

Not applicable.

6.4.  If not expressly prohibited in the Company’s bylaws, the board of directors should bar any loans in favor of its parent, shareholders with a material stake in the Company or persons controlled or under the common control of such parent or shareholders, or in favor of any administrator of the persons mentioned above, except in favor of the Company’s subsidiaries or companies over which it has significant influence.

Applied practice, in accordance with the Corporate Bylaws.

6.4.1.     For the purposes of item 6.4, any stake larger than 20% (twenty percent) of the voting stock of the Company is presumed to be “material.”

Applied practice.

6.5.  The board of directors and the board of executive officers should promote broad disclosure to the market of the contracts between the Company and its Related Parties, when the contract constitutes a material act or fact, under the terms of applicable regulation or when disclosing the financial statements.

Not applicable.

Recommendations

6.6.  It is recommended that the board of directors bar the execution of service provision contracts between the Company and Related Parties, which involve remuneration through collection of a management fee.

Applied practice.

6.7.  It is recommended that the board of directors bar the execution of service provision contracts between the Company and Related Parties, which contain a remuneration clause based on a measure of the operational economic performance of the Company, such as invoicing, revenue, operational cash generation (EBITDA), net profit or market value, or that otherwise involves unjustifiable or disproportionate remuneration in terms of the generation of value for the Company.

Applied practice.

6.8.  It is recommended that the board of directors not approve transactions with Related Parties, whenever the vote or opinion of all the Independent Directors, or of all the external members of committees of the board of directors that fulfill the requirements of independence applicable to the Independent Directors, is against it.

Applied practice.

13. Management compensation

13.1. Describe the compensation policy or practice of the Board, the statutory and non-statutory executive board, the fiscal committee, the statutory committees and the audit, risk, financial and compensation committees, addressing the following aspects:

a. Objectives of the compensation policy or practice

                The Company’s compensation policy for officers, including Board members, statutory and non-statutory Officers and Fiscal Committee members is in line with the best market practices of corporate management and governance with a view to attracting and retaining professionals whose qualification, competencies and profile meets the needs of the business. Compensation is established according to market research and the Company’s strategic plan.

                The statutory board has variable compensation, yoked to targets and performance indicators to be met during the fiscal year. This expedient stimulates consistent and transparent sharing of the strategic plan and results, in line with the interests of the company, officers and shareholders.

b. Compensation Breakdown:

i.                    description of compensation elements and their purpose

Board of Directors:

                All Board members earn the same flat compensation which is in line with the legislation and market practices, in addition to reimbursements of all accommodation and transport expenses incurred as a result of performing the duties pertaining to their position. The Chairman earn higher compensation vis-à-vis other board members, bearing in mind that he carries different responsibility.

Fiscal Committee:

                Fiscal committee members earn a flat compensation, in addition to reimbursements of all accommodation and transport expenses incurred as a result of performing the duties pertaining to their position. Compensation is set at the same general meeting that elected them and cannot fall short, for each acting member, of ten percent of the average compensation granted to the Statutory Board, exclusive of benefits and profit sharing schemes.

Executive Board

                The members of the Executive Board earn flat and variable compensation. The compensation policy is drafted in accordance with the best market practices and the variable compensation is a function of their achievement of the targets, set and approved earlier in the year, and known as short-term incentives.

Additionally, our shareholders approved a long-term stock option plan that includes BRF’s executive officers (“BRF’s Plan”) March 31, 2010 and modified on April 24, 2012, including recently issued stock or stock in BRF’s treasury.

                The BRF Plan aims to attract, retain and motivate executives to create value for the company, in addition to contributing to align their interests to our shareholders’.

                This compensation policy encourages the Executive Board to scramble after higher returns while acknowledging their performance and outperformance of pre-designated targets, channeling their attention to those considered critical indicators in the Company’s strategy and bottomline, which ultimately meets shareholders’ interests.

                BRF S.A. has a People, Organization and Culture Committee that looks into the strategy of flat and variable compensation to be adopted, issuing recommendations and making adjustments that will later be submitted to the Board’s appreciation and approval.

Committees

                The participants of permanent advisory committees are members of the Board and the Statutory Board who do not receive any additional compensation for also taking part in these committees.

ii.                  what is the proportion of each element in the total compensation

For the Board, the Fiscal and Advisory Committees, the flat fee is 100% of the total compensation, according to previous paragraphs.

                As for the Statutory Board, the flat fee amounts to an average 42% of the compensation total, with the variable compensation averaging roughly 58%, whenever the set targets are met.

                These percentages may fluctuate since they are directly connected to the risks and bottomline envisaged by the Company.

iii.                Calculation and restatement methodology for each compensation element

                The compensation of Company Officers is regularly compared to market practices (adopted by large corporations mostly in consumer goods that use structured policies and best practices for human capital management, that offer sound employment conditions throughout the organization and show a balanced compensation breakdown). To this end, specialized consultancies conduct salary surveys and assess the need for adjusting compensation elements, whenever necessary.

                The compensation of Board, fiscal committee and statutory board members is set by assembly, taking into account the aforementioned elements.

iv.                 Reasons that justify the Compensation Breakdown

                The policy adopted by BRF S.A., equitably pieces out compensation elements so as to ensure that the best market practices and governance systems are used and the expected results are achieved by means of the variable portion, which encourages the performance and outperformance of pre-designated targets, and leads to risk and profit sharing schemes.

key performance indicators used to determine each compensation element

                To determine officers’ variable compensation, their performance against individual and collective targets –  EBITDA, Value Added and net income – is analyzed.

d. how compensation is built to reflect the behavior of performance indicators

                As for the flat compensation, it follows the aforementioned criteria. The variable compensation or the short-term incentive (Annual) is hitched to the Company’s performance indicators (Global Targets) and individual performance indicators (individual targets). However, for program participants to be eligible to the potential amount or a part of it (proportion), global net income and EBITDA figures must reach a minimum threshold pre-designated by the Board, under the penalty of non-payment of any such amounts.

e. how the compensation policy or practice fits the issuer’s short- , medium- and long-term interests

The practice the company has adopted regarding the various compensation elements meets short- , medium- and long-term interests since upon setting the compensation components the interests of both company and officers are aligned. The flat compensation is established according to market practices, as described above, aiming to retain talents and prevent them from looking to other companies for higher salaries. The variable portion that accounts for a significant part of total compensation is hitched to performance indicators attainable within a one-year period.  The purpose here is likewise to pay market rates but, particularly, boost company growth since the established targets, if achieved, will position the company on the growth and return path shareholders wish for.

Additionally, the General Shareholders’ Meeting of March 31, 2010, approved  and on April 24, 2012 and on April 09th 2013 changed a Stock Option Plan for the executives of BRF S.A. The plan was set up to boost shareholders’ expectations that their vision and long-term commitment will be instilled in executives, fostering expertise, new competencies and the appropriate behavior to ensure business perpetuation, in addition to reinforcing the attraction and retention of top executives.

f. compensation supported by subsidiaries, controlled companies or controlling shareholders, direct or indirect

                Members of the board, the fiscal committee and the statutory board receive no compensation whatsoever from subsidiaries, controlled companies or controlling shareholders, direct or indirect.

g. compensation or benefits hitched to a specific corporate event, such as sale of the Company’s controlling stake

                There is no compensation or benefit in connection with any specific corporate event, such as sale of the Company’s controlling stake.

13. 2. As regards the compensation of the Board, Statutory Board and Fiscal Committee posted to the books over the past 3 fiscal years and that forecast for the current fiscal year:

YEAR: 2011	Board of Directors	Audit Committee	Statutary Board	Total
number of members	10.75	3.17	9.67	23.59
compensation (in R$)
i - Annual Fix Compensation
salary or pro-labor	3,253,325.00	409,379.00	10,590,910.00	14,253,614.00
direct and indirect benefits	0.00	0.00	1,439,262.00	1,439,262.00
participation in committeess	0	0	0	NA
other	0	0	0	NA
ii - Variable Compensation
bonus	0	0	0.00	NA
participation on results	0	0	6,338,527.75	6,338,527.75
participation on meetings	0	0	-	NA
comission	0	0	0	NA
iii - Post-job benefits	0	0	114,408.00	114,408.00
iv - Cessation of exercise of position	0	0	614,750.32	614,750.32
v - Based on shares	0	0	4,644,768.36	4,644,768.36
TOTAL	3,253,325.00	409,379.00	23,742,626.43	27,405,330.43

YEAR: 2012	Board of Directors	Audit Commitee	Statutary Board	Total
number of members	10,00	3,00	10,67	23,67
compensation (in R$)
i - Annual Fix Compensations
salary or pro-labor	3.269.514,24	415.209,43	12.006.428,42	15.691.152,09
direct and indirect benetis	0,00	0,00	1.163.821,41	1.163.821,41
participation on committeess	0	0	0	NA
other	0	0	0	NA
ii - Variable Compensation
bonus	0	0	0,00	NA
participation on results	0	0	15.254.421,88	15.254.421,88
participations on meetings	0	0	-	NA
comission	0	0	0	NA
iii - Post-job benefits	0	0	0	NA
iv - Cessation of exercise of position	0	0	902.736,33	902.736,33
v – Based on shares	0	0	7.813.671,00	7.813.671,00
TOTAL	3.269.514,24	415.209,43	37.141.079,04	40.825.802,71

YEAR: 2013	Board of Directors	Audit Commitee	Statutary Board	Total
number of members	10,92	3,00	9,50	23,42
compensation (in R$)
i - Annual Fix Compensations
salary or pro-labor	5.818.177,66	419.342,15	12.933.501,83	19.171.021,64
direct and indirect benetis	0,00	0,00	1.311.929,85	1.311.929,85
participation on committeess	0	0	0	-
other	1.163.635,50	83.868,39	4.424.657,61	5.672.161,50
ii - Variable Compensation
bonus	0	0	0,00	-
participation on results	0	0	7.565.081,00	7.565.081,00
participations on meetings	0	0	-	-
comission	0	0	0	-
iii - Post-job benefits	0	0	165845,45	165.845,45
iv - Cessation of exercise of position	0	0	1.880.961,26	1.880.961,26
v – Based on shares	0	0	7.961.448,64	7.961.448,64
TOTAL	6.981.813,16	503.210,54	36.243.425,63	43.728.449,33

YEAR: 2014	Board of Directors	Audit Commitee	Statutary Board	Total
number of members	11,00	3,00	9,00	23,00
compensation (in R$)
i - Annual Fix Compensations
salary or pro-labor	5.958.080,029	474.365,13	13.526.565,15	19.959.010,31
direct and indirect benetis	4.720,29	0,00	682.823,92	687.544,21
participation on committeess	0	0	0	-
other	1.191.616,01	94.873,03	4.745.815,55	6.032.304,58
ii - Variable Compensation
bonus	0	0	0,00	-
participation on results	0	0	7.154.319,90	7.154.319,90
participations on meetings	0	0	-	-
comission	0	0	0	-
iii - Post-job benefits	0	0	0	-
iv - Cessation of exercise of position	8.275.900,00	0	20.716.582,33	28.992.482,33
v – Based on shares	0	0	8.473.104,59	4.576.328,96
TOTAL	15.430.316,32	569.238,15	55.299.211,45	67.401.990,29

13.3.  As regards the variable compensation of the Board, Statutory Board and Fiscal Committee over the past 3 fiscal years and that forecast for the current fiscal year:

YEAR: 2011	Board of Directors	Audit Committee	Statutary Board	Total
number of members	10.75	3.17	9.67	23.59
compensation (in R$)
Regarding bonus
i - Minimum value forecasted on the remuneration plan	NA	NA	NA	NA
ii - Maximum value forecasted on the remuneration plan	NA	NA	NA	NA
iii - Forecasted value on the remuneration plan, if established targets are reached	NA	NA	NA	NA
iv - Effective value reconized on the results of the exercise	NA	NA	NA	NA
Regarding participation on the results
i - Minimum value forecasted on the remuneration plan	NA	NA	-	-
ii - Maximum value forecasted on the remuneration plan	NA	NA	13,183,464.00	13,183,464.00
iii - Forecasted value on the remuneration plan,if established targets are reached	NA	NA	6,591,732.00	6,591,732.00
iv - Effective value reconized on the results of the exercise	NA	NA	6,338,527.75	6,338,527.75

YEAR: 2012	Board of Directors	Audit Commitee	Statutary Board	Total
Number of members	10,00	3,00	10,67	23,67
Regarding bonus
i - Minimum value forecasted on the remuneration plan	NA	NA	NA	NA
ii - Maximum value forescated on the remuneration plan	NA	NA	NA	NA
iii- Forecasted value on the remuneration plan, if established targets and reached	NA	NA	NA	NA
iv- Effective value reconized on the results of exercise	NA	NA	NA	NA
Regarding participation on the results
i - Minimum value forecasted on the remuneration plan	NA	NA	-	-
ii - Maximum value forescated on the remuneration plan	NA	NA	19.267.566,00	19.267.566,00
iii- Forecasted value on the remuneration plan, if established targets and reached	NA	NA	9.633.783,00	9.633.783,00
iv- Effective value reconized on the results of exercise	NA	NA	15.254.421,88	15.254.421,88

YEAR: 2013	Board of Directors	Audit Commitee	Statutary Board	Total
Number of members	10,92	3,00	9,50	23,42
Regarding bonus
i - Minimum value forecasted on the remuneration plan	NA	NA	NA	NA
ii - Maximum value forescated on the remuneration plan	NA	NA	NA	NA
iii- Forecasted value on the remuneration plan, if established targets and reached	NA	NA	NA	NA
iv- Effective value reconized on the results of exercise	NA	NA	NA	NA
Regarding participation on the results
i - Minimum value forecasted on the remuneration plan	NA	NA	5.182.337,22	5.182.337,22
ii - Maximum value forescated on the remuneration plan	NA	NA	17.274.457,40	17.274.457,40
iii- Forecasted value on the remuneration plan, if established targets and reached	NA	NA	8.637.228,70	8.637.228,70
iv- Effective value reconized on the results of exercise	NA	NA	7.565.081,00	7.565.081,00

YEAR: 2014	Board of Directors	Audit Commitee	Statutary Board	Total
Number of members	11,00	3,00	9,00	23,00
Regarding bonus
i - Minimum value forecasted on the remuneration plan	NA	NA	NA	NA
ii - Maximum value forescated on the remuneration plan	NA	NA	NA	NA
iii- Forecasted value on the remuneration plan, if established targets and reached	NA	NA	NA	NA
iv- Effective value reconized on the results of exercise	NA	NA	NA	NA
Regarding participation on the results
i - Minimum value forecasted on the remuneration plan	NA	NA	4.292.591,94	4.292.591,94
ii - Maximum value forescated on the remuneration plan	NA	NA	14.308.639,80	14.308.639,80
iii- Forecasted value on the remuneration plan, if established targets and reached	NA	NA	7.154.319,90	7.154.319,90
iv- Effective value reconized on the results of exercise	NA	NA	-	-

13.4 – As regards the share-based compensation plan of the Board and statutory board in effect over the previous fiscal year and forecast for the current fiscal year:

First, it is important to emphasize that, as existing case law in Brazil, the emitter understands that its plan of Option Stock has no compensatory nature. Without prejudice and for informational purposes only, the provisions of the plan will be included throughout this subsection 13.4.

a.    Overall terms and conditions

The Stock Option Plan of BRF S.A. approved by the General Shareholders’ Meeting of March 31, 2010 and changed on April 24, 2012 and on April, 9th 2013, is made up of 2 instruments:  the “Stock Option Plan” and the “Additional Stock Option Plan”, targeted at the statutory or non-statutory officers and others of BRF S.A. and/or of BRF’s controlled companies.

The first instrument will be based on the Stock Option concept, by which the company grants executives the right (not the obligation) to buy outstanding shares at pre-designated prices (strike price) and terms.

The second instrument, optional, provides for the distribution of Stock Options according to the ratio between the amount an eligible participant would spend to buy company stock on the stock exchange where the company trades and the net amount received under the profit sharing scheme by Beneficiaries of the Company or Controlled Company, as applicable, in the year of acquisition.

It is up to the Board to approve the list of participants and the number of options to be distributed yearly, and such approval is subject to achievement of the bottomline previously established by the Company and appreciation of the stock price. Participation in one distribution cycle is no guarantee of participation in future distribution cycles.

By the calculation method used to determine the number of stock options in the first “Stock Option Plan” instrument, as Company stock appreciates according to expectations during the stipulated vesting period, the resulting gain shall be equivalent to the target reward the executive is entitled to. By this concept, Participants will only tap their full gain potential if shareholders’ expectation of stock appreciation materializes.

Under the second instrument, “Additional Stock Option Plan”, the number of options to be distributed to each participant will result from the ratio between the amount an eligible participant would spend to buy company stock through a broker on the stock exchange where the company trades and the net amount received under the profit sharing scheme by Beneficiaries of the Company or Controlled Company, as applicable, in the year of acquisition, as follows:

  The beneficiaries that spend amounts equal to or in excess of 50% of their net profit sharing value will be granted options equivalent to four times the number of shares.
  The beneficiaries that spend amounts equal to or in excess of 25% and lower than 50% of their net profit sharing value will be granted options equivalent to twice the number of shares.
  The beneficiaries that spend amounts short of 25% of their net profit sharing value will be granted options equivalent to the same number of shares.

Plan participants shall sign with the Company individual option contracts, by which they acquire the right to the stock options issued by the company. This right is personal and inalienable.

Management of the plan is up to the Company’s Board, observing the applicable legal requirements and the maximum dilution limits approved by the Shareholders’ Meeting. The Board is entitled to resort to the People, Organization and Culture Committee for advice.

b.        Key objectives of the plan

BRF Plan has the following objectives: (a) attract, retain and motivate Participants; (b) create value for Company shareholders; and (c) encourage an entrepreneurial vision of the business.

c.         how the plan contributes to these objectives

BRF S.A., by offering an exclusive and competitive investment opportunity to its executives, hopes to align the initiatives of those participating in the Long-term Stock Option plan with the vision of Company shareholders and investors, hitching officers’ long-term variable compensation to the perpetuation of the business, and therefore fostering their commitment and sustainable interest.

d.        how the plan fits the issuer’s compensation policy

The Stock Option Plan aims to supplement the compensation package offered to executives, reinforcing attraction and retention of key executives, according to item 13.1.

e.     how the plan aligns officers’ and issuer’s interest in the short, medium and long terms.

The Stock Option Plan will boost shareholders’ and investors’ expectations that their vision and long-term commitment will be instilled in executives, fostering expertise, competencies and appropriate behavior to ensure business perpetuation.

The options distributed in both contracts may only be exercised as of one (01) year from the date of distribution at the maximum ratio of 1/3 of the options each year, up to 5 years, and beneficiaries are committed to the constant appreciation of stock prices over the short, medium and long term.

f.      maximum number of shares included

The maximum number of shares that can be allocated to a stock option distribution, taking into account every plan in the Company, amounts to 2,5% of BRF S.A.’s total shares outstanding, for a total 21,811,831 shares on the date this reference document was drawn up.

g.         maximum number of options to be distributed

The maximum number of options that can be allocated to a stock option distribution, taking into account every plan in the Company, amounts to 2,5% of BRF S.A.’s total shares outstanding, for a total 21,811,831 shares on the date this reference document was drawn up.

h.         share acquisition terms

To acquire shares, according to the distribution contracts, Beneficiaries shall observe the vesting period as described in letter “J” of this document. After the vesting period is up and if Beneficiaries are interested in exercising their right, they should do so by express written notification.

If there are no legal impediments, at the ordinary meeting of the month immediately following receipt of this Exercise Notification, the Board will carry out the respective increase in the Company’s capital stock, within the limits of the authorized capital; or will perform all the acts required to authorize the private placement of the Shares kept in the treasury so as to grant Participants the Shares relating to the options they have exercised.

The Company will perform all the necessary acts to register the Shares subscribed or acquired by Participants with the financial institution responsible for the bookkeeping of the Shares.

The Shares acquired or subscribed shall earn dividends and other proceeds as if they had been acquired on the same date at BMF&Bovespa.

Exercise of the option performed according to the terms herein shall be formalized by execution of a Subscription Agreement; a Stock Purchase Agreement; or any other document required by the Board and/or the financial institution responsible for the bookkeeping of the Shares, which shall compulsorily contain the following information: (a) the amount of Shares acquired or subscribed; (b) the Strike Price; and (c) the means of payment.

Beneficiaries may affect payment up to five (05) business days following registration of the Shares on their behalf, and have the choice of using the net proceeds ( after tax ) from trading the Shares acquired through the option exercise to pay up the Strike Price.

 i.      criteria to set the acquisition or strike price

The strike price of stock options shall be set by the Board and be equivalent to the stock average closing price on the 20 trading sessions prior to execution of the Distribution Contract. This rule applies to both plans:  “Stock Option Plan” and “Additional Stock Option Plan”.

The strike price will be monthly restated by the Consumer Price Index (IPCA), or any other index the Board chooses to use from the date of distribution to the month prior to submission by Beneficiaries of the Option Exercise Notification.

j.       criteria to set the option term

Among the criteria to set the option term are market practices and a reasonable time window so as to allow the Shares held by the Beneficiaries to have an impact on the business in terms of growth and price appreciation. This rule applies to both plans:

The Options distributed under the terms of the Stock Option Plan may be exercised by Participants observing the minimum vesting period designated below:

(a) Up to one-third (1/3) of the Options total may be exercised after one (01) year from execution of the Distribution Contract;

(b) Up to two-thirds (2/3) of the Options total may be exercised after two (2) years from execution of the Distribution Contract; and

(c) All the Options may be exercised after three (3) years from execution of the Distribution Contract.

Following the aforementioned minimum terms, which can be extended at the sole discretion of the Board in the Distribution Contract, the Exercisable Options will be considered Mature Options and hence beneficiaries will have acquired the right to strike them at their discretion, observing the maximum expiration date.

The Options distributed under the terms of the Additional Stock Option Plan may be exercised by beneficiaries, observing the following provisions:

(a) Up to one-third (1/3) of the Options total may be exercised after one (01) year from execution of the Additional Stock Option Contract;

(b) Up to two-thirds (2/3) of the Options total may be exercised after two (02) years from execution of the Additional Stock Option Contract; and

(b) All the Options may be exercised after three (3) years from execution of the Additional Stock Option Contract.

k.      settlement

To meet the need for Options and pursuant to the legislation and specific regulations (particularly CVM ruling 390/03 and Law 6.404/76, including changes) the Board may press ahead and issue new Shares within the limits of the authorized capital or privately place the Shares in the treasury.

l.       restrictions on Share transfers

The Shares acquired or subscribed according to the rules in the “Stock Option Plan” and the “Additional Stock Option Plan” and individual distribution contracts are not subject to any restriction period so that beneficiaries are free to trade them at any time.

m.        criteria and events that can lead to suspension, changes or dismissal of the plan

In the event of corporate restructuring, either through mergers, takeovers or changes to the Company, or still if the Company retires from the Novo Mercado segment, the Board shall decide upon the effects of this corporate restructuring on the Options distributed by that date.

And, in the event of a change in the number of Shares, either by stock grouping, stock split or stock dividend distribution, the Options and the strike price may be equally adjusted, at the discretion of the Board, to avoid any distortions and losses to the Company and/or Beneficiaries.

n.     effect  of officers’ departure from the issuer’s entities on their rights under the stock compensation plan

According to the “Stock Option Plan” and the “Additional Stock Option Plan” the rules on departure from the company by severance are the following:

1. In the event of voluntary departure or severance without just cause, Mature Options will have their term brought forward and must be exercised within at most thirty (30) days from the severance notice;  the Options yet to mature will be canceled.

2. In the event of severance with just cause, all the Options distributed among the Beneficiaries, including but not limited to Mature Options, will be canceled as of the severance notice.

3. The Options canceled according to provisions 1 and 2 above will not grant Beneficiaries any rights of indemnity.

4. The Distribution Contracts or the Additional Stock Option Contracts will be terminated as of the date of severance of the Beneficiaries and this termination will not grant Beneficiaries any rights of indemnity.

5. The aforementioned provisions will not apply to statutory officers that failed reelection to their respective positions, as long as they still remain on the staff of the Company and/or Controlled companies, in which case the Distribution Contracts or Additional Stock Option Contracts, as applicable, will remain in force and keep the same terms and conditions.

In cases of disability or no disability retirement of the Beneficiaries, the Maturing Options may be exercised within the option term as per the Distribution Contract ou the Additional Stock Option Contract, as applicable; and the Options yet to mature will be automatically brought to maturity, becoming immediately exercisable within sixty (60) days after the dismissal.

In the event of Beneficiaries’ death, the Options will pass on to their heirs and/or legatees, and the Maturing Options may be exercised within a new option term of twelve (12) months starting on the date of the Beneficiaries’ death; and the Options yet to mature will be immediately brought to maturity, becoming exercisable within the term of twelve (12) months starting on the date of the Beneficiaries’ death.

13.5. Inform the number of Shares directly or indirectly held, in Brazil or abroad, and any other convertible securities issued by the issuer, by its direct or indirect controlling shareholders, by its controlled companies or under shared control, by members of the board, the statutory board or the fiscal committee, grouped together by entity, on the closing date of the last fiscal year.

	12.31.13
Shareholders	Quantity	%
Major shareholders
Caixa de Previd. dos Func. Do Banco do Brasil (1)	106,946,152	12.26
Fundação Petrobrás de Seguridade Social - Petros (1)	105,530,869	12.10
Tarpon	68,667,090	7.87
BlackRock, Inc	42,485,050	4.87
Fundação Vale do Rio Doce de Seg. Social - Valia (1)	21,432,909	2.46
Fundação Sistel de Seguridade Social (1)	9,409,120	1.08
FAPES/BNDES	2,520,304	0.29
Management
Board of Directors	64,909,594	7.44
Executives	94,962	0.01
Treasury shares	1,785,507	0.20
Other	448,691,689	51.42
	872,473,246	100.00

(1)        The pension funds are controlled by employees that participate in the respective companies.

Database: December 31, 2013.

Entity issuing the shares: The BRF S.A., Publicly Traded Company with Authorized Capital, CNPJ number 01.838.723/0001-27.

13.6. Regarding share-based compensation recognized in the books over the past three fiscal years and that forecast for the current fiscal year payable to the board and the statutory board.

YEAR: 2011	Board of Directors	Fiscal Council	Statutory Board
b. number of members	10.00	3.00	8.00	11.00
c. related to the options still non exercisable			Grant 2010	Grant 2011
i the date of grant	NA	NA	5/3/2010	5/2/2011
ii the amount granted options	NA	NA	555,000	1,129,140
			2011 1/3 of options	2012 1/3 of options
iii term so that the options become exercisable	NA	NA	2012 2/3 of options	2013 2/3 of options
			2013 3/3 of options	2014 3/3 of options
iv term restriction on transfer of shares	NA	NA	NA	NA
v Weighted average exercise price of each of
the following groups of options:
• open at the beginning of fiscal year	NA	NA	24.39
• lost during the fiscal year	NA	NA	25.21
• exercised during the fiscal year	NA	NA	25.44
• expired during the fiscal year	NA	NA
d. fair value of options at the grant date	NA	NA	R$ 7.77	R$ 11.36
e. potential dilution in the event of exercise of all options granted	NA	NA	0,06% of the total shares of the Company.	0,11% of the total shares of the Company.

YEAR: 2012	Board of Directors	Fiscal Council	Statutory Board
b. number of members	10	3,00	8,00	11,00	10,67
c. related to the options still non exercisable			Grant 2010	Grant 2011	Grant 2012
i date of grant	NA	NA	3/5/2010	2/5/2011	2/5/2012
ii amount of granted options	NA	NA	555.000	1.129.140	1.032.710
			2011 1/3 of options	2012 1/3 of options	2013 1/3 of options
iii term so that the options become exercisable	NA	NA	2012 2/3 of options	2013 2/3 of options	2014 2/3 of options
			2013 3/3 of options	2014 3/3 of options	2015 3/3 of options
iv term of restriction on transfer of shares	NA	NA	NA	NA	NA
v Weighted average exercise price of each of
the following groups of options:
• open at the beginning of fiscal year	NA	NA	25,90	32,01
• lost during the fiscal year	NA	NA		32,84	35,40
• exercised during the fiscal year	NA	NA	26,89	33,22
• expired during the fiscal year	NA	NA
d. fair value of options at the grant date	NA	NA	R$ 7,77	R$ 11,36	R$ 7,82
e. potential dilution in the event of exercise of all	NA	NA	0,06% of the total	0,13% of the total	0,12% of the total
options granted			shares of the Company	shares of the Company	shares of the Company

YEAR: 2013	Board of Directors	Fiscal Council		Statutory Board
b. number of members	11,00	3,00	8,00	11,00	10,67	10,00
c. related to the options still non exercisable			Grant 2010	Grant 2011	Grant 2012	Grant 2013
i date of grant	NA	NA	40301	02/05/2011	02/05/2012	02/05/2013
ii amount of granted options	NA	NA	555.000	1.129.140	1.032.710	698.510
			2011 1/3 of options	2012 1/3 of options	2013 1/3 of options	2014 1/3 of options
iii term so that the options become exercisable	NA	NA	2012 2/3 of options	2013 2/3 of options	2014 2/3 of options	2015 2/3 of options
			2013 3/3 of options	2014 3/3 of options	2015 3/3 of options	2016 3/3 of options
iv term of restriction on transfer of shares	NA	NA	NA	NA	NA	NA
v Weighted average exercise price of each of
the following groups of options:
• open at the beginning of fiscal year	NA	NA	27,50	33,98	36,84
• lost during the fiscal year	NA	NA		34,84	37,56	47,28
• exercised during the fiscal year	NA	NA	28,12	34,49	37,45
• expired during the fiscal year	NA	NA
d. fair value of options at the grant date	NA	NA	7,77	R$ 11,36	R$ 7,82	R$ 11,88
e. potential dilution in the event of exercise of all	NA	NA	0,06% of the total	0,13% of the total	0,12% of the total	0,08% of the total
options granted			shares of the Company	shares of the Company	shares of the Company	shares of the Company

YEAR: 2014	Board of Directors	Fiscal Council	Statutory Board
b. number of members			8,00	11,00	10,67	10,00	7,00
c. related to the options still non exercisable			Grant 2010	Grant 2011	Grant 2012	Grant 2013	Grant 2014
i date of grant	NA	NA	03/05/2010	02/05/2011	02/05/2012	02/05/2013	02/05/2014
ii amount of granted options	NA	NA	555.000	1.129.140	1.032.710	698.510	794.924
			2011 1/3 of options	2012 1/3 of options	2013 1/3 of options	2014 1/3 of options	2015 1/3 of options
iii term so that the options become exercisable	NA	NA	2012 2/3 of options	2013 2/3 of options	2014 2/3 of options	2015 2/3 of options	2016 2/3 of options
			2013 3/3 of options	2014 3/3 of options	2015 3/3 of options	2016 3/3 of options	2017 3/3 of options
iv term of restriction on transfer of shares	NA	NA	NA	NA	NA	NA	NA
v Weighted average exercise price of each of
the following groups of options:
• open at the beginning of fiscal year	NA	NA	29,03	35,87	38,67	46,86
• lost during the fiscal year	NA	NA
• exercised during the fiscal year	NA	NA	28,12	34,49
• expired during the fiscal year	NA	NA
d. fair value of options at the grant date	NA	NA	7,77	R$ 11,36	R$ 7,82	R$ 11,88	R$ 9,00
e. potential dilution in the event of exercise of all	NA	NA	0,06% of the total	0,13% of the total	0,12% of the total	0,10% of the total	0,09% of the total
options granted			shares of the Company	shares of the Company	shares of the Company	shares of the Company	shares of the Company

13.7. Regarding the Board’s and the statutory board’s outstanding options at the end of the last fiscal year.

2013	Board of Directors		Statutory Board
Year of award		2010	2011	2012	2013
b. number of members		4,00	6,00	6,00	6,00
c. related to the options still non exercisable
i quantity			262.778	521.681	698.510
					232.836 in 05/03/2014
				260.840 in 05/03/2014
ii date that it will become exercisable			262.778 in 05/03/2014		232.837 in 05/03/2015
				260.841 in 05/03/2015
					232.837 in 05/03/2016
iii deadline for the exercise option		02/05/2015	02/05/2015	01/05/2016	01/05/2017
iv transfer of shares restriction time		NA	NA	NA	NA
v weighted average price of the exercise²		28,20	34,85	37,57	47,45
vi options fair value in the last day of the fiscal
		7,77	R$ 11,36	7,82	11,88
year³
d. related to the exercisable options¹
i quantity		374.034,00	525.555	260.841
ii deadline for the exercise option		02/05/2015	02/05/2016	02/05/2017	02/05/2018
iii transfer of shares restriction time		não há.	não há.
iv weighted average price of the exercise		28,20	34,85	37,57	47,45
v options fair value in the last day of fiscal
		7,77	R$ 11,36	7,82	11,88
year³
vi total options fair value in the last day of the
fiscal year		2.906.244,18	R$ 5.970.308,59	R$ 2.039.774,01	R$
¹ As Regulation of the Stock Option Plan, options may be only exercised within 30 days following the disclosure of annual results or after the
² Preço médio ponderado do último exercício social
³ Fair value of options defined on the grant date.

13.8. Regarding options exercised and shares delivered to the Board and the statutory board under the share-based compensation scheme over the past 3 fiscal years.

Options Exercised Year Ended 12/31/2011	Board of Directors	Statutory Board

Number of members	0	1
Options Exercised
Number of shares	NA	25.600
Weighted average price of the year	NA	R$ 25,51
total value of the difference between the exercise value
	NA
and market value of shares related to options exercise		246.272
Shares Delivered
Number of shares	NA	NA
Weighted average price of the year	NA	NA
total value of the difference between the exercise value
	NA
and market value of shares related to options exercise		NA

Options Exercised Year Ended 12/31/2012	Board of Directors	Statutory Board

Number of members	0	7
Options Exercised
Number of shares	NA	297.700
Weighted average price of the year	NA	R$ 29,42
total value of the difference between the exercise value
	NA
and market value of shares related to options exercise		3.349.426
Shares Delivered
Number of shares	NA	NA
Weighted average price of the year	NA	NA
total value of the difference between the exercise value
	NA
and market value of shares related to options exercise		NA

Options Exercised Year Ended 12/31/2013	Board of Directors	Statutory Board

Number of members	0	7,00
Options Exercised
Number of shares	NA	301.267
Weighted average price of the year	NA	R$ 33,10
total value of the difference between the exercise value
	NA
and market value of shares related to options exercise		4.437.773
Shares Delivered
Number of shares	NA	NA
Weighted average price of the year	NA	NA
total value of the difference between the exercise value and market value of shares related to options exercise	NA	NA

13.9. Summary description of the information that understanding the data presented in items 13.6 through 13.8 requires, such as an explanation of the pricing method used for shares and options.

a.            pricing model

The Black-Scholes-Merton model was used to price the Options under the Stock Option Plan of BRF S.A. This model takes into consideration the following variables:

  Share price at the moment of the grant
  Options strike price
  Vesting period to exercise the options
  Risk-free rates
  Dividends rate
  Implied volatility

b.            data and assumptions used in the pricing model, including average weighted price of the shares, strike price, expected volatility , option term, expected dividends and risk-free rate of return.

Bearing in mind that the amounts relating to the  distribution cycle refers to delivery performed up to the day this document was drawn up, the following assumptions were used to price the options under BRF’s Stock Option Plan :

Share Price: the closing price in the trading session prior to the date of distribution (BMF&BOVESPA - ticker BRFS3);

Strike price: Results from the average closing price (BMF&BOVESPA – ticker BRFS3) of the last 20 trading sessions prior to the date of distribution of the options, restated by the IPCA;

Option term: The Options distributed under the terms of the Stock Option Plan may be exercised by Participants observing the minimum vesting period designated below: (a) Up to one-third ( 1/3) of the Options total may be exercised after one (01) year from execution of the Distribution Contract; (b) ) Up to two-thirds (2/3) of the Options total may be exercised after two (2) years from execution of the Distribution Contract; (c)  All the Options may be exercised after three (3) years from execution of the Distribution Contract; and (d) The maximum term is five (5) years after distribution for exercising the options;

Risk-free Rate of Return: The risk-free rate of return of choice is the NTN-B (Brazilian Treasury Note) available on the date of pricing and holding the same maturity as the options;

Dividends rate: the Company’s dividend distribution track record over the past 4 years was taken into account; and

Volatility of nominal shares issued by the Company: BRF used the track record of the Company’s nominal shares to set the volatility rate.

The breakdown of the outstanding granted options is presented as follows:

Date			Quantity		Grant (1)	Price of converted share (1)
	Beginning	End of the	Options	Outstanding	Fair Value of
Grant date	of the year	year	granted	options	the option	Granting date	Updated IPCA
05/03/10	05/02/11	05/02/15	1,540,011	496,700	7.77	23.44	28.61
05/02/11	05/01/12	05/01/16	2,463,525	1,333,767	11.36	30.85	35.35
05/02/12	05/01/13	05/01/17	3,708,071	2,349,414	7.82	34.95	38.11
05/02/13	05/01/14	05/01/18	3,490,201	2,752,553	11.88	46.86	47.98
			11,201,808	6,932,434

(1)        Values expressed in Brazilian Reais

The rollforward of the outstanding granted options for the year ended December 31, 2013 is presented as follows:

BR GAAP and IFRS
Consolidated
Quantity of outstanding options as of December 31, 2012	6,617,581
Issued - grant of 2013	3,490,201
Exercised - grant of 2013	(149,745)
Exercised - grant of 2012	(733,355)
Exercised - grant of 2011	(708,884)
Exercised - grant of 2010	(403,790)
Canceled
Grant of 2013	(587,903)
Grant of 2012	(447,692)
Grant of 2011	(143,979)
Quantity of outstanding options as of December 31, 2013	6,932,434

The weighted average strike prices of the outstanding options is R$40,82 (forty Brazilian Reais and eighty-two cents), and the weighted average of the remaining contractual term is 41 months.

 The Company presented in shareholders’ equity the fair value of the options in the amount of R$72,225 (R$45,464 as of December 31, 2012). In the statement of income the amount recognized as expense was R$26,761 (expense of R$23,034 as of December 31, 2012).

During the year ended December 31, 2013 the Company’s executives exercised 1,995,774 shares, with an average price of R$35.23 (thirty five Brazilian Reais and twenty three cents) totaling R$70,303. In order to comply with this commitment, the Company utilized treasury shares with an acquisition cost of R$26.64 (twenty six Brazilian Reais and sixty four cents), totaling R$ 53,121, recording a gain in the amount of R$17,139 as capital reserve.

c.   method used and assumptions adopted to incorporate the expected effects of early strike.

According to the pricing methodology of the options at hand (Black-Scholes-Merton) and the features of BRF’s Stock Option Plan no assumptions were used to incorporate the effects of early strikes.

d.    how to determine the expected volatility.

BRF uses the track record of the Company’s nominal shares to set the volatility rate.

e.    any other option characteristic that has been included in the assessment of fair value.

Not applicable

13.10. Regarding the active pension plans granted to board members and statutory officers, provide the following information in table format:

	Board of Directors	Statutory Board
b. number of members	N/A	08	01
		Brasil Foods Pension Plan II	Benefit Plan of Foundation
c. Plan name	N/A	(closed to new members)	"Atilio Francisco Xavier
Fontana"
d. amount of directors that comprises conditions for retirment ¹	N/A	02	00
		- reaching the age of 55 years	Fulfill the term of 10 years of
		old;	contribution to the plan

		- 3 years of credited service	joy the retirement benefit by
e. conditions for early retirement	N/A	(participating on the plan);	time of contribution granted by
Welfare Regime Official

		termination of employment	termination of employement
		with the sponsor	with the sponsor
f. updated value of accumulated contributions in			³
the pension plan until the end of last fiscal year	N/A	R$ 6.585.814,56
less the portion relating to contributions made
directly by administrators²
g. cumulative total value of contributions made
during the last social year, less the portion relating	N/A	R$ 517.177,90	R$ 0,00
to contributions made directly by administrators
		There is no provision for	There is no provision for
h. if there is the possibility of redemption and	N/A	redemption, except on the	redemption, except on the
what conditions		termination of employment	termination of employment
¹ Fulfills the conditions, however, it is necessary to assure the termination of employment
² Total value of contributions forms sponsor (since joining the plan) plus profitability
³ The FAF Benefit Plan is structured as defined benefit, which is characterized by mutualism. Thus, the contributions made to the plan by both the sponsor and the participants become part of the insurer mathematical provisions of the benefits offered its participants, without individualization.
THe FFA keeps track of contributions made by each participant, therefore before a shutdown request prior plan, the values corresponding to them can be redeemed or ported.
However, it doens't keep track of individual and cumulative contributions paid by the sponsors.

13.11. In table format, provide the following information on the board, statutory board and fiscal committee over the past 3 years:

YEAR: 2011	Board of Directors	Fiscal Council	Estatutory Executives
b. number of members	10,75	3,17	9,67
c. value of the highest personal income	577.580,08	173.037,28	4.167.358,74
d. value of the lowest personal income	288.822,30	173.037,28	1.372.526,47
e. average value of individual compensation	302.634,88	129.141,64	2.455.287,12

YEAR: 2012	Board of Directors	Fiscal Council	Estatutory Executives
b. number of members	10,00	3,00	10,67
c. value of the highest personal income	594.402,84	178.077,24	6.256.869,17
d. value of the lowest personal income	297.234,60	118.731,00	1.708.016,83
e. average value of individual compensation	326.951,42	138.403,14	3.481.976,16

YEAR: 2013	Board of Directors	Fiscal Council	Estatutory Executives
b. number of members	10,92	3,00	9,50
c. value of the highest personal income	2.973.191,39	213.692,69	5.933.663,65
d. value of the lowest personal income	821.451,07	142.477,20	2.741.490,48
e. average value of individual compensation	639.360,18	167.736,85	3.815.097,44
¹ For all organs, the member with the highest personal income held the position for 12 months
² For the lowest personal income, we excluded members who have served for less than 12 months

13.12. Describe agreements, insurance policies or other instruments that make up mechanisms of compensation or indemnification for officers in the event of severance or retirement, indicating the financial consequences to the issuer.

There are no instruments that make up mechanisms of compensation or indemnification for officers in the event of severance or retirement.

13.13. regarding the past 3 fiscal years, indicate the percentages of total compensation of each entity posted to the issuer’s books in reference to the members of the board, statutory board or fiscal committee that are related to controlling shareholders, direct or indirect, as established in the accounting standards pertinent to the topic.

There is no percentage of total compensation posted for each entity that is related to controlling shareholders, direct or indirect.

13.14. regarding the past 3 fiscal years, indicate the amounts posted to issuer’s books as compensation to board , statutory board or fiscal committee members, grouped by entity, for any reason other than performance of their corporate function, such as for instance, commissions and advisory or consultancy services rendered.

There is no amount posted to issuer’s books as compensation to board members, statutory officers or fiscal committee members, for any reason other than performance of their corporate function, such as for instance, commissions and advisory or consultancy services rendered.

13.15. Regarding the past 3 fiscal years, indicate the amounts appearing in the books of controlling shareholders, direct or indirect, companies under shared control and companies controlled by the issuer, as compensation to the issuers’ board , statutory board or fiscal committee members, grouped by entity, specifying the reasons why those amounts were paid to these individuals.

There are no amounts appearing in the books of controlling shareholders, direct or indirect, companies under shared control and companies controlled by the issuer, as compensation to the issuers’ board, statutory board or fiscal committee members.

13.16. Provide other information that the issuer deems it relevant

All relevant information was included in the preceding items.

14. Human Resources

14.1. Company’s Human Resources

                a. number of employees

YEAR:2011	Quadro de Pessoal
Brasil	118.126
Exterior	1.970
Total	120.096

YEAR:2012	Quadro de Pessoal
Brasil	109.904
Exterior	4.087
Total	113.991

YEAR:2013	Quadro de Pessoal
Brasil	105.952
Exterior	4.186
Total	110.138

                b. number of outsourced workers

2011	2012	2013
12.301	10.166	9.395

  Turnover índex

2011	2012	2013
24,83%	28,05%	28,26%

                d. Company’s exposure to labor liabilities and contingencies

As of December 31, 2013, we were involved in 14.678 labor proceedings amounting to total claims of R$2.498,9 million, compared to R$1.740.0 million as of December 31, 2012. These cases are mainly related to  overtime, time spent by employees when changing from their clothes into the uniforms, pauses of article 253 of the CLT (Labor Code), illnesses allegedly contracted at work and work-related injuries The labor suits are mainly at the lower court level, and for the majority of the cases, a decision dismissing the pleadings has been granted. None of these suits is individually significant. Our provisions for probable losses in labor claims were R$261.8 million as of December 31, 2013, compared to R$105.2 million as of December 31, 2012. We recorded these provisions based on our past history of payments and the opinion of our legal counsel.

14.2. Significant alterations in the numbers disclosed in item 14.1 above

                For item 14.1 above, we used information of our Company and its Subsidiaries.

14.3. Policies of compensation to the Company’s employees, including:

                a. wage policy and variable compensation.

                BRF S.A. employees receive both fixed and variable compensation. The compensation policy is established in accordance with market practices, and the variable compensation is tied to achievement of pre-established goals approved at the start of each fiscal year, as part of the Profit and Income Sharing Program.

                This compensation policy stimulates the desire to achieve results and recognizes when pre-defined goals are reached and exceeded, generating directional benchmarks and calling attention to the indicators considered critical to the company’s strategy and results, and which ultimately matches shareholder interests.

                b. benefits policy.

                The Benefits Policy of BRF S.A. to its employees is established as a supplement to social needs, and is in line with market practices, so that the employee is able to perform his/her functions in a calm and dedicated manner.

                Therefore, employees are offered an attractive benefits package, consisting of:

✓ Health and Dental Insurance

✓ Life Insurance

✓ Meal Vouchers

✓ Basic Basket of Household Goods

✓ Transportation Vouchers

✓ Private Retirement Plan

                c. characteristics of the stock based compensation plans for non-management employees.

                The Stock Option Purchase Plan offered by BRF to non-management employees adheres to the same criteria as described previously in items 13.4 to 13.8 of this form.

i.      Beneficiary groups

         Pursuant to the terms of the Plan, directors, whether appointed pursuant to company by-laws or not and other employees of BRF S.A. and/or its Controlled Companies will be eligible beneficiaries of the Options Plan.

ii.    Conditions for exercise

For acquisition of the Shares, pursuant to the Approved Plan and option agreements, the Beneficiary shall comply with the vesting period as described in item (iii) below.  Once the vesting period has lapsed and should there be interest by the Beneficiary to exercise the option, Beneficiary shall this by written express notice.

If no legal impediments are verified, the Board of Directors in an ordinary meeting held in the month immediately following receipt of the Exercise Notice shall further the respective increase in Company share capital within the authorized share capital limits; or take all action necessary to authorize private negotiation of Shares held in treasury for the purpose of granting the Participants the Shares corresponding to the Mature Options.

Exercise of the option, made pursuant to the terms of this item, shall be put in writing by execution of the of the Share Subscription Agreement; Share Purchase Agreement or any other document to be determined by the Board of Directors and/or by the financial institution responsible for recording the Shares, which shall necessarily contain the following information: (a) the number of Shares acquired or subscribed; (b) the Strike Price; and (c) the form of payment.

Payment may be made by the Beneficiary within 5 (five) business days after the Shares are registered in his/her name.

iii.  Term for Exercise

The Options granted under the Stock Option Purchase Plan may be exercised by the Participants, provided there is compliance with the minimum vesting periods set out below:

(a) Up to 1/3 (one-third) of all Options may be exercised after 1 (one) year from signing the Option Agreement;

(b) Up to 2/3 (two-thirds) of all Options may be exercised after 2 (two) years from signing the Option Agreement; and

(c) All the Options may be exercised after 3 (three) years from signing the Option Agreement.

Once these minimum terms established above have lapsed, which may be extended at the sole discretion of the Board of Directors in the Option Agreement, the exercisable Options shall be considered Mature Options, and thus the Beneficiary has the right to exercise these at his/her sole discretion, provided that there is compliance with the maximum term of validity in respect to the Options, which is 5 years as from the date of the Option Agreement.

iv.  Number of shares committed under the plan

The number of shares committed by the BRF Stock Option Purchase Plan, subject of the options granted in fiscal year 2010, 2011, 2012 and 2013 to employee directors not appointed pursuant to company bylaws and others is 4,340,413 shares shares at the present time, with dilution potential in case all the options granted are exercised of 0.50% of the total nominal shares of Company issue.

14.4. Relationship between the Company and unions

                BRF S.A.recognizes lawfully constituted entities and the important role exercised by such entities, through establishment of processes for dialogue and negotiation, pursuant to the laws in force, the ethical principles guiding this Code and good market practices.

                Full negotiations are undertaken with union organizations through their legal representatives, guided by respect, responsibility and transparency, reconciling interests in a true, autonomous and free manner, with no tolerance for discriminatory positions based on union ideology.

15. CONTROL

15.1. / 15.2 Ownership Breakdown

Shareholder
Shareholder’s CPF/CNPJ	Nationality	Shareholders’ voting agreement	Controlling shareholder	Last review
Number of common shares (unities)	Common shares %	Number of preferred shares (unities)	Preferred shares %	Number of shares (unities)	Total shares %
Detailing by class of share (unities)
Class of share	Number of shares	Shares %

Tarpon Investimentos S.A.

05.341.549/0001-63 Brazilian-SP No No 03/18/2014

88,732,385 10.170000% 0 0 88,732,385 10.170000%

Previ – Caixa Previdência Funcionários Banco do Brasil

33.754.482/0001-24 Brazilian-RJ No No 04/30/2014

107,368,152 12.310000% 0 0 107,368,152 12.310000%

PETROS – Fundação Petrobras de Seguridade Social

34.053.942/0001-50	Brazilian-RJ	No	No	4/30/2014
105,530,869	12.100000%	0	0.000000%	105,530,869	12.100000%
SISTEL – Fundação Sistel de Seguridade Social
00.493.916/0001-20 Brazilian-DF No No 4/30/2013
9,769,957	1.060000%	0	0.000000%	9,769,957	1.060000%
Fundação Vale do Rio Doce de Seg. Social – Valia
42.271.429/0001-63	Brazilian-RJ	No	No	4/30/2014
9,769,957	1.120000%	0	0.000000%	9,769,957	1.120000%
BlackRock Inc.
05.838.687/0001-52	North American NY	No	No	4/30/2014
43,913,674	5.030000%	0	0.000000%	43,913,674	5.030000%
Tarpon Investimentos S.A.
05.341.549/0001-63	Brazilian-SP	No	No	4/30/2014
69,988,490	8.020000%	0	0.000000%	68,667,090	7.870000%
PREVI – Caixa Previdência Funcionários Banco do Brasil
33.754.482/0001-24	Brazilian-RJ	No	No	4/30/2014
106,401,022	12.200000%	0	0.000000%	106,401,022	12.200000%
OTHERS
507,010,299	58.110000%	0	0.000000%	507,010,299	58.110000%
TREASURY SHARES – Last update: 4/30/2014
864,790	0,100000%	0	0.000000%	864,790	0,100000%
TOTAL
872,473,246	100.000000%	0	0.000000%	872,473,246	100.000000%

HOLDING / INVESTOR
SHAREHOLDER
Shareholder’s CPF/CNPJ	Nationality	Shareholders’ voting agreement	Controlling shareholder	Last review
Detailing of shares (unities)
Number of common shares (unities)	Common shares %	Number of preferred shares (unities)	Preferred shares %	Number of shares (unities)	Total shares %
HOLDING / INVESTOR				Shareholder’s CPF/CNPJ	Share capital composition
Tarpon Investimentos S.A.				05.341.549/0001-63
OTHERS
25,323,794	57.852028	0	0	25,323,794	57.852028
Tarpon All Equities Fund LLC
10.495.613/0001-09	North American	No	No	5/31/2010
18,449,596	42.147972	0	0	18,449,596	42.147972
Class of share	Number of shares	Shares %
TOTAL	0	0.000000
TOTAL
43,773,390	100.000000	0	0.000000	43,773,390	100.00000

15.3. Capital distribution, as ascertained in the last shareholders’ meeting

Last Shareholders' Meeting	04/03/2014
Individual Investors	24,688
Institutional Investors	2,279
Financial Institutions	1,068

Outstanding Shares

Outstanding shares representing all shares of the issuer, except those held by the holding and people related, board of the directors and treasury shares.

Common Shares	839,144,407	96.200000%
Preferred Shares	0	0.000000%
Total	839,144,407	96.200000%

15.5. Shareholders’ Voting Agreement

The Company does not have a Shareholders’ Voting Agreement.

15.6. Relevant alterations in the participation of the members of the control group and management of the Company

Decentralize control from our entrance into the Novo Mercado in April 2006. The pension funds of shares voting agreement described below hold 28.45% of our common shares on April 30, 2013, compared with 46.1% being held on December 31, 2006. Significant changes in the ownership percentage of any major shareholder since December 31, 2006 are described below.

• There were offerings of our shares in 2007 and 2009. Some of our major shareholders have endorsed the rights of these offers. New issues have diluted the percentage of shares held by our major shareholders who did not participate in offers.

• With respect to the acquisition, for our part, of Eleva in 2008, our board of directors approved the merger of 54% of the shares held by shareholders of Eleva Eleva in our company, according to an exchange ratio of 1.74308853 shares of Eleva Perdigao per share, resulting in the issuance of 20.2 million new shares.

• In October 2007, PREVI - BANERJ sold all of our common shares held by him, representing 1.2% of our capital stock, in trading on the Stock Exchange of Sao Paulo.

• In October and November 2007, FAPES transferred shares held by him representing 2.06% of our capital stock for public trading on the Bolsa de Valores de Sao Paulo and FPRV1 Sabia F1 Multimarket Welfare, held as a fund recipient by FAPES.

• In 2008, Sabia FPRV1 F1 Multimarket Welfare sold shares held by it representing 1.32% of our capital stock to the public on the Bolsa de Valores de Sao Paulo.

• In 2008 and 2009, the Real Grandeza sold all of our common shares held by him, representing 1.72% of our capital stock, in trading on the Stock Exchange of Sao Paulo.

• With respect to our association with Sadia, we issued 37,637,557 new ordinary shares to the shareholders of HFF, the holding company formed by former controlling shareholders of Sadia purposes of the Association as part of the merger of shares of HFF to BRF, the first step of our association with Sadia.

• In July 2009, also issued 115 million shares, including shares subject to American Depositary Shares in a public offering. In August 2009, we issued 17.5 million additional common shares under the exercise by the coordinators in their choice of additional lot. These emissions further diluted the percentage held by our pre-existing shareholders.

• In separate general meetings held on August 18, 2009, the common shareholders of Perdigao and Sadia approved the final step of the association, according to Sadia which became our wholly owned subsidiary and holders of common and preferred shares of Sadia received BRF's common shares through the issuance of 59,390,963 new ordinary shares. The shares were issued to shareholders on September 22, 2009. The issuance of new shares diluted the percentage of shares held by pre-existing shareholders. Overall effectiveness was given to the association.

• In April 2010, the number of common shares held by investment funds and portfolio funds under the discretionary management of Tarpon Investimentos S.A. reached 43,773,390, representing 5.02% of our capital stock.  Since  April 2010, funds managed by Tarpon Investimentos S.A. have since acquired more shares and now hold a total of 69,988,490 common shares representing 8.02% of our capital stock as of February 28, 2013. These funds and portfolios are not holders of subscription bonds or any other subscription rights or stock purchase option on shares issued by the Company and there is no agreement regulating the exercise of preemptive voting rights to which these funds and portfolios are a party.

• On June 20, 2012, Blackrock, Inc informed the Company that its aggregate shareholding position had reached 35,171,138 common shares and 9,605,823 ADRs, representing 5.13% of BRF’s total shareholding capital.

• On December 26, 2013, Blackrock Inc informed the Company that its position aggregate shareholding had reached 33,841,894 shares and 8,643,151 ADSs ordinaries, represented 4.86% of the total share capital of BRF.

• On April 15, 2014 BlackRock, Inc. ("BlackRock"), informed the Company that its aggregate shareholding position had reached 34,540,789 common shares and 9,372,885 American Depositary Receipts ("ADRs"), representing approximately 5.03% of total common shares issued by BRF.

• In April 2010,Tarpon Investimentos SA ("Tarpon") in accordance with Instruction N º 358, Art. 12, acquired common shares of BRF-Brazil Foods SA held by the investment portfolios and funds under discretionary management Tarpon reached 43,773,390, representing 5.02% of the total common shares issued by the Company.

• Currently, the participation of Tarpon in the company reached 8.02%, represented by 69,988,490 shares. The purpose of the acquisition is only for investment, not aiming at change in the composition of the control. These funds and portfolios do not hold warrants or other rights to subscribe for or purchase option shares issued by the Company and there is no agreement regulating the exercise of the right of hope that such funds and portfolios are party.

• On January 28, 2014, Tarpon Investimentos SA ("Tarpon") in compliance with CVM Instruction No. 358, Art. 12, acquired common shares of BRF-Brazil Foods SA held by investment funds and portfolios under management discretionary Tarpon reached 78,780,190, representing 9.14% of total shares common shares issued by the Company.

•   On March 18, 2014 Tarpon Gestora de Recursos SA ("Tarpon"), in Pursuant to CVM Rule 358, art instruction. 12, reports that the number of shares common shares of BRF SA ("Company") held by the funds of investments and portfolios under management of Tarpon ("Funds") reached 88,732,385, representing 10.17%.

15.7. Provide other information that the issuer deems it relevant

                All relevant information was included in the preceding items.

16.1. Description of the rules, policies and practices in relation to transactions with related parties.

According to the Novo Mercado regulations, our company must disclose and send the São Paulo Stock Exchange information relating to any agreements entered into by our company with our controlled companies and affiliates, officers and any controlling shareholders, and, moreover, any agreements entered into by our company with controlled companies and affiliates of the officers and controlling shareholders as well as other companies that, together with these persons, compose a single group, in fact or in right, provided that such agreements, whether or not they involve one single agreement or successive agreements or the same or different purposes, have a value greater than or equal to R$0.2 million or 1% of our net equity in any period of one year, whichever is greater.

The information disclosed should include a description of the purpose of the relevant agreement, its term, value, termination provisions and any influence that this agreement may have over the management and operations of our company.

The Company's Bylaws provides procedures for conducting transactions with related parties in his article 19, items 5, 7 and 8.

16.2.Related-party transactions that (i) under the accounting standards, should be disclosed in the financial statements (Company and consolidated); (ii) have been executed over the past three fiscal years; (iii) are in force in the current year

Existent Amount (in Reais thousand)
Name of Related-Party	Date	Relation to the Company	Total Amount	12/31/2011	12/31/2010	12/31/2009	Amount of related party	Duration
Heloísa Ind. e Com. Produtos Lácteos Ltda.	12/31/2011		-	311	-	-	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Trade accounts receivable
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Avipal Nordeste S.A.	12/31/2009		-	-	-	11,219	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Trade accounts receivable
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
UP! Alimentos Ltda.	3/31/2011		-	3,592	3,592	2,684	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Trade accounts receivable
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Perdigão Europe Ltda.	12/31/2011		-	161,869	64,175	172,229	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Trade accounts receivable
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A

Perdigão International Ltd.	12/31/2011		-	247,000	121,918	545,696	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Trade accounts receivable
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Sadia S.A.	12/31/2011		-	41,905	17,516	5,886	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Trade accounts receivable
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Avipal S.A. Construtora e Incorporadora	12/31/2006		-	5	5	5	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Dividends and interest on shareholders' equity
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Sadia S.A.	9/12/2009		-	-	179,962	36,646	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Dividends and interest on shareholders' equity
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Establecimiento Levino Zaccardi y Cia S.A.	4/1/2011		10,885,000	4,372	3,883	4,058	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Loan
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A

Instituto Perdigão de Sustentabilidade	11/1/2007		5,000,000	6,634	5,892	5,240	Not possible to measure	12/31/2015
Relation with the Company		Subsidiary
Agreement object		Loan
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Avipal Nordeste S.A.	12/31/2015		18,766,000	-	-	-3,328	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Loan
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Perdigão Trading S.A.	3/1/2003		1,300,000	-632	-570	2,467	Not possible to measure	06/30/2012
Relation with the Company		Subsidiary
Agreement object		Loan
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Perdigão International Ltd.	1/1/2011		11,255,000	-1,815	-	-10,056	Not possible to measure	1/1/2016
Relation with the Company		Subsidiary
Agreement object		Loan
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Highline International	12/31/2008		3,500,000	-3,421	-3,039	-3,175	Not possible to measure	12/31/2010
Relation with the Company		Subsidiary
Agreement object		Loan
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A

UP! Alimentos Ltda.	3/31/2011		-	5,930	1,323	1,706	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Trade accounts payable
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Sino dos Alpes Alimentos Ltda.	3/31/2010		-	85	85	85	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Trade accounts payable
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Avipal Nordeste S.A.	12/31/2009		-	-	-	14,404	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Trade accounts payable
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Perdigão International Ltd.	3/31/2011		-	2,138	1,898	1,209	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Trade accounts payable
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Establecimiento Levino Zaccardi y Cia S.A.	12/31/2011		-	1,181	1,049	1,097	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Others assets and liabilities
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A

Sadia S.A.	12/31/2011		-	22,877	5,361	1,269	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Trade accounts payable
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Sadia S.A.	12/31/2011		277,712,000	277,712	-	-	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Advance for future capital increase
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Heloísa Ind. Com. Produtos Lácteos Ltda.	09/12/2011		52,000,000	52,000	-	-	Not possible to measure	13/21/2012
Relation with the Company		Subsidiary
Agreement object		Advance for future capital increase
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
PSA Laboratório Veterinário	03/30/2008		100,000	100	100	17,577	Not possible to measure	7/28/2011
Relation with the Company		Subsidiary
Agreement object		Advance for future capital increase
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
PSA Laboratório Veterinário	03/20/2007		3,000,000	-	-	3,000	Not possible to measure	12/31/2008
Relation with the Company		Subsidiary
Agreement object		Advance for future capital increase
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A

Wellax Foods Logistics C.P.A.S.U.	12/31/2010		-	-	659	-	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Trade accounts receivable
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Perdigão Agroindustrial S.A.	12/31/2009		-	-	-	202,490	Not possible to measure	indetermined
Relation with the Company		Subsidiary
Agreement object		Revenue
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Avipal Nordeste S.A.	12/31/2009		-	-	-	50,016	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Others assets and liabilities
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Batávia Alimentos S.A.	12/31/2009		-	-	-	1,356	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Revenue
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Sino dos Alpes Alimentos Ltda.	12/31/2009		-	-	-	5,505	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Revenue
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A

Avipal Nordeste S.A.	3/31/2010		-	-	45,049	189,954	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Revenue
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
VIP S.A. Empreendimentos e Participações Imobiliárias	12/31/2009		-	-	-	1,436	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Revenue
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
UP! Alimentos Ltda.	12/31/2011		-	4,199	5,974	1,750	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Revenue
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Perdigão Europe Ltda.	12/31/2011		-	609,683	602,251	525,994	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Revenue
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Perdigão International Ltd.	12/31/2011		-	2,670,097	2,464,523	1,849,876	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Revenue
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A

Sadia S.A.	12/31/2011		-	549,074	232,796	11,574	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Revenue
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Heloísa Ind. Com. Produtos Lácteos Ltda.	12/31/2011		-	-3,066	-	-	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Cost of goods sold
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Perdigão Agroindustrial S.A.	12/31/2009		-	-	-	-21,530	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Cost of goods sold
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Sino dos Alpes Alimentos Ltda.	12/31/2009		-	-	-	-7,190	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Cost of goods sold
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Avipal Nordeste S.A.	3/31/2010		-	-	-89,168	-289,399	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Cost of goods sold
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A

VIP S.A. Empreendimentos e Participações Imobiliárias	3/31/2010		-	-	-	-383	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Cost of goods sold
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
UP! Alimentos Ltda.	12/31/2011		-	-109,239	-97,108	-27,212	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Cost of goods sold
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Establecimiento Levino Zaccardi y Cia S.A.	12/31/2011		-	-9,611	-4,111	-6,548	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Cost of goods sold
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Sadia S.A.	12/31/2011		-	-311,328	-71,200	-5,310	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Cost of goods sold
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Perdigão Agroindustrial S.A.	12/31/2009		-	-	-	-586	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Financial income (expense) net
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A

Instituto Perdigão de Sustentabilidade	3/31/2010		-	731	633	329	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Financial income (expense) net
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Avipal Nordeste S.A.	3/31/2010		-	-	-5,197	-216	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Financial income (expense) net
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Perdigão Trading S.A.	12/31/2011		-	-70	107	87	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Financial income (expense) net
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Perdigão International Ltd.	12/31/2011		-	-52,123	-55,964	-97	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Financial income (expense) net
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Establecimiento Levino Zaccardi y Cia S.A.	12/31/2009		-	-	-	33	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Financial income (expense) net
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A

Perdigão International Ltd.	12/31/2011		-	-1,763,378	-560,657	-949,654	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Others assets and liabilities
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Heloísa Ind. Com. Produtos Lácteos.	12/31/2011		-	34	-	-	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Others assets and liabilities
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Sadia S.A.	12/31/2011		-	1,079	-1	-	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Others assets and liabilities
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Perdigão Trading S.A.	3/31/2010		-	410	410	410	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Others assets and liabilities
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
Avipal Centro Oeste	12/31/2011		-	-38	-39	43	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Others assets and liabilities
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A

BFF International	12/31/2010		-	971	971	-	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Others assets and liabilities
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A
VIP S.A. Empreendimentos e Participações Imobiliárias	12/31/2010		-	-3	-3	-	Not possible to measure	Indetermined
Relation with the Company		Subsidiary
Agreement object		Others assets and liabilities
Guarantees and insurances		N/A
Rescision or extintion		N/A
Nature and reason		N/A

16.3 For each transaction or group of transactions mentioned in item 16.2 above during the last financial year:

(a) identify the measures taken to treat conflicts of interest; and

(b) demonstrate the strictly commutative nature of agreed conditions or appropriate compensatory payment.

The Company follows the Guidelines on Conflicts of Interests existing in its Code of Ethics and Conduct, as set forth below

BRF Companies activities shall comply with the standards of honesty and transparency. Related-party Transactions, including transactions with direct or indirect subsidiary companies shall secure substantial and procedural honesty, by compliance with a previously established set of rules for trading processes applicable to such transactions, and such rules of conduct shall be duly informed to the market.

Transactions by individuals that, by virtue of their influence, job or position, with BRF or a business under its control, that could, according to the law, characterize a Related-party Transaction, deserve special treatment.

Additionally, as part of the Company’s operations, rights and obligations arise between related parties, resulting from transactions of purchase and sale of products, loans agreed on normal conditions of Market for similar transactions, based on contracts.

17.1. Capital stock

Autorization or approval date	Capital Value (Reais)	Date to paying in	Quantity of Common Share (Unities)	Quantity of Common Prefered (Unities)	Total Shares (Unities)
Type of capital	Paid capital
3/31/2010	12,553,417,953.36		872,473,246	0	872,473,246

Type of capital	Autorized Capital
3/31/2010	12,553,417,953.36		1,000,000,000	0	1,000,000,000

17.2. Increase in the capital stock of the Company

Date of the decision	Institution which resolved the increase	Date of issuance	Total issuance amount (reais)	Type of subscription	Ordinary (units)	Preferred (units)	Total of Shares (units)	Subscription/ Previous Capital	Issuance price	Ratio
12/12/2007	Board of Directors Meeting	12/18/2007	900,000,000.00	Public	20,000,000	0	20,000,000	56.25000000	45.00	R$ per unit
Criterion for determining the issue price

The offering price was calculated following the conclusion of the procedure for the collection of investment intentions (bookbuilding) undertaken by the lead underwriter of the Offering and the intentions of the institutional investors to the subscription and acquisition of the Offered Shares pursuant to Paragraph 1, Section III of Article 170 of Law 6,404/76 and CVM Instruction 400 of December 29 2003.

Paying in of capital	The shares were to be publicly distributed in Brazil, in the nonorganized over-the-counter market on the basis of a standby settlement agreement.
01/14/2008	Board of Directors Meeting	01/14/2008	33,489,000.00	Public	744,200	0	744,200	1.33956000	45.00	R$ per unit
Criterion for determining the issue price	As greenshoe, the same value of the distribution
Paying in of capital

Paid up in cash in the act of subscription in the local currency of Brazil, with the exclusion of preemptive rights pursuant to the provisions in section I of Article 172 of the Joint Stock Companies’ Law and under the provisions of Article 5, Paragraph 1 of the Company’s Bylaws.

02/21/2008	Board of Directors Meeting	02/21/2008	911,553,795.00	Public	20,256,751	0	20,256,751	35.98017576	45.00	R$ per unit
Criterion for determining the issue price	Financial settlement of the Public Offering for the Acquisition of Common Shares of Eleva Alimentos S.A.
Paying in of capital

Shares issued by Eleva (with the exception of those held by the Company) and attributed to the shareholders of Eleva (with the exception of the Company) pursuant to the exchange ratio of 1 (one) new common share issued by the Company for every 1.74308855 common share issued by Eleva, pursuant to Article 5, Paragraph 1 of the Company’s Bylaws.

07/08/2009	Extraordinary Shareholders Meeting	07/08/2009	1,482,889,902.75	Private	37,637,557	0	37,637,557	43.04415244	39.40	R$ per unit
Criterion for determining the issue price	Conference of 226,395,405 shares issued by HFF, based on the economic value of such shares, by issuing 37,637,557 new common, nominative shares without face value
Paying in of capital	The shareholders of HFF shall receive 0.166247 common shares issued by the Company in substitution for each common share issued by HFF to be merged into the shareholders’ equity of the Company
07/21/2009	Board of Directors Meeting	07/27/2009	4,600,000,000.00	Public	115,000,000	0	115,000,000	93.34541173	40.00	R$ per unit
Criterion for determining the issue price

The issue price was calculated on the basis of market value criteria after the completion of the road show and the conclusion of bookbuilding procedures by the coordinators of the Global Offering, taking in to account orders from institutional investors for subscription and acquisition of the Offering Shares pursuant to the provisions of Paragraph 1, Item III and Paragraph 7 of Article 170 of Law 6.404/76 and CVM Instruction 400 of December 29, 2003, such criteria being the most appropriate to determine the fair price of the Offering Shares

Paying in of capital	Paid in upon their subscription in Reais
08/18/2009	Extraordinary Shareholders Meeting	08/18/2009	2,335,484,255.61	Public	59,390,963	0	59,390,963	24.51197006	39.32	R$ per unit
Criterion for determining the issue price	Based on the equity value of the shares issued by Sadia, which were incorporated.
Paying in of capital	Conversion of 25,904,595 common shares and 420,650,712 preferred shares issued by Sadia, based on the equity value of such shares, through the issuance of 59,390,963 new registered common shares.
08/20/2009	Board of Directors Meeting	08/20/2009	690,000,000.00	Public	17,250,000	0	17,250,000	5.81619903	40.00	R$ per unit
Criterion for determining the issue price	As greenshoe, the same value of the Public Offering.
Paying in of capital

Paid up at sight, upon the act of subscription, in Brazilian currency, excluding the right of preference in conformity with the provision in subsection I, of Article 172 of the Joint Stock Companies Law and pursuant to Article 5, Paragraph 1 of the Company’s Bylaws.

17.3. Stock splits, grouping and bonus shares

Autorization or approval date	Quantity of shares before approval (Unities)			Quantity of shares before approval (Unities)
	Quantity of Common Shares (Unities)	Quantity of Preferred (Unities)	Total Shares (Unities)	Quantity of Common Share (Unities)	Quantity of Preferred (Unities)	Total Shares (Unities)
Split
3/31/2010	436,236,623	0	436,236,623	872,473,246	0	872,473,246

17.4 Information on share capital reductions

Justification for not completing the table:

There was no reduction of capital for the disclosed periods.

18. Securities

18.1. Rights attaching to each class of shares

Security:  Common Share

Tag along:  100%

Dividend payment

Twenty-five percent (25%) from the net income of each year as a mandatory minimum dividend, in accordance with Section 202 of Law No. 6,404/76, to be paid with respect to all shares of stock of the corporation.

Voting Right: Full

Conversion into another class of share:  No

Capital reimbursement rights: Yes

Description of reimbursement rights:

Any shareholder who exercises withdrawal rights is entitled to receive book value for its shares, based on our most recent audited balance sheet approved by our shareholders. However, if the resolution giving rise to the withdrawal rights is made more than 60 days after the date of our most recent balance sheet, a shareholder may request that its shares be valued in accordance with a new balance sheet dated no more than 60 days prior to the date of the resolution. In such case, we are obligated to pay 80% of the refund value of the shares based on the most recent balance sheet approved by our shareholders, and the remaining balance must be paid within 120 days after the date of the resolution at the shareholders’ meeting that gave rise to withdrawal rights based on the new balance sheet.

Trading restrictions: No

Conditions for change in rights attaching to securities:

According to the Company’s Bylaws, Section 9 - At the discretion of the Board of Directors or the shareholders’ meeting, any issue of stock, convertible debentures and warrants to be placed by sale on a stock exchange, or through public subscription, or an exchange of shares in onnection with a public offering may be made without or with limited preemptive rights to the shareholders, as provided by Law and these Bylaws and Section 14- In addition to the powers granted by law and these Bylaws, the following powers are vested in the shareholders: To take action with respect to stock dividends and any stock split and reverse stock split; To take action on the allocation of the profit for the fiscal year and a distribution of dividends, as proposed by the directors and officers; To take action on the elisting from the New Market (“Novo Mercado”) of the São Paulo Stock Exchange – BOVESPA (“BOVESPA”); To take action for cancellation of  registration with CVM as a publicly-held corporation, subject to the provisions of Article VII of these Bylaws;

Other relevant characteristic:

According to the Company’s Bylaws, Section 36, Any Purchasing Shareholder that acquires or becomes the owner of twenty percent (20%) or more of all shares of the capital stock of the Corporation shall, within not more than thirty (30) days from the date of acquisition or event resulting in such share ownership being equal to or higher than twenty percent (20%) of all shares of the capital stock of the Corporation, register or, if the case may be, apply for the registration of a Public Offering with respect to all shares of the capital stock of the Corporation, subject to applicable CVM regulations, the rules of BOVESPA and the provisions of this Section.

The public offering price of shares shall be established according to the second paragraph 3 of article 36.

18.2. Rules of the Bylaws that limit the voting rights of majority shareholders or require them to make tender offers

All shareholders have the same voting rights, one share equals one vote. Below are described the sections of our bylaws relative to this subject.

SECTION 32 – Sale of the Control of the Corporation, either directly or indirectly, whether in a single transaction or a series of successive transactions, must be conditioned upon a condition precedent or subsequent that the Purchaser of such corporate control will make a tender offer (“tender offer”) to the other shareholders of the Corporation, subject to the terms of and within the time limits prescribed by prevailing legislation and the Novo Mercado Listing Regulations, so that the holders of such shares will receive the same treatment as that accorded to the Selling Controlling Shareholder.

Paragraph One – For purposes of these Bylaws, any capitalized terms will have the following meanings:

“Controlling Shareholder” means the shareholder, shareholders or Group of Shareholders, as defined below, who exercise  Controlling Power over the Corporation.

“Selling Controlling Shareholder” means a Controlling Shareholder that disposes of the Controlling Power over the Corporation.

“Controlling Shares” means the block of shares that guarantees, either directly or indirectly to the holder or holders, the individual and/or shared Controlling Power over the Corporation.

“Outstanding Shares” means all shares issued by the Corporation, except such shares as are held by the Controlling Shareholder, any persons related to the Controlling Shareholder, directors and officers of the Corporation and treasury shares.

“Purchaser of Control” means the person to whom the Selling Controlling Shareholder transfers the Controlling Shares in a Sale of Control of the Corporation.

“Sale of Control of the Corporation” means the transfer to a third party, subject to consideration, of the Controlling Shares.

“Control” (and such related terms as “Controlled by”, “under common Control with” or “Controlling Power”) means the power, either directly or indirectly, to effectively manage the corporate affairs and direct the operations of the governing bodies of the Corporation, as a matter of fact or law, independently of the number of shares held. There is a presumption that the person or Group of Shareholders who hold shares granting an absolute majority of the votes of shareholders present at the last three (3) shareholders’ meetings has control, even though they are not holders of the shares that guarantee them an absolute majority of the voting capital.

“Group of Shareholders” means a group of people: (i) bound by contracts or voting agreements of any nature, whether directly or through any companies Controlled by, Controlling or under common Control; or (ii) among whom there is a relationship of control; or (iii) under common Control.

Paragraph Two – The Selling Controlling Shareholder shall not transfer title to the shares owned by such selling Controlling shareholder or selling Controlling Group of Shareholders, and the Corporation shall not record any transfer of shares representing the Corporate Control unless and until the Purchaser of Control signs the relevant Statement of Adherence referred to in the Novo Mercado Listing Regulations.

Paragraph Three – No Shareholders’ Agreement providing for exercise of Controlling Power shall be filed with the Corporation’s registered office if the signatories thereof have not subscribed the Statement of Adherence referred to in Paragraph Three of this Section.

Paragraph Four - Where the acquisition of the Corporate Control results in the imposition on the Purchaser of Control of an obligation to make the tender offer required under Section 36 of these Bylaws, the tendered price will be the greater of the prices determined according to this Section 32 and Section 36, Paragraph Three of these Bylaws.

SECTION 33 – The tender offer referred to in the preceding Section must also be made: (i) upon an assignment for financial consideration of interests exercisable for newly-issued shares and other securities or interests convertible into or exercisable for newly-issued shares which may result in the Sale of Control in the Corporation; and (ii) in the event of the Control in the Controlling Shareholder of the Corporation, in which case such selling Controlling shareholder will be required to disclose to the BM&FBOVESPA the value assigned to the Corporation in such sale, as well as the supporting documentation therefore.

SECTION 34 – Any person that acquires the Controlling Power of the Corporation as a result of a share purchase agreement entered into with the Controlling Shareholder for any number of shares, will be required: (i) to make a tender offer as provided in Section 32 of these Bylaws; (ii) to compensate any shareholders from whom such person may have purchased shares on a stock exchange within the period of six (6) months preceding the date of Sale of Control of the Corporation for any difference between the tender offer price and the amount paid per share which may have been purchased on the stock exchange within the period of six (6) months preceding the purchase of  Controlling Power, properly adjusted according to the positive variation in the Extended Consumer Price Index (Índice de Preços ao Consumidor Amplo – IPCA) (“IPCA”) up to the date of payment of such compensation.

SECTION 35 – After a Sale of Control transaction and subsequent tender offer, the Purchaser of Control, where necessary, shall take appropriate measures to restore the minimum percentage of twenty-five percent (25%) of all outstanding shares in the Corporation, within the six (6) months following the purchase of Controlling Power.

SECTION 36 – Any Purchasing Shareholder that acquires or becomes the owner of twenty percent (20%) or more of all shares of the capital stock of the Corporation shall, within not more than thirty (30) days after the date of acquisition or event resulting in such share ownership being equal to or higher than twenty percent (20%) of all shares of the capital stock of the Corporation, register or, if the case may be, apply for the registration of a tender offer with respect to all shares of the capital stock of the Corporation, subject to applicable CVM regulations, the rules of the BM&FBOVESPA and the provisions of this Section.

Paragraph One - For the purpose of these Bylaws, “Purchasing Shareholder” means any person, including and without restriction, any natural or legal person, investment fund, co-ownership vehicle, share portfolio, universality of rights or other form of organization resident, domiciled or with its registered office in Brazil or abroad, or Group of Shareholders, that purchases shares in the Corporation.

Paragraph Two – In such case, the following procedures will be applicable: (i) the tender offer must be made indistinctly to all shareholders of the Corporation; (ii) the shares must be sold by auction on the BM&FBOVESPA; (iii) the tender offer must be launched for a price determined as provided in Paragraph Three of this Section; and (iv) the tender offer must be a cash offer in lawful Brazilian currency for the shares of the capital stock of the Corporation.

Paragraph Three – The tendered price per share of the capital stock of the Corporation shall not be less than the greater of: (i) the economic value arrived at in a valuation report, subject to the provisions of Paragraph Four of this Section; (ii) one hundred and thirty-five percent (135%) of the issue price of the shares in any capital increase carried out through a public distribution within a period of twenty-four (24) months preceding the date as of which the tender offer has become mandatory pursuant to this Section 36, as properly adjusted according to the IPCA up to the date of payment; and (iii) one hundred and thirty-five percent (135%) of the average market quotation per share of the capital stock of the Corporation during a period of thirty (30) days preceding the tender offer on the stock exchange trading the greatest volume of shares of the capital stock of the Corporation.

Paragraph Four – The valuation mentioned in item (i) of the foregoing Paragraph Three will be the arithmetic mean of the midpoints within the range of economic value in two valuation reports, as determined according to the discounted cash flow method, provided that the variation between such midpoints does not exceed ten percent (10%). If the difference between such midpoints exceeds 10%, the economic value of the Corporation will be determined by an arbitration conducted pursuant to the terms of Section 44 of these Bylaws.

Paragraph Five – The valuation reports referred to in the preceding Paragraph shall be prepared by two leading financial institutions of recognized standing and experience in the food industry, one to be selected by the Corporation and the other by the Purchasing Shareholder from among major institutions providing advisory services in mergers and acquisitions to customers in Brazil at the time. The cost of the valuation reports shall be borne respectively by the Corporation and the Purchasing Shareholder.

Paragraph Six – A tender offer made as referred to in the leading sentence of this Section will not preclude another shareholder of the Corporation or the Corporation itself, as the case may be, from making a competing tender offer according to applicable regulations.

Paragraph Seven – A Purchasing Shareholder must comply with any requests or requirements made by CVM based on applicable regulations with respect to a tender offer, within the maximum periods prescribed therein.

Paragraph Eight – In the event a Purchasing Shareholder fails to comply with the obligations imposed by this Section, including as regards adherence to the maximum time limits for (i) making or applying for registration of a tender offer, or (ii) complying with any requests or requirements of CVM, then the Board of Directors of the Corporation will call a special shareholders’ meeting, at which the Purchasing Shareholder will be barred from voting, to consider suspending exercise of such non-complying Purchasing Shareholder’s rights as provided in Section 120 of the Corporations Law, without prejudice to the liability of the Purchasing Shareholder for any loss or damage caused to the other shareholders as a result of such failure to comply with the obligations imposed by this Section.

Paragraph Nine – Any Purchasing Shareholder who acquires or becomes the holder of other interests in the Corporation, including by way of a life estate (usufruto) or fideicommissum, equal to twenty percent (20%) or more of all shares of the capital stock of the Corporation, will likewise be required to either register or apply for the registration of a tender offer as described in this Section, within not more than thirty (30) days after such acquisition or event resulting in twenty percent (20%) or more of all shares of the capital stock of the Corporation being so held.

Paragraph 10 – Except as provided in Sections 42 and 43 of these Bylaws, the obligations established in Section 254-A of the Corporations Law and Sections 32, 33 and 34 of these Bylaws will not release a Purchasing Shareholder from compliance with the obligations prescribed by this Section.

Paragraph 11 – The provisions of this Section will not apply in the event a person becomes the holder of more than twenty percent (20%) of all shares of the capital stock of the Corporation by reason of: (i) statutory succession, on condition that the shareholder shall dispose of any excess shares within sixty (60) days after the relevant event; (ii) merger of another company into the Corporation; (iii) absorption of shares of another company by the Corporation; or (iv) subscription for shares of the Corporation in a single primary issue that is approved at a shareholders’ meeting called by the Board of Directors of the Corporation and with respect to which the proposed capital increase requires the issue price of the shares to be based on the economic value determined according to a valuation report on the economic and financial condition of the Corporation prepared by an expert firm of recognized experience in the valuation of publicly-held companies.

Paragraph 12 – For the purpose of calculating the percentage of twenty percent (20%) of all shares of the capital stock of the Corporation, as mentioned in the leading sentence of this Section, no involuntary increase in ownership interest resulting from cancellation of treasury shares or reduction of the capital stock of the Corporation entailing a cancellation of shares will be computed.

Paragraph 13 – If CVM regulations applicable to a tender offer under this Section require adoption of any given criterion to determine the purchase price per share of the Corporation in the tender offer, which criterion results in a purchase price higher than that determined pursuant to Paragraph Two of this Section, then the purchase price determined according to CVM regulations shall prevail with respect to such tender offer.

SECTION 37 – Should it be resolved at a special shareholders’ meeting that the Corporation should delist from the Novo Mercado, the Controlling Shareholder of the Corporation shall make a tender offer where the delisting is: (i) for the purpose of trading the shares outside the Novo Mercado; or (ii) caused by a corporate restructuring pursuant to which the shares of the Corporation resulting from such restructuring are not admitted to trading in the Novo Mercado within a period of one hundred and twenty (120) days from the date of the shareholders’ meeting that approved the transaction. The minimum tendered price shall be equal to the economic value determined according to the valuation report referred to in Section 41 of these Bylaws.

Paragraph One - In the event that there is no Controlling Shareholder, if the shareholders at the shareholders’ meeting decide (i) in favor of delisting the Corporation from the Novo Mercado in order to register to trade its securities outside said listed segment, or (ii) in favor of corporate restructuring such that the corporation resulting from this restructuring has no securities admitted for trading on the Novo Mercado, delisting from the Novo Mercado shall be conditional on a tender offer under the conditions set forth in this Section.

Paragraph Two - In the cases set forth in Paragraph One above, the same shareholders’ meeting shall be charged with defining the person or persons responsible for conducting the tender offer set forth in this Section, who, in attendance at the meeting, shall expressly assume the obligation to conduct the offer. If the shareholders at the shareholders’ meeting decide in favor of corporate restructuring, in the absence of any determination of the person or persons responsible for the tender offer, the shareholders who voted in favor of corporate restructuring shall conduct said offer.

SECTION 38 – The minimum tendered price stated in a tender offer to be made by the Controlling Shareholder or the Corporation for the purpose of cancellation of registration as a publicly-held corporation shall be equal to the economic value determined according to the valuation report referred to in Section 41 of these Bylaws.

Paragraph One – In the event that there is no Controlling Shareholder, if the shareholders’ meeting approves cancellation of registration as a publicly-held corporation is approved at a shareholders’ meeting, the tender offer shall be made by the Corporation itself, and in this case the Corporation may only purchase the shares owned by those shareholders who have voted favorably on the cancellation of registration at such shareholders’ meeting, after having purchased the shares of all other shareholders who have not voted favorably on the aforesaid cancellation of registration and who have accepted such tender offer.

SECTION 39 –In the event that there is no Controlling Shareholder and the BM&FBOVESPA requires (i) that the market quotation of securities of the Corporation be published separately, or (ii) that trading of any securities issued by the Corporation be suspended in the Novo Mercado, in either case by reason of non-compliance with any obligations imposed by the Novo Mercado Listing Regulations, the Chairman of the Board of Directors shall, within not more than two (2) days after such requirement, in the computation of which time only the days in which the newspapers usually designated by the Corporation for corporate publications have circulated, call a special shareholders’ meeting to replace all members of the Board of Directors.

Paragraph One – If the Chairman of the Board of Directors fails to call the special shareholders’ meeting mentioned in the leading sentence of this Section within the prescribed time limit, any shareholder of the Corporation may do so.

Paragraph Two – The new Board of Directors elected at the special shareholders’ meeting mentioned in the leading sentence and in Paragraph One of this Section shall cure such non-compliance with obligations imposed by the Novo Mercado Listing Regulations within the shortest possible time or within a new time limit established by the BM&FBOVESPA for such purpose, whichever is less.

SECTION 40 – In the event that the delisting of the Corporation from the Novo Mercado results from non-compliance with any obligations imposed by the Listing Regulations, the Controlling Shareholder shall undertake a tender offer for shares belonging to the other shareholders of the Corporation, under the terms set forth in Article 37 of these Bylaws.

Paragraph One - In the event that there is no Controlling Shareholder, if such non-compliance arises (i) from a resolution of the shareholders’ meeting, the tender offer shall be made by the shareholders who have voted in favor of the proposed action resulting in such non-compliance; and (ii) from a management act or event, the administrators shall call a shareholders’ meeting whose order of business shall consist of deciding how to resolve the non-compliance with the obligations in the Listing Regulations of the Novo Mercado, or, where applicable, direct the delisting of the Corporation from the Novo Mercado.

Paragraph Two - In the event that item (ii) of Paragraph One applies, if the shareholders at the shareholders’ meeting decide in favor of delisting the Corporation from the Novo Mercado, the same shareholders’ meeting shall define the person or persons responsible for conducting the tender offer set forth in this Section, who, in attendance at the meeting, shall expressly assume the obligation of conducting the offer.

SECTION 41 – The valuation report referred to in Sections 37 and 38 of these Bylaws shall be prepared by an institution or  expert firm of recognized experience, unrelated to the decision-making authority of the Corporation, its directors and officers and Controlling shareholders, in accordance with the requirements set out in Paragraph One of Section Eight of the Corporations Law, and contain an acknowledgement of responsibility as required under Paragraph Six of the said Section Eight.

Paragraph One – Selection of the institution or expert firm responsible for determining the economic value of the Corporation is reserved to the shareholders’ meeting based on a three-name list of firms proposed by the Board of Directors. Action thereon shall be taken by the affirmative vote of an absolute majority of the Outstanding Shares at the shareholders’ meeting, provided that: (i) if the meeting is convened on first call, a quorum shall consist of not less than twenty percent (20%) of all Outstanding Shares; or (ii) where the meeting is convened on second call, a quorum may consist of any number of shareholders owning Outstanding Shares.

Paragraph Two –The costs of preparing the required valuation report shall be fully borne by the persons responsible for making the tender offer.

SECTION 42 – A single tender offer may be made for more than one of the purposes mentioned in this Article VII, in the Novo Mercado Listing Regulations or in CVM regulations, provided that it is possible to harmonize the requirements for the various forms of tender offer, that no loss is incurred by any offeree and that, where required under applicable regulations, CVM authorization is obtained.

Sole paragraph. With the exception of those tender offers for delisting from the Novo Mercado and/or cancellation of registration as a publicly held company, the holding of a unified tender offer may only be executed by a Corporation shareholder who holds a stake equal to, or more than 20% (twenty per cent) of the total shares issued by the Corporation, pursuant to the provision in Section 36.

SECTION 43 – The Corporation or the shareholders responsible for making a tender offer under this Article VII, the Novo Mercado Listing Regulations or CVM regulations may secure the making of such tender offer through any shareholder, a third party or the Corporation, as the case may be. Neither the Corporation nor a shareholder are released from the obligation to make the tender offer until the tender offer has been made in accordance with all applicable regulations.

18.3. Exceptions and suspensive clauses relative to financial or political rights established by the Bylaws

                The Bylaws neither establishes exceptions nor suspensive clauses with respect to asset or political interests.

18.4. Trading volume, with the highest and lowest prices at which securities traded at stock exchanges

Year	2013
Quarter	Security	Type	Market	Administrator	Financial traded volume (Reais)	Highest Price (in Reais/ unity)	Low Price (in Reais/unity)
03/31/2013	Shares	Common	Stock	BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros	140,500,000	45.98	41.10
06/30/2013	Shares	Common	Stock	BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros	127,800,0000	45.98	44.51
09/30/2013	Shares	Common	Stock	BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros	141,600,000	58.96	46.71
12/31/2013	Shares	Common	Stock	BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e	114,600,000	56.20	48.17

Year	2012
Quarter	Security	Type	Market	Administrator	Financial traded volume (Reais)	Highest Price (in Reais/ unity)	Low Price (in Reais/unity)
03/31/2012	Shares	Common	Stock	BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros	5,401,077,710	38.25	32.90
06/30/2012	Shares	Common	Stock	BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros	4,569,323,250	36.01	30.25
09/30/2012	Shares	Common	Stock	BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros	5,390,347,420	36.10	27.74
12/31/2012	Shares	Common	Stock	BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros	5,195,786,040	42.79	35.70

Year	2011
Quarter	Security	Type	Market	Administrator	Financial traded volume (Reais)	Highest Price (in Reais/ unity)	Low Price (in Reais/unity)
03/31/2011	Shares	Common	Stock	BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros	3,798,104,000	31.37	26.50
06/30/2011	Shares	Common	Stock	BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros	4,976,936,000	32.04	23.75
09/30/2011	Shares	Common	Stock	BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros	5,079,327,000	33.31	24.77
12/31/2011	Shares	Common	Stock	BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros	3,888,090,000	37.90	30.23

18.5. Securities issued other than shares

Security	Senior Notes
Indentification of security	Notes
Issue date	May 22, 2013
Final date	May 22, 2018
Quantity (unities)	2,165
Total Value (Reais)	500,000,000.00
Restriction to circulation	Yes
Description of restriction

The Bonds have not been and will not be registered under the U.S. Securities Act of 1933, as amended, or the “Securities Act,” and were only offered in the United States of America absent registration or an applicable exemption from registration requirements. The Bonds were offered exclusively to qualified institutional investors, as defined under Rule 144A of the Securities Act, and to non-U.S. persons pursuant to Regulation S under the Securities Act. The Bonds have not been, and will not be, registered with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM). The Bonds cannot be offered or sold in Brazil, except in circumstances that do not constitute public offer or non authorized distribution in the terms of Brazilian regulation and legislation. BRF applied for listing of the Bonds on the Luxembourg Stock Exchange, subject to approval by the same.

Convertibility	No
Possibility of redemption	Yes
Calculation formula for redemption amount

The issuer may at any time redeem, in whole but not in part, by the aid of prior notice in a period upon not less than 30 nor more than 60 days’ notice given, in case of a change in law or fiscal treatment, at a redemption price equal to 100% of the principal value of the Notes plus the present value of interests to the due date, accrued and unpaid interest to the due date, if any, and additional amounts, when applicable.

Security Features	The Notes in Reais are maturing maturing on May 22, 2023, will be issued with 3.95% coupon rate per annum (yield maturity 4.135%) paid on a semester basis, as from November 22, 2013.
Other Relevant Features	Starting rate R$2.0279 = USD 1.00

Security	Senior Notes
Indentification of security	Notes
Issue date	May 17, 2007
Final date	May 24, 2017
Quantity (unities)	2,500
Total Value (Reais)	491.325.000,00
Restriction to circulation	Yes
Description of restriction

The notes have not been registered under the U.S. Securities Act of 1933, as amended, or the “Securities Act,” or the securities laws of any other jurisdiction. The notes are being offered only to qualified institutional buyers under Rule 144A under the Securities Act, or “Rule 144A,” and to persons outside the United States under Regulation S under the Securities Act, or “Regulation S.”

Convertibility	No
Possibility of redemption	Yes
Calculation formula for redemption amount

The Issuer or Sadia may at any time redeem, in whole but not in part, upon not less than 30 nor more than 60 days’ notice given in accordance with “– Notices” below (which notice shall be irrevocable), the Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and Additional Amounts, if any, to the redemption date.

Security Features

The Notes will mature on May 24, 2017. Interest on the Notes will accrue at the rate of 6.875% per annum and will be due and payable semiannually in arrears in immediately available funds on each May 24 and November 24, commencing on November 24, 2007, to the Persons who are registered Holders at the close of business on each May 13 and November 13 immediately preceding the applicable interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Other Relevant Features	Bonds in USD in the amount of USD 250.000.000 and converted into Reais by PTAX rate of 05/24/2007, R$1.9653.

Security	Senior Notes
Indentification of security	Notes
Issue date	June 06, 2012
Final date	December 06, 2022
Quantity (unities)	750,000
Total Value (Reais)	1,527,725,000.00
Restriction to circulation	Yes
Description of restriction

The Bonds have not been and will not be registered under the U.S. Securities Act of 1933, as amended, or the “Securities Act,” and may not be offered or sold in the United States of America absent registration or an applicable exemption from registration requirements. The Bonds are being sold exclusively to qualified institutional investors, as defined under Rule 144A of the Securities Act, and to non-U.S. persons pursuant to Regulation S under the Securities Act. The Bonds have not been, and will not be, registered with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM).

Convertibility	No
Possibility of redemption	Yes
Calculation formula for redemption amount

The issuer may at any time redeem, in whole but not in part, the Notes at a redemption price equal the higher among: (1) 100% of the principal amount thereof, and (2) the sum of the restated amounts of the remaining programmed payments, calculated up to redemption date (excluding interest accruing up to redemption date) due from redemption date until the Declared Due Date, discounted semi-annually until redemption date (assuming a 360-day year compounded for 12 months of 30 days) at a rate of treasury plus 0.5 percentage points plus in each case, overdue and unpaid interest, if any.

Security Features

Bonds due on December 6, 2022, were issued at a coupon of 5.875% per year (yield to maturity for USD 500 million of 6.0% and for USD 250 million of 5.5%), which shall be due and paid semi-annually from June 6, 2012. The bonds were assigned a risk classification of Baa3 by Moody’s Investor Services, BBB- by Standard & Poors Ratings Services and BBB by

Fitch Ratings. BRF and Sadia S.A. are guarantors of the bonds which constitute senior debt with no real guarantee from the issuer, BRF and Sadia S.A. of a similar nature. BRF intends to use the resources obtained from the offering to extend its debt maturity profile and for corporate purposes in general. BRF may redeem the bond totally or partially as from June 6, 2017.

Other Relevant Features

Issue made in dollars in the amount of USD 500,000,000, converted into reais at PTAX on the date of receipt, namely June 6, 2012, R$2.0183. Additionally, executed reopening of a further USD 250,000,000, converted to reais at PTAX on the date of receipt, namely, June 26, 2012 R$ 2.0743

Security	Senior Notes
Indentification of security	Notes
Issue date	January 21, 2010
Final date	January 28, 2020
Quantity (unities)	7,500
Total Value (Reais)	404.094.828,00
Restriction to circulation	Yes
Description of restriction

The notes have not been registered under the U.S. Securities Act of 1933, as amended, or the “Securities Act,” or the securities laws of any other jurisdiction. The notes are being offered only to qualified institutional buyers under Rule 144A under the Securities Act, or “Rule 144A,” and to persons outside the United States under Regulation S under the Securities Act, or “Regulation S.”

Convertibility	No
Possibility of redemption	Yes
Calculation formula for redemption amount

The Issuer may redeem the notes, in whole, but not in part, at any time at a redemption price equal to the greater of (1) 100% of principal amount thereof, and (2) the sum of the present values, calculated as of the redemption date, of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date) due after the redemption date through the Stated Maturity Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case accrued and unpaid interest thereon and Additional Amounts, if any, to the redemption date.

Security Features

The Bonds, due to mature in January 28, 2020, will be issued with a coupon of 7.250% per year (yield to maturity 7.375%), payable semi-annually beginning on July 28, 2010. The Bonds received a Ba1 credit risk rating from Moody’s Investor Services and BB+ from Standard & Poor’s Ratings Services. The Bonds will be guaranteed by BRF and Sadia S.A. (“Sadia”) will be senior unsecured obligations of the Issuer, of BRF and of Sadia and rank pari passu with all other obligations of BRF and Sadia of a similar nature. BRF intends to use the proceeds of the Offer to extend its debt maturity profile as well as for general corporate purposes.

Security	Senior Notes
Indentification of security	Notes
Issue date	May 22, 2013
Final date	May 22, 2023
Quantity (unities)	500,000
Total Value (Reais)	1,019,350,000.00
Restriction to circulation	Yes
Description of restriction

The Bonds have not been and will not be registered under the U.S. Securities Act of 1933, as amended, or the “Securities Act,” and were only offered in the United States of America absent registration or an applicable exemption from registration requirements. The Bonds were offered exclusively to qualified institutional investors, as defined under Rule 144A of the Securities Act, and to non-U.S. persons pursuant to Regulation S under the Securities Act. The Bonds have not been, and will not be, registered with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM). The Bonds cannot be offered or sold in Brazil, except in circumstances that do not constitute public offer or non authorized distribution in the terms of Brazilian regulation and legislation. BRF applied for listing of the Bonds on the Luxembourg Stock Exchange, subject to approval by the same.

Convertibility	No
Possibility of redemption	Yes
Calculation formula for redemption amount

The issuer may at any time after May 22, 2014 redeem, in whole but not in part, by the aid of prior notice in a period upon not less than 30 nor more than 60 days’ notice given at a redemption price equal to 100% of the principal value of the Notes plus the present value of interests to the due date, discounted Treasury rate plus 35 basis points and accrued and unpaid interest to the due date, if any, and additional amounts, when applicable.

Security Features	The Notes in US dolars maturing on May 22, 2023, will be issued with 3.95% coupon rate per annum (yield maturity 4.135%) paid on a semester basis, as from November 22, 2013.
Other Relevant Features	Issue made in dollars in the amount of USD 500,000,000, converted into reais at PTAX on the date of receipt, namely May 16, 2013, R$2,0387.

Security	Senior Notes
Indentification of security	Notes
Issue date	May 15, 2014
Final date	May 15, 2024
Quantity (unities)	750,000
Total Value (Reais)	1,620,000,000.00
Restriction to circulation	Yes
Description of restriction

The Bonds have not been and will not be registered under the U.S. Securities Act of 1933, as amended, or the “Securities Act,” and were only offered in the United States of America absent registration or an applicable exemption from registration requirements. The Bonds were offered exclusively to qualified institutional investors, as defined under Rule 144A of the Securities Act, and to non-U.S. persons pursuant to Regulation S under the Securities Act. The Bonds have not been, and will not be, registered with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM). The Bonds cannot be offered or sold in Brazil, except in circumstances that do not constitute public offer or non authorized distribution in the terms of Brazilian regulation and legislation. BRF applied for listing of the Bonds on the Luxembourg Stock Exchange, subject to approval by the same.

Convertibility	No
Possibility of redemption	Yes
Calculation formula for redemption amount

The Notes will be issued with an expiry date of May 22, 2014 and an annual coupon of 4.75% (yield to maturity of 4.952%) which shall be due and payable semiannually as from November 22, 2014. The Notes will be constituted as senior unsecured liabilities classified pari passu with BRF’s other remaining senior unsecured liabilities.

Security Features
Other Relevant Features

It is BRF’s intention to use the resources raised from the Notes offering (i) to finance the Buyback Offerings pursuant to the Announcements to the Market dated May 07, 14 and 15, 2014, and being offered by the Company’s subsidiaries (a) Sadia Overseas Ltd. (“Sadia Overseas”), with respect to the buyback of all and any of the 6.875% senior notes maturing in 2017 and issued by Sadia Overseas and (b) BFF International Limited (“BFF International”), with respect to all and any of the 7.250% senior notes maturing in 2020 and issued by BFF International; (ii) to cover the costs and expenses of the Buyback Offerings and the issue of the Notes; and (iii) for general corporate purposes. The total premium amount of the Buyback Offerings shall be approximately US$ 86.4 million, this amount to be booked as a financial expense to BRF’s results for the quarter ending June 30, 2014. However, in view of the Notes offering and the use of the resulting funds, BRF believes that the annual cost of amortization of its debt will decrease and the average debt maturity profile, increase.

18.6. Brazilian markets in which issuer’s securities are traded

                The common shares of the Company are traded at the “Novo Mercado” segment of the São Paulo Stock Exchange, by the ticker “BRFS3”.

18.7. Classes of securities traded on foreign markets, including:

                a) country;

                b) market;

                c) market entity in which securities are admitted to trading;

                d) date they were admitted to trading;

                e) trading segment, if any;

                f) date of listing on trading segment;

                g) trading volume abroad in relation to total trading volume of each class for the last year;

                h) deposit certificates abroad in relation to each class of shares, if any;

                i) depositary bank, if any; and

                j) custodian institution, if any

                BRF’s shares are traded on the New York Stock Exchange (NYSE) through a Level III ADR program. The Bank of Ney York is responsible for the shares custody.

                On October 20, 2000, ADSs representing our preferred shares began to be traded in NYSE. On April 12, 2006, our preferred shares were converted into common shares. Since then, the ADSs represent our common shares. On February 28, 2014, there were 113,075,240 outstanding ADRs, representing 113,047,140 common shares or 12.96% of our total outstanding shares.

18.8. Public offerings made by issuer or third parties, including controlling companies and subsidiary and affiliated companies, related to issuer’s securities

On July 21, 2009, a Board of Directors meeting approved an increase in our capital stock within the limits of the authorized capital in the amount of R$4.6 billion, to R$9,527,933,697.75 through the issuance of 115,000,000 common shares, all book entry and with no par value, through a primary public offering in Brazil, in the non-organized over-the-counter market, and in the overseas market, including shares in the form of American Depositary Shares evidenced by American Depositary Receipts.

On August 20, 2009, the Board of Directors, within the limit of the authorized capital, in connection with the exercise of the option to purchase additional shares exercised by lead underwriter, in the amount of 17,250,000 common, nominative, book-entry shares, with no par value, at the issuance price of R$40.00 per share, resulting in the increase in capital stock, within the limit of the Company’s authorized capital in the amount of R$690.0 million, representing an increase in the capital stock to R$12,553,417,953.36, represented by 436,236,623 common shares.

18.9. Tender offerings made by issuer for third-party shares

On July 8, 2009, a shareholders’ meeting approved the merger of all shares issued by HFF into our assets, the conversion of HFF into a wholly-owned subsidiary of the Company and the capital increase of BRF, upon contribution of 226,395,405 shares issued by HFF, based on the economic value of such shares, in the amount of R$1.5 billion by issuing 37,637,557 new common shares all nominative and will no par value, at an issuance price of R$39.40 per share. As a result our capital stock increased to R$4,927,933,697.75.

On August 18, 2009, a shareholders’ meeting approved the merger of all common and preferred shares issued by Sadia into the Company, and approved the capital increase of the Company, upon the conversion of 25,904,595 common shares and 420,650,712 preferred shares issued by Sadia, based on the equity value of such shares, in the amount of R$2.3 billion through the issuance of 59,390,963 new registered common shares, with no par value, at the issuance price of R$39.32 per share, the capital, therefore, being increased R$9,527,933,697.75 to R$11,863,417,953.36.

18.10. Other material information

Rights of Common Shares

At our shareholders’ meetings, each share of common stock is generally entitled to one vote. Pursuant to our bylaws and to the Novo Mercado listing agreement, we may not issue shares without voting rights or with restricted voting rights. In addition, our bylaws and the Brazilian Corporation Law provide that holders of our shares are entitled to dividends or other distributions made in respect of our shares ratably in accordance with their respective participation in the total amount of our issued and outstanding shares. In addition, upon our liquidation, holders of our shares are entitled to share our remaining assets, after payment of all of our liabilities, ratably in accordance with their respective participation in the total amount of our issued and outstanding shares. Common shareholders have, except in certain circumstances listed in the Brazilian Corporation Law and in our Bylaws, the right to participate in our company’s future capital increases, in proportion to their participation in our capital stock, and also the right to dispose of shares in a public offering in case of acquisition of shares in quantities equal to or in excess of 20% of total shares issued in the offering, in compliance with the terms and conditions provided in Article 37 of our bylaws.

According to the Brazilian Corporation Law, neither our bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

• the right to participate in the distribution of profits;

• the right to participate equally and ratably in any remaining residual assets in the event of our liquidation;

• preemptive rights in the event of issuance of shares, convertible debentures or warrants, except in certain specific circumstances under Brazilian Corporation Law described under “—Preemptive Rights”;

• the right to monitor our management in accordance with the provisions of the Brazilian Corporation Law; and

• the right to withdraw from our company in the cases specified in the Brazilian Corporation Law.

Anti-Takeover Effects of Provisions in Bylaws

Our bylaws contain provisions that have the effect of avoiding concentration of our shares in the hands of a small group of investors, in order to promote more widespread ownership of our shares. These provisions require each shareholder who becomes the holder of 20% or more of our total share capital to, within 30 days from the date of such acquisition, commence a public tender offer to buy all of our outstanding shares in accordance with the CVM and the São Paulo Stock Exchange regulations and our bylaws. These provisions are triggered by the acquisition of beneficial ownership as well as record ownership of our shares.

These provisions are not applicable to shareholders who become holders of 20% or more of our shares as a result of (1) legal succession, provided that the shareholder sells any shares in excess of the 20% limit within 60 days of the event, (2) the merger of another company into us, (3) the merger of shares of another company by us and (4) the acquisition of 20% or more of our shares through a primary offering that has been approved at a shareholders’ meeting duly called by our board of directors, provided that the share issue price has been set based on the economic value of the shares, as determined by a valuation report prepared by a specialized and independent firm.

Involuntary capital increases resulting from cancellation of treasury shares or capital reductions with cancellation of shares will not be considered in the calculation of the 20% of total shares issued by us.

The public tender offer must be (1) directed to all our shareholders, (2) made through an auction to take place at the São Paulo Stock Exchange, (3) launched at a fixed price in accordance with the procedure set forth below and (4) paid upfront in Brazilian currency. The price per share in the public tender offer shall be equivalent to at least the greatest of: (a) the economic value of our company, determined pursuant to Article 37 of our bylaws; (b) 135% of the issue price of the shares issued in any capital increase through a public offering that takes place within the preceding 24-month period; and (c) 135% of the market price of our shares within the preceding 30-day period. In the event CVM regulations applicable to the public tender offer require the adoption of a share price calculation criterion that results in a higher share price, the price set in accordance with the CVM regulations will prevail.

The realization of the public tender offer does not exclude the right of another of our shareholders or of our company to launch a competing public tender offer in accordance with applicable regulations.

All shareholders who vote in favor of an amendment to the provisions of our bylaws that results in the limitation of this public tender offer obligation or the elimination of this mechanism are obligated to launch a public tender offer based on the existing rules.

Information Required by the São Paulo Stock Exchange from Companies Listed on the Novo Mercado

As a Novo Mercado company, we must observe the following additional disclosure requirements:

• no later than six months following our listing on the Novo Mercado, we must disclose financial statements and consolidated financial statements at the end of each quarter (except the last quarter of each year) and at the end of each fiscal year, including a cash flow statement that must indicate, at a minimum, the changes in our cash and cash equivalents, divided into operating, finance and investment cash flows;

• as from the date we release our financial statements relating to the second fiscal year following our listing on the Novo Mercado we must, no later than four months after the end of the fiscal year:

• release our annual financial statements and consolidated financial statements in accordance with U.S. GAAP or IFRS, in reais or U.S. dollars, in the English language, including notes to the financial statements and including information on net profits and net worth calculated at the end of such fiscal year in accordance with Brazilian GAAP, together with a management report and the management proposal for the allocation of net profits and our independent auditors’ report; or

• disclose, in the English language, the complete financial statements, management reports and notes to the financial statements prepared in accordance with the Brazilian Corporation Law, accompanied by an additional explanatory note reconciling the year-end results and net worth calculated in accordance with Brazilian GAAP and U.S. GAAP or IFRS, as the case may be, which must include the principal differences between the accounting principles used, as well as the independent auditors’ report; and

As from the date we release our first financial statements prepared as provided above, no more than 15 days following the period established by law for the publication of quarterly financial information, we must:

• disclose, in its entirety, our quarterly financial information translated into the English language; or

• disclose our financial statements and consolidated financial statements in accordance with U.S. GAAP or IFRS, accompanied by the independent auditors’ report.

Due to the listing of our shares on the Novo Mercado, we must disclose the following information, pursuant to the Novo Mercado regulations, with our quarterly information (Informações Trimestrais):

• our consolidated balance sheet, consolidated statement of income, and a discussion and analysis of our consolidated performance;

• any direct or indirect ownership interest exceeding 5% of our share capital, looking through to any ultimate individual beneficial owner;

• the number and characteristics of our shares held directly or indirectly by any controlling shareholders and members of our board of directors, board of executive officers and fiscal council;

• changes in the numbers of our shares held by any controlling shareholders and members of our board of directors, board of executive officers and fiscal council in the immediately preceding 12 months;

• our cash flow statement and consolidated cash flow statement, together with an explanatory note thereto;

• the number of shares constituting our free float and their percentage in relation to the total number of issued shares; and

• if we are party to an arbitration agreement for dispute resolution.

Information relating to the ownership interest exceeding five percent of our share capital, the number and characteristics of our shares directly or indirectly held by any controlling shareholders and members of the board of directors, board of executive officers and fiscal council, changes in the number of securities held by such persons within the immediately preceding 12 months, the number of free float shares and their respective percentage in relation to the total number of shares issued and disclosure of whether we are party to an arbitration agreement for dispute resolution must also be included in our annual report.

19.1. Stock Repurchase Plans

Determination Date	Repurchase period	Retained earnings	Description	Class	Expected amount (unities)	% over outstanding shares	Purchased approved (unities)	PMP	Coef.	% purchased
Other characteristics
5/30/2011	5/31/2010 to 8/26/2011	1,022,826,000.00	Common		4,068,336	0.466000	0	0.00	R$/unity	0.000000

The program's objective is the maintenance of treasury shares for eventual compliance with the provisions in the "Stock Option Plan" and " Additional Stock Option Plan ", both approved at the Annual Shareholders’ Meeting held 31/03/2010. It will be for the Company's Board set the dates and amounts of shares to be effectively acquired, within the limits and expiration date authorized in the Program.

Determination Date	Repurchase period	Retained earnings	Description	Class	Expected amount (unities)	% over outstanding shares	Purchased approved (unities)	PMP	Coef.	% purchased
Other characteristics
04/09/2013	09/02/2013 to 16/09/2013	78,591,126.90	Common		1,381,946	0.1600	1,381,946	56.87	R$/unity	0.1600

The program's objective is the maintenance of treasury shares for eventual compliance with the provisions in the "Stock Option Plan" and "Additional Stock Option Plan", both approved at the Annual Shareholders’ Meeting held 09/04/2013. It will be for the Company's Board set the dates and amounts of shares to be effectively acquired, within the limits and expiration date authorized in the Program.

19. REPURCHASE PLAN AND TREASURY STOCK

19.1. Stock repurchase plan for the last three fiscal years

                Not applicable.

19.2. Treasury stock by type and class, indicating quantity, total value and weighted average purchase price

Year Ended:	31/12/2013
Common Stocks

Movement	Quantity (units)	Value (Reais)	Weighted average price (Reais)
Balance as of
	2.399.335	51.906.978	21,63
December 31, 2012
Sale	1.381.946	78.634.000	21,63
Disposal	(1.995.774)	(53.162.000)	26,64
Balance as of
	1.785.507	77.377.938	43,34
December 31, 2013

19.3. Treasury stock on fiscal year end date

Security:	Shares
Relation with
		Weighted Average	outstanding shares
Stock Type	Quantity (units)	Price (Reais)	(%)
Common	1.785.507	43,34	0,204649

20.1. Policy regarding trading of Company securities by direct or indirect controlling shareholders, executive officers, directors, members of the Supervisory Board and any other technical or advisory bodies created under the Bylaws

Date of approval: 02/09/2012

Position and/or function

(i) the Company itself; (ii) its Management, Shareholders, Controllers, Fiscal Councilors, and members of the other Corporate Bodies with Technical and Consultative Functions at BRF; (iii) its Employees; and (iv) whoever by virtue of their position, function or position in the Company, in a Controlling Company, in the Controlled Companies and in the Affiliated Companies, is privy to information that could constitute a Material Act or Fact with respect to BRF.

Principal characteristics

BRF’s Trading Policy sets out: (i) the rules to be followed by Connected Persons in the trading of Securities issued by BRF pursuant to CVM Instruction 358/02; and (ii) the in-house policy for the trading of Securities adopted by BRF. One of the Policy’s principal objectives is to contribute to compliance with the laws and rules that prevent the practice of insider trading (a practice with the purpose of obtaining undue advantage for his own benefit and that of third parties by a person in the trading of Securities based on Confidential Information, in respect of which the said person should maintain secrecy).

The Connected Persons shall sign the respective Adhesion Instrument to this Policy pursuant to articles 15, paragraph 1, item I and 16, paragraph 1 of CVM Instruction 358/02, pursuant to the model attached to this document as Attachment I, and shall not be permitted to trade in the Securities issued by BRF in the blackout periods pursuant to this Policy.

 BRF shall maintain a list of persons at its head office who have signed the Adhesion Instrument to be continuously updated by the Company and held at the disposal of the CVM (Brazilian Securities and Exchange Commission). Whenever there are changes to the registration details of the listed persons, the signatories to the Adhesion Instrument shall notify these with immediate effect to the Company.

The restrictions disciplined in this Trading Policy shall also be observed by the Connected Persons and by the Commercial Contacts, it being incumbent on the respective Connected Persons to instruct them on the beginning and end of the Blackout Periods.

The complete text of the Trading Policy is contained under item 21.2, since this policy is part of the Policy for Disclosure  of Material Acts and Facts  and of Securities Trading, the complete version of which is in this item.

Blackout periods and description of inspection procedures

1. The trading of Securities by Connected Persons is not allowed in the period from 15 (fifteen) days prior to the disclosure or publication, if the case, of the quarterly report (ITR), of the annual information report (DFP) of the Company and of Form 20-F.

2. The trading of Securities by Connected Persons is not allowed until the Company announces the Material Act or Fact to the market under the following situations:

a) whenever any Material Act or Fact occurs in the businesses of BRF of which the Connected Persons have knowledge;

b) whenever there is the intention of promoting an incorporation, total or partial spin-off, merger, transformation or corporate reorganization; and

c) during the  public offering of  Securities of the Company;

3. The Controlling Shareholders, direct or indirect, the members of BRF’s Management and its Controllers, may not trade in the Company’s Securities or those indexed to them, whenever there is an acquisition or sale in progress of the Company’s shares by the Company itself, its Controlled Companies, Affiliated Companies or any other company under common control or if an option or mandate has been granted for the same purpose.

4. In the event of circumstances foreseen in item 2, even following the disclosure of the Material Act or Fact, the restriction on trading shall continue to prevail, should this – in BRF’s opinion – interfere in the conditions for trading the Company’s shares in such a way as to be detrimental to BRF itself or to its shareholders. Whenever BRF decides as to the continued restriction on trading, Investor Relations Department (DRI) shall disclose its decision in an internal announcement.

5. The existence of a Material Act or Fact having been verified, the DRI, at its discretion, shall establish the Blackout Periods, without being required to show any justification, until such time that the Material Act or Fact is duly disclosed to the market. Should this option be exercised, the DRI must expressly indicate the initial and final dates of the Blackout Period, the Connected Persons maintaining Confidentiality during these periods.

6. The absence of an announcement from the DRI as to the Blackout Period shall not exempt any one from complying with this Policy as well as the provisions of Instruction 358/02 and other normative acts of the CVM.

20.2 Other material information

All material information was mentioned above.

21.1. Rules, regulations or internal procedures adopted by the Company to ensure that information to be disclosed to the public is gathered, processed and published in an accurate and timely manner

The Company has a Disclosure Committee in accordance with Sarbanes Oxley Act regulations. The Committee is comprised of officers from the following areas: Investor Relations, Accounting, Shared Services Area, Information Technology, Legal, Internal Controls, Auditing and

Finance. Meetings take place at least four times per year, or whenever an event arises requiring decisions with respect disclosure of information.

In accordance with the Company’s policy of transparency, the Disclosure Committee is responsible for identification, improvement and documentation of the internal controls, identifying points of control, risks and opportunities for improvement. The principal objective of this work is to provide support for the published financial statements.

             Internal Controls area – verification of SOX, jointly with the business areas, the internal controls area annually undertakes the work of mapping and confirming SOX-related controls in order to check that thethose supporting the Financial Statements are reliable, identifying points for attention and aspects for improvement. Matters of material importance are discussed in the Disclosure Committee.

21.2. Material act or fact disclosure policy adopted by the Company, indicating procedures for keeping undisclosed material information confidential

POLICY ON DISCLOSURE OF MATERIAL ACTS OR FACTS

AND TRADING OF SECURITIES

This document establishes the Policy on Disclosure of Material Acts or Facts and Trading of Securities of BRF S.A. (“Company” or “BRF”), approved by BRF’s Board of Directors at the meeting of [date], and produced in accordance with the prevailing text of the Brazilian Securities and Exchange Commission (“CVM”)’s Instruction 358 of January 3, 2002 (“CVM Instruction 358/02”).

1.         PURPOSE AND SCOPE:

1.1          BRF has always maintained relations with its investors and the market in general based on high standards of conduct and transparency, as demanded by laws and regulations applicable to publicly traded companies listed in Brazil and abroad.

1.2          The purpose of BRF’s Policy on Disclosure of Material Acts or Facts and Trading of Securities (“Policy”) is to establish the rules and procedures that must be observed and applied by Related Persons in the disclosure of information and trading of securities issued by the Company, in order to prevent the improper use of inside information and ensure the regular and transparent trading of securities issued by BRF.

1.3          Everyone subject to this Policy must act in compliance with the principles of good faith, loyalty, transparency and honesty, as well as the with rules established in this Policy, the Company’s Code of Ethics, the regulations of the São Paulo Stock Exchange’s Novo Mercado, the

disclosure best practice rules of the Brazilian Association of Publicly Traded Companies (ABRASCA), and the pronouncements of the Guidance Committee for Disclosing Market Information (CODIM).

2.         DEFINITIONS: The terms and expressions listed below, when used in this Policy, will have the following meanings:

“Controlling Shareholders” or “Controlling Companies” or “Controller”: The shareholder or group of shareholders related through a shareholders’ agreement or under common control that (i) owns the partnership rights that permanently ensure predominance in corporate decision taking and the power to appoint the majority of administrators; and (ii) effectively exercises the power to control the direction of corporate activities and guide the functioning of the Company’s bodies, under the terms of Law 6,404/76.

“Administrators”: The statutory directors and members of the board of directors (full and alternate members) of a company or entity.

“Material Act or Fact” or “Material Acts or Facts”: Any decisions by Controlling Shareholders, general meetings or administrative bodies of the Company, or any other act or fact of political/administrative, technical, business or economic/financial nature, occurring in or related to its business, that could significantly influence: (i) the price of the Company’s Securities; (ii) investors’ decision to buy, sell or hold these Securities; or (iii) investors’ decision to exercise any rights arising from ownership of the Company’s Securities.

“BM&FBOVESPA”: BM&FBOVESPA S.A.: Bolsa de Valores, Mercadorias e Futuros [Stock, Commodities and Futures Exchange Market].

“Stock Exchanges and/or Over-the-Counter Market”: Stock exchanges and/or organized over-the-counter (OTC) market entities through which securities issued by BRF are traded, now or in the future, in the country or abroad.

“Company” or “BRF”: BRF S.A. (BRF)

“Fiscal Council Members”: Members of a company’s Fiscal Council, either full or alternate members.

“Commercial Contacts”: All persons who have knowledge of information concerning BRF’s Material Acts or Facts, arising from their commercial or professional relationship, or relationship of trust, with BRF, such as independent auditors, lawyers, consultants and institutions in the securities distribution system.

“CVM”: Comissão de Valores Mobiliários, the Brazilian Securities and Exchange Commission.

“CFO”: The Chief Financial Officer and Investor Relations Director of BRF, responsible for providing information to the Investing Public, the CVM, the SEC, and Stock Exchanges and/or OTC Markets, in Brazil or abroad, and for maintaining BRF’s public company registration up to date.

“Former Administrators”: Former statutory directors and members of the Board of Directors (full or alternate members) who no longer participate in the administration of a company.

“Employees and Collaborators”: BRF employees and executives, as well as any people who, due to their position at the Company, have access to any Inside Information.

“Inside Information”: Material Acts or Facts not yet reported to the CVM, the United States Securities and Exchange Commission (“SEC”), the Stock Exchange and/or the OTC Market and, simultaneously, to the Investing Public.

“CVM Instruction 358/02”: CVM Instruction 358 of January 3, 2002 (including subsequent amendments), or an equivalent standard that may succeed it, which governs the disclosure and use of information about Material Acts or Facts related to public companies, as well as the trading of securities issued by public companies pending Material Facts not yet disclosed to the market, among other subjects.

“Law 6,404/76” or “Corporations Act”: Law 6,404 of December 15, 1976 (including subsequent amendments), which governs corporations.

“Bodies with Technical or Advisory Functions”: BRF’s bodies created by its bylaws, with technical functions or having the purpose of advising its administrators.

“Associated Persons”: People who have the following kinds of relationships with Related Persons (as applicable): (i) spouse, not legally separated; (ii) companion; (iii) family member; (iv) any dependent person included on a Related Person’s annual income tax declaration; (v) Subsidiaries, controlled directly or indirectly, whether through the Company’s Administrators, Fiscal Council Members or members of Bodies with Technical or Advisory Functions, or through Associated Persons; (vi) investment funds managed by Related Persons; (vii) any body whose Director or Board Member is also a member of BRF’s Executive Board or Board of Directors; and (viii) people hierarchically superior or subordinate to Related Persons.

“Related Persons”: This term can mean: (i) the Company itself; (ii) its Administrators, Controlling Shareholders, Fiscal Council Members, and members of other Bodies with Technical or Advisory Functions of BRF; (iii) its Employees and Collaborators; and (iv) any person who, due to his/her position or function at the Company, at a Subsidiary, at Subsidiaries, or at Affiliates, is aware of information that could constitute a Material Act or Fact concerning BRF.

“Policy”: The present Policy on Disclosure of Material Acts or Facts and Trading of Securities of BRF.

“Investing Public”: Securities investors, analysts and other capital market agents.

“SEC”: The Securities and Exchange Commission, the securities market regulator of the United States of America.

“Affiliates”: All companies over which BRF has significant influence, as defined in article 243 of the Brazilian Corporation Law, as amended by Law 11,941/091, in Brazil or abroad, and which are also identified as Related Parties, as defined by the International Financial Reporting Standards (IFRS) adopted by the Company.

“Subsidiaries”: All companies that are controlled by BRF, directly or indirectly, as defined in article 243, section 2 of the Brazilian Corporation Law2, in Brazil or abroad, and which are also identified as Related Parties, as defined by the International Financial Reporting Standards (IFRS) adopted by the Company.

“Declaration of Acceptance”: Document to be signed in accordance with article 15, section 1, part I, and article 16, section 1 of CVM Instruction 358/02, and in line with the template presented in Appendix I.

“Securities”: These encompass any shares, debentures, subscription warrants, receipts (including those issued outside Brazil backed by shares), subscription rights, promissory notes, call or put options, bonds, indexes and derivatives of any kind, any other collective investment titles or contracts issued by BRF, or titles or instruments related to them that are considered in law to be securities.

1Section 4 of article 243 of Law 6,404/76 considers “significant influence” to exist when the investor holds or exerts power to participate in decisions concerning the affiliate’s financial or operational policies, without controlling it; section 5 of this same article, in turn, establishes that there is a presumption of significant influence when the investor owns 20% (twenty percent) or more of the capital of the affiliate, without controlling it.

2Control is characterized by the power effectively used to direct corporate activities and guide the functioning of the respective company’s bodies, directly or indirectly, in practice or law. There is a relative presumption of control regarding a person or group of persons related through a shareholders’ agreement or under common control that holds shares giving an absolute majority of votes of shareholders present at the company’s last three general meetings, even if this person or group does not own enough shares to ensure the absolute majority of voting capital.

3.            POLICY ON DISCLOSURE OF MATERIAL ACTS OR FACTS:

3.1          The aim of the present policy adopted by BRF for disclosing Material Acts or Facts is to ensure achievement of the objectives of amplitude, quality, transparency, efficiency and equal treatment for shareholders in the disclosure of information that constitutes Material Acts or Facts related to the Company’s Securities.

3.2          The present policy on information disclosure also seeks to ensure that the Investing Public, Employees and Collaborators, and capital market participants in general retain their trust in the accuracy of BRF’s operational and financial information, and that of its Subsidiaries. This policy also governs the disclosure of material information to the specialist press, the company’s Employees and Collaborators, and the general public.

Material Acts or Facts

3.3          In line with the definition used in this Policy, a Material Act or Fact means any decision by Controlling Shareholders, general meetings or administrative bodies of the Company, or any other act or fact of political/administrative, technical, business or economic/financial nature, occurring in or related to its business, that could significantly influence: (i) the price of the Company’s Securities; (ii) investors’ decision to buy, sell or hold these Securities; or (iii) investors’ decision to exercise any rights arising from ownership of the Company’s Securities.

3.4          In order to facilitate the identification of situations that represent Material Acts or Facts, article 2 of CVM Instruction 358/02 provides non-exhaustive examples of Material Acts or Facts.

3.5          BRF’s Administrators are responsible for thoroughly analyzing any concrete situations that may arise in the Company’s operations, always considering their materiality, concreteness or strategic importance, in order to verify whether or not such situations constitute Material Acts or Facts.

3.6          With regard to the hypotheses referred to in CVM Instruction 358/02 concerning (i) the acquisition of other companies or the operating assets of other companies by BRF or its Subsidiaries or Affiliates, (ii) the disposal of equity stakes or operating assets by the Company or its Subsidiaries or Affiliates, (iii) mergers, incorporations or the incorporation of shares involving the Company or its Subsidiaries or Affiliates, and (iv) investments by the Company, or its Subsidiaries or Affiliates, the existence of a Material Act or Fact will be verified when the operation represents five percent (5%) or more of the market value of the Company and also:

(i)             if an audit has been initiated to execute the operation; or

(ii)           if a binding proposal has been made in order to execute the operation; or

(iii)          if BRF, or one of its Subsidiaries or Affiliates, has the intention to conduct a competitive process to execute the operation, without prejudice to other situations in which the concrete and effectively demonstrable intention to execute it may be verified.

3.7          For the purposes of this Policy, the mere prospecting for investment or business opportunities by BRF will not constitute a Material Act or Fact, even if this involves the signing of confidentiality agreements, which must be kept in the strictest confidence by the Related Persons.

3.8          The Company will immediate disclose any of the situations described in items 3.5 to 3.7, even though they are not characterized as a Material Act or Fact, if its existence is leaked to the market and results in an atypical fluctuation in the price or trading volume of the Company’s Securities.

3.9          Any Related Person or Associated Person who is unsure of whether a determined situation constitutes a Material Act or Fact, or the appropriate conduct for such a situation under the terms of this Policy, must contact BRF’s CFO or its Investor Relations area to obtain the necessary clarification.

Duties of the CFO

3.10       The CFO is responsible for the following:

a)             Disclosing and reporting any Material Act or Fact that has occurred or is related to the Company’s business, immediately after its occurrence, to the CVM, the SEC, the Stock Exchanges and/or the OTC Market and organized OTC entities through which BRF’s Security are traded;

b)             Striving to distribute this information widely, immediately and simultaneously to all markets on which these Securities are traded, in Brazil or abroad;

c)              Providing requested information, if the CVM, the SEC, Stock Exchanges and/or the OTC Market demand clarifications to support the reporting and disclosure of the Material Act or Fact;

d)             Evaluating the need to request the suspension of trading in BRF’s Securities – always simultaneously to Brazilian and foreign Stock Exchanges and/or the OTC Market – for the time required for the adequate communication of the Material Act or Fact;

e)             If it is essential to disclose information during trading hours, trading in Brazil will not be suspended while Stock Exchanges and/or the OTC Market in other countries are functioning, and while trading in Securities has not been equally suspended on these Stock Exchange and/or the OTC Market; and

f)              If there are atypical fluctuations in the price or trading volume of BRF’s Securities or related securities, the CFO will, at his/her sole discretion, investigate any people who may have information not yet disclosed to the market, in order to assess the need to disclose it immediately in accordance with this Policy, and to keep records of this procedure.

Duties of Controlling Shareholders, Administrators, Fiscal Council Members, Employees and Collaborators, and the Members of Any Bodies with Technical or Advisory Functions

3.11       Controlling Shareholders, Administrators, Fiscal Council Members, Employees and Collaborators with access to Inside Information, and members of any Bodies with Technical or Advisory Functions, are responsible for the following:

a)             Informing the CFO or, in his/her absence, BRF’s Investor Relations area, of any information deemed to characterize a Material Act or Fact. The CFO (or Investor Relations area) will then be responsible for deciding on the need to disclose the information to the market and the level of detail to be disclosed;

b)             Promptly responding to requests for clarification made by the CFO to verify the occurrence of a Material Act or Fact;

c)              Following disclosure under the terms of part “a” above (a decision having been made not to maintain the information’s confidentiality as provided for in article 6 of CVM Instruction 358), if it is found that the CFO failed to disclose the Material Act or Fact widely to the market, this Material Act or Fact must be reported immediately to the CVM, in writing, under the terms of section 2, article 3 of CVM Instruction 358; and

d)             Maintaining the confidentiality of Inside Information to which they have access due to the position or function they hold, until it has been properly reported to the market under the terms of this Policy, and striving for subordinates and third parties in their trust to do the same.

BRF’s Disclosure Procedures

3.12       Disclosure will take place (i) through electronic means to the relevant regulatory authorities and the Stock Exchanges and/or OTC Market on which the Company’s Securities are traded, and (ii) through publication in newspapers of large circulation used regularly by the Company. Such notices in newspapers may be summaries provided that BRF’s Investor Relations website address is stated, where the complete information will be available in clear, precise form and in accessible language. The notices governed by this Policy will be given in Portuguese and English. The information provided to regulatory authorities and disclosed on the Company’s Investor Relations website must be constantly updated and will include identical information to that submitted to the CVM, the SEC, and the Stock Exchanges and/or OTC Market on which BRF’s Securities are traded.

3.13       The disclosure of a Material Act or Fact must take place simultaneously on all the markets where BRF’s Securities are traded, whenever possible before the start or after the end of trading on Stock Exchanges and/or the OTC Market located in Brazil or abroad. If there is incompatibility, the Brazilian market’s trading hours will prevail.

3.14       The disclosure of information to the Investing Public must take place in a general manner. If information characterized as a Material Act or Fact is inadvertently revealed to a person or specific group of people, the Company, through the CFO, will immediately disclose the information extensively to the market, in accordance with this Policy.

Exception from Immediate Disclosure

3.15       It will be permitted to not disclose Material Acts or Facts to the market in exceptional cases when Controlling Shareholders or Administrators, as appropriate, understand that their disclosure would endanger BRF’s legitimate interests.

3.16       In the circumstances described in the previous item, the Controlling Shareholders or Administrators (the latter through the CFO), as appropriate, may decide to submit to the CVM a request to not disclose to the public the Material Act or Fact. In this case, the request must be sent to the President of the CVM, in a sealed envelope marked with the word “Confidential,” setting out the justification for the request for confidentiality.

3.17       The Controlling Shareholders or Administrators (the latter through the CFO), as appropriate, are obliged to immediately inform the market of a Material Act or Fact if the information escapes their control, or if there is an atypical fluctuation in the price or trading volume of the Company’s Securities or related securities.

3.18       The requirement specified in item 3.16 will not relieve Controlling Shareholders and Administrators of their responsibility to disclose the Material Act or Fact.

Disclosing Results and Other Information

3.19       It is not BRF’s policy to disclose comments on results forecasts and reports produced by investment analysts. However, the CFO may provide investment analysts and the market in general with information deemed pertinent to enable proper evaluations of the Company’s Securities. To this effect, he/she may comment on the facts and premises present in models used by such analysts. The conclusions that these analysts have arrived at in their reports will not be commented on. The Company will not circulate to any interested parties, nor endorse, any report that has been produced by investment analysts.

3.20       Any disclosed information that relates to forecasts of any kind will be accompanied by statements (i) indicating that this information should be evaluated by market participants with particular caution, as it concerns information that is not yet confirmed, but rather based on the mere expectations of the Company’s administration, and (ii) identifying factors considered important, which could lead to different results from those expected by the Company’s administration.

3.21       If BRF’s Administrators find that a previously disclosed Material Act or Fact, including any forecast, was or became significantly inaccurate, the CFO will immediately disclose the correct information as soon as the error has been identified, and will then correct the periodic information submitted to the CVM.

3.22       Information that is unfavorable or negative with respect to the Company will be disclosed in the same manner and in the same timescale as favorable information.

Disclosure of Quarterly and Annual Results

3.23       Without prejudice to other information required by the CVM and the SEC, BRF will prepare and submit to these two organizations the following information:

To the CVM3

a)                  Reference form, which must be submitted annually in up to five (5) months counting from the end of the financial year;

b)                 Annual financial statements, which must be reported, in Portuguese and English versions, within the timeframes established in the Brazilian Corporation Law;

c)                  Standardized financial statement form (known by Portuguese acronym “DFP”), which must be submitted to the CVM within three (3) months of the end of the financial year, or on the same date that the financial statements are disclosed, whichever occurs first;

d)                 Quarterly financial information form (known by Portuguese acronym “ITR”), which must be submitted by the issuer within one (1) month of the end of each quarter;

To the SEC4

e)                 20F Form: In accordance with the timeframes established by the SEC; and

f)                   6K Forms: Any documents submitted to the CVM through the CVM’s “IPE” document submission system, at the same time as the publication (or provision) of such information in the Portuguese version.5

3.24       Information will be disclosed to the Brazilian and foreign markets on which the Company’s Securities are traded, outside the trading hours of the Stock Exchanges and/or OTC Market.

3.25       The information referred to in item 3.23 will be simultaneously posted on BRF’s website and sent to analysts and investors in the Company’s records.

3.26       On these occasions, the Company will seek to hold press conferences with the specialist press, in order to promote widespread knowledge of its quarterly and annual results, but without disclosing other information not disclosed to the capital market.

Annual Calendar

3The documents related to CVM Instruction 481 of December 17, 2009 will be presented at the moment when the Ordinary General Meeting of BRF’s shareholders is convened.

4All forms submitted to the SEC must be delivered to the CVM through the IPE system, translated into Portuguese, concurrently with the registration of this information at the SEC.

5 These documents must also be simultaneously filed at the stock exchanges and/or organized OTC market entities through which securities issued by BRF are traded, now or in the future, in Brazil or abroad.

3.27       By December 10 of each year, BRF must send BM&FBOVESPA and publicly disclose an Annual Calendar for the following calendar year, specifying at least the names and dates of company acts, events and public meetings with analysts and any other interested parties, and the reporting of financial information scheduled for the following calendar year.

3.28       Any subsequent delays in relation to the events contained in the Annual Calendar presented must be reported to BM&FBOVESPA and publicly disclosed at least five (5) days before the planned date for holding the event. If the alteration is not disclosed within this timeframe, besides altering the Annual Calendar, the Company must issue a statement to the market before holding the event, specifying the reasons for the alteration to the Annual Calendar.

Quiet Period6

3.29       The “Quiet Period” before the public disclosure of financial statements is the conduct that must be followed by companies, in accordance with prevailing legislation and regulations, to not disclose inside information about their results to people other than the professionals involved in preparing these financial statements, having them approved by the Executive Board and Board of Directors (which precedes submitting this information to the CVM and the Stock Exchanges and/or OTC Market), and publicly disclosing it.

3.30       BRF adopts the Quiet Period system in the period of fifteen (15) days before the public disclosure of the Company’s quarterly information (ITR) and annual information (DFP), the submission of Reference Forms to the CVM, and the sending of 20-F Forms to the SEC.

3.31       Related Persons are subject to the Quiet Period.

3.32       Information classified as a Material Act or Fact, and that is not directly related to as-yet undisclosed financial information, must continue to be disclosed normally to the market in accordance with this Policy.

3.33       Information about financial statements that could yet be adjusted and that have not yet been audited and approved by the Executive Board and Board of Directors will not be disclosed.

3.34       BRF will declare an internal Quiet Period for Related Persons during periods when public offerings and/or structured operations are under way, as provided for in capital market legislation. In such cases, Related Persons will not participate in public meetings and press conferences.

3.35       In exceptional cases of involuntary leakage of this information, and in atypical or accidental cases, the Company must inform the CVM and report the data that have leaked into the market as quickly as possible, using the procedures established in this Policy, in order to equalize information in the market.

Teleconferences / Simultaneous Transmissions

3.36       Teleconferences or simultaneous transmissions will be held after results are announced.  In addition, one-off teleconferences may be held whenever necessary, at the CFO’s discretion.

3.37       During teleconferences or simultaneous transmissions, information disclosed to the market through notices published in the press may be discussed in greater depth.

3.38       Teleconferences or simultaneous transmissions will always be conducted by the CFO, but other Company directors may also participate in them.

3.39       Such conferences or simultaneous transmissions will be transcribed and posted on BRF’s Investor Relations website.

6CODIM Guidance Ruling 7, of September 22, 2009.

Meetings with Analysts and Investors

3.40       The Company may give public presentations, in Brazil or abroad, at events organized by capital market entities or financial institutions, or arranged following a decision taken by its Administrators.

3.41       Whenever deemed appropriate and under the CFO’s supervision, the Company may organize meetings with investors, whether current or potential, or participate in conferences organized by market institutions.

3.42       Contact with investors and investment analysts will always be made by the CFO and/or representatives of the Investor Relations area, who may invite other Company directors and executives to accompany them.

3.43       The CFO may forward information or material about BRF that is already publicly known and disclosed to the market, to meet requests made by investors and investment analysts.

3.44       All information and presentations used at these meetings will be filed at the CVM, SEC, Stock Exchanges and/or OTC Market, and posted on BRF’s Investor Relations website.

Responses to Rumors

3.45       It is BRF’s policy not to comment on rumors or speculation originating in the market, except in extreme situations that cause, or could cause, significant volatility in the Company’s Securities or related securities.

Relations with Strategic Partners

3.46       When necessary, the exchange of non-public material information with strategic partners will always be accompanied by a formal confidentiality agreement. If such information is inadvertently disclosed to any third party, by any of the parties to the confidentiality agreement, the CFO will immediately provide for the widespread disclosure of this same content to the market.

Sharing of Information between the Investor Relations Area and Other Areas of BRF’s Administration

3.47       The Company’s other Administrators will keep the CFO continuously updated with extensive information of strategic, operational, technical or financial nature. The CFO will be responsible for deciding on the need to disclose this information to the public and the level of detail to be disclosed.

Procedures for Reporting Information on Share Transactions Made by Administrators and Other Parties

3.48       The Administrators, Fiscal Council Members and the members of any of BRF’s Bodies with Technical or Advisory Functions are obliged to inform the Company, in line with Appendix II, of the quantity, characteristics and form of acquisition: (i) of BRF Securities, or securities issued by Subsidiaries or Parent Companies (that are public companies), or related securities, which they possess; and (ii) changes to their positions. They must also specify the Securities and/or securities issued by Subsidiaries or Parent Companies (that are public companies), or related securities, held by: (i) their spouse, from whom they have not legally separated; (ii) their companion; (iii) any dependent included in their annual income tax declaration; and (iv) directly or indirectly controlled companies.

3.49       The Company must be informed: (i) immediately after the people mentioned in the item above take office; and (ii) no more than five (5) working days after the end of the month in which there has been a change in their securities, indicating the balance of their position in the period.

3.50       If any of the Administrators, Fiscal Council Members, or members of any of BRF’s Bodies with Technical or Advisory Functions assumed their respective positions before the present Policy came into force, such persons must promptly inform the Company, in accordance with Appendix III, of the current quantity, characteristics and the form of acquisition of Securities issued by the Company and/or securities issued by Subsidiaries or Parent Companies (that are public companies), or related securities, that they own, in order for the Company to adopt the same procedure described in item 3.51 below.

3.51       The CFO, through the Company’s Investor Relations area, will submit all information received to the CVM and, if appropriate, to the SEC and the Stock Exchanges and/or the OTC Market on which the Securities are traded, no more than ten (10) days after the end of the reference month.

Procedures for Reporting and Disclosing Acquisitions or Disposals of Significant Equity Stakes

3.52       The Controlling Shareholders, direct or indirect, and the shareholders who appointed members of the Board of Directors or Fiscal Council, as well as any individual, legal entity or group of people acting together or representing a shared interest that obtains a direct or indirect stake corresponding to 5% (five percent) or more of the type or class of shares (or any rights to shares and other securities) representing BRF’s capital, must send the Company a notice in line with Appendix IV of the present Policy, immediately after reaching the aforementioned stake.

3.53       Likewise, the same information must be disclosed by a person or group of people representing a shared interest that owns an equity stake of or above the percentage specified in item 3.52 above, each time that this stake: (i) rises by 5% (five percent) of the type or class of shares representing BRF’s equity capital; or (ii) falls by 5% (five percent) of the total type or class of shares representing the Company’s equity capital, due to sale or liquidation.

3.54       In cases where the acquisition results in, or was executed in order to bring about, a change in the composition of control or administrative structure of BRF, and in cases in which the acquisition generates the obligation to conduct a public offering, under the terms of CVM Instruction 361, of March 5, 2002, the acquirer must also publish a notice related to the Material Act or Fact, containing the information specified in article 12 of CVM Instruction 358/02.

3.55       As soon as this information is received by the Company, the CFO is responsible for sending it, through BRF’s Investor Relations area, to the CVM and, if appropriate, to the SEC and the Stock Exchanges and/or OTC Market on which the Company’s Securities are traded.

3.56       Regardless of the provisions of items 3.52 and 3.53 above, the Controlling Shareholders, and their respective spouses, companions and dependents included in the annual income tax declaration of Controlling Shareholders, must inform BRF of any trades that they have made, or any changes that have occurred in their ownership of Securities, and the price, if appropriate. Every month, no more than ten (10) days after the end of each month, the Company must send BM&FBOVESPA the information specified in this item, in individual and consolidated form.

4.         POLICY ON TRADING:

4.1          The present Policy on Trading determines: (i) the rules to be observed by Related Persons when trading Securities issued by BRF, imposed by CVM Instruction 358/02; and (ii) the internal Securities trading policy adopted by BRF. One of its main objectives is to contribute to compliance with laws and rules prohibiting insider trading.

4.1

4.2          Related Persons must sign the respective Declaration of Acceptance of the present Policy, in accordance with article 15, section 1, part I and article 16, section 1 of CVM Instruction 358/02, in line with the template in Appendix I, and are prohibited from trading Securities issued by BRF during the prohibition periods provided for in this Policy.

4.3          At its head office, BRF will keep a list of people who have signed the Declaration of Acceptance, which will be continually updated by the Company and made available to the CVM. Whenever there are changes in their registration details, those who have signed the Declaration of Acceptance must report them immediately to the Company.

4.4          The prohibitions established in this Policy must also be observed by Associated Persons and Commercial Contacts, and the respective Related Persons will be responsible for guiding them on the start and end of Blackout Periods.

Prohibition on Trading Pending the Disclosure of Material Acts or Facts

4.5          Trading in Securities by Related Persons is prohibited during the period of 15 (fifteen) days before the disclosure or publication, as appropriate, of the Company’s quarterly information (ITR), annual information (DFP) and 20-F Form.

4.6          Trading in Securities by Related Persons is also prohibited until the Company discloses Material Acts or Facts to the market, in the following cases:

a)                  Whenever there is a Material Act or Fact in BRF’s business of which Related Persons are aware;

b)                 Whenever there is the intention to conduct an incorporation, total or partial spin-off, merger, transformation or corporate reorganization; and

c)                  When a public distribution of Securities issued by the Company is under way;

4.7          The direct and indirect Controlling Shareholders and the Administrators of BRF and its Subsidiaries may not trade in the Company’s Securities, or related securities, whenever an acquisition or disposal of the Company’s shares is being undertaken by the Company itself, its Subsidiaries or Affiliates, or another company under shared control, or if an option or mandate for the same purpose has been granted.

4.8          In the cases specified in item 4.6, even after the disclosure of a Material Act or Fact, the prohibition on trading will remain in effect if BRF considers that such trading could interfere with the Company’s share dealing conditions and so result in losses for BRF itself or its shareholders. Whenever BRF decides to prolong a trading prohibition, the CFO will report the decision in an internal memo.

Establishment of Blackout Periods

4.9          If the existence of a Material Act or Fact is verified, the CFO may establish a Blackout Period, without being obliged to present any justification, until this Material Act or Fact has been duly reported to the market. If he/she exercises this option, the CFO must explicitly specify the start and end dates of the Blackout Period, and the Related Persons must maintain confidentiality during this period.

4.10       The lack of a notice from the CFO about the Blackout Period will not exempt anyone from the duty to comply with the present Policy, as well as the provisions of Instruction 358/02 and other regulatory acts issued by the CVM.

Prohibition on BRF Deliberating on the Acquisition or Disposal of Shares Issued by Itself

4.11       BRF’s Board of Directors may not deliberate on the acquisition or disposal of shares issued by itself until the events described below have been disclosed through the publication of a Material Act or Fact:

a)                  Signing of any agreement or contract to transfer control of the Company, or to grant an option or mandate for the same purpose; and

b)                 The existence of the intention to undertake incorporation, total or partial spin-off, merger, transformation or corporate reorganization.

4.12       If, following approval of the buyback program, a fact that fits any of the hypotheses above occurs, BRF will immediately suspend operations involving shares that it has issued until the respective Material Act or Fact has been disclosed.

Exceptions to the Prohibition on Trading in BRF’s Securities

4.13       The prohibition provided for in item 4.5 (period of 15 days before the disclosure or publication of quarterly and annual information, and 20-F Form) and item 4.6, part “a” and “b” (pending the disclosure of a Material Act or Fact) and the intention to undertake an incorporation, total or partial spin-off, merger, transformation or corporate reorganization do not apply to operations involving treasury stock, through private trades, linked to the exercise of call options in accordance with the stock option award plan approved by BRF’s general meeting.

Individual Investment Programs

4.14       The prohibition provided for in item 4.5 (period of 15 days before the disclosure or publication of quarterly and annual information, and 20-F Form) does not apply to trading in Securities conducted by the Administrators, Fiscal Council Members, and the members of other Company Bodies with Technical or Advisory Functions created by statutory provision, as well as those of the Company’s Subsidiaries and Affiliates, who have joined Individual Investment Programs, provided that such programs meet the requirements established in this Policy, and provided that the Company has approved a schedule setting specific dates for the disclosure of quarterly and annual information.

4.15       The Individual Investment Program must: (i) be filed in advance with the CFO, 15 (fifteen) days before the start of its implementation; and (ii) have a duration of at least 90 (ninety) days. The interested party must specify, at least, the approximate quantity of Company Securities, or related securities, that the Related Person intends to trade during the period and the respective price parameters. Once the Individual Investment Program has ended, the interested party must present a brief report about the operations conducted.

4.16       The Individual Investment Program must also establish: (i) the irrevocable and irreversible commitment of its participants to trade Company Securities or related securities during the period in accordance with the quantity and price parameters established in it; (ii) the impossibility of implementing the plan if a Material Act or Fact undisclosed to the market is pending, and during the 15 (fifteen) days before the disclosure of quarterly information (ITR) and annual information (DFP), as well as the 20-F Form; (iii) the obligation to extend the trading commitment, even after the end of the originally planned period to bind the participant to the plan, if a Material Act or Fact undisclosed to the market is pending, and during the 15 (fifteen) days before the disclosure of quarterly and annual information; and (iv) the obligation of its participants to return to the Company any losses avoided or gains made in trades involving shares issued by the Company arising from any alteration in the disclosure dates of quarterly and annual information, calculated using reasonable criteria determined in the plan itself.

BRF’s Stock Option Plan

4.17       It is BRF’s policy to award options to purchase Company-issued shares to determined executives, in accordance with the plan approved by the general meeting, in order to align the interests of this plan’s participants with the Company’s long-term objectives.

4.18       The shares acquired through the exercise of awarded options, in accordance with the plan specified in item 4.17, may not be disposed of during the periods of prohibited or limited share trading established in this Policy, nor during periods when the share buyback program is being executed by the Company itself.

BRF’s Share Buyback Program

4.19       The programs to buy back shares issued by BRF are designed to retain treasury stock (and subsequently dispose of and/or cancel it without reducing the capital stock), in order to: (i) meet the Company’s obligations arising from stock option plans; and/or (ii) maximize the generation of value for shareholders through the efficient administration of the Company’s capital structure.

4.20       The buyback programs will determine the timeframes for their execution and the maximum quantity of shares that the Company intends to acquire.

4.21       Share buybacks under the terms of the approved programs will be conducted in linear form over the execution period established by BRF’s Executive Board (this period must comply with the maximum buyback period stipulated by the Board of Directors) regardless of the share price, provided that the CVM’s regulations are respected. This means that the daily buyback limit will be determined by dividing the maximum quantity of shares that the Company intends to acquire by the number of days established to execute the program.

4.22       The buybacks must not significantly influence the daily stock exchange trading volume of these shares.

4.23       The prohibitions and limits on the acquisition of BRF’s Securities established in items 4.5 and 4.6 of this Policy apply to the share buyback programs.

General Provisions

4.24       Former Administrators may not trade in the Company’s Securities during the following periods:

a)                  For six (6) months after they have left the Company; or

b)                 Until the Company has informed the market of the Material Act or Fact related to the operations that the former Administrator participated in or knew about while performing his/her functions. If appropriate, a requirement to abstain from trading as described in item 4.8 of this

Policy will apply to the former Administrator, and in this case, this requirement will be communicated to him/her in advance by the CFO.

4.25       The prohibitions on trading established in this Policy apply to trading conducted directly by Related Persons, as well as that conducted indirectly, through: (i) Associated Persons, or (ii) third parties with whom Related Persons have entered into trust agreements or share portfolio administration arrangements.

4.26       For the purposes of the provisions of item 4.25, trading conducted by investment funds that the people subject to the present Policy own shares in is not considered to be indirect trading, provided that: (i) the investment funds are not exclusive; and (ii) the trading decisions of the investment fund administrator or manager cannot be influenced by the fund’s share owners.

Changes to the Policy on Trading

4.27       The Policy on Trading established herein may only be altered by a resolution of the Board of Directors, and in no circumstances may it be altered while the disclosure of a Material Act or Fact is pending.

5.         FINAL PROVISIONS AND PENALTIES:

5.1          The Company’s CFO is the person responsible for executing and monitoring BRF’s Policy on Disclosure of Material Acts or Facts and Trading of Securities.

5.2          BRF’s Governance, Sustainability and Strategy Committee is responsible for issuing analyses and official opinions concerning subjects related to the Policy, when this is requested by the Board of Directors.

5.3          Violations of the provisions of this Policy constitute a serious offense, for the purposes of section 3, article 11 of Law 6,385/76, and offenders will be subject to penalties to be imposed by the CVM, without prejudice to disciplinary and legal sanctions that may be imposed by BRF itself.

5.4          The occurrence of events constituting indications of crime must be reported by the CVM to the Public Prosecution Ministry, under the terms of the law.

5.5          The provisions of this Policy do not remove the responsibility, arising from legal and regulatory provisions, of third parties not directly linked to the Company, who know of Material Acts or Facts, and trade in Securities issued by the Company.

6.         CONTRACT TERM:

The standards established in this instrument come into force on the date it is approved by the Board of Directors. The Policy will remain in effect indefinitely until changed by a new resolution of the Board of Directors. BRF will amply disclose this Policy, which will be posted on the Company’s intranet for immediate consultation to resolve people’s queries, and will take all necessary measures to obtain the formal acceptance of the people who ought to submit to it, in accordance with Appendix I.

Appendix I

DECLARATION OF ACCEPTANCE OF THE POLICY ON DISCLOSURE OF MATERIAL ACTS OR FACTS AND TRADING OF SECURITIES

Through this instrument, for the purposes of article 15, section 1, part I and article 16, section 1 of CVM Instruction 358/02, I, [name and position], resident and domiciled at [full address], holder of CPF (“Cadastro de Pessoas Físicas”) number [CPF number] and [state whether “RG” or “RNE”] identity number [ID number and name of entity that issued it], as [position, function or relationship with the company] of [company], a corporation headquartered at [address], registered with the Finance Ministry’s National Registry of Legal Entities (CNPJ) under number [CNPJ number], hereby declare through this Declaration of Acceptance: (i) that I am fully aware of the rules established by BRF’s Policy on Disclosure of Material Acts or Facts and Trading of Securities (“Policy”), a copy of which I have received; (ii) that I explicitly assume the obligation to faithfully abide by these rules; and (iii) that I know that violations of the provisions of this Policy constitute a serious offense, for the purposes of section 3, article 11 of Law 6,385/76, and offenders will be subject to penalties to be imposed by the CVM, without prejudice to disciplinary and legal sanctions that may be imposed by BRF itself.

OPTIONAL PARAGRAPHS:

I, [name], also declare that I committed to abide by the Policy on Trading of [name of entity], on [date], whose rules are specified in detail in Appendix I of the present Declaration of Acceptance.

I, [name], also declare that I possess my own copy of the Policy on Trading, whose rules are specified in detail in Appendix I of the present Declaration of Acceptance.

The present Declaration of Acceptance is signed in three (3) copies of equal content and form, in the presence of the two (2) witnesses specified below.

[Location and date of signing]

_________________________________

[Name of person making the declaration]

Witnesses:

1. _____________________ Name: ID number: CPF number:	2. _____________________ Name: ID number: CPF number:

Appendix II

TRADES CONDUCTED WITH SECURITIES ISSUED BY

Period:

[month / year]

Name of person acquiring or disposing of the securities:

Position:

Date of trade:

Nature of trade:

Value of security:

Total quantity:

Quantity per type and class:

Price:

Broker used:

Other relevant information:

Location and date:

Signature:

Appendix III

OWNERSHIP OF SECURITIES ISSUED BY

Name of owner:

Position:

Value of securities:

Total quantity:

Quantity per type and class:

Form of acquisition:

Other relevant information:

Location and date:

Signature:

Appendix IV

ACQUISITION OR DISPOSAL OF SIGNIFICANT EQUITY STAKE IN

Period:

[month / year]

Name of person acquiring or disposing of the securities:

Position:

CNPJ/CPF number:

Date of trade:

Nature of trade:

Value of security:

Envisaged quantity:

Quantity per type and class:

Price:

Broker used:

Objective of ownership:

Quantity of debentures convertible into shares, already owned, directly or indirectly:

Quantity of shares subject to conversion of debentures, per type and class, as applicable:

Quantity of other securities already owned, directly or indirectly:

Details of any agreement or contract regulating the exercise of the right to vote or the purchase and sale of securities issued by the Company:

Other relevant information:

Location and date:

Signature:

21.3. Executive officers and directors responsible for implementing, maintaining, assessing and overseeing the information disclosure policy

All the Company’s administrators shall always maintain the Vice-President of Finances and Investor Relations up to date with sufficient information of a strategic, operational, technical or financial nature and the Vice-President of Finances and Investor Relations shall decide on the need to disclose the matter to the public and on the level of details.

22.1. Acquisition or disposal of any material asset not related to the normal business activities of the Company

                Not applicable.

22.2. Significant changes in the way of Company doing business

                Not applicable.

22.3. Material contracts entered into between the Company and its subsidiaries not directly related to the operating activities

                Not applicable.

This is a Free Translation prepared by BRF S.A.

Any questions arising from the text should be clarifyed by consulting the original.